Filed Pursuant to Rule 424(b)(3)
Registration Statement File No. 333-169458

PROSPECTUS

Minden Bancorp, Inc. (Proposed holding company for MBL Bank)
Up to 1,495,000 Shares of Common Stock (Anticipated Maximum, Subject to Increase)
Minden Bancorp, Inc., a new Louisiana corporation that is referred to as new Minden Bancorp throughout this document, is offering up to 1,495,000 shares of its common stock to the public in connection with the conversion of Minden Mutual Holding Company from the mutual to the stock form of organization. The shares being offered represent the 58.6% current ownership interest in Minden Bancorp, Inc., a federal corporation, now owned by Minden Mutual Holding Company, its mutual holding company parent. Minden Bancorp currently is the “mid-tier” holding company of MBL Bank. All shares of common stock being offered for sale will be sold at a price of $10.00 per share.

We are offering the shares of common stock in a “subscription offering” to eligible depositors of MBL Bank. Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a “community offering,” with a preference given to Webster Parish and the shareholders of Minden Bancorp.

● If you are a current or former depositor with a balance of at least $50 at MBL Bank as of the eligibility record dates, you may have priority rights to purchase shares in the subscription offering.
   ●      If you are not in the above priority, but are interested in purchasing shares of our common stock, you may be able to purchase shares in the community offering if shares remain available after priority orders are filled.

If you are a shareholder of Minden Bancorp on the date we complete the conversion and offering, each of your shares will be exchanged automatically for between 1.3811 and 1.8685 shares of new Minden Bancorp common stock for each share of Minden Bancorp common stock or up to 2.1488 shares in the event we increase the maximum of the offering range by 15%.
We are offering up to 1,495,000 shares of common stock for sale to the public on a best efforts basis, subject to certain conditions. We must sell a minimum of 1,105,000 shares to complete the offering. If, as a result of regulatory considerations, demand for the shares or changes in market conditions, or the independent appraiser determines our market value has increased, we may sell up to 1,719,250 shares without giving you further notice or the opportunity to change or cancel your order.

The subscription offering will terminate at 4:00 p.m., Central time, on December 13, 2010. We may extend this expiration date without notice to you for up to 45 days, until January 27, 2011, unless the Office of Thrift Supervision approves a later date. The minimum purchase is 25 shares. Once submitted, your order is irrevocable unless we terminate or extend the offering beyond January 27, 2011. If we extend the offering beyond January 27, 2011, subscribers will have the right to modify or rescind their purchase orders. No single extension may exceed 90 days and the offering must be completed by December 23, 2012.

Funds received before completion of the offering will be maintained in a segregated account at MBL Bank. We will pay interest on all funds received at a rate equal to MBL Bank’s passbook rate. If we do not sell the minimum number of shares or if we terminate the offering for any other reason, we will promptly return your funds with interest at MBL Bank’s passbook rate and deposit withdrawal authorizations will be canceled.

Minden Bancorp’s common stock is currently quoted on the OTC Bulletin Board under the Symbol “MDNB.” We expect that the common stock of new Minden Bancorp will also be quoted on the OTC Bulletin Board using the same symbol following completion of the offering. However, the symbol may not be the same.

Sandler O’Neill & Partners, L.P., will assist us in our selling efforts on a best efforts basis, but is not obligated to purchase any of the common stock that is being offered. Purchasers will not pay any commission to purchase shares of common stock in the offering.

This investment involves a degree of risk, including the possible loss of principal. Please read “Risk Factors” beginning on page 17.

OFFERING SUMMARY
Price per Share: $10.00

	Minimum	Midpoint	Maximum	Maximum, as Adjusted
Number of shares	1,105,000	1,300,000	1,495,000	1,719,250
Gross offering proceeds	$11,050,000	$13,000,000	$14,950,000	$17,192,500
Estimated offering expenses (excluding selling agent fees)	840,000	840,000	840,000	840,000
Selling agent fees(1)	160,000	160,000	160,000	160,000
Estimated net proceeds	10,050,000	12,000,000	13,950,000	16,192,500
Estimated net proceeds per share	$9.10	$9.23	$9.33	$9.42

(1) For a description of Sandler O’Neill & Partners, L.P.’s compensation for the stock offering, see “The Conversion and Offering – Marketing Arrangements.”
These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. Neither the Securities and Exchange Commission, the Office of Thrift Supervision, nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Sandler O’Neill + Partners, L.P.
The date of this prospectus is November 9, 2010

MBL Bank

"Investing in People"

Headquarters:
100 MBL Bank Drive
Minden, LA 71055

Branch Office:
415 Main Street
Minden, LA 71055

Webster Parish
MINDEN
Minden
Shreveport
Louisiana
Baton Rouge

i

SUMMARY

This summary highlights material information from this document and may not contain all the information that is important to you. To understand the conversion and offering fully, you should read this entire document carefully, including the consolidated financial statements and the notes to the consolidated financial statements included elsewhere herein.

New Minden Bancorp, Inc.

We have formed a new Louisiana corporation called Minden Bancorp, Inc., which will become the holding company for MBL Bank following completion of the conversion and offering. New Minden Bancorp is conducting this stock offering in connection with the conversion of Minden Mutual Holding Company from the mutual to the stock form of organization. The shares of common stock of new Minden Bancorp to be sold represent the 58.6% ownership interest in Minden Bancorp, the current mid-tier stock holding company, that is owned by Minden Mutual Holding Company. The remaining 41.4% ownership interest in Minden Bancorp is owned by shareholders other than Minden Mutual Holding Company, who are sometimes referred to as the “public shareholders,” and will be exchanged for shares of new Minden Bancorp’s common stock based on an exchange ratio of between 1.3811 and 1.8685 shares of new Minden Bancorp common stock for each share of Minden Bancorp common stock. The exchange ratio may be increased to as much as 2.1488 in the event the maximum of the offering range is increased by 15%. The actual exchange ratio will be determined at the closing of the conversion and offering and will depend on the number of shares of new Minden Bancorp’s common stock sold in the stock offering. The executive offices of new Minden Bancorp, Inc. are located at 100 MBL Bank Drive, Minden, Louisiana 71055, and its telephone number is (318) 377-0523.

The percentage of shares held by public shareholders upon completion of MBL Bank’s mutual holding company reorganization in July 2002 was 45%. As a result of subsequent stock repurchases, the percentage has declined to 41.4% as of the date hereof. Since the initial stock repurchase program initiated in September 2003, Minden Bancorp has repurchased 89,434 shares of common stock.

MBL Bank

MBL Bank is a Louisiana-chartered stock building and loan association originally organized in 1910 as Minden Building and Loan Association. It changed its corporate title to MBL Bank in 2007 to more accurately reflect its ongoing transformation to a community bank. MBL Bank reorganized into the mutual holding company structure in July 2002. MBL Bank’s main office and its full service branch office are located in Minden, Louisiana and serve Minden, Louisiana and its surrounding environs. Currently, MBL Bank’s business primarily consists of attracting deposits from the general public and using those funds to originate single-family residential, commercial real estate and commercial business loans, land loans and consumer loans. At June 30, 2010, MBL Bank had net loans of $125.6 million of which $55.5 million, $19.4 million, $12.7 million, $12.4 million and $11.0 million consisted of single-family residential, commercial real estate, commercial business, loans secured by deposits (most of which relate to loans for commercial purposes) and land loans (most of which relate to loans secured by income producing properties), respectively. MBL Bank’s primary market area is Webster Parish, Louisiana, which includes the city of Minden. MBL Bank’s home office is located at 100 MBL Bank Drive, Minden, Louisiana 71055 and its telephone number is (318) 377-0523.

Minden Mutual Holding Company

Minden Mutual Holding Company currently is the mutual holding company parent of Minden Bancorp. The principal business purpose of Minden Mutual Holding Company is its ownership of 58.6% of the outstanding shares of Minden Bancorp. Minden Mutual Holding Company will no longer exist upon completion of the conversion and offering.

Minden Bancorp, Inc. (current mid-tier holding company)

Minden Bancorp, Inc. is a federally chartered corporation which currently is the mid-tier stock holding company for MBL Bank. The common stock of Minden Bancorp is publicly quoted on the OTC Bulletin Board under the symbol “MDNB.” At the conclusion of the stock offering and the conversion of Minden Mutual Holding Company, Minden Bancorp, the federal corporation, will no longer exist. The existing public shareholders of Minden Bancorp will have their shares converted into between 780,579 and 1,056,077 shares of new Minden Bancorp’s common stock. As of June 30, 2010, Minden Bancorp had total assets of $199.6 million and stockholders’ equity of $23.3 million.

The following chart shows our current ownership structure which is commonly referred to as the “two-tier” mutual holding company structure:

Pursuant to the terms of our plan of conversion and reorganization, we are now converting from the two-tier mutual holding company structure to the stock holding company form of organization. As part of the conversion, we are offering for sale the majority ownership interest in Minden Bancorp that is currently owned by Minden Mutual Holding Company. Upon completion of the conversion and offering, Minden Mutual Holding Company and Minden Bancorp will cease to exist, we will be fully owned by public shareholders and there will be no continuing interest by a mutual holding company. Upon completion of the conversion, public shareholders of Minden Bancorp will receive shares of common stock of new Minden Bancorp in exchange for their shares of Minden Bancorp.

Following the conversion and offering, our ownership structure will be as follows:

The conversion and offering are commonly referred to as a “second-step” conversion.

We have several business strategies that are designed to further improve our long-term profitability and enhance our franchise. These strategies include:

●	Continuing our transformation to a community bank through continued diversification of our loan portfolio by increasing our investment in commercial real estate, commercial business and land loans;

●	Expanding our market penetration by increasing the products and services we offer and emphasizing customer service in an effort to capture more of each customer’s banking relationships;

●	Continuing to emphasize local decision making and an efficient loan approval process;

●
Enhancing core earnings through lower cost transaction (in particular, non-interest bearing accounts) and savings accounts combined with higher yielding commercial real estate, commercial business and land loans and selling our long-term fixed-rate residential mortgage originations; and

●	Maintaining our high asset quality through prudent underwriting.

The Offering

We are selling common stock which represents the 58.6% ownership interest in Minden Bancorp now owned by Minden Mutual Holding Company in the following order of priority.

FIRST:	Eligible account holders, who were depositors at MBL Bank with $50 or more on deposit as of June 30, 2009.

SECOND:	Minden Bancorp’s employee stock ownership plan.

THIRD:	Supplemental eligible account holders, who were depositors at MBL Bank with $50 or more on deposit as of September 30, 2010.

FOURTH:	Other members, who were depositors at MBL Bank as of November 5, 2010.

We are selling between 1,105,000 and 1,495,000 shares of common stock, all at a price of $10.00 per share. The number of shares to be sold may be increased to 1,719,250 as a result of regulatory considerations, demand for the shares or changes in market conditions or if the independent appraiser determines our market value has increased. The actual number of shares we sell will depend on an independent appraisal performed by RP Financial, LC., an independent appraisal firm. We are also exchanging shares of Minden Bancorp, other than those held by Minden Mutual Holding Company, for shares of the newly formed Minden Bancorp, Inc. based on an exchange ratio of between 1.3811 and 1.8685 shares of new Minden Bancorp common stock for each share of common stock of Minden Bancorp. The exchange ratio may be increased to as much as 2.1488 in the event the stock offering closes at the maximum, as adjusted, of the valuation range. See “The Conversion and Offering – How We Determined the Price Per Share, the Offering Range and the Exchange Ratio” beginning at page 119.

The subscription offering will terminate at 4:00 p.m. Central time, on December 13, 2010. We may extend this expiration date without notice to you for up to 45 days, until January 27, 2011. The minimum purchase is 25 shares. Once submitted, your order is irrevocable unless we terminate or extend the offering beyond January 27, 2011. We may request permission from the Office of Thrift Supervision to extend the offering beyond January 27, 2011. If we extend the offering beyond January 27, 2011, we will be required to notify each subscriber and resolicit subscriptions. No single extension may exceed 90 days and the offering must be completed by December 23, 2012.

We may cancel the conversion and offering at any time prior to the special meeting of members of Minden Mutual Holding Company to vote on the plan of conversion and reorganization and the special meeting of shareholders of Minden Bancorp to vote on the plan of conversion and reorganization. We may also cancel the conversion and offering after the special meetings with the concurrence of the Office of Thrift Supervision. If we cancel the offering, orders for shares of common stock already submitted will be canceled and subscribers’ funds will be returned with interest at MBL Bank’s passbook rate.

Commencing concurrently with the subscription offering or commencing after the subscription offering begins, we may also offer shares of common stock in a community offering. In the community offering, natural persons, including trusts of natural persons, who reside in Webster Parish, Louisiana will have a preference followed by shareholders of Minden Bancorp as of November 5, 2010. This part of the offering may terminate at any time without notice but no later than January 27, 2011.

We have the right to reject any orders for stock in the community offering either in whole or in part. If your order is rejected in part, you cannot cancel the remainder of your order. We have described the offering in greater detail beginning at page 111.

Purchase Price

The purchase price is $10.00 per share. You will not pay a commission to buy any shares in the offering. All investors will pay the same purchase price per share. Sandler O’Neill & Partners, L.P., our conversion advisor and marketing agent in the offering, will use its best efforts to assist us in selling shares of our common stock. Sandler O’Neill & Partners, L.P. is not obligated to purchase any shares of common stock in the offering.

The Exchange of Minden Bancorp Common Stock

If you are now a shareholder of Minden Bancorp, the existing mid-tier holding company, your shares will be canceled and exchanged for new shares of new Minden Bancorp common stock. As of the date hereof, shares of Minden Bancorp, Inc. common stock held by persons other than Minden Mutual Holding Company totaled 565,204. The number of shares you will receive will be based on an exchange ratio determined as of the closing of the conversion. The actual number of shares you receive will depend upon the number of shares we sell in our offering, which in turn will depend upon the final appraised value of new Minden Bancorp. The following table shows how the exchange ratio will adjust, based on the number of shares sold in our offering. The table also shows how many shares a hypothetical owner of Minden Bancorp common stock would receive in the exchange, based on the number of shares sold in the offering.

	Shares to be Sold in the Offering		Shares of New Minden Bancorp Stock to be Exchanged for Current Common Stock		Total Shares of New Minden Bancorp Common Stock to be Outstanding After the Conversion	Exchange Ratio	Equivalent Pro Forma Book Value per Exchanged Share	100 Shares of Minden Bancorp Common Stock Would be Exchanged for the Following Number of Shares of New Minden Bancorp(1)
	Amount	Percent	Amount	Percent
Minimum	1,105,000	58.6%	780,579	41.4%	1,885,579	1.3811	$23.82	138
Midpoint	1,300,000	58.6	918,328	41.4	2,218,328	1.6248	25.15	162
Maximum	1,495,000	58.6	1,056,077	41.4	2,551,077	1.8685	26.46	186
15% above the maximum	1,719,250	58.6	1,214,489	41.4	2,933,739	2.1488	27.98	214

(1)	No fractional shares will be issued; cash will be issued in lieu of fractional shares.

If you currently own shares of Minden Bancorp which are held in “street name,” they will be exchanged without any action on your part. If you currently are the record owner of shares of Minden Bancorp and hold certificates you will receive, after the conversion and offering is completed, a transmittal form with instructions to surrender your stock certificates. New certificates of our common stock will be mailed within five business days after the exchange agent receives properly executed transmittal forms and certificates.

No fractional shares of our common stock will be issued to any public shareholder of Minden Bancorp upon consummation of the conversion. For each fractional share that would otherwise be issued, we will pay an amount equal to the product obtained by multiplying the fractional share interest to which the holder would otherwise be entitled by the $10.00 per share subscription price.

Reasons for the Conversion

We are pursuing the conversion for the following reasons:

●
The conversion to the fully public form of ownership will remove the uncertainties associated with the mutual holding company structure created by the recently enacted financial reform legislation, which will result in a change of the federal regulator for our holding company as well as for MBL Bank. We believe that the conversion and offering will eliminate some of the uncertainties associated with the recent legislation, and better position us to continue to meet all future regulatory requirements, including regulatory capital requirements.

●
The additional funds resulting from the offering will support continued growth and expansion, including hiring and retaining personnel, as well as providing enhanced lending capability due to the increased capital of MBL Bank.

●
The enhanced capital of MBL Bank as a result of the receipt of a portion of the net proceeds of the offering, currently anticipated to be 50%, will increase our loans-to-one borrower limit which will allow us to originate and retain larger balance commercial real estate and commercial business loans.

●
The stock holding company structure is a more familiar form of organization, which we believe will make our common stock more appealing to investors, and will give us greater flexibility to access the capital markets though possible future equity and debt offerings, although we have no current plans, agreements or understandings regarding any additional securities offerings.

●
We believe that our current mutual holding company structure has limited our opportunities to acquire other institutions because we cannot now issue stock in an acquisition in an amount that would cause Minden Mutual Holding Company to own less than a majority of the outstanding shares of Minden Bancorp. The conversion will facilitate our ability to acquire other institutions by eliminating this requirement of majority ownership by our mutual holding company. We currently have no plans, agreement or understanding regarding any merger or acquisition transactions.

●
To improve our capital position during a period of significant economic uncertainty, especially for the financial services industry, although, as of June 30, 2010, MBL Bank was considered “well capitalized” for regulatory purposes and is not subject to any directive or recommendation from the Office of Thrift Supervision, the Federal Deposit Insurance Corporation or the Louisiana Office of Financial Institutions to raise capital.

●
The conversion and offering will increase the number of outstanding shares held by public shareholders and we expect our stock to have greater liquidity due to such increase in the number of shares held by public shareholders.

Due to the significant additional capital that will be raised by new Minden Bancorp in connection with the conversion of Minden Mutual Holding Company, Minden Mutual Holding Company and Minden Bancorp believe that the conversion will result in an institution whose competitive position will be substantially improved. We believe that the enhanced capital resulting from the receipt of a substantial portion of the net proceeds of the conversion and offering will enable us to continue to expand and diversify our loan portfolio, improve our lending platform, add depth and strength to management and result in an institution which will be able to offer the increasingly sophisticated and broad array of services that are necessary to meet the convenience and needs of MBL Bank’s customers.

Conditions to Completion of the Conversion

We cannot complete our conversion and related offering unless:

●	The plan of conversion and reorganization is approved by at least a majority of votes eligible to be cast by voting members of Minden Mutual Holding Company;

●	The plan of conversion and reorganization is approved by at least:

o	two-thirds of the outstanding shares of Minden Bancorp common stock; and

o	a majority of the outstanding shares of Minden Bancorp common stock, not including those shares held by Minden Mutual Holding Company;

●	We sell at least the minimum number of shares offered; and

●	We receive the final approval of the Office of Thrift Supervision to complete the conversion and offering and related transactions.

Minden Mutual Holding Company intends to vote its 58.6% ownership interest in favor of the plan of conversion and reorganization. In addition, as of November 5, 2010, directors and executive officers of Minden Bancorp and their associates owned 176,043 shares of Minden Bancorp, or approximately 12.9 % of the outstanding shares, excluding shares that may be acquired pursuant to the exercise of stock options. Our directors and executive officers intend to vote those shares in favor of the plan of conversion and reorganization.

Number of Shares to be Sold in the Offering

We are offering for sale between 1,105,000 and 1,495,000 shares of new Minden Bancorp common stock in this offering. Office of Thrift Supervision regulations govern most of the terms of the conversion and offering. With regulatory approval, we may increase the number of shares to be issued to 1,719,250 shares without giving you further notice or the opportunity to change or cancel your order. In considering whether to increase the offering size, the Office of Thrift Supervision will consider the level of subscriptions, the views of our independent appraiser, our financial condition and results of operations and changes in market conditions. If our pro forma market value at that time is either below $18.9 million or above $29.3 million, then, after consulting with the Office of Thrift Supervision, we may: terminate the offering and promptly return all funds; promptly return all funds, set a new offering range and give all subscribers the opportunity to place a new order; or take such other actions as may be permitted by the Office of Thrift Supervision and the Securities and Exchange Commission. We will not be required, and do not intend, to seek any additional approval from either the public shareholders or members of Minden Mutual Holding Company in the event a new offering range is established and subscribers are given the opportunity to place a new order.

How We Determined the Offering Range and the Exchange Ratio

The offering range and the exchange ratio are based on an independent appraisal by RP Financial, LC., an appraisal firm experienced in appraisals of savings institutions. The pro forma market value is the estimated market value of our common stock assuming the sale of shares in this offering. In accordance with the regulations of the Office of Thrift Supervision, a valuation range is established which ranges from 15% below to 15% above this pro forma market value. RP Financial has indicated that in its opinion as of August 26, 2010, our common stock’s estimated fully converted market value was $22.2 million, resulting in a range of $18.9 million at the minimum to $25.5 million at the maximum. In the offering, we are selling the number of shares representing the 58.6% of shares currently owned by Minden Mutual Holding Company. RP Financial estimates that this results in an offering range between $11.1 million and $15.0 million, with a midpoint of $13.0 million.

The appraisal was based in part upon Minden Bancorp’s financial condition and results of operations, the effect of the additional capital we will raise from the sale of common stock in this offering, and an analysis of a peer group of 10 publicly traded savings and loan holding companies that RP Financial considered comparable to us. See “The Conversion and Offering - How We Determined the Price Per Share, the Offering Range and the Exchange Ratio” for information regarding this peer group.

In preparing its appraisal, RP Financial considered the information in this prospectus, including Minden Bancorp’s financial statements. RP Financial also considered the following factors, among others:

●
Minden Bancorp’s historical, present and projected operating results including, but not limited to, historical income statement information such as return on assets, return on equity, net interest margin trends, operating expense ratios, levels and sources of non-interest income, and levels of loan loss provisions;

●
Minden Bancorp’s historical, present and projected financial condition including, but not limited to, historical balance sheet size, composition and growth trends, loan portfolio composition and trends, liability composition and trends, credit risk measures and trends, and interest rate risk measures and trends;

●
the economic, demographic and competitive characteristics of MBL Bank’s primary market area including, but not limited to, employment by industry type, unemployment trends, size and growth of the population, trends in household and per capita income, deposit market share and largest competitors by deposit market share;

●
a comparative evaluation of the operating and financial statistics of MBL Bank with those of other similarly situated, publicly traded companies, which included a comparative analysis of balance sheet composition, income statement ratios, credit risk, interest rate risk and loan portfolio composition;

●
the estimated impact of the stock offering on Minden Bancorp’s consolidated stockholders’ equity and earning potential including, but not limited to, the estimated increase in consolidated equity resulting from the offering, the estimated increase in earnings resulting from the reinvestment of the net proceeds of the offering, the estimated impact on the consolidated equity and earnings resulting from adoption of the employee benefit plans and the effect of higher consolidated equity on new Minden Bancorp’s future operations; and

●	the trading market for securities of comparable institutions and general conditions in the market for such securities.

Two of the measures investors use to analyze whether a stock might be a good investment are the ratio of the offering price to the issuer’s “book value” (or “tangible book value” when the issuer has intangible assets, such as goodwill, recorded on its balance sheet) and the ratio of the offering price to the issuer’s annual net income. RP Financial considered these ratios, among other factors, in preparing its appraisal. Book value is the same as total stockholders’ equity, and represents the difference between the issuer’s assets and liabilities. RP Financial’s appraisal also incorporates an analysis of a peer group of publicly traded companies that RP Financial considered to be comparable to Minden Bancorp.

The following table presents a summary of selected pricing ratios for the peer group companies and for Minden Bancorp on a reported basis as utilized by RP Financial in its appraisal. These ratios are based on earnings for the twelve months ended June 30, 2010 and book value as of June 30, 2010. Compared to the average pricing ratios of the peer group, our stock at the maximum of the offering range, would be priced at a premium of 531.8% to the peer group on a price to earnings basis, a premium of 1.1% to the peer group on a price to book value basis and a discount of 9.0% on a price to tangible book value basis. This means that, at the maximum of the offering range, a share of our common stock would be more expensive than the peer group based on an earnings per share basis and a price to book value basis and less expensive than the peer group based on a tangible book value per share basis. See “Pro Forma Data” for the assumptions used to derive these pricing ratios.

	Price to Earnings Multiple		Price to Book Value Ratio	Price to Tangible Book Value Ratio
Minden Bancorp (pro forma)
Minimum	72.69	x	57.97%	57.97%
Midpoint	85.17		64.60	64.60
Maximum	97.13		70.62	70.62
Maximum, as adjusted	112.45		76.80	76.80

Peer group companies as of August 26, 2010
Average	15.50	x	68.94%	71.62%
Median	15.18		64.63	69.60

All publicly traded savings banks
Average	18.32	x	69.82%	77.62%
Median	15.19	x	67.16%	73.61%

Because of differences and important factors such as operating characteristics, location, financial performance, asset size, capital structure, and business prospects between Minden Bancorp and other fully converted institutions, you should not rely on these comparative valuation ratios as an indication as to whether or not the stock is an appropriate investment for you. The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing the common stock. Because the independent valuation is based on estimates and projections on a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing the common stock will be able to sell their shares at a price equal to or greater than the purchase price. See “Pro Forma Data” at page 38 and “The Conversion and Offering – How We Determined the Price Per Share, the Offering Range and the Exchange Ratio” at page 119.

Shares of common stock issued in second-step conversions may trade below the initial offering price As of August 26, 2010, of the nine second-step conversions that closed between January 1, 2009 and August 26, 2010, the shares issued in six of those transactions were trading below their initial offering price. See “The Conversion and Offering – After-Market Performance of Second - Step Conversion Offerings” for information regarding the after-market performance of the financial institutions that completed these nine second step conversions. Before you make an investment decision, please carefully read this prospectus, including “Risk Factors” beginning on page 17.

Use of Proceeds from the Sale of Our Common Stock

We will use the proceeds from the offering as follows:

Use of Proceeds	Amount, at the Minimum	Amount, at the Maximum	Percentage of Net Offering Proceeds at the Maximum
	(Dollars in thousands)
Loan to our employee stock ownership plan	$442	$598	4.3%
Repurchase of shares for recognition and retention plan	393	531	3.8
Investment in MBL Bank	5,025	6,975	50.0
General corporate purposes – dividend payments, possible acquisitions and stock repurchases	4,190	5,846	41.9

  We may use the portion of the proceeds that we retain to, among other things, invest in securities, pay dividends to shareholders, repurchase shares of common stock (subject to regulatory restrictions), finance the possible acquisition of financial institutions or other businesses that are related to banking (although we have no current plans, agreements or understandings with respect to any possible acquisitions) or for general corporate purposes.

  The proceeds to be contributed to MBL Bank will be available for general corporate purposes including to support the future expansion of operations through acquisitions of other financial institutions, the establishment of additional branch offices or other customer facilities, expansion into other lending markets or diversification into other banking related businesses, although no such transactions are specifically being considered at this time. The proceeds contributed to MBL Bank will also support its lending activities.

Limitations on Common Stock Purchases (page 124)

  The minimum purchase is 25 shares. Generally, you may purchase no more than $400,000 (40,000 shares) of common stock offered in any single purchase priority category. The maximum amount of shares that a person together with any associates or group of persons acting in concert with such person may subscribe for or purchase in the offering is $550,000 (55,000 shares) of common stock. Your associates are the following persons:

●	relatives living in your house;

●	persons with joint accounts with you;

●	companies, trusts or other entities in which you have a controlling interest or hold a position;

●	trusts or other estates in which you have a substantial beneficial interest or as to which you serve as trustee or in another fiduciary capacity; or

●	other persons who may be acting together with you.

  In addition, the number of shares of new Minden Bancorp common stock that you may purchase in the offering individually, and together with associates or persons acting in concert, plus any exchange shares you and they receive, may not exceed 5% of the total shares of new Minden Bancorp common stock to be issued and outstanding at the completion of the conversion and offering, provided, however, that you will not be required to divest any of your Minden Bancorp shares or be limited in the number of exchange shares you may receive.

We have the right to determine, in our sole discretion, whether subscribers are associates or acting in concert. Persons having the same address or with accounts registered at the same address generally will be assumed to be associates or acting in concert.

We may decrease or increase the maximum purchase limitation without notifying you, with the concurrence of the Office of Thrift Supervision. In the event the maximum purchase limitation is increased, persons who subscribed for the maximum will be notified and permitted to increase their subscription. In the event that we increase the maximum purchase limitation to 5.0% of the shares of common stock sold in the offering, we may further increase the maximum purchase limitation to 9.99%, provided that orders for common stock exceeding 5.0% of the shares of common stock sold in the offering may not exceed in the aggregate 10.0% of the total shares of common stock sold in the offering. For additional information, see “The Conversion and Offering – Limitations on Common Stock Purchases” at page 124.

How to Order Shares in the Offering

If you want to place an order for shares in the offering, you must complete an original stock order form and deliver it to us, together with full payment. The stock order form also includes an acknowledgement from you that before purchasing shares of our common stock, you received a copy of this prospectus and that you are aware of the risks involved in the investment, including those described under “Risk Factors” beginning on page 17. We must receive your stock order form before the end of the subscription offering or the end of the community offering, as appropriate. Once we receive your order, you cannot cancel or change it.

To ensure that we properly identify your subscription rights, you must list all of your deposit accounts as of the eligibility date on the stock order form. If you fail to do so, your subscription may be reduced or rejected if the offering is oversubscribed. To preserve your purchase priority, you must register the shares only in the name or names of eligible purchasers at the applicable date of eligibility. You may not add the names of others who were not eligible to purchase common stock in the offering on the applicable date of eligibility.

We may, in our sole discretion, reject orders received in the community offering, either in whole or in part. In addition, we may reject an order submitted by a person who we believe is making false representations or who we believe is attempting to violate, evade or circumvent the terms and conditions of the plan of conversion and reorganization. If your order is rejected in part, you cannot cancel the remainder of your order.

How You Can Pay for Shares

In the offering, subscribers may pay for shares only by:

●	cash (if delivered in person);

●	personal check, bank check or money order payable to Minden Bancorp, Inc.; or

●
authorizing MBL Bank to withdraw money from the subscriber’s deposit account(s) maintained with MBL Bank (we will waive any applicable penalties for early withdrawals from certificate of deposit accounts).

We may in our sole discretion elect not to accept payment for shares of common stock by wired funds and there shall be no liability for failure to accept such payment.

We will pay interest on your subscription funds from the date we receive your funds at MBL Bank’s passbook rate, except as otherwise described below, until the stock offering is completed or terminated. All funds authorized for withdrawal from deposit accounts will earn interest at the applicable account rate earned on such accounts until the stock offering is completed or terminated. If, as a result of a withdrawal from a certificate of deposit, the balance falls below the minimum balance requirement, the remaining funds will be transferred to a savings account and will earn interest at our passbook rate. There will be no early withdrawal penalty for withdrawals from certificates of deposit at MBL Bank used to pay for stock. Funds received in the subscription offering will be held in a segregated deposit account at MBL Bank established to hold funds received as payment for shares.

Owners of self-directed IRAs may use the assets of such IRAs to purchase shares of common stock in the subscription and community offerings, provided that their IRA funds are transferred to an unaffiliated institution or broker to purchase shares of common stock in the subscription and community offerings. An annual fee may be payable to the trustee of the new account. Our Stock Information Center can give you guidance if you wish to place an order for stock using funds held in a retirement account at MBL Bank or elsewhere. Because processing retirement account transactions takes additional time, we recommend that you contact our Stock Information Center promptly, preferably at least two weeks before the December 13, 2010 offering deadline. Whether you may use retirement funds for the purchase of shares in the offering will depend on timing constraints and possibly, limitations imposed by the institution where the funds are held.

MBL Bank is not permitted to lend funds (including funds drawn on a MBL Bank line of credit) to anyone for the purpose of purchasing shares of common stock in the offering.

Deadline for Orders of Common Stock

For those depositors of MBL Bank with subscription rights who wish to purchase shares in the offering, a properly completed stock order form, together with full payment for the shares, must be received by MBL Bank no later than 4:00 p.m., Central time, on December 13, 2010, unless we extend the deadline. Subscribers may submit order forms by mail using the return envelope provided, by overnight courier to the indicated address on the order form, or by bringing their order forms to our main office during regular business hours. Once submitted, orders are irrevocable unless we terminate or extend the offering beyond January 27, 2011.

Your Subscription Rights are Not Transferable (Page 130)

You may not transfer, assign or sell your subscription rights. Any transfer of subscription rights is prohibited by law. If you exercise subscription rights to purchase shares in the subscription offering, you will be required to acknowledge that you are purchasing shares solely for your own account and that you have no agreement or understanding regarding the sale or transfer of shares. We intend to pursue any and all legal and equitable remedies if we learn of the transfer of any subscription rights. We will reject orders that we determine to involve the transfer of subscription rights.

On the stock order form, you may not add the names of others for joint stock registration who do not have subscription rights or who qualify only in a lower subscription offering priority than you do. You may add only those who were eligible to purchase share of common stock in the subscription offering at your date of eligibility. In addition, the stock order form requires that you list all deposit accounts or loan accounts, giving all names on each account and the account number at the applicable eligibility date. Failure to provide this information, or providing incomplete or incorrect information, may result in a loss or part or all of your share allocation, in the event of an oversubscription.

Termination of the Offering

In the event that there is a direct community offering in addition to the subscription offering, we anticipate that the direct community offering would expire not later than 45 days subsequent to the expiration of the subscription offering. We may extend this expiration date without notice to you, until January 27, 2011, unless the Office of Thrift Supervision approves a later date. No single extension may be for more than 90 days. If an extension beyond January 27, 2011 is granted, we will notify subscribers of the extension of time and subscribers will have the right to modify or rescind their subscriptions. If we do not receive an affirmative response from a subscriber to any resolicitation, the subscriber’s order will be rescinded and all funds received will be returned promptly with interest, or withdrawal authorizations will be canceled.

We Intend to Continue to Pay Quarterly Cash Dividends (Page 33)

Minden Bancorp has paid quarterly cash dividends since the second quarter of 2003. For the quarter ended June 30, 2010, the cash dividend was $0.11 per share. We intend to continue to pay quarterly cash dividends after we complete the conversion and offering. The dividend rate and the continued payment of dividends will depend on a number of factors, including our capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations and general economic conditions. No assurance can be given that we will continue to pay dividends, that they will be at a level substantially consistent with the current level or that they will not be reduced or eliminated in the future.

Benefits to Management from the Conversion and Offering

Our employees, officers and directors will benefit from the conversion and offering due to various stock-based benefit plans. Full-time employees, including officers, will be participants in our existing employee stock ownership plan which will purchase additional shares in connection with the conversion. In addition, subsequent to completion of the conversion and offering, we intend to implement a new stock recognition and retention plan and a new stock option plan which will benefit our employees and directors. See “Management-Stock Benefit Plans” on page 105.

The following table summarizes, at the minimum and the maximum of the offering range, the total number and value of the shares of common stock that the employee stock ownership plan expects to acquire and the total value of all restricted stock awards and stock option grants that are expected to be available under the anticipated new stock recognition and retention plan and stock option plan, respectively, based on shares sold at the offering.

	Number of Shares to be Granted or Purchased				Total Estimated Value of Grants at Maximum of Offering Range
	At Minimum of Offering Range	At Maximum of Offering Range	As a % of Common Stock to be Sold in the Offering	Total Estimated Value of Grants at Minimum of Offering Range
				(Dollars in thousands)
Employee stock ownership plan(1)	44,200	59,800	4.00%	$442	$598
Recognition and retention plan awards(1)	39,259	53,115	3.55	393	531
Stock options(2)	98,149	132,790	8.88	167	226
Total	181,608	245,705	16.43%	$1,002	$1,355

(1)	Assumes the value of new Minden Bancorp’s common stock is $10.00 per share for purposes of determining the total estimated value of the grants.
(2)	Assumes the value of a stock option is $1.70, which was determined using the Black-Scholes option-pricing formula. See “Pro Forma Data.”

Shareholders will experience a reduction or dilution of their ownership interest of approximately 6.79% if we use newly issued shares to fund the awards of stock options and restricted shares under the proposed new stock option and recognition and retention plans expected to be implemented after the conversion and offering, assuming the midpoint of the offering range (or taken individually, 4.95% for the new stock option plan and 2.04% for the new recognition and retention plan). If any options previously granted under the 2003 Stock Option Plan are exercised during the first year following completion of the conversion and offering, they will be funded with newly issued shares as the Office of Thrift Supervision regulations do not permit us to repurchase our shares during the first year following the completion of this stock offering except to fund the restricted stock plan or under extraordinary circumstances. We have been advised by the staff of the Office of Thrift Supervision that the exercise of outstanding options and cancellation of treasury shares in the conversion and offering will not constitute an extraordinary circumstance for purposes of satisfying an exception to the requirement.

The following table presents information regarding our existing employee stock ownership plan, including additional shares to be purchased by the employee stock ownership plan in the offering, options and restricted stock previously awarded under the 2003 Stock Option Plan and 2003 Recognition and Retention Plan, and the proposed new stock option plan and recognition and retention plan. The table below assumes that 2,551,077 shares are outstanding after the conversion and offering, which includes the sale of 1,495,000 shares in the offering at the maximum of the offering range, the issuance of 1,056,077 shares of new Minden Bancorp’s common stock in exchange for existing shares of Minden Bancorp stock held by shareholders other than Minden Mutual Holding Company using an exchange ratio of 1.8685 (based on the maximum of than offering range). It is also assumed that the value of the stock is $10.00 per share.

Existing, New and Assumed Stock Benefit Plans	Participants	Shares(1)		Estimated Value		Percentage of Total Shares Outstanding
		(Dollars in thousands)
Employee Stock Ownership Plan:	All Employees
Shares purchased in 2002 mutual holding company reorganization		97,855	(2)	$979		3.84%
Shares to be purchased in this offering		59,800		598		2.34
Total employee stock ownership plan shares		157,655		1,577		6.18
Recognition and Retention Plans:	Directors and Officers
2003 Recognition and Retention Plan		48,929	(3)	489		1.92
Proposed new recognition and retention plan		53,113		531		2.08
Total recognition and retention plan shares		102,042	(4)	1,020		4.00
Stock Option Plans:	Directors and Officers
2003 Stock Option Plan		122,319	(5)	454		4.79
Proposed new stock option plan		132,790		226	(6)	5.21
Total stock option plan shares		255,109		680		10.00

Total stock benefit plans		514,808		$3,277		20.18%

(1)
Shares purchased or awarded and options granted prior to the conversion and offering have been adjusted for the 1.8685 exchange ratio at the maximum of the offering range for shares of new Minden Bancorp.

(2)
Approximately 39,278 (73,390 shares after the adjustment for the exchange ratio) of these shares have been allocated to the accounts of participants. The employee stock ownership plan purchased 8.0% (52,371 shares) of the shares issued to persons other than Minden Mutual Holding Company (654,638 shares) in the mutual holding company reorganization completed in July 2002.

(3)
Minden Bancorp reserved 26,186 shares (before applying exchange ratio) which reflected an amount equal to 4.0% of the shares issued to persons other than Minden Mutual Holding Company in the mutual holding company reorganization. As of June 30, 2010, awards covering 20,086 (37,530 shares after adjustment for the exchange ratio) of the indicated 2003 Recognition and Retention Plan awards have vested, and the shares of Minden Bancorp common stock subject to these vested awards have been distributed.

(4)
The actual value of new recognition and retention plan awards will be determined based on their fair value as of the date grants are made. For purposes of this table, fair value is assumed to be the same as the offering price of $10.00 per share.

(5)
Of this amount, 3,605 options have been exercised to date; the remaining 61,859 options previously granted remain outstanding. Minden Bancorp reserved 65,464 shares (before applying exchange ratio) under this plan which reflected 10.0% of the shares issued to persons other than Minden Mutual Holding Company in the mutual holding company reorganization. As of June 30, 2010, options covering 61,859 shares (before applying the exchange ratio) were issued and outstanding.

(6)
The fair value of stock options to be granted under the new stock option plan has been estimated at $1.70 per option using the Black-Scholes option pricing model with the following assumptions: exercise price, $10.00; trading price on date of grant, $10.00; dividend yield, 2.0%; expected life, 10 years; expected volatility, 18.21%; and risk-free interest rate, 2.97%.

As noted above, existing options granted under the 2003 Stock Option Plan will remain outstanding upon completion of the conversion, adjusted for the exchange ratio. In the event that any stock options under the 2003 Stock Option Plan are exercised during the first year after completion of the conversion, the shares issued upon exercise will be from authorized but unissued shares. New Minden Bancorp will take steps to file a registration statement registering the shares issuable under the 2003 Stock Option Plan with the Securities and Exchange Commission within 10 business days of the completion of the conversion.

Market for Common Stock

Minden Bancorp’s common stock is currently quoted on the OTC Bulletin Board under the symbol “MDNB.” We expect that the common stock of new Minden Bancorp will also be quoted on the OTC Bulletin Board. Sandler O’Neill & Partners, L.P. currently intends to become a market maker in the common stock of new Minden Bancorp, but is under no obligation to do so. After shares of the common stock begin trading, you may contact a firm that offers investment services in order to buy or sell shares. The OTC Bulletin Board will assign a four letter trading symbol for new Minden Bancorp’s common stock which we anticipate will be the same symbol as is currently used for the common stock of the existing Minden Bancorp. You will be able to view current stock quotations on electronic websites. The shares of common stock of Minden Bancorp and those of new Minden Bancorp represent different economic interests and will reflect the effects of different financial results of operations and financial condition. Consequently, it is expected that the market prices of the common stock of Minden Bancorp before the completion of the conversion and offering and those of the common stock of new Minden Bancorp after the completion of the conversion and offering will be different.

Federal and State Income Tax Consequences

We have received the opinions of Elias, Matz, Tiernan & Herrick L.L.P. and Heard, McElroy & Vestal, LLP, respectively, that under federal and Louisiana income tax law and regulation, the tax basis to the shareholders of the common stock purchased in the offering will be the amount paid for the common stock, and that the conversion will not be a taxable event for us. These opinions, however, are not binding on the Internal Revenue Service. The full texts of the opinions are filed as exhibits to the Registration Statement of which this prospectus is a part, and copies may be obtained from the Securities and Exchange Commission. See “Where You Can Find Additional Information.”

Restrictions on the Acquisition of New Minden Bancorp and MBL Bank (Page 136)

Federal regulations, as well as provisions contained in the articles of incorporation and bylaws of new Minden Bancorp, contain certain restrictions on acquisitions of new Minden Bancorp or its capital stock. These restrictions include the requirement that a potential acquirer of common stock obtain the prior approval of the Office of Thrift Supervision before acquiring in excess of 10% of the outstanding common stock. Additionally, Office of Thrift Supervision approval would be required for new Minden Bancorp to be acquired within three years after the conversion and offering.

In addition, new Minden Bancorp’s articles of incorporation and bylaws contain provisions that may discourage takeover attempts and prevent you from receiving a premium over the market price of your shares as part of a takeover. These provisions include:

●	restrictions on the acquisition of more than 10% of our common stock and limitations on voting rights of shares held in excess of 10%;

●	staggered election of only approximately one-third of our board of directors each year;

●	the absence of cumulative voting by shareholders in the election of directors;

●	limitations on the ability of shareholders to call special meetings;

●	advance notice requirements for shareholder nominations and new business;

●	removal of directors without cause by a 75% vote of shareholders and with cause by a majority vote of all shareholders;

●	requirement of a 75% vote of shareholders for certain amendments to the bylaws and certain provisions of the articles of incorporation; and

●	the right of the board of directors to issue shares of preferred or common stock without shareholder approval.

For further information, see “Restrictions on Acquisitions of New Minden Bancorp and MBL Bank and Related Anti-Takeover Provisions” beginning on page 136.

How You Can Obtain Additional Information

If you have questions regarding the offering or conversion, please contact our Stock Information Center. The phone number is (318) 371-4122. The Stock Information Center’s hours of operation are Monday through Friday from 10:00 a.m. to 4:00 p.m., Central time. The Stock Information Center will be closed weekends and bank holidays.

RISK FACTORS

You should consider carefully the following risk factors before purchasing Minden Bancorp common stock.

Risks Related to Our Business

Our Loan Portfolio Includes A Significant Amount of Loans Which Have a Higher Risk of Loss than Conforming, Single-Family Residential Mortgage Loans.

As of June 30, 2010, $32.1 million or 25.0% of our total loan portfolio consisted of commercial real estate and commercial business loans. Also included in our loan portfolio at such date were $12.4 million or 9.7% of loans secured by deposits the substantial majority of which related to loans for commercial business purposes. In addition, at such date, $16.1 million or 12.6% of the loan portfolio was comprised of residential construction and land loans. Commercial real estate loans, commercial business loans, construction loans and land loans all are generally considered to have a higher risk of loss than conforming, single-family residential mortgage loans. Commercial real estate, commercial business and land loans generally are considered to have a higher risk of loss because repayment of the loans often depends on the successful operation of a business or the underlying property securing the loan such as accounts receivable or inventory with respect to commercial business loans. Commercial real estate loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to one- to four-family residential mortgage loans. Accordingly, an adverse development with respect to one loan or one credit relationship can expose us to greater risk of loss compared to an adverse development with respect to a one- to four-family residential mortgage loan. We seek to minimize these risks through our underwriting policies, which require such loans to be qualified on the basis of the property’s net income and debt service ratio; however, there is no assurance that our underwriting policies will protect us from credit-related losses. Construction loans generally have a higher risk of loss than single-family residential mortgage loans due primarily to the critical nature of the initial estimates of a property’s value upon completion of construction compared to the estimated costs, including interest, of construction as well as other assumptions. If the estimates upon which construction loans are made prove to be inaccurate, we may be confronted with projects that, upon completion, have values which are below the loan amounts. Commercial real estate loans and construction loans are also typically larger than single-family residential mortgage loans. The deterioration of one or more of these loans could cause a significant increase in non-performing loans, which could adversely affect our results of operations by requiring us to increase our provisions for loan losses. Furthermore, in some instances our borrowers have more than one commercial real estate loan outstanding with us. Consequently, an adverse development with respect to one loan or one credit relationship can expose us to significantly greater risk of loss compared to an adverse development with respect to a one- to four-family residential mortgage loan. Finally, if we foreclose on a commercial real estate loan, our holding period for the collateral, if any, typically is longer than for one- to four-family residential property because there are fewer potential purchasers of the collateral. The net proceeds from the offering will increase our capital and facilitate our ability to make larger commercial real estate, commercial business, construction and land loans by increasing our internal loans to one borrower limits. We expect to make larger commercial real estate, commercial business, construction and land loans and to continue to increase our commercial real estate and business lending activity upon completion of the conversion and the offering. As a result of the composition of our loan portfolio, our credit risk profile will be higher than traditional thrift institutions that have higher concentrations of one- to four-family residential loans.

Our Allowance for Losses on Loans May Not Be Adequate to Cover Probable Losses.

We have established an allowance for loan losses based upon various assumptions and judgments about the collectibility of our loan portfolio which we believe is adequate to offset probable losses on our existing loans. Since we must use assumptions regarding individual loans and the economy, our current allowance for loan losses may not be sufficient to cover actual loan losses, and increases in the allowance may become necessary in the future. Any future deterioration in real estate market conditions, general economic conditions or changes in regulatory policies may require us to increase our allowance for loan losses, which would adversely affect our results of operations. We may also need to significantly increase our provision for loan losses, particularly if one or more of our larger loans or credit relationships becomes delinquent. In addition, federal regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize loan charge-offs. Our allowance for loan losses of $1.0 million at June 30, 2010 amounted to 0.78% of total loans outstanding at such date. We had $632,000 of non-performing loans at June 30, 2010 (which amount included three loans aggregating approximately $102,000 that were classified as troubled debt restructuring and were placed on non-accrual; however, such loans were performing in accordance with their restructured terms as of such date).

Our Loans are Concentrated to Borrowers in a Limited Geographic Area.

At June 30, 2010, the preponderance of our total loans were to individuals and/or secured by properties located in northwest Louisiana. As a result, we have a greater risk of loan defaults and losses in the event of an economic downturn in our market area as adverse economic changes may have a negative effect on the ability of our borrowers to make timely repayment of their loans. Additionally, a decline in local property values could adversely affect the value of property used as collateral. If we are required to liquidate a significant amount of collateral during a period of reduced real estate values to satisfy the debt, our earnings and capital could be adversely affected. The population of Webster Parish declined 1.9% between 2000 and 2010 and is predicted to decline an additional 1.1% between 2010 and 2015. Beginning in 2008 and continuing in 2009 and 2010, our market area has experienced a rise in unemployment. At December 2007, the unemployment rate of Webster Parish was 4.9% as compared to 9.0% at June 2010. However, unlike many areas of the United States, real estate values in Webster Parish and the surrounding area did not experience the significant increase in values in the past decade experienced in many markets but also have not experienced the decline in value in recent periods that many of such other areas have experienced beginning in 2008. Continuing increases in unemployment or declines in collateral values could be a factor requiring us to make additional provisions to the allowance for loan losses, which would have a negative impact on net income.

Our Results of Operations Depend Significantly on Economic Conditions and Related Uncertainties.

Banking is affected, directly and indirectly, by domestic and international economic and political conditions and by governmental monetary and fiscal policies. Conditions such as inflation, recession, unemployment, volatile interest rates, real estate values, government monetary policy, international conflicts, the actions of terrorists and other factors beyond our control may adversely affect our results of operations. Changes in interest rates, in particular, could adversely affect our net interest income and have a number of other adverse effects on our operations, as discussed in the first risk factor above. Adverse economic conditions also could result in an increase in loan delinquencies, foreclosures and non-performing assets and a decrease in the value of the property or other collateral which secures our loans, all of which could adversely affect our results of operations. We are particularly sensitive to changes in economic conditions and related uncertainties in Webster Parish because we derive substantially all of our loans, deposits and other business from this community in northwest Louisiana. Accordingly, we remain subject to the risks associated with prolonged declines in national or local economies.

Future Changes in Interest Rates Could Reduce Our Profits.

Our ability to make a profit largely depends on our net interest income, which could be negatively affected by changes in interest rates. Net interest income is the difference between:

●	the interest income we earn on our interest-earning assets, such as loans and securities; and

●	the interest expense we pay on our interest-bearing liabilities, such as deposits and borrowings.

As a result of our historical focus on one- to four-family residential real estate loans, a substantial amount of our loans have fixed interest rates. Additionally, many of our investment securities have fixed interest rates. Like many savings institutions, our focus on deposit accounts as a source of funds, which have no stated maturity date or short contractual maturities, results in our liabilities having a shorter duration than our assets. For example, as of June 30, 2010, 18.4% of our loans had maturities of three to five years and 22.9% of our loans had maturities of more than five years, while 88.9% of our certificates of deposit had maturities of one year or less. This imbalance can create significant earnings volatility, because market interest rates change over time. In a period of rising interest rates, the interest income earned on our assets, such as loans and investments, may not increase as rapidly as the interest paid on our liabilities, such as deposits. In a period of declining interest rates, the interest income earned on our assets may decrease more rapidly than the interest paid on our liabilities, as borrowers prepay mortgage loans, and mortgage-backed securities and callable investment securities are called or prepaid, thereby requiring us to reinvest these cash flows at lower interest rates. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations–Exposure to Changes in Interest Rates.”

Changes in interest rates create reinvestment risk, which is the risk that we may not be able to reinvest prepayments at rates that are comparable to the rates we earned on the prepaid loans or securities in a decline in interest rate environment. Additionally, increases in interest rates may decrease loan demand and/or make it more difficult for borrowers to repay adjustable-rate loans. Changes in interest rates also affect the current fair value of our interest-earning securities portfolio. Generally, the value of securities moves inversely with changes in interest rates.

Any Future Federal Deposit Insurance Corporation Insurance Premiums or Special Assessments Will Adversely Impact Our Earnings.

In May 2009, the Federal Deposit Insurance Corporation adopted a final rule levying a five basis point special assessment on each insured depository institution. We recorded an expense of approximately $81,500 during the year ended December 31, 2009, to reflect the special assessment. Any further special assessments that the Federal Deposit Insurance Corporation levies will be recorded as an expense during the appropriate period. In addition, the Federal Deposit Insurance Corporation increased the general assessment rate and, therefore, our Federal Deposit Insurance Corporation general insurance premium expense has increased compared to prior periods.

The Federal Deposit Insurance Corporation also issued a final rule pursuant to which all insured depository institutions were required to prepay on December 30, 2009 their estimated assessments for the fourth quarter of 2009, and for all of 2010, 2011 and 2012. We prepaid $907,000 of our assessments on December 30, 2009, based on our deposits and assessment rate as of September 30, 2009. The prepaid balance will be reduced by the actual expense for our quarterly assessments, until the balance is exhausted. Depending on how our actual assessments compare to the estimated assessments, the prepaid balance may be exhausted earlier than or later than the planned three year time period.

The Requirement to Account for Certain Assets at Estimated Fair Value, and a Proposal to Account for Additional Financial Assets and Liabilities at Estimated Fair Value, May Adversely Affect Our Stockholders’ Equity and Results of Operations.

We report certain assets, including securities, at fair value, and recent proposed changes to current accounting requirements would require us to report nearly all of our financial assets and liabilities at fair value. Generally, for assets that are reported at fair value, we use quoted market prices or valuation models that utilize observable market inputs to estimate fair value. Because we carry these assets on our books at their estimated fair value, we may incur losses even if the asset in question presents minimal credit risk. Under current accounting requirements, elevated delinquencies, defaults, and estimated losses from the disposition of collateral in our mortgage-backed securities may require us to recognize additional other-than-temporary impairment charges in future periods with respect to our securities portfolio. The amount and timing of any impairment recognized will depend on the severity and duration of the decline in the estimated fair value of the asset and our estimate of the anticipated recovery period. Under proposed accounting requirements, we may be required to record reductions in the fair value of nearly all of our financial assets and liabilities (including loans) either through a charge to net income or through a reduction to accumulated other comprehensive income. Accordingly, we could be required to record charges on assets such as loans where we have no intention to sell the loan and expect to receive repayment in full on the loan. This could result in a decrease in net income, or a decrease in our stockholders’ equity, or both.

Strong Competition Within Our Market Area Could Hurt Our Profits and Slow Growth.

We face intense competition both in making loans and attracting deposits. This competition has made it more difficult for us to make new loans and attract deposits. Price competition for loans and deposits might result in us earning less on our loans and paying more on our deposits, which would reduce net interest income. Competition also makes it more difficult to maintain and improve market share of loans and deposits. At June 30, 2010, which is the most recent date for which data is available from the Federal Deposit Insurance Corporation, we held approximately 26.1% of the deposits in Webster Parish, Louisiana. Some of the institutions with which we compete have substantially greater resources and lending limits than we have and may offer services that we do not provide. We expect continued strong competition in the future. Our profitability depends upon our continued ability to compete successfully in our market area.

Growth of Our Franchise By Acquisition or Branching May Be Difficult to Achieve.

We will consider growing by either acquiring other financial institutions and/or branch offices. MBL Bank has never acquired another banking institution and we cannot assure you that we will be able to grow through acquisitions or, if we do, successfully integrate other financial institutions or branch offices. Our ability to successfully acquire other institutions depends on our ability to identify, acquire and integrate such institutions into our franchise. Currently, we have no agreements or understandings with anyone regarding an acquisition. In addition to acquisitions, we may seek to grow organically by, among other things, opening new branch offices. Our ability to establish new branch offices depends on whether we can identify advantageous locations and generate new deposits and loans from those locations that will create an acceptable level of net income. New branches also typically entail start-up expenses. We cannot assure you that we will be successful in our plan to grow.

We Operate in a Highly Regulated Environment and We May Be Adversely Affected By Changes in Laws and Regulations.

MBL Bank is subject to extensive regulation, supervision and examination by the Office of Thrift Supervision and by the Louisiana Office of Financial Institutions. Upon completion of the conversion, new Minden Bancorp will initially be subject to regulation and supervision by the Office of Thrift Supervision. Subsequently, it will become subject to the regulation and supervision of the Federal Reserve Board as a result of the recently enacted financial reform legislation. Such regulation and supervision governs the activities in which an institution and its holding company may engage, and are intended primarily for the protection of the insurance fund and the depositors and borrowers of MBL Bank rather than for holders of new Minden Bancorp common stock. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on our operations, the classification of our assets and determination of the level of our allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on our operations.

Recently Enacted Regulatory Reform Legislation May Have a Material Impact on Our Operations.

On July 21, 2010, the President signed into law the Dodd-Frank Wall Street Reform and Consumer Protection Act that, among other things, imposes new restrictions and an expanded framework of regulatory oversight for financial institutions and their holding companies, including MBL Bank. Under the new law, new Minden Bancorp’s primary regulator, the Office of Thrift Supervision, will be eliminated. Savings and loan holding companies will be regulated by the Federal Reserve Board, which will have the authority to promulgate new regulations governing new Minden Bancorp that will impose additional capital requirements and may result in additional restrictions on investments and other holding company activities. The law also creates a new consumer financial protection bureau that will have the authority to promulgate rules intended to protect consumers in the financial products and services market. The creation of this independent bureau could result in new regulatory requirements and raise the cost of regulatory compliance. The federal preemption of state laws currently accorded federally chartered financial institutions will be reduced. In addition, regulation mandated by the new law could require changes in regulatory capital requirements, loan loss provisioning practices, and compensation practices which may have a material impact on our operations. Because the regulations under the new law have not been promulgated, we cannot determine the full impact on our business and operations at this time. See “Regulation – Recently Enacted Regulatory Reform Legislation.”

We Depend on the Services of Our Management Team.

Our future success and profitability depend on the management and banking abilities of our senior executives. We believe that our future results will also depend in part upon our ability to attract and retain highly skilled and qualified management. We are especially dependent on a limited number of key management personnel. The loss of our president and chief executive officer or other senior executive officers could have a material adverse impact on our operations because other officers may not have the experience and expertise to readily replace these individuals. Competition for such personnel is intense, and if we are not successful in attracting or retaining such personnel, our business would likely suffer. Changes in key personnel and their responsibilities may be disruptive to our business and could have a material adverse effect on our business, financial condition and results of operations. We maintain key man life insurance on two of our executive officers, our senior lending officer and our chief financial officer.

Risks Related to the Offering

Additional Expenses Following the Offering from New Equity Benefit Plans Will Adversely Affect Our Net Income.

Following the offering, we will recognize additional annual employee compensation and benefit expenses stemming from options and shares granted to employees, directors and executives under new benefit plans. These additional expenses will adversely affect our net income. We cannot determine the actual amount of these new stock-related compensation and benefit expenses at this time because applicable accounting practices generally require that they be based on the fair market value of the options or shares of common stock at the date of the grant; however, we expect them to be significant. We will recognize expenses for our employee stock ownership plan when shares are committed to be released to participants’ accounts and will recognize expenses for restricted stock awards and stock options generally over the vesting period of awards made to recipients. These benefit expenses in the first year following the offering have been estimated to be approximately $131,000 at the maximum of the offering range as set forth in the pro forma financial information under “Pro Forma Data” assuming the $10.00 per share purchase price as fair market value. Actual expenses, however, may be higher or lower, depending on the price of our common stock at that time. For further discussion of these plans, see “Management –Stock Benefit Plans.”

Our Return on Equity May Be Low Which May Negatively Impact Our Stock Price.

Return on equity, which equals net income divided by average equity, is a ratio used by many investors to compare the performance of a particular company with other companies. Minden Bancorp’s return on average equity was 10.29% (annualized) for the six months ended June 30, 2010 and 0.73% and 6.10% for the years ended December 31, 2009 and 2008, respectively. These returns are lower than returns on equity for many comparable publicly traded financial institutions. We expect our return on equity ratio will not increase substantially, due in part to our increased capital level upon completion of the offering. Consequently, you should not expect a competitive return on equity in the near future. Failure to attain a competitive return on equity ratio may make an investment in our common stock unattractive to some investors which might cause our common stock to trade at lower prices than comparable companies with higher returns on equity. The net proceeds from the stock offering, which may be as much as $16.2 million, will significantly increase our stockholders’ equity. On a pro forma basis and based on net income for the six months ended June 30, 2010, our return on equity ratio, assuming shares are sold at the midpoint of the offering range, would be approximately 6.40%. Based on trailing 12-month data for the most recent publicly available financial information as of June 30, 2010, the 10 companies comprising our peer group in the independent appraisal prepared by RP Financial and all publicly traded thrift holding companies had average ratios of returns on equity of 4.07% and 0.36%, respectively, on a fully converted basis.

Minden Bancorp Will Have Broad Discretion in Allocating the Proceeds of the Offering.

We intend to contribute approximately 50% of the net proceeds of the offering to MBL Bank. New Minden Bancorp may use the portion of the proceeds that it retains to, among other things, invest in securities, pay cash dividends or repurchase shares of common stock, subject to regulatory restriction. Any remaining portion of the net proceeds it retains will be used initially to purchase investment and mortgage-backed securities. New Minden Bancorp may also use the proceeds of the offering to diversify its business and acquire other companies, although we have no specific plans to do so at this time. We have not allocated specific amounts of proceeds for any of these purposes, and we will have significant flexibility in determining how much of the net proceeds we apply to different uses and the timing of such applications. There is a risk that we may fail to effectively use the net proceeds which could have a negative effect on our future profitability ratios.

Our New Stock Benefit Plans Will Be Dilutive.

If the conversion and offering are completed and shareholders subsequently approve a stock recognition and retention plan and a stock option plan, we will allocate stock or make grants to our officers, employees and directors through these plans. If the shares for the stock recognition and retention plan are issued from our authorized but unissued stock, the ownership percentage of outstanding shares of new Minden Bancorp would be diluted by approximately 2.04%, assuming completion of the conversion and offering at the midpoint of the offering range. However, it is our intention to purchase shares of our common stock in the open market to fund the stock recognition and retention plan. Assuming the shares of our common stock to be awarded under the stock recognition and retention plan are purchased at a price equal to the offering price, $10.00 per share, the reduction to stockholders’ equity from the stock recognition and retention plan would be between $393,000 and $611,000 at the minimum and the maximum, as adjusted, of the offering range. The ownership percentage of Minden Bancorp shareholders would also decrease by approximately 4.95% if all potential stock options under our proposed stock option plan are exercised and are filled using shares issued from authorized but unissued stock, assuming the offering closes at the midpoint of the offering range. On a combined basis, if authorized but unissued shares of our common stock was the source of shares for both the recognition and retention plan and the stock option plan, the interests of shareholders would be diluted by approximately 6.79%. See “Pro Forma Data” for data on the dilutive effect of the stock recognition and retention plan and the stock option plan after completion of the conversion and offering and “Management –Stock Benefit Plans” for a description of the plans. In addition, options covering 61,859 shares of Minden Bancorp are outstanding as of the date hereof. Assuming the offering is completed at the midpoint of the estimated valuation range, options covering 100,508 shares of new Minden Bancorp common stock will be outstanding after completion of the conversion and offering.

Our Stock Price May Decline When Trading Commences.

If you purchase shares in the offering, there is a risk that you will not be able to sell them at or above the $10.00 purchase price. The trading price of the common stock will be determined by the marketplace, and will be influenced by many factors outside of our control, including prevailing interest rates, investor perceptions, securities analyst research reports and general industry, geopolitical and economic conditions. Publicly traded stocks, including stocks of financial institutions, often experience substantial market price volatility. These market fluctuations might not be related to the operating performance of particular companies whose shares are traded. Furthermore, we may experience market fluctuations that are not directly related to our operating performance but are influenced by the market’s perception of the state of the financial services industry in general and, in particular, the market’s assessment of the credit quality conditions, including default and foreclosure rates in the industry.

There May Be a Limited Market for Our Common Stock, Which May Adversely Affect Our Stock Price.

Currently, shares of Minden Bancorp common stock are quoted on the OTC Bulletin Board. Since Minden Bancorp common stock began trading in July 2002, trading in our shares has been limited. We expect our common stock also to be quoted on the OTC Bulletin Board. Although we will have more shares held by public shareholders than currently, there can be no assurance that an active trading market for our common stock will develop following the conversion and offering. Consequently, you may not be able to sell all of your shares of common stock in an efficient manner and the sale of a large number of shares at one time could temporarily depress the market price. There also may be a wide spread between the bid and asked price for our common stock. When there is a wide spread between the bid and asked price, the price at which you may be able to sell our common stock may be significantly lower than the price at which you could buy it at that time.

We Intend to Remain Independent Which May Mean You Will Not Receive a Takeover Premium for Your Common Stock.

We intend to remain independent for the foreseeable future. Pursuant to Office of Thrift Supervision regulations, new Minden Bancorp cannot be acquired within the first three years following the conversion and offering without prior approval of the Office of Thrift Supervision. The Office of Thrift Supervision has a long-standing policy of not permitting institutions to enter into an acquisition transaction within three years following a conversion in order to ensure sufficient time for the company to prudently deploy the capital raised in the conversion. Because we do not plan on seeking possible acquirors, it is unlikely that we will be acquired in the foreseeable future. Accordingly, you should not purchase our common stock with any expectation that a takeover premium will be paid to you in the near term.

Our Stock Value May Suffer from Anti-Takeover Provisions In Our Corporate Documents, Federal Regulations and Louisiana Law that May Impede Potential Takeovers that Management Opposes.

Provisions in our corporate documents, as well as certain federal regulations and Louisiana law, may make it difficult and expensive to pursue a tender offer, change in control or takeover attempt that our board of directors opposes. As a result, our shareholders may not have an opportunity to participate in such a transaction, and the trading price of our stock may not rise to the level of other institutions that are more vulnerable to hostile takeovers. Anti-takeover provisions contained in our corporate documents include:

●	restrictions on acquiring more than 10% of our common stock by any person and limitations on voting rights for positions of more than 10%;

●	the election of members of the board of directors to staggered three-year terms;

●	the absence of cumulative voting by shareholders in the election of directors;

●	provisions restricting the calling of special meetings of shareholders;

●	advance notice requirements for shareholder nominations and new business;

●	removal of directors without cause by a 75% vote of shareholders and with cause by a majority vote of all shareholders;

●	requirement of a 75% vote of shareholders for certain amendments to the bylaws and certain provisions of the articles of incorporation; and

●	our ability to issue preferred stock and additional shares of common stock without shareholder approval.

For three years following the conversion and offering, Office of Thrift Supervision regulations prohibit any person from acquiring or offering to acquire more than 10% of new Minden Bancorp’s common stock without the prior written approval of the Office of Thrift Supervision. Accordingly, the range of potential acquirors for new Minden Bancorp will be limited which will correspondingly reduce the likelihood that shareholders will be able to realize a gain on their investment through an acquisition of new Minden Bancorp in the near term.

See “Restrictions on Acquisitions of New Minden Bancorp and MBL Bank and Related Anti-Takeover Provisions” on page 136 for a description of anti-takeover provisions in our corporate documents, federal regulations and Louisiana law.

FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements, which can be identified by the use of words such as “would be,” “will,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect” and similar expressions. These forward-looking statements include:

●	statements of goals, intentions and expectations;

●	statements regarding prospects and business strategy;

●	statements regarding asset quality and market risk; and

●	estimates of future costs, benefits and results.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the factors discussed under the heading “Risk Factors” beginning on page 17 that could affect the actual outcome of future events and the following factors:

●	general economic conditions, either nationally or in our market area, that are worse than expected;

●	changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;

●	increased competitive pressures among financial services companies;

●	changes in consumer spending, borrowing and savings habits;

●	legislative or regulatory changes that adversely affect our business;

●	adverse changes in the securities markets;

●	our ability to grow and successfully manage such growth;

●	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Securities and Exchange Commission or the Financial Accounting Standards Board; and

●	our ability to successfully implement our branch expansion strategy, enter into new markets and/or expand product offerings successfully and take advantage of growth opportunities.

Any of the forward-looking statements that we make in this prospectus and in other public statements we make may turn out to be wrong because of inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements and you should not rely on such statements.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

Set forth below is selected consolidated financial and other data of Minden Bancorp. The information at June 30, 2010 and for the six month periods ended June 30, 2010 and 2009 was not audited, but in the opinion of management, reflects all adjustments necessary for a fair presentation. All of these adjustments are normal and recurring. The information at December 31, 2009 and 2008 and for the years ended December 31, 2009 and 2008 is derived in part from the audited financial statements that appear in this prospectus. The information at or for the year ended December 31, 2007 is derived from audited financial statements that do not appear in this prospectus. The results of operations for the six months ended June 30, 2010 are not necessarily indicative of the results of operations that may be expected for the entire year or any other period.

	At June 30,	At December 31,
	2010	2009	2008	2007
	(Dollars in thousands)
Selected Financial Data:
Total assets	$199,593	$210,858	$192,898	$127,401
Cash and cash equivalents	16,711	33,514	22,603	4,434
Investment securities:
Held to maturity	153	166	595	839
Available for sale	47,752	50,630	48,887	23,870
FHLB stock	239	238	238	358
Loans receivable, net	125,603	117,064	111,313	88,971
Deposits	175,126	187,766	171,353	95,488
FHLB advances	--	--	--	6,600
Stockholders’ equity	23,311	21,902	20,103	20,801

	At or For the Six Months Ended June 30,		At or For the Year Ended December 31,
	2010	2009	2009		2008	2007
	(Dollars in thousands)
Selected Operating Data:
Total interest income	$4,364	$4,481	$8,864		$8,789	$8,283
Total interest expense	946	1,297	2,447		3,295	3,767
Net interest income	3,418	3,184	6,417		5,494	4,516
Provision for loan losses	60	30	60		210	77
Net interest income after provision for loan losses	3,358	3,154	6,357		5,284	4,439
Total non-interest income (loss)	367	468	(2,057	)(1)	1,032	994
Total non-interest expense	2,032	2,181	4,190		4,296	3,750
Income before income taxes	1,693	1,441	110		2,020	1,683
Income taxes (benefit)	576	451	(27)		695	555
Net income	$1,117	$990	$137		$1,325	$1,128

Selected Operating Ratios (2)
Average yield on interest-earning assets	4.57%	5.13%	5.05%		5.58%	7.43%
Average rate on interest-bearing liabilities	1.21	1.84	1.68		2.78	4.11
Average interest rate spread(3)	3.36	3.29	3.37		2.80	3.32
Net interest margin(3)	3.58	3.64	3.66		3.49	4.05
Average interest-earning assets to average interest-bearing liabilities	122.55	123.69	120.44		132.58	124.58
Net interest income after provision for loan losses to non-interest expense	165.26	144.61	151.72		123.00	118.38
Total non-interest expense to average assets	2.00	1.19	2.28		2.55	3.03
Efficiency ratio(4)	53.69	59.72	96.10		65.83	68.06
Return on average assets	1.10	1.08	0.07		0.79	0.91
Return on average equity	10.29	10.14	0.73		6.10	5.57
Average equity to average assets	10.68%	10.62%	10.18%		12.91%	16.36%

(Footnotes on following page)

	At or For the Six Months Ended June 30,		At or For the Year Ended December 31,
	2010	2009	2009	2008	2007
	(Dollars in thousands)

Asset Quality Ratios:(5)
Non-performing loans as a percent of loans receivable, net(5)	0.50%	0.56%	0.70%	0.72%	1.39%
Non-performing assets as a percent of total assets(5)	0.54	0.37	0.45	0.41	0.97
Non-performing assets and troubled debt restructurings as a percent of total assets(5)	0.57	0.43	0.48	0.41	0.97
Allowance for loan losses as a percent of non-performing loans	159.02	123.91	121.48	125.63	75.60
Net charge-offs (recoveries) to average loans receivable	0.05%	0.01%	0.05%	0.15%	0.05%

Capital Ratios:(6)
Tier 1 capital ratio	10.94%	10.77%	9.78%	9.56%	15.32%
Tier 1 risk-based capital ratio	19.13	18.68	18.16	18.49	25.25
Total risk-based capital ratio	20.06%	19.66%	19.04%	19.50%	26.53%
Other Data:
Banking offices	2	2	2	1	1

(1)	Includes an other-than-temporary impairment charge of $2.8 million related to Minden Bancorp’s investment in a mutual fund.

(2)	With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods. Ratios for the six month periods are annualized.

(3)
Average interest rate spread represents the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.

(4)	The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.

(5)
Non-performing loans consist of all nonaccrual loans as well as loans past due to principal or interest more than 90 days delinquent but still accruing. Real estate owned consists of real estate acquired through foreclosure or real estate acquired by acceptance of a deed-in-lieu of foreclosure.

(6)	Capital ratios are end of period ratios.

RECENT DEVELOPMENTS

Set forth below is selected consolidated financial and other data of Minden Bancorp. The financial information at September 30, 2010 and for the three and nine month periods ended September 30, 2010 and 2009 was not audited, but in the opinion of management, reflects all adjustments necessary for a fair presentation of the results for such periods. All of these adjustments are normal and recurring. The information at December 31, 2009 is derived in part from the audited financial statements that appear in this prospectus. The results of operations for the three and nine months ended September 30, 2010 are not necessarily indicative of the results of operations that may be expected for the entire year.

	At September 30, 2010	At December 31, 2009
	(Dollars in thousands)
Selected Financial Data:
Total assets	$215,045	$210,858
Cash and cash equivalents	24,560	33,514
Investment securities:
Held to maturity	145	166
Available for sale	53,694	50,630
FHLB stock	239	238
Loans receivable, net	127,600	117,064
Deposits	189,705	187,766
FHLB advances	--	--
Stockholders’ equity	23,991	21,902

	At or For the Three Months Ended September 30,			At or For the Nine Months Ended September 30,
	2010	2009		2010	2009
	(Dollars in thousands)
Selected Operating Data:
Total interest income	$2,269	$2,214		$6,633	$6,695
Total interest expense	445	601		1,391	1,898
Net interest income	1,824	1,613		5,242	4,797
Provision for loan losses	30	15		90	45
Net interest income after provision for loan losses	1,794	1,598		5,152	4,752
Total non-interest income (loss)	226	(2,655	)(1)	594	(2,188	)(1)
Total non-interest expense	1,052	1,041		3,085	3,222
Income (loss) before income taxes (benefit)	968	(2,098)		2,661	(658)
Income taxes (benefit)	329	(713)		905	(263)
Net income (loss)	$639	$(1,385)		$1,756	$(395)

Selected Operating Ratios (2)
Average yield on interest-earning assets	4.63%	5.05%		4.46%	5.14%
Average rate on interest-bearing liabilities	1.10	1.66		1.18	1.78
Average interest rate spread(3)	3.53	3.39		3.28	3.36
Net interest margin(3)	3.66	3.64		3.46	3.65
Average interest-earning assets to average interest-bearing liabilities	121.13	120.84		125.61	121.82
Net interest income after provision for loan losses to non-interest expense	170.53	153.51		167.00	147.49
Total non-interest expense to average assets	2.03	2.25		1.99	2.17
Efficiency ratio(4)	52.08	(98.49)		53.69	125.66
Return on average assets	1.21	(2.99)		1.11	(0.27)
Return on average equity	11.33	(27.78)		10.38	(2.64)
Average equity to average assets	11.22%	10.75%		10.74%	10.10%

(Footnotes on following page)

	At or For the Three Months Ended September 30,		At or For the Nine Months Ended September 30,
	2010	2009	2010	2009
	(Dollars in thousands)

Asset Quality Ratios:(5)
Non-performing loans as a percent of loans receivable, net(5)	0.70%	0.88%	0.70%	0.88%
Non-performing assets as a percent of total assets(5)	0.46	0.54	0.46	0.54
Non-performing assets and troubled debt restructurings as a percent of total assets(5)	0.49	0.60	0.49	0.60
Allowance for loan losses as a percent of non-performing loans	113.47	98.26	113.47	98.26
Net charge-offs (recoveries) to average loans receivable	0.02%	0.02%	0.07%	0.03%

Capital Ratios:(6)
Tier 1 capital ratio	10.47%	10.53%	10.47%	10.53%
Tier 1 risk-based capital ratio	20.31	18.72	20.31	18.72
Total risk-based capital ratio	21.30%	19.67%	21.30%	19.67%

Other Data:
Banking offices	2	2	2	2

(1)	Includes an other-than-temporary impairment charge of $2.8 million related to Minden Bancorp’s investment in a mutual fund.

(2)	With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods. Ratios for the three and nine month periods are annualized.

(3)
Average interest rate spread represents the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.

(4)	The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.

(5)
Non-performing loans consist of all nonaccrual loans as well as loans past due to principal or interest more than 90 days delinquent but still accruing. Real estate owned consists of real estate acquired through foreclosure or real estate acquired by acceptance of a deed-in-lieu of foreclosure.

(6)	Capital ratios are end of period ratios.

Changes in Financial Condition at September 30, 2010 Compared to December 31, 2009

Total assets increased $4.2 million or 2.0% to $215.0 million at September 30, 2010 compared to $210.9 million at December 31, 2009 primarily due to a $10.5 million or 9.0% increase in loans receivable, net of allowance for loan losses, combined with a $3.1 million or 6.1% increase in investment securities available for sale, partially offset by a $9.0 million or 26.7% decrease in cash and cash equivalents. The decrease in cash and cash equivalents reflected management’s determination to continue to expand our loan portfolio and to a lesser extent, our investment portfolio. For the nine months ended September 30, 2010, we originated a total of $71.2 million of loans, including $14.3 million of single-family residential loans, $10.5 million of commercial real estate loans, $8.5 million of commercial business loans, $29.1 million of non-real estate consumer loans, and $1.9 million of land loans. The modest growth of investment securities available for sale reflected management’s determination to invest a portion of our liquid assets in U.S. Government and agency obligations in order to enhance our yield.

Total liabilities increased slightly by $2.1 million or 1.1% to $191.1 million at September 30, 2010 as compared to $189.0 million at December 31, 2009 primarily due to a $1.9 million or 1.0% increase in deposits, reflecting normal deposit activity during the period.

Stockholders’ equity increased by $2.1 million or 9.5% to $24.0 million at September 30, 2010 as compared to $21.9 million at December 31, 2009. The increase was primarily due to the $1.6 million (net of $187,000 of dividends paid) increase in retained earnings due to our profitable operation during 2010 accompanied by a $458,000 increase in accumulated other comprehensive income reflecting an increase in unrealized gains related to our investment securities available for sale as a result of the improvement in the market since December 2009.

Non-performing assets, which consist of nonaccrual loans, accruing loans 90 days or more delinquent and real estate owned (which includes real estate acquired through, or in lieu of, foreclosure), increased by $31,000 to $985,000 or 0.46% of total assets at September 30, 2010 from $954,000 or 0.45% of total assets at December 31, 2009. This increase was primarily due to a $157,000 increase in accruing loans 90 days or more delinquent partially offset by a $91,000 decrease in nonaccrual loans an a $36,000 decrease in real estate owned. At September 30, 2010, the $985,000 of nonperforming assets consisted of $379,000 of accruing loans 90 days or more delinquent, $511,000 of nonaccrual loans (including three troubled debt restructurings, all of which were performing in accordance with their terms), and $94,000 in real estate owned, the substantial majority of which consisted of a single-family residential property. At September 30, 2010, the $511,000 of nonaccrual loans consisted primarily of single-family residential mortgage loans. At September 30, 2010, we also had two troubled debt restructurings with an aggregate balance of $64,000. Management continues to aggressively pursue the collection and resolution of all delinquent loans.

At both September 30, 2010 and December 31, 2009, the allowance for loan losses amounted to $1.0 million. At September 30, 2010, the allowance for loan losses amounted to 113.5% of nonperforming loans and 0.79% of total loans receivable, as compared to 121.5% and 0.85%, respectively, at December 31, 2009. The decrease in the ratio of the allowance for loan losses to total non-performing loans was primarily due to the increase in the amount of non-performing loans.

Comparison of Results of Operations for the Three and Nine Months Ended September 30, 2010 and 2009

We recorded net income of $639,000 and $1.8 million for the three and nine months ended September 30, 2010 as compared to net losses of $1.4 million and $395,000 for the same periods in 2009. The losses incurred in the 2009 periods reflected the recognition of $2.8 million of impairment charges during the third quarter of 2009 related to our investment in a mutual fund which was initially purchased in 1993.

Net interest income for the three months ended September 30, 2010 increased $211,000 or 13.1% to $1.8 million as compared to $1.6 million the same period in 2009 while our net interest income increased $445,000 or 9.3% to $5.2 million for the nine months ended September 30, 2010 as compared to $4.8 million the same period in 2009. The increase in net interest income in the 2010 periods reflected primarily the effects of the $156,000 and $507,000 decreases in total interest expense for the three and nine months ended September 30, 2010 as compared to the same periods in 2009 due to the significant decline in the average cost of interest-bearing liabilities between 2009 and 2010 reflecting the continued repricing downward of our deposit liabilities. For the three and nine month periods ended September 30, 2010, the average rates paid on interest-bearing liabilities were 1.10% and 1.18%, respectively, as compared to 1.66% and 1.78% for the comparable periods in 2009. Likewise, the yields on our net interest-earning assets also declined to 4.63%, respectively in the 2010 periods as compared to 5.05% and 5.14% for the comparable 2009 periods. However, such declines were partially offset by increases in the balances of our interest-earning assets in the 2010 periods compared to the same periods in 2009. Our net interest margin improved slightly to 3.66% from 3.64% for the quarter ended September 30, 2010 compared to the same quarter in 2009 interim periods but declined for the nine months ended September 30, 2010 to 3.46% from 3.65% for the nine months ended September 30, 2009. The decline for the nine months ended September 30, 2010 reflected the greater downward adjustment in the yield earned on interest-earning assets during the period than experienced with respect to the decline in the average rate paid on interest-bearing liabilities during the same period, partially offset by an increase in the balance of our net interest-earning assets.

The provision for loan losses amounted to $30,000 and $90,000 for the three and nine months ended September 30, 2010 as compared to $15,000 and $45,000 for the same periods in 2009. The provisions increased in both of the 2010 periods as compared to the same periods in 2009 both as a result of the increased size of the loan portfolio as well as increases in the amounts of commercial real estate and commercial business loans.

Total non-interest income increased from a loss of $2.7 million and $2.2 million for the three and nine months ended September 30, 2009, respectively, to income of $226,000 and $594,000 for the comparable periods in 2010. The losses incurred in the 2009 periods were attributable to the previously discussed $2.8 million impairment charge recognized on our investment in a mutual fund. In addition, the 2010 periods reflected modest increases in customer service fees as we continued to emphasize the development of relationship banking.

Non-interest expense increased slightly by $11,000 or 1.1% to $1.1 million for the three months ended September 30, 2010 as compared to the same period in 2010 but decreased by $137,000 or 4.3% for the nine months ended September 30, 2010 as compared to the nine months ended September 30, 2009. The increase for the third quarter of 2010 reflected primarily the effect of a $43,000 increase in other general and administrative expense partially offset by decreases in salaries and benefit expense and deposit insurance premiums. The decrease in non-interest expense for nine months ended September 30, 2010 reflected the implementation of expense management strategies which have been successful in reducing our expenses in most of the operational areas over which we have control.

We incurred income tax expense of $329,000 and $905,000 for the three and nine months ended September 30, 2010 as compared to experiencing tax benefits of $713,000 and 263,000 for the comparable periods in 2009. The tax benefits recognized in the 2009 periods resulted from the $2.8 million impairment charge which resulted in our incurring pre-tax losses for both the three and the nine months ended September 30, 2009. Our effective tax rates were 34.0% for both the three and nine months ended September 30, 2010 and (39.5%) and (39.4%) for the same periods in 2009.

HOW OUR NET PROCEEDS WILL BE USED

The following table shows how we intend to use the net proceeds of the offering. The actual net proceeds will depend on the number of shares of common stock sold in the offering and the expenses incurred in connection with the offering. Payments for shares made through withdrawals from deposit accounts at MBL Bank will reduce MBL Bank’s deposits and will not result in the receipt of new funds for investment. See “Pro Forma Data” for the assumptions used to arrive at these amounts.

	Minimum of Offering Range		Midpoint of Offering Range		Maximum of Offering Range		15% Above Maximum of Offering Range
	1,105,000 Shares at $10.00 Per Share	Percent of Net Proceeds	1,300,000 Shares at $10.00 Per Share	Percent of Net Proceeds	1,495,000 Shares at $10.00 Per Share	Percent of Net Proceeds	1,719,250 Shares at $10.00 Per Share	Percent of Net Proceeds
	(Dollars in thousands)
Offering proceeds	$11,050		$13,000		$14,950		$17,193
Less: offering expenses	(1,000)		(1,000)		(1,000)		(1,000)
Net offering proceeds	10,050	100.0%	12,000	100.0%	13,950	100.0%	16,193	100.0%

Less:
Proceeds contributed to MBL Bank	5,025	(50.0)	6,000	(50.0)	6,975	(50.0)	8,096	(50.0)
Proceeds used for loan to employee stock ownership plan	442	(4.4)	520	(4.3)	598	(4.3)	688	(4.2)
Proceeds used to repurchase shares for stock recognition plan	393	(3.6)	462	(3.6)	531	(3.6)	611	(3.8)
Proceeds remaining for new Minden Bancorp	$4,190	42.0%	$5,018	42.1%	$5,846	42.1%	$6,797	42.0%

 New Minden Bancorp will retain 50% of the net proceeds of the offering, with the remaining 50% being contributed to MBL Bank, and intends to initially invest 100% of the proceeds it retains (other than the amount used to fund the employee stock ownership plan loan) in short-term, liquid investments. The actual amounts to be invested in different instruments will depend on the interest rate environment and new Minden Bancorp’s liquidity needs. Although there can be no assurance that we will invest the net proceeds in anything other than short-term, liquid investments, over time, new Minden Bancorp may use the proceeds it retains from the offering:

●	to invest in securities;

●	to pay dividends to shareholders;

●	to repurchase shares of its common stock, subject to regulatory restrictions;

●
to finance the possible acquisition of financial institutions or branch offices or other businesses that are related to banking; although we have no current plans, agreements or understandings regarding any merger or acquisition transactions; and

●	for general corporate purposes.

 Under current Office of Thrift Supervision regulations, new Minden Bancorp may not repurchase shares of its common stock during the first year following the conversion and offering, except to fund recognition plans that have been ratified by shareholders or tax qualified employee stock benefit plans or, with prior regulatory approval, when extraordinary circumstances exist.

 MBL Bank intends to initially use the net proceeds it receives to purchase investment and mortgage-backed securities. In the future, MBL Bank may use the proceeds that it receives from the offering, which is shown in the table above as the amount contributed to MBL Bank:

●	to fund new loans;

●	to invest in investment and mortgage-backed securities;

●
to finance the possible expansion of its business activities, including developing and introducing new products and services, such as remote deposit capture, credit cards (on an agency basis) and ACH originations and developing new branch locations; and

●	for general corporate purposes.

 We may need regulatory approvals to engage in some of the activities listed above. We currently have no specific plans or agreements regarding any expansion activities or acquisitions. Except as described above, neither new Minden Bancorp nor MBL Bank has any specific plans for the investment of the proceeds of this offering and has not allocated or reserved a specific portion of the proceeds to any particular use.

WE INTEND TO CONTINUE TO PAY QUARTERLY CASH DIVIDENDS

Minden Bancorp has paid quarterly cash dividends since the second quarter of fiscal 2003. Minden Bancorp’s current quarterly dividend is $0.11 per share. After we complete the conversion, dividends will be paid by new Minden Bancorp on its outstanding shares of common stock. The rate of such dividends and the initial or continued payment thereof will be in the discretion of the board of directors of new Minden Bancorp and will depend upon a number of factors, including the amount of net proceeds retained by us in the offering, investment opportunities available to us, capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. No assurance can be given that we will continue to pay dividends, that they will be at a level substantially consistent with the current level or that they will not be reduced or eliminated in the future. In addition, during the first three years after the conversion and offering, no dividend will be declared or paid if it would be classified as a return of capital.

The payment of dividends by new Minden Bancorp may ultimately depend upon receipt of dividends from MBL Bank, because new Minden Bancorp initially will have no source of income other than dividends from MBL Bank, earnings from the investment of proceeds from the sale of common stock retained by new Minden Bancorp, and interest payments with respect to the loan to made by new Minden Bancorp to the employee stock ownership plan.

MBL Bank’s ability to pay dividends to new Minden Bancorp will be governed by the Home Owners’ Loan Act, as amended, and the regulations of the Office of Thrift Supervision. In addition, the prior approval of the Office of Thrift Supervision will be required for the payment of a dividend if the total of all dividends declared by MBL Bank in any calendar year would exceed the total of its net profits for the year combined with its net profits for the two preceding years, less any required transfers to surplus or a fund for the retirement of any preferred stock. In addition, MBL Bank will be prohibited from paying cash dividends to new Minden Bancorp to the extent that any such payment would reduce MBL Bank’s regulatory capital below required capital levels or would impair the liquidation account to be established for the benefit of MBL Bank’s eligible account holders and supplemental eligible account holders. See “The Conversion and Offering – Liquidation Rights.”

Any payment of dividends by MBL Bank to new Minden Bancorp which would be deemed to be drawn out of MBL Bank’s bad debt reserves would require a payment of taxes at the then-current tax rate by MBL Bank on the amount of earnings deemed to be removed from the reserves for such distribution. MBL Bank does not intend to make any distribution to new Minden Bancorp that would create such a federal tax liability. See “Taxation.”

Unlike MBL Bank, new Minden Bancorp is not subject to the above regulatory restrictions on the payment of dividends to our shareholders. Under Louisiana law, new Minden Bancorp generally may pay dividends out of surplus, or if no surplus is available, may pay dividends out of its net profits for the current or preceding fiscal year or both.

MARKET FOR OUR COMMON STOCK

Minden Bancorp’s common stock is currently quoted on the OTC Bulletin Board under the symbol “MDNB.” After we complete the conversion and offering, we anticipate that the common stock of new Minden Bancorp will also be quoted on the OTC Bulletin Board. Sandler O’Neill & Partners, L.P. has advised us of its intention to make a market in our common stock, however, it is under no obligation to do so. The common stock may not be quoted under the same symbol. The shares of common stock of Minden Bancorp and those of new Minden Bancorp represent different economic interests and will reflect the effects of different financial results of operations and financial condition. Consequently, it is expected that the market prices of the common stock of Minden Bancorp before the completion of the conversion and offering and those of the common stock of new Minden Bancorp after completion of the conversion and offering will be different.

Making a market may include the solicitation of potential buyers and sellers in order to match buy and sell orders. The development of a liquid public market depends upon the existence of willing buyers and sellers, the presence of which is not within our control or the control of any market maker. In addition, there may be a wide spread between the bid and ask price for our common stock after the conversion and offering. You should view the common stock as a long-term investment. Furthermore, there can be no assurance that you will be able to sell your shares at or above the purchase price.

The following table sets forth the high and low closing stock prices for Minden Bancorp common stock and cash dividends per share declared for the periods indicated.

	Stock Price Per Share		Cash Dividends
Quarter ended:	High	Low	Per Share
September 30, 2010 (through November 9, 2010)	$15.95	$15.00	$0.11
June 30, 2010	15.00	12.80	0.11
March 31, 2010	15.25	12.89	0.11

December 31, 2009	14.50	14.50	0.11
September 30, 2009	15.00	15.00	0.11
June 30, 2009	15.25	15.25	0.11
March 31, 2009	15.00	11.00	0.11

December 31, 2008	19.00	10.50	0.10
September 30, 2008	20.99	19.50	0.10
June 30, 2008	21.50	20.85	0.10
March 31, 2008	23.00	19.91	0.10

At September 14, 2010, the business day immediately preceding the public announcement of the conversion and offering, and at November 9, 2010, the date of this prospectus, the closing prices of Minden Bancorp common stock as reported on the OTC Bulletin Board were $15.10 per share and $15.95 per share, respectively. At November 9, 2010, Minden Bancorp had approximately 219 shareholders of record, not including those who hold shares in “street” name.

REGULATORY CAPITAL REQUIREMENTS

At June 30, 2010, MBL Bank exceeded all of its regulatory capital requirements. The table below sets forth MBL Bank’s historical capital under accounting principles generally accepted in the United States of America and regulatory capital at June 30, 2010, and pro forma capital after giving effect to the offering. The pro forma capital amounts reflect the receipt by MBL Bank of 50.0% of the net offering proceeds. The pro forma risk-based capital amounts assume the investment of the net proceeds received by MBL Bank in assets which have a risk-weight of 20% under applicable regulations, as if such net proceeds had been received and so applied at June 30, 2010.

			Pro Forma at June 30, 2010 Based on Sale at $10.00 Per Share
	MBL Bank Historical at June 30, 2010		Minimum 1,105,000 Shares		Midpoint 1,300,000 Shares		Maximum 1,495,000 Shares		15% Above Maximum 1,719,250 Shares
	Amount	Percent of Assets(1)	Amount	Percent of Assets(1)	Amount	Percent of Assets(1)	Amount	Percent of Assets(1)	Amount	Percent of Assets(1)
	(Dollars in thousands)
GAAP capital(2)	$22,447	11.25%	$26,637	13.02%	$27,465	13.36%	$28,293	13.70%	$29,244	14.08%

Tier 1 leverage capital:
Actual(3)	$21,733	10.94%	$25,923	12.72%	$26,751	13.07%	$27,579	13.41%	$28,530	13.79%
Requirement	7,949	4.00	8,150	4.00	8,189	4.00	8,228	4.00	8,273	4.00
Excess	$13,784	6.94%	$17,773	8.72%	$18,562	9.07%	$19,351	9.41%	$20,257	9.79%

Tier 1 risk-based capital:
Actual(3)	$21,733	19.13%	$25,923	22.62%	$26,751	23.35%	$27,579	23.99%	$28,530	24.77%
Requirement	4,543	4.00	4,583	4.00	4,591	4.00	4,599	4.00	4,607	4.00
Excess	$17,190	15.13%	$21,340	18.62%	$22,160	19.35%	$22,980	19.99%	$23,922	20.77%

Total risk-based capital:
Actual(3)	$22,786	20.06%	$26,976	23.54%	$27,804	24.22%	$28,602	24.90%	$29,583	25.68%
Requirement	9,087	8.00	9,167	8.00	9,182	8.00	9,198	8.00	9,216	8.00
Excess	$13,699	12.06%	$17,809	15.54%	$18,622	16.22%	$19,434	16.90%	$20,367	17.68%
Reconciliation of capital infused into MBL Bank:
Net proceeds infused			$5,025		$6,000		$6,975		$8,096
Less:
Common stock acquired by employee stock ownership plan			(442)		(520)		(598)		(688)
Less:
Shares acquired by stock recognition plan			(393)		(462)		(531)		(611)
Pro forma increase in GAAP and regulatory capital(4)			$4,190		$5,018		$5,846		$6,797

(1)
Tier 1 leverage capital is shown as a percentage of total adjusted assets which amounted to $198.7 million at June 30, 2010. Tier 1 risk-based capital and total risk-based capital are shown as a percentage of total risk-weighted assets which amounted to $113.6 million at June 30, 2010.

(2)
The calculation of capital in accordance with generally accepted accounting principles (referred to as GAAP) and Tier 1 leverage capital are substantially similar. GAAP capital is the sum of paid-in capital, additional paid-in capital, retained earnings and accumulated other comprehensive income. In computing in Tier 1 capital, investment in nonincludable subsidiaries is deducted and accumulated losses or gains on securities held for sale are added or deducted, as applicable. As a result, at June 30, 2010 adjustments totaling $714,000 were deducted from GAAP capital to arrive at Tier 1 leverage capital.

(3)
Pro forma capital levels assume that we will fund a new recognition and retention plan that will acquire shares of common stock equal to approximately 3.55% of the shares of new Minden Bancorp common stock sold in the offering at the closing of the offering at a price equal to the price for which the shares of common stock are sold in the offering. The pro forma capital levels also assume that our employee stock ownership plan will purchase additional shares with the funds we lend it in amount equal to 4.0% of the shares of common stock of new Minden Bancorp sold in the offering. Pro forma GAAP and regulatory capital have been reduced by the amount required to fund both of these plans. See “Management-Stock Benefit Plans” for a discussion of the proposed recognition and retention plan and the employee stock ownership plan.

(4)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk-weighting.

CAPITALIZATION

The following table presents the historical capitalization of Minden Bancorp at June 30, 2010 and the capitalization of new Minden Bancorp after giving effect to the offering proceeds (referred to as “pro forma” information). The table depicts new Minden Bancorp’s capitalization following the offering at the minimum, midpoint, maximum and maximum, as adjusted, of the offering range. The pro forma capitalization gives effect to the assumptions listed under “Pro Forma Data,” based on the sale of the number of shares of common stock indicated in the table. A change in the number of shares to be issued in the offering may materially affect pro forma capitalization. We are offering our common stock on a best efforts basis. We must sell a minimum of 1,105,000 shares to complete the offering.

		Pro Forma Capital Based Upon the Sale at $10.00 per Share
	Minden Bancorp Historical	Minimum 1,105,000 Shares	Midpoint 1,300,000 Shares	Maximum 1,495,000 Shares	Maximum as adjusted, 1,719,250 Shares(1)
	(Dollars in thousands)
Deposits(2)	$175,126	$175,126	$175,126	$175,126	$175,126
Borrowings	--	--	--	--	--
Total deposits and borrowed funds	$175,126	$175,126	$175,126	$175,126	$175,126

Stockholders’ equity:
Preferred stock 10,000,000 shares, $0.01 par value, authorized; none issued or outstanding	--	--	--	--	--
Common stock 40,000,000 shares, $0.01 par value, authorized; specified number assumed to be issued and outstanding(3)	15	19	22	26	29
Additional paid-in capital(3)	16,567	26,551	28,498	30,444	32,683
Retained earnings(4)	8,307	8,307	8,307	8,307	8,307
Accumulated other comprehensive income	457	457	457	457	457
Treasury shares	(1,848)	(1,848)	(1,848)	(1,848)	(1,848)
Less: Common stock acquired by employee stock ownership plan(5)	(125)	(567)	(645)	(723)	(813)
Less: Common stock acquired by recognition and retention plan(6)	(62)	(393)	(462)	(531)	(611)
Total stockholders’ equity	$23,311	$32,526	$34,329	$36,132	$38,205

(1)
As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the offering range of up to 15% to reflect changes in market and financial conditions before we complete the offering or to fill the order of our employee stock ownership plan.

(2)	Does not reflect withdrawals from deposit accounts for the purchase of common stock in the offering. Such withdrawals would reduce pro forma deposits and assets by the amount of such withdrawals.

(3)
The pro forma amounts of common stock and additional paid-in capital have been increased to reflect the number of shares of common stock to be outstanding, which includes the exchange of all of the currently outstanding shares of Minden Bancorp common stock pursuant to the exchange ratio. No effect has been given to the issuance of additional shares of common stock pursuant to our proposed stock option plan. We intend to adopt a new stock option plan and to submit such plan to shareholders at a meeting of shareholders to be held at least six months following completion of the conversion and offering. If the stock option plan is approved by shareholders, an amount equal to approximately 8.88% of the shares of new Minden Bancorp common stock sold in the offering will be reserved for the stock option plan. Your ownership percentage would decrease by approximately 4.95% if all potential stock options are exercised from our authorized but unissued stock. See “Pro Forma Data” and “Management - Stock Benefit Plans – Stock Option Plan.” In addition, all treasury stock of Minden Bancorp will be canceled in connection with the consummation of the conversion and the offering.

(4)
The retained earnings of MBL Bank will be partially restricted after the offering. MBL Bank will be prohibited from paying cash dividends to new Minden Bancorp to the extent that any such payment would reduce MBL Bank’s regulatory capital levels below its minimum regulatory capital levels or would impair the liquidation account to be established for the benefit of eligible account holders and supplemental eligible account holders of MBL Bank. See “Regulation – Regulation of MBL Bank – Capital Distributions.”

(5)
Assumes that 4.0% of new Minden Bancorp’s common stock sold in the offering will be purchased by our employee stock ownership plan in addition to the shares already owned by the employee stock ownership plan. The common stock acquired by our employee stock ownership plan is reflected as a reduction of stockholders’ equity. Assumes the funds used to acquire our employee stock ownership plan shares will be borrowed from new Minden Bancorp. See Footnote 1 to the table set forth under “Pro Forma Data” and see also “Management –Stock Benefit Plans - Employee Stock Ownership Plan.”

(6)
Gives effect to the recognition and retention plan which we expect to adopt after the conversion and offering and present to shareholders for approval at a meeting of shareholders to be held at least six months after we complete the offering. No shares will be purchased by the recognition and retention plan in the conversion and offering, and such plan cannot purchase any shares until shareholder approval has been obtained. If the recognition and retention plan is approved by our shareholders, the plan intends to acquire an amount of common stock equal to approximately 3.55% of the shares of new Minden Bancorp common stock sold in the offering. The funds to enable such purchases will be provided by new Minden Bancorp. The table assumes that shareholder approval has been obtained and that such shares are purchased in the open market at $10.00 per share. The common stock so acquired by the recognition plan is reflected as a reduction in stockholders’ equity. If the shares are purchased at prices higher or lower than the initial purchase price of $10.00 per share, such purchases would have a greater or lesser impact, respectively, on stockholders’ equity. If the recognition and retention plan purchases authorized but unissued shares from Minden Bancorp such issuance would dilute the voting interests of existing shareholders by approximately 2.04%. See “Pro Forma Data” and “Management - Stock Benefit Plans – Recognition and Retention Plan.”

PRO FORMA DATA

The following tables show information about Minden Bancorp’s historical combined consolidated net income and stockholders’ equity prior to the conversion and offering and new Minden Bancorp’s pro forma consolidated net income and stockholders’ equity following the conversion and offering. The information provided illustrates our consolidated pro forma net income and stockholders’ equity based on the sale of common stock at the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively. The actual net proceeds from the sale of new Minden Bancorp common stock in the offering cannot be determined until the offering is completed. However, the net proceeds are currently estimated to be between $10.0 million and $14.0 million, or up to $16.2 million in the event the offering range is increased by approximately 15%, based upon the following assumptions:

●	New Minden Bancorp will sell all shares of common stock in the subscription offering and community offering;

●	New Minden Bancorp’s employee stock ownership plan will purchase an amount equal to 4.0% of the shares sold in the offering at a price of $10.00 per share with a loan from new Minden Bancorp;

●	expenses of the conversion and offering, other than the fees to be paid to Sandler O’Neill & Partners, L.P., are estimated to be $840,000;

●	126,500 shares of common stock will be purchased by Minden Bancorp’s executive officers and directors and their immediate families; and

●
Sandler O’Neill & Partners, L.P. will receive a fee equal to 1% of the aggregate purchase price of the shares of common stock sold in the offering, excluding any shares purchased by any employee benefit plans including the employee stock ownership plan, and any of our directors, officers or employees or members of their immediate families or affiliated companies or trusts; provided, however, such fee will be no less than $160,000.

We have prepared the following tables, which set forth our historical consolidated net income and stockholders’ equity prior to the conversion and offering and our pro forma consolidated net income and stockholders’ equity following the conversion and offering. In preparing these tables and in calculating pro forma data, the following assumptions have been made:

●
Pro forma earnings have been calculated assuming the conversion and offering had been completed at the beginning of the periods and the net proceeds of the offering had been invested at assumed rates of 2.69% and 1.79% for the year ended December 31, 2009 and the six months ended June 30, 2010, respectively, which approximates the yield on a five-year U.S. Treasury bill at such dates. We have used these assumed yields of 2.69% and 1.79% in lieu of the arithmetic average method because we believe it more accurately reflects the yield that we will receive on the net proceeds of the offering.

●
The pro forma after-tax yields on the net proceeds from the offering were assumed to be 1.78% and 1.18% for the year ended December 31, 2009 and six months ended June 30, 2010 based on an effective tax rate of 34.0%.

●
Withdrawals can be made from MBL Bank’s deposit accounts to fund the purchase of shares in the offering. To extent such funds are used, these funds will not result in new funds for investment by new Minden Bancorp and MBL Bank. In preparing the pro forma data, it was assumed no withdrawals were made from deposit accounts at MBL Bank.

●
Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of common stock, as adjusted in the pro forma net income per share to give effect to the purchase of shares by the employee stock ownership plan.

●
Pro forma stockholders’ equity amounts have been calculated as if the conversion and offering had been completed on December 31, 2009 and June 30, 2010 and no effect has been given to the assumed earnings effect of the transactions.

The following pro forma information may not be representative of the financial effects of the conversion and offering at the date on which the offering actually occurs and should not be taken as indicative of future results of operations. Pro forma stockholders’ equity represents the difference between the stated amount of our assets and liabilities computed in accordance with generally accepted accounting principles. Stockholders’ equity does not give effect to intangible assets in the event of a liquidation, to MBL Bank’s bad debt reserve or to the liquidation account to be maintained by MBL Bank and new Minden Bancorp. The pro forma stockholders’ equity is not intended to represent the fair market value of the common stock and may be different than amounts that would be available for distribution to shareholders in the event of liquidation.

We are offering our common stock on a best efforts basis. We must issue a minimum of 1,105,000 shares in the conversion and offering to complete the transactions.

The tables reflect the possible issuance of additional shares to be reserved for future issuance pursuant to our proposed new stock option plan which we expect to adopt following the offering and present, together with the stock recognition plan discussed below, to our shareholders for approval at a meeting to be held at least six months after the offering is completed. See “Management - Stock Benefit Plans.” For purposes of the tables, we have assumed that shareholder approval was obtained, that the exercise price of the stock options and the market price of the common stock at the date of grant were $10.00 per share, that the stock options had a term of 10 years and vested pro rata over five years, and that the new stock option plan granted options to acquire common stock equal to 8.88% of new Minden Bancorp’s common stock sold in the offering. We applied the Black-Scholes option pricing model to estimate a grant date fair value of $1.70 for each option. In addition to the terms of the options described above, the Black-Scholes option pricing model incorporated an estimated volatility rate of 18.21% for the common stock, dividend yield of 2.0%, an expected option life of 10 years and a risk free interest rate of 2.97%. Finally, we assumed that 25% of the stock options were non-qualified options granted to directors, resulting in a tax benefit (at an assumed tax rate of 34.0%) for a deduction equal to the grant date fair value of the options. There can be no assurance that shareholder approval of the stock option plan will be obtained, that the exercise price of the options will be $10.00 per share or that the Black-Scholes option pricing model assumptions used to prepare the table will be the same at the time the options are granted.

The tables also give effect to the stock recognition and retention plan, which we expect to adopt following the offering and present, together with the new stock option plan discussed above, to our shareholders for approval at a meeting to be held at least six months after the offering is completed. If approved by shareholders, the stock recognition and retention plan intends to acquire an amount of common stock equal to 3.55% of new Minden Bancorp’s common stock sold in the offering, either through open market purchases, if permissible, or from authorized but unissued shares of common stock. The tables assume that shareholder approval has been obtained and that the shares acquired by the stock recognition and retention plan are purchased in the open market at $10.00 per share and vest pro rata over a five-year period. There can be no assurance that shareholder approval of the stock recognition and retention plan will be obtained, that the shares will be purchased in the open market or that the purchase price will be $10.00 per share.

The tables on the following pages summarize historical consolidated data of Minden Bancorp and new Minden Bancorp’s pro forma data at or for the dates and periods indicated based on the assumptions set forth above and in the tale and should not be used as a basis for projection of the market value of the common stock following the conversion and offering.

At or For the Six Months Ended June 30, 2010
1,105,000 Shares Sold at $10.00 per Share (Minimum of Range)	1,300,000 Shares Sold at $10.00 per Share (Midpoint of Range)	1,495,000 Shares Sold at $10.00 per Share (Maximum of Range)	1,719,250 Shares Sold at $10.00 per Share (15% above Maximum)
(Dollars in thousands)
Gross proceeds	$11,050	$13,000	$14,950	$17,193
Less: estimated offering expenses	(1,000)	(1,000)	(1,000)	(1,000)
Estimated net proceeds	10,050	12,000	13,950	16,193
Less: common stock acquired by employee stock ownership plan(1)	(442)	(520)	(598)	(688)
Less: common stock to be acquired by recognition and retention plan(2)	(393)	(462)	(531)	(611)
Net investable proceeds, as adjusted	$9,215	$11,018	$12,821	$14,894

Consolidated pro forma net income:
Historical	$1,117	$1,117	$1,117	$1,117
Pro forma income on net investable proceeds(3)	55	65	76	88
Pro forma state shares and franchise tax(4)	(22)	(26)	(30)	(36)
Less: pro forma employee stock ownership plan adjustments(1)	(8)	(9)	(10)	(12)
Less: pro forma restricted stock award expense(2)	(26)	(31)	(35)	(41)
Less: pro forma stock option expense(5)	(16)	(18)	(21)	(24)
Pro forma net income	$1,101	$1,099	$1,097	$1,093

Pro forma net income per share:
Historical, as adjusted(6)	$0.60	$0.51	$0.44	$0.38
Pro forma income on net investable proceeds	0.03	0.03	0.03	0.03
Pro forma state shares and franchise tax(4)	(0.01)	(0.01)	(0.01)	(0.01)
Less: pro forma employee stock ownership plan adjustments(1)	0.00	0.00	0.00	0.00
Less: pro forma restricted stock award expense(2)	(0.01)	(0.01)	(0.01)	(0.01)
Less: pro forma stock option expense(5)	(0.01)	(0.01)	(0.01)	(0.01)
Pro forma net income per share	$0.60	$0.51	$0.44	$0.38

Offering price as a multiple of pro forma net income per share	8.33	x	9.73	x	11.26	x	13.02	x
Number of shares used to calculate pro forma net income per share(7)	1,842,484	2,167,628	2,492,772	2,866,688

Pro forma stockholders’ equity (book value)(5):
Historical	$23,311	$23,311	$23,311	$23,311
Estimated net proceeds	10,050	12,000	13,950	16,193
Less: common stock acquired by employee stock ownership plan(1)	(442)	(520)	(598)	(688)
Less: common stock to be acquired by recognition and retention plan(2)	(393)	(462)	(531)	(611)
Pro forma stockholders’ equity	$32,526	$34,329	$36,132	$38,205

Pro forma stockholders’ equity per share(6):
Historical	$12.36	$10.51	$9.13	$7.94
Estimated net proceeds	5.33	5.41	5.47	5.52
Less: common stock acquired by employee stock ownership plan(1)	(0.23)	(0.23)	(0.23)	(0.23)
Less: common stock to be acquired by recognition and retention plan(2)	(0.21)	(0.21)	(0.21)	(0.21)
Pro forma stockholders’ equity per share	$17.25	$15.48	$14.16	$13.02

Offering price as a percentage of pro forma stockholders’ equity per share	57.97%	64.60%	70.62%	76.80%
Number of shares used to calculate pro forma stockholders’ equity per share(7)	1,885,579	2,218,328	2,551,077	2,933,739

(Footnotes on page 40)

At or For the Year Ended December 31, 2009
1,050,000 Shares Sold at $10.00 per Share (Minimum of Range)	1,300,000 Shares Sold at $10.00 per Share (Midpoint of Range)	1,495,000 Shares Sold at $10.00 per Share (Maximum of Range)	1,719,250 Shares Sold at $10.00 per Share (15% above Maximum)
(Dollars in thousands)
Gross proceeds	$11,050	$13,000	$14,950	$17,193
Less: estimated offering expenses	(1,000)	(1,000)	(1,000)	(1,000)
Estimated net proceeds	10,050	12,000	13,950	16,193
Less: common stock acquired by employee stock ownership plan(1)	(442)	(520)	(598)	(688)
Less: common stock to be acquired by recognition and retention plan(2)	(393)	(462)	(531)	(611)
Net investable proceeds, as adjusted	$9,215	$11,018	$12,821	$14,894

Consolidated pro forma net income:
Historical	$137	$137	$137	$137
Pro forma income on net investable proceeds(3)	164	196	227	264
Pro forma state shares and franchise tax(4)	(44)	(52)	(61)	(71)
Less: pro forma employee stock ownership plan adjustments(1)	(15)	(17)	(20)	(23)
Less: pro forma restricted stock award expense(2)	(52)	(61)	(70)	(81)
Less: pro forma stock option expense(5)	(31)	(36)	(41)	(48)
Pro forma net income	$159	$167	$172	$178

Pro forma net income per share:
Historical, as adjusted(6)	$0.07	$0.06	$0.06	$0.05
Pro forma income on net investable proceeds	0.09	0.09	0.09	0.09
Pro forma state shares and franchise tax	(0.02)	(0.02)	(0.02)	(0.02)
Less: pro forma employee stock ownership plan adjustments(1)	(0.01)	(0.01)	(0.01)	(0.01)
Less: pro forma restricted stock award expense(2)	(0.03)	(0.03)	(0.03)	(0.03)
Less: pro forma stock option expense(5)	(0.02)	(0.02)	(0.02)	(0.02)
Pro forma net income per share	$0.08	$0.07	$0.07	$0.06

Offering price as a multiple of pro forma net income per share	125.00	x	142.86	x	151.52	x	166.67	x
Number of shares used to calculate pro forma net income per share(7)	1,843,589	2,168,928	2,497,267	2,868,407

Pro forma stockholders’ equity (book value)(5):
Historical	$21,902	$21,902	$21,902	$21,902
Estimated net proceeds	10,050	12,000	13,950	16,193
Less: common stock acquired by employee stock ownership plan(1)	(442)	(520)	(598)	(688)
Less: common stock to be acquired by recognition and retention plan(2)	(393)	(462)	(531)	(611)
Pro forma stockholders’ equity	$31,117	$32,920	$34,723	$36,796

Pro forma stockholders’ equity per share(6):
Historical	$11.61	$9.87	$8.58	$7.46
Estimated net proceeds	5.33	5.41	5.47	5.52
Less: common stock acquired by employee stock ownership plan(1)	(0.23)	(0.23)	(0.23)	(0.23)
Less: common stock to be acquired by recognition and retention plan(2)	(0.21)	(0.21)	(0.21)	(0.21)
Pro forma stockholders’ equity per share	$16.50	$14.84	$13.61	$12.54

Offering price as a percentage of pro forma stockholders’ equity per share	60.61%	67.39%	73.48%	79.74%
Number of shares used to calculate pro forma stockholders’ equity per share(7)	1,885,579	2,218,328	2,551,077	2,933,739

(Footnotes on following page)

(1)
Assumes that the employee stock ownership plan will acquire a number of shares equal to 4.0% of Minden Bancorp’s common stock sold in the conversion and offering. The employee stock ownership plan will borrow the funds used to acquire these shares from the net proceeds of the offering retained by new Minden Bancorp. The amount of this borrowing has been reflected as a reduction from gross proceeds to determine estimated net investable proceeds. This borrowing will have an interest rate equal to the prime rate as published by the Wall Street Journal as of the date the loan is extended and a term of 20 years. MBL Bank intends to make contributions to the employee stock ownership plan in amounts at least equal to the principal and interest requirement of the debt. Interest income that new Minden Bancorp will earn on the loan will offset the interest paid on the loan by MBL Bank. As the debt is paid down, shares will be released for allocation to participants’ accounts and stockholders’ equity will be increased.

The adjustment to pro forma net income for the employee stock ownership plan reflects the after-tax compensation expense associated with the plan, based on an assumed effective tax rate of 34.0%. Applicable accounting principles require that compensation expense for the employee stock ownership plan be based upon shares committed to be released and that unallocated shares be excluded from earnings per share computations. An equal number of shares (5% of the total, based on a 20 year loan) will be released each year over the term of the loan. The valuation of shares committed to be released would be based upon the average market value of the shares during the year, which, for purposes of this calculation, was assumed to be equal to the $10.00 per share purchase price. If the average market value per share is greater than $10.00 per share, total employee stock ownership plan expense would be greater.

(2)
Assumes that new Minden Bancorp will purchase in the open market a number of shares equal to 3.55% of the shares of Minden Bancorp common stock sold in the offering, that will be reissued as restricted stock awards under the recognition and retention plan proposed to be adopted following the conversion and offering. Repurchases will be funded with cash on hand at Minden Bancorp or with dividends paid to new Minden Bancorp by MBL Bank. The cost of these shares has been reflected as a reduction from gross proceeds to determine estimated net investable proceeds. In calculating the pro forma effect of the restricted stock awards, it is assumed that the required shareholder approval has been received, that the shares used to fund the awards were acquired at the beginning of the respective period, that the shares were acquired at the $10.00 per share purchase price and that the awards vest pro rata over a five-year period. The issuance of authorized but unissued shares of common stock instead of shares repurchased in the open market would dilute the ownership interests of existing shareholders, by approximately 2.04%, assuming the midpoint of the offering range. The adjustment to pro forma net income for the restricted stock awards reflects the after-tax compensation expense associated with the awards. If the fair market value per share is greater than $10.00 per share on the date shares are awarded, total recognition and retention plan expense would be greater.

(3)
Pro forma income on net investable proceeds is equal to the net proceeds less the cost of acquiring shares in the open market at the $10.00 per share purchase price to fund the employee stock ownership plan and the restricted stock awards under the recognition and retention plan multiplied by the after-tax reinvestment rate. The after-tax reinvestment rate is equal to 1.18% and 1.78% for the six months ended June 30, 2010 and the year ended December 31, 2009, respectively, based on the following assumptions: combined federal and state income tax rate of 34.0% and a pre-tax reinvestment rate of 1.79% and 2.69% for the six months ended June 30, 2010 and the year ended December 31, 2009, respectively.

(4)
As a stock building and loan association, MBL Bank is subject to the Louisiana Shares Tax. The Louisiana Shares Tax is based upon capitalized earnings and taxable stockholders’ equity minus certain real and personal property credits, which equals the market value of the common stock of MBL Bank for Louisiana Share Tax computation (as computed by the Louisiana Tax Commission). The total of the market value of the MBL Bank common stock is then multiplied by the millage rate of the parish in which MBL Bank is located to determine the Louisiana Shares Tax. The Louisiana Shares Tax presented as of December 31, 2009 at each offering range is the estimated additional tax computed in the manner described above net of income taxes based upon the net additional investable proceeds received by MBL Bank from the net proceeds of the offering. The Louisiana Share Tax at June 30, 2010 at each offering range is one half of the amount as calculated at December 31, 2009. The amounts shown are estimates. For additional information, see “Taxation-State Taxation.”

(5)
The adjustment to pro forma net income for stock options reflects the compensation expense associated with the stock options (assuming no federal tax benefit) that may be granted under the new stock option plan to be adopted following the conversion and offering. If the new stock option plan is approved by shareholders, a number of shares equal to 8.88% of new Minden Bancorp’s common stock sold in the offering will be reserved for future issuance upon the exercise of stock options that may be granted under the plan. In calculating the pro forma effect of the stock options, it is assumed that the exercise price of the stock options and the trading price of the stock at the date of the grant were $10.00 per share, and the estimated grant-date fair value pursuant to the application of the Black-Scholes option pricing model was $1.70 for each option, which was determined using the Black-Scholes option pricing formula using the following assumptions: (i) the trading price on the grant date was $10.00 per share; (ii) exercise price is equal to the trading price on the date of the grant; (iii) dividend yield of 2.0%; (iv) expected life of ten years; (v) expected volatility of 18.21%; (vi) risk-free interest rate of 2.97%; and (vii) 25% of the options awarded were non-qualified options and that the effective tax rate was 34.0%. If the fair market value per share on the date of the grant is different than $10.00, of if the assumptions used in the option pricing formula are different from those used in preparing this pro forma data, the value of the options and the related expense will be different. The aggregate grant date fair value of the stock options was amortized to expense on a straight line basis over a five-year vesting period of the options. There can be no assurance that the actual exercise price of the stock option will be equal to the $10.00 price per share. The Black-Scholes option-pricing formula has been used to estimate the value of the options. Applicable accounting standards do not prescribe a specific valuation technique to be used to estimate the fair value of employee stock options. New Minden Bancorp may use a valuation technique other than the Black-Scholes option-pricing formula and that technique may produce a different value. The issuance of authorized but unissued shares of common stock to satisfy option exercises instead of shares repurchased in the open market would dilute the ownership interests of existing shareholders by approximately 4.95%, assuming the midpoint of the offering range.

(footnotes continued on following page)

(6)
The historical net income per share has been adjusted to reflect the exchange ratio of the additional shares to be issued by new Minden Bancorp in exchange for the shares of Minden Bancorp common stock. As reported, the basic net income per share of Minden Bancorp for the six months ended June 30, 2010 and the year ended December 31, 2009 was $0.83 and $0.10, respectively.

(7)
The number of shares used to calculate pro forma net income per share is equal to the total number of shares to be outstanding upon completion of the conversion and offering, less the number of shares purchased by the employee stock ownership plan not committed to be released within one year following the conversion and offering. The number of shares used to calculate pro forma stockholders’ equity per share is equal to the total number of shares to be outstanding upon completion of the conversion and offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Minden Bancorp is a federally chartered holding company which owns 100% of the capital stock of MBL Bank, a community oriented building and loan association headquartered in Minden, Louisiana. Our primary business consists of attracting deposits from the general public and using those funds to originate loans to our customers and invest in securities such as United States (“U.S.”) Government and agency securities, mortgage-backed securities and municipal obligations. At June 30, 2010, Minden Bancorp had total assets of $199.6 million, total deposits of $175.1 million and stockholders’ equity of $23.3 million.

We are primarily engaged in attracting deposits from the general public through our two banking offices and using such deposits primarily to (i) originate loans secured by first liens on single-family (one-to four -units) residential and commercial real estate properties as well as to originate land and commercial business loans and (ii) invest in securities issued by the U.S. Government and agencies thereof, municipal securities and certain mutual funds. Minden Bancorp derives its income principally from interest earned on loans, mortgage-backed securities and investments and, to a lesser extent, from fees received in connection with the origination of loans and for other services. Minden Bancorp’s primary expenses are interest expense on deposits and general operating expenses. Funds for activities are provided primarily by deposits, repayments and prepayments of outstanding loans, investments and mortgage-backed securities and other sources.

MBL Bank is subject to regulation by the Louisiana Office of Financial Institutions, as its chartering authority, and by the Office of Thrift Supervision as well as the Federal Deposit Insurance Corporation, which insures MBL Bank’s deposits up to applicable legal limits.

Certain highlights of our operating strategy are:

●
Emphasizing Commercial Real Estate, Commercial Business and Land Loans. At June 30, 2010, $32.1 million or 25.0% of our total loan portfolio consisted of commercial real estate and commercial business loans. At that date, our portfolio also included $12.4 million of loans secured by deposits, the substantial majority of which relate to loans for commercial business purposes. With respect to loans secured by deposits related to commercial business lines of credit, the loans generally are fully secured by such deposits, reducing the risk of loss substantially. In addition, at June 30, 2010 we had $11.0 million of land loans, most of which are secured by income producing properties such as timber or agricultural property. Commercial real estate and commercial business loans as well as land loans are attractive because they generally provide us with higher average yields than single-family residential mortgage loans and they typically have adjustable rates of interest and/or shorter terms to maturity than traditional single-family residential mortgage loans. The net proceeds from the offering will increase our capital, although we currently maintain regulatory capital in excess of “well capitalized” standards, and will facilitate our ability to expand high quality loan relationships, subject to our current underwriting guidelines. We intend to continue to emphasize growth of our commercial real estate, commercial business and land lending in a manner consistent with our stringent loan underwriting policies and procedures. At June 30, 2010, we had no non-performing commercial real estate, business or land loans.

●
Increasing Core Deposits. We will continue our efforts to increase our core deposits in order to help reduce and control our cost of funds. As part of our emphasis on developing commercial banking relationships, we have emphasized the expansion of non-interest checking accounts which comprised $19.9 million or 11.3% of our total deposit portfolio at June 30, 2010. We offer a wide variety of deposits to our customers and are competitive in the rates we offer although we do not necessarily seek to match the highest rates paid by competitors. We also promote longer term deposits where possible and consistent with our asset liability management goals.

●
Expanding our Market Presence. We are taking steps to increase our market penetration in our existing market area by expanding the products and services we offer while continuing to emphasize customer service in an effort to capture more of each customer’s banking relationships. In addition to organic growth, we continue to evaluate market expansion opportunities. The net proceeds from the offering will facilitate our ability to consider additional new offices, either on a de novo basis or through acquisitions, although we currently have no plans, agreements or understandings with respect to any acquisitions.

●
Emphasizing Business Banking Operations. We have increased our contacts with local businesses in an effort to increase our business banking relationships and as a continuation of our transformation to a community bank. As a locally based bank, we believe that we offer a high level of customer service and an efficient loan application and approval process which is attractive to many local, small to medium sized businesses.

●
Considering New Product Lines. We continue to evaluate new product lines and services, such as remote deposit capture, credit cards (on an agency basis) and ACH originations, in our effort to offer a broader array of products and services to our customers. In particular, we continue to evaluate financial products which will increase our non-interest income.

●
Continuing Residential Mortgage Lending. Historically, we were a traditional single-family residential mortgage lender, and we will continue to offer traditional single-family residential loan products. For the past several years, we have emphasized originating such loans with balloon payments after three to five years and/or with shorter amortization periods and terms. At June 30, 2010, our loans secured by single-family residential mortgages amounted to $55.5 million, or 43.2% of our total loan portfolio.

Our results of operations depend, to a large extent, on net interest income, which is the difference between the income earned on our loan and securities portfolios and interest expense on deposits and borrowings. Our net interest income is largely determined by our net interest spread, which is the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities, and the relative amounts of interest-earning assets and interest-bearing liabilities. Results of operations are also affected by our provisions for loan losses, fees and service charges and other non-interest income and non-interest expense. Non-interest expense principally consists of compensation and employee benefits, office occupancy and equipment expense, data processing, advertising and other expense. Our results of operations are also significantly affected by general economic and competitive conditions, particularly changes in interest rates, government policies and actions of regulatory authorities. Future changes in applicable law, regulations or government policies may materially impact our financial condition and results of operations.

Our net income amounted to $1.1 million, $137,000 and $1.3 million for the six months ended June 30, 2010 and the years ended December 31, 2009 and 2008, respectively. Some of the major factors and trends which have impacted our results in these periods include the following:

●
Other than Temporary Impairment of Securities. Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market conditions warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) whether or not Minden Bancorp intends to sell or expects that it is more likely than not that it will be required to sell the security prior to an anticipated recovery in fair value. Once a decline in value for a debt security is determined to be other-than-temporary, the other-than-temporary impairment is separated into (a) the amount of total other-than-temporary impairment related to a decrease in cash flows expected to be collected from debt security (the credit loss) and (b) the amount of other-than-temporary impairment related to all other factors. The amount of the total other-than-temporary impairment related to credit loss is recognized in earnings. The amount of other-than-temporary impairment related to other factors is recognized in other comprehensive income (loss). During the year ended December 31, 2009, Minden Bancorp recognized $2.8 million in impairment charges on an investment in a mutual fund. During the third quarter of 2009, Minden Bancorp identified the impairment in this security, which had a carrying value of $10.9 million, as other than temporary and recorded the charges against its operating results. Beginning with the fourth quarter of 2009 and continuing each quarter thereafter, we have exercised our ability to redeem for cash $250,000 of our investment in the mutual fund. At June 30, 2010, our carrying value and the fair market value of such investment was approximately $7.3 million and $7.4 million, respectively.

●
Low Market Rates of Interest. In recent periods, our results have benefitted from the historically low market rates of interest that have prevailed. During 2008, the Federal Reserve Board reduced the federal funds rate seven times from 4.25% at December 31, 2007 to a range of 0% to 0.25% at December 31, 2008 and throughout 2009. The average rates that we pay on our interest-bearing deposits and other liabilities have fallen steadily, from 4.21% for the year ended December 31, 2007 to 1.21% during the six months ended June 30, 2010. Because the average rates on our deposits and other liabilities tend to adjust to changes in market rates of interest more quickly than the average yields we earn on our loans and other interest-earning assets, our average interest rate spread (the difference between the average yield earned on interest-earning assets and the average cost paid on interest-bearing liabilities) steadily increased between 2007 and 2009, as has our net interest income. Our interest rate spread narrowed slightly during the six months ended June 30, 2010 but we were able to increase our net interest income due to an increase in our net earning assets. We anticipate that the current low rate environment will continue to put downward pressure on short term interest rates until the economic recovery is sustainable. However, when the interest rate environment begins to increase it will cause pricing pressure on our deposit accounts and may have a negative impact on our net income.

●
Managing Other Expenses. Our other, or non-interest, expenses amounted to $2.0 million, $4.2 million and $4.3 million for the six months ended June 30, 2010 and the years ended December 31, 2009 and 2008, respectively. We have been able to maintain our non-interest expenses notwithstanding a significant increase in 2009 in Federal Deposit Insurance Corporation deposit insurance premium expense through implementation of stringent cost controls resulting in reductions in most of our other areas of non-interest expense, including salary and employee benefits expense. The increase in Federal Deposit Insurance Corporation deposit insurance premiums in the year ended December 31, 2009 included a charge for the Federal Deposit Insurance Corporation special assessment of approximately $80,500 we paid in June of 2009. However, we expect increases in salaries and benefits expenses after the conversion and offering as a result of the proposed stock purchase by our employee stock ownership plan as well as the new stock benefit plans that we intend to implement. See “Management –Stock Benefit Plans.”

Critical Accounting Policies

In reviewing and understanding financial information for Minden Bancorp, you are encouraged to read and understand the significant accounting policies used in preparing our consolidated financial statements included elsewhere in this document. These policies are described in Note 1 of the notes to our consolidated financial statements. The accounting and financial reporting policies of Minden Bancorp conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry. Accordingly, the consolidated financial statements require certain estimates, judgments, and assumptions, which are believed to be reasonable, based upon the information available. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of income and expenses during the periods presented. The following accounting policies comprise those that management believes are the most critical to aid in fully understanding and evaluating our reported consolidated financial results. These policies require numerous estimates or economic assumptions that may prove inaccurate or may be subject to variations which may significantly affect our reported results and financial condition for the period or in future periods.

Allowance for Loan Losses. The allowance for loan losses is established through a provision for loan losses charged to expense. Charges against the allowance for loan losses are made when management believes that the collectibility of loan principal is unlikely. Subsequent recoveries are added to the allowance. The allowance is an amount that management believes will cover known and inherent losses in the loan portfolio, based on evaluations of the collectibility of loans. The evaluations take into consideration such factors as changes in the types and amount of loans in the loan portfolio, historical loss experience, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, estimated losses relating to specifically identified loans, and current economic conditions. This evaluation is inherently subjective as it requires material estimates including, among others, exposure at default, the amount and timing of expected future cash flows on impaired loans, value of collateral, estimated losses on our commercial and residential loan portfolios and general amounts for historical loss experience. All of these estimates may be susceptible to significant change.

While management uses the best information available to make loan loss allowance evaluations, adjustments to the allowance may be necessary based on changes in economic and other conditions or changes in accounting guidance. Historically, our estimates of the allowance for loan losses have not required significant adjustments from management’s initial estimates. In addition, the Louisiana Office of Financial Institutions and the Office of Thrift Supervision, as an integral part of their examination processes, periodically review our allowance for loan losses. The Louisiana Office of Financial Institution and the Office of Thrift Supervision may require the recognition of adjustments to the allowance for loan losses based on their judgment of information available to them at the time of their examinations. To the extent that actual outcomes differ from management’s estimates, additional provisions to the allowance for loan losses may be required that would adversely impact earnings in future periods.

Income Taxes. We make estimates and judgments to calculate some of our tax liabilities and determine the recoverability of some of our deferred tax assets, which arise from temporary differences between the tax and financial statement recognition of revenues and expenses. We also estimate a deferred tax asset valuation allowance if, based on the available evidence, it is more likely than not that some portion or all of the recorded deferred tax assets will not be realized in future periods. These estimates and judgments are inherently subjective. Historically, our estimates and judgments to calculate our deferred tax accounts have not required significant revision to our initial estimates.

In evaluating our ability to recover deferred tax assets, we consider all available positive and negative evidence, including our past operating results, recent cumulative losses and our forecast of future taxable income. In determining future taxable income, we make assumptions for the amount of taxable income, the reversal of temporary differences and the implementation of feasible and prudent tax planning strategies. These assumptions require us to make judgments about our future taxable income and are consistent with the plans and estimates we use to manage our business. Any reduction in estimated future taxable income may require us to record an additional valuation allowance against our deferred tax assets. An increase in the valuation allowance would result in additional income tax expense in the period and could have a significant impact on our future earnings.

Other than Temporary Impairment of Securities. Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market conditions warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) whether or not we intend to sell or expect that it is more likely than not that we will be required to sell the security prior to an anticipated recovery in fair value. Once a decline in value for a debt security is determined to be other-than-temporary, the other-than-temporary impairment is separated into (a) the amount of total other-than-temporary impairment related to a decrease in cash flows expected to be collected from the debt security (the credit loss) and (b) the amount of other-than-temporary impairment related to all other factors. The amount of the total other-than-temporary impairment related to credit loss is recognized in earnings. The amount of other-than-temporary impairment related to other factors is recognized in other comprehensive income (loss).

Financial Condition

Changes in Financial Condition at June 30, 2010 Compared to December 31, 2009

Total assets decreased $11.3 million or 5.3% to $199.6 million at June 30, 2010 compared to $210.9 million at December 31, 2009. This decrease was primarily due to a $16.8 million or 50.1% decrease in total cash and cash equivalents combined with a $2.9 million or 5.7% decrease in investment securities available for sale, partially offset by an $8.5 million or 7.3% increase in loans receivable, net of allowance for loan losses. The increase in loans reflected our continued emphasis on loan originations. For the six months ended June 30, 2010, we originated a total of $42.0 million of loans, including $12.3 million of single-family residential, $6.3 million of commercial real estate loans, $7.7 million of commercial business loans and $11.2 million of non-real estate consumer loans, partially offset by $28.3 million of loan repayments. MBL Bank remains committed to continuing its lending emphasis on developing and growing new and existing relationships with both retail and commercial customers.

Total liabilities decreased $12.7 million or 6.7% to $176.3 million at June 30, 2010 compared to $189.0 million at December 31, 2009. This decrease was due to a $12.6 million or 6.7% decrease in deposits with the substantially majority of such decrease comprised of an $11.0 million decrease in noninterest bearing accounts due to the withdrawal of seasonal deposits. We serve as the depository for a local taxing authority. Such funds are deposited beginning in November and begin to be withdrawn starting in the following January.

Stockholders’ equity increased $1.4 million to $23.3 million as of June 30, 2010 compared to $21.9 million at December 31, 2009. The increase was primarily due to a $993,000 increase in retained earnings accompanied by a $375,000 increase in accumulated other comprehensive income.

Non-performing assets, which consist of nonaccruing loans, accruing loans 90 days or more delinquent and real estate owned (which includes real estate acquired through, or in lieu of, foreclosure), increased modestly by $116,000 to $1.1 million or 0.54% of total assets at June 30, 2010 from $954,000 or 0.45% of total assets at December 31, 2009. This increase was primarily due to a $308,000 increase in real estate owned. At June 30, 2010, the $1.1 million of non-performing assets consisted of $121,000 of accruing loans 90 days or more delinquent, $511,000 of nonaccrual loans (including three troubled debt restructurings totaling $102,000, all of which were performing in accordance with their terms), and $438,000 in real estate owned, all of which consisted of single-family residential properties. Subsequent to June 30, 2010, we sold several of such properties, reducing the amount of real estate owned to approximately $100,000. At June 30, 2010, the $511,000 of nonaccrual loans consisted primarily of single-family residential mortgage loans. Management continues to aggressively pursue the collection and resolution of all delinquent loans. See “Business - Asset Quality - Delinquent Loans.”

MBL Bank strives to maintain current valuations of the collateral supporting its impaired loans as well as other real estate owned. In most cases, we utilize third-party appraisals to determine the estimated fair value of the underlying collateral when measuring for impairment. As part of our valuation analysis, management considers the timing and reliability of the original appraisal, the original loan-to-value, our overall exposure and current market conditions. As part of our analysis, discounts may be applied to any collateral valuations that were performed more than one year prior to the reporting date.

At both June 30, 2010 and December 31, 2009, the allowance for loan losses amounted to $1.0 million. At June 30, 2010, the allowance for loan losses amounted to 159.0% of nonperforming loans and 0.78% of total loans receivable, as compared to 121.5% and 0.84%, respectively, at December 31, 2009. The increase in the allowance for loan losses to total non-performing loans was primarily due to a decrease in the amount of non-performing loans.

Although management uses the best information available to make determinations with respect to the provisions for loan losses, additional provisions for loan losses may be required to be established in the future should economic or other conditions change substantially. In addition, the Louisiana Office of Financial Institutions and the Office of Thrift Supervision, as an integral part of their examination process, periodically review our allowance for loan losses. Such agencies may require us to recognize additions to such allowance based on their judgments about information available to them at the time of their examination.

Changes in Financial Condition at December 31, 2009 Compared to December 31, 2008

Minden Bancorp’s total assets increased $18.0 million or 9.3% to $210.9 million at December 31, 2009, compared to $192.9 million at December 31, 2008. This increase was due primarily to a $10.9 million or 48.3% increase in cash and cash equivalents combined with a $5.8 million or 5.2% increase in loans receivable and a $1.7 million or 3.6% increase in available-for-sale investment securities. These increases were partially offset by slight decreases in investment securities held to maturity and in premises and equipment. The increase in total cash and cash equivalents in 2009 was primarily attributed to an increase in customer deposits as well as normal principal repayments received on our portfolio of investment securities available for sale and our loan portfolio. New loan production amounted to $71.7 million for the year ended December 31, 2009 as compared to $95.7 million for the year ended December 31, 2008 and included $21.1 million in single-family residential lending, $24.8 million in commercial and business lending, $3.9 million in land lending and $8.7 million in construction lending. Originations in 2008 included three large loans secured by deposits aggregating $16.0 million relating to commercial business lines of credit. There were no large loans secured by deposits originated in 2009. Minden Bancorp’s net loans receivable outstanding at December 31, 2009 grew $5.8 million or 5.2% to $117.1 million compared to $111.3 million at December 31, 2008.

Total liabilities increased $16.2 million or 9.4% to $189.0 million at December 31, 2009, compared to $172.8 million at December 31, 2008. This increase was primarily due to an increase of $12.3 million or 8.5% in interest-bearing deposits and a $4.2 million or 15.6% increase in non-interest-bearing deposits. Stockholders’ equity increased $1.8 million or 9.0% to $21.9 million as of December 31, 2009 compared to $20.1 million at December 31, 2008. The increase reflected primarily of the effects of a $1.8 million decrease in accumulated other comprehensive loss in large part as a result of the recognition of $2.8 million, pre-tax, of impairment charges with respect to an investment in a mutual fund.

Non-performing assets increased modestly to $954,000 or 0.45% of total assets at December 31, 2009 from $796,000 or 0.41% of total assets at December 31, 2008. At December 31, 2009, the $954,000 of nonperforming assets consisted of $222,000 of accruing loans 90 days or more delinquent, $602,000 of nonaccrual loans (which included three troubled debt restructurings totaling approximately $109,000 which were performing in accordance with their terms) and $130,000 in real estate owned. At December 31, 2009, nonaccrual loans consisted primarily of $581,000 in single-family residential real estate loans.

At both December 31, 2009 and 2008, the total allowance for loan losses amounted to $1.0 million. At December 31, 2009, the allowance for loan losses amounted to 121.5% of total non-performing loans and 0.84% of total loans receivable, as compared to 125.6% and 0.88%, respectively, at December 31, 2008.

Average Balances, Net Interest Income, Yields Earned and Rates Paid. The following table shows for the periods indicated the total dollar amount of interest from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. Tax-exempt income and yields have not been adjusted to a tax-equivalent basis. All average balances are based on monthly balances. Management does not believe that the monthly averages differ significantly from what the daily averages would be.

		Six Months Ended June 30,
		2010			2009
	Yield/Rate At June 30, 2010	Average Balance	Interest	Average Yield/ Rate(1)	Average Balance	Interest	Average Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable(1)	5.970%	$121,018	$3,773	6.24%	$116,054	$3,758	6.47%
Investment securities	2.362	48,977	565	2.31	52,063	713	2.74
Other interest-earning assets	0.003	21,032	26	0.25	6,641	10	0.30
Total interest-earning assets	4.640%	191,027	4,364	4.57%	174,758	4,481	5.13%
Non-interest-earning assets		12,315			9,094
Total assets		203,342			183,852
Interest-bearing liabilities:
Savings, NOW and money market accounts	0.560	79,945	220	0.55%	70,870	307	0.87%
Certificates of deposit	1.780	75,929	726	1.91	70,403	990	2.81
Total deposits	1.153%	155,874	946	1.21	141,273	1,297	1.84
Other borrowings		--	--	--	17	--	--
Total interest-bearing liabilities		155,874	946	1.21%	141,290	1,297	1.84%
Non-interest-bearing liabilities		25,752			23,028
Total liabilities		181,626			164,318
Stockholders’ equity(2)		21,716			19,534
Total liabilities and stockholders’ equity(1)		$203,342			$183,852
Net interest-earning assets		$35,153			$31,400
Net interest income; average interest rate spread	3.487%		$3,418	3.36%		$3,184	3.29%
Net interest margin(3)				3.58%			3.64
Average interest-earning assets to average interest-bearing liabilities				122.55%			123.69%

(1)	Includes loans held for sale for the 2010 period.
(2)	Includes retained earnings and other comprehensive income (loss).
(3)	Equals net interest income divided by average interest-earning assets.

	Year Ended December 31,
	2009			2008			2007
	Average Balance	Interest	Average Yield/ Rate(1)	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate
Interest-earning assets:	(Dollars in thousands)
Loans receivable	$116,691	$7,565	6.48%	$99,251	$7,301	7.36%	$82,055	$6,747	8.22%
Investment securities	52,063	1,262	2.42	48,953	1,298	2.65	28,576	1,492	5.22
Other interest-earning assets	6,641	37	0.56	9,380	190	2.03	896	44	4.91
Total interest-earning assets	175,395	8,864	5.05%	157,584	8,789	5.58%	111,527	8,283	7.43%
Non-interest-earning assets	8,771			10,875			12,248
Total assets	184,166			168,459			123,775
Interest-bearing liabilities:
Savings, NOW and money market accounts	72,569	582	0.80%	45,953	506	1.10%	18,989	292	1.54%
Certificates of deposit	73,041	1,865	2.55	70,091	2,699	3.85	55,951	2,738	5.05
Total deposits	145,610	2,447	1.68	116,044	3,205	2.76	74,940	3,030	4.21
FHLB advances and other borrowings	13	--	--	2,813	90	3.20	14,585	737	4.43
Total interest-bearing liabilities	145,623	2,447	1.68%	118,857	3,295	2.77%	89,525	3,767	4.11%
Non-interest-bearing liabilities	19,799			27,847			14,005
Total liabilities	165,422			146,704			103,530
Stockholders’ equity(1)	18,744			21,755			20,245
Total liabilities and shareholders’ equity(1)	$184,166			$168,459			$123,775
Net interest-earning assets	$22,668			$39,068			$19,962
Net interest income; average interest rate spread		$6,417	3.37%		$5,494	2.81%			3.22%
Net interest margin(2)			3.66%			3.49%		$4,516	4.05%
Average interest-earning assets to average interest-bearing liabilities			120.44%			132.58%			124.58%

(1)	Includes retained earnings and other comprehensive income (loss).
(2)	Equals net interest income divided by average interest-earning assets.

Rate/Volume Analysis. The following table shows the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities affected our interest income and expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in rate, which is the change in rate multiplied by prior year volume, and (2) changes in volume, which is the change in volume multiplied by prior year rate. The combined effect of changes in both rate and volume has been allocated proportionately to the change due to rate and the change due to volume.

	Six Months Ended June 30, 2010 Compared to 2009			Year Ended December 31, 2009 Compared to 2008			Year Ended December 31, 2008 Compared to 2007
	Increase (Decrease) Due to			Increase (Decrease) Due to			Increase (Decrease) Due to
	Rate	Volume	Total Increase (Decrease)	Rate	Volume	Total Increase (Decrease)	Rate	Volume	Total Increase (Decrease)
	(In thousands)
Interest income:
Loans receivable	$(145)	$161	$16	$(1,019)	$1,283	$264	$(860)	$1,414	$559
Investment securities	(106)	(42)	(148)	(118)	82	(36)	(1,258)	1,064	(194)
Other interest-earning assets	(6)	22	16	(97)	(55)	(152)	(272)	417	145
Total interest income	(256)	140	(116)	(1,234)	1,310	76	(2,389)	2,894	505
Interest expense:
Savings, NOW and money market accounts	(126)	39	(87)	(217)	293	76	(201)	415	214
Certificates of deposit	(342)	78	(264)	(948)	114	(834)	(731)	692	(39)
Total deposits	468	117	(351)	(1,165)	407	(758)	(932)	1,107	175
FHLB advances and other borrowings	--	--	--	--	(90)	(90)	(52)	(595)	(647)
Total interest expense	468	117	351	(1,165)	317	(848)	(984)	512	(472)
Increase (decrease) in net interest income	$212	$23	$235	$(69)	$993	$924	$(1,406)	$2,383	$977

Results of Operations

Comparison of Results of Operations for the Six Months Ended June 30, 2010 and 2009

General. Net income increased $128,000 or 12.9% to $1.1 million or $0.79 per diluted share for the six months ended June 30, 2010 compared to $990,000 or $0.70 per diluted share for the same period in 2009. The increase in net income was primarily due to a $234,000 or 7.4% increase in net interest income in the six months ended June 30, 2010 compared to the six months ended June 30, 2009. Also contributing to the increase in net income in the first six months of 2010 was the $149,000 decrease in non-interest expense. Non-interest expense reflected slight decreases in all but two categories due to the continued implementation of cost control measures.

Net Interest Income. Net interest income is determined by our interest rate spread (i.e., the difference between the yields earned on our interest-earning assets and the rates paid on our interest-bearing liabilities) and the relative amounts of interest-earning assets and interest-bearing liabilities. Net interest income increased $235,000 or 7.4% during the six months ended June 30, 2010 compared to the same period in 2009. The increase in net interest income in the 2010 period was due to a $351,000 or 27.1% decrease in interest expense on interest-bearing liabilities, primarily the result of a $261,000 or 26.4% decrease in interest expense on certificates of deposits as well as an $87,000 or 28.3% decrease on interest expense on transaction deposit accounts. This decrease more than offset a $116,000 or 2.6% decrease in interest income during the six months ended June 30, 2010 compared to the same period in 2009.

Interest Income. Interest income decreased $116,000 or 2.6% to $4.4 million for the six months ended June 30, 2010 compared to the same period in 2009. The decrease was due to a $148,000 or 20.1% decrease in interest income on investment securities partially offset by a $17,000 or 0.5% increase in interest income earned on loans combined with a $16,000 or 160.0% increase in interest earned on other interest-earning assets due to a $14.4 million increase in the average balance thereof resulting from management’s determination to increase the balance of liquid assets in the 2010 period as compared to the 2009 period. The decline in interest earned on investment securities reflected a 43 basis point decline in the average yield combined with a $3.1 million or 5.9% decline in the average balance. The increase in interest earned on loans reflected the effects of a 23 basis point decrease in the average yield earned on such assets offset by a $4.9 million or 4.3% increase in the average balance as we continued to emphasize the growth of our loan portfolio.

Interest Expense. Interest expense decreased $351,000 or 27.1% to $946,000 for the six months ended June 30, 2010, compared to the same period in 2009. This decrease in interest expense was primarily the result of a $261,000 or 26.4% decrease in interest expense on certificates of deposit and an $82,000 or 28.3% decrease on interest expense on transaction deposit accounts. The decrease in interest expense on certificates of deposit was the result of a 45 basis point or 31.9% decrease on rates paid on such deposits due to the repricing downward thereof as a result of the current low interest rate environment, which was partially offset by a $5.5 million or 7.9% increase in the average balance of certificate accounts. The decrease in interest expense on transaction deposit accounts was primarily the result of 32 basis point decline in the average cost of such deposits as they repriced downward in the current low interest rate environment partially offset by a $9.1 million increase in the average balance of such deposits.

Provision for Loan Losses. We establish provisions for loan losses, which are charged to operations, to maintain the allowance for loan losses at a level which will cover known and inherent losses in the loan portfolio, based upon an assessment of prior loss experience, the volume and type of lending conducted, industry standards, past due loans, economic conditions in our market area and other factors related to the collectibility of the loan portfolio. The provision for loan losses amounted to $60,000 for the six months ended June 30, 2010 as compared to $30,000 for the same period in 2009. The provision increased primarily due to the increased amount of commercial real estate loans which are more susceptible to experiencing problems during difficult economic conditions. Furthermore, the increased level of the provision reflected both the increased amount of delinquent commercial real estate and consumer loans experienced during the 2010 period as well as the increased level of charge-offs related to consumer loans during the 2010 period.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect a borrower’s ability to repay, estimated value of the underlying collateral and prevailing economic conditions. The evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

A loan is considered impaired when, based on current information or events, it is probable that we will be unable to collect the scheduled payments of principal and interest when due according to the contractual terms of the loan agreement. When a loan is impaired, the measurement of such impairment is based upon the fair value of the collateral of the loan. If the fair value of the collateral is less than the recorded investment in the loan, we will recognize the impairment by creating a valuation allowance with a corresponding charge against earnings.

Non-Interest Income. Other income was $367,000 for the six months ended June 30, 2010 compared to $468,000 for the same period in 2009. The decrease was primarily the result of a $68,000 decrease in other operating income. During July 2009 we sold the Woodard Walker Insurance Agency (the “Agency”) which is a property and casualty insurance agency we purchased in January 2006. We recognized a $70,000 gain on such sale. Consequently, our other operating income declined in 2009 since we only had six months of income from the Agency’s operations. The decline in other operating income was offset in part by a $37,000 increase in customer service fees as we continued to emphasize the development of relationship banking.

Non-interest Expenses. Non-interest expenses decreased modestly by $149,000 or 6.8% to $2.0 million for the six months ended June 30, 2010 compared to the same period in 2009. The decrease was primarily due to a $34,000 decrease in occupancy expense combined with a $51,000 decrease in other operating expense as a result of the sale of the Agency. We have implemented cost containment strategies which have been successful in reducing our expenses in most of our operational areas other than areas over which we have limited or no control such as the imposition of special assessments by the Federal Deposit Insurance Corporation.

Income Tax Expense. Income tax expense amounted to $576,000 and $451,000 for the six months ended June 30, 2010 and 2009, respectively, resulting in effective tax rates of 34.1% and 31.3%, respectively. The increase in income tax expense was primarily due to an increased amount of income before income taxes for the six months ended June 30, 2010 compared to income before income taxes for the six months ended June 30, 2009.

Comparison of Results of Operations for the Years Ended December 31, 2009 and 2008

General. We recorded net income of $137,000 for the year ended December 31, 2009 compared to net income of $1.3 million in 2008. The decline was primarily the result of the recognition of $2.8 million of impairment charges in 2009 related to our investment in a mutual fund which was initially purchased in 1993 and for which we continued to make systematic additional investments until 2005 primarily through the re-investment of dividends.

Net interest income increased $923,000 or 16.8% for the year ended December 31, 2009 compared to 2008, primarily due to an $848,000 decrease in interest expense as a result of decreasing interest rates paid on deposits during 2009 and 2008. As previously discussed, the lower interest rates paid on deposits reflected the generally lower market rates of interest following the actions of the Federal Reserve Board to reduce the key short-term rate seven times from 4.25% at December 31, 2007 to a range of 0% to 0.25% at December 31, 2008 and throughout 2009. Other operating income decreased $3.1 million or 299.3% for the year ended December 31, 2009, compared to 2008. The decrease was attributable to the $2.8 million impairment charge in 2009 on our investment in a mutual fund which was partially offset by a modest increase in service charges and gain on sale of assets in 2009 compared to 2008. Non-interest expenses decreased by $106,000 or 2.5% for the year ended December 31, 2009 compared to 2008 due to decreases in almost all categories of non-interest expense other than deposit insurance premiums. Deposit insurance increased substantially by $224,000 to $317,000 for 2009 which included an $80,500 charge for the Federal Deposit Insurance Corporation special assessment recorded in the second quarter of 2009. The provision for loan losses decreased $150,000 in 2009 compared to 2008 primarily due to a lower amount of charge-offs in 2009 as compared to 2008. For 2009, we recorded a $27,000 income tax benefit compared to a $695,000 tax expense for 2008. The income tax benefit reflected the effect of the impairment charge related to our investment in the mutual fund.

Net Interest Income. Interest expense decreased $848,000 or 25.7% in 2009 compared to 2008. Net interest income increased $923,000 or 16.8% to $6.4 million for the year ended December 31, 2009 compared to 2008. This increase was primarily due to a decrease in rates paid on interest-bearing deposits combined with a $264,000 increase in interest earned on loans receivable offset in part by reductions in interest income on investment securities and other interest-earning assets. The decline in interest expense was primarily the result of the decline in the average cost of interest-bearing liabilities which more than offset the $29.6 million increase in the average balance of interest-bearing deposits as we funded our asset growth through deposits other rather than borrowings.

Interest Income. Interest income increased $76,000 or 0.86% to $8.9 million for the year ended December 31, 2009, compared to 2008. The increase was primarily due to a $264,000 or 3.6% increase in interest earned on loans, partially offset by a $188,000 decline in interest earned on investment securities and other interest-earning assets. The increase in interest income on loans was primarily due to a $17.4 million or 17.6% increase in the average balance of loans outstanding as we continued our growth strategy, which increase more than offset the 88 point decline in the average yield reflecting the decline in market rates of interest. The decline in interest earned on investment securities reflected primarily the effects of a 23 basis point decline in the yield, offset partially by a $3.1 million or 6.4% increase in the average balance. The decline in interest on other interest-earning assets reflected the significant decline in the average yield to 0.56% for 2009 from 2.03% for 2008 combined with a decrease in the average balance thereof as we focused on expanding our loan portfolio.

Interest Expense. Interest expense decreased $848,000 or 25.7% to $2.4 million for the year ended December 31, 2009 compared to 2008. This decrease was primarily due to a decrease of $834,000 or 30.9% in interest expense on certificates of deposit and a decrease of $90,000 in interest expense on Federal Home Loan Bank advances. The decrease in interest expense on certificates of deposit was primarily due to a 130 basis point or 33.8% decrease in the average rate paid, which was partially offset by a $3.0 million or 4.2% increase in the average balance outstanding. Partially offsetting the decrease in interest paid on certificates was a $76,000 or 15.0% increase in interest paid on transaction account deposits which reflected primarily the $26.6 million increase in the average balance as we pursued funding our asset growth with low cost core deposits. The decrease in interest expense on Federal Home Loan Bank advances and other borrowings was due to a $2.4 million decrease to $13,000 in the average balance outstanding.

Provision for Loan Losses. The provision for loan losses amounted to $60,000 and $210,000 for the years ended December 31, 2009 and 2008, respectively. The significant decline in the provision reflected the decline in the level of charge-offs from $164,000 for 2008 to $64,000 for 2009.

Non-Interest Income. Total other operating income decreased $3.1 million or 399.3% to a loss of $2.1 million for the year ended December 31, 2009 compared to 2008. The loss was primarily attributable to the previously discussed $2.8 million impairment charge on our investment in a mutual fund. Partially offsetting the impairment charge were modest increases in customer service fees and gains on a sale of assets.

Non-Interest Expenses. Our non-interest expenses amounted to $4.2 million and $4.3 million for the years ended December 31, 2009 and 2008, respectively. The decrease reflects the effect of our efforts to control our operating expenses as essentially all areas of non-interest expense decreased with the exception of Federal Deposit Insurance Corporation Deposit insurance premium expense which increased $224,000 or 240.1% to $317,000 for 2009. The increase in Federal Deposit Insurance Corporation deposit insurance premiums included an $81,000 charge for the Federal Deposit Insurance Corporation special assessment we recorded in the second quarter of 2009.

Income Tax Expense (Benefit). We experienced a $27,000 tax benefit for 2009 as a result of the loss incurred in connection with the $2.8 million impairment charge related to our investment in a mutual fund. The impairment charge resulted in a tax benefit of $952,000 which was used to offset taxes in part due on our taxable income. For 2008, we incurred income tax expense of $695,000 reflecting our profitable operations for the year. Our effective tax rates for 2009 and 2008 were (24.5)% and 34.4%, respectively.

Exposure to Changes in Interest Rates

Our ability to maintain net interest income depends upon our ability to earn a higher yield on interest-earning assets than the rates we pay on deposits and borrowings. The Company’s interest-earning assets consist primarily of longer term residential and commercial real estate mortgage loans and investment securities available for sale which have fixed rates of interest. Consequently, our ability to maintain a positive spread between the interest earned on assets and the interest paid on deposits and borrowings can be adversely affected when market rates of interest rise.

Although longer term, fixed-rate mortgage loans made up a significant portion of our interest-earning assets at June 30, 2010, we maintained a significant portfolio of securities available-for-sale during the past few years, a significant portion of which bear adjustable interest rates, as well as an increased number of loans structured to include balloon payments due in three to five years or with shorter terms in order to better position us for a rising rate environment. At June 30, 2010 and December 2009 and 2008, securities available-for-sale amounted to $47.8 million, $50.6 million and $48.9 million, respectively, or 23.9%, 24.0% and 25.3%, respectively, of total assets at such dates. In addition, at June 30, 2010, 77.1% of our loan portfolio was comprised of loans with either balloon payments due in five years or less or with terms of five years or less. Pursuing this strategy will allow our interest-earning assets to reprice more rapidly in a rising interest rate environment.

Quantitative Analysis. The Office of Thrift Supervision provides a quarterly report on the potential impact of interest rate changes upon the market value of portfolio equity. Management reviews the quarterly reports from the Office of Thrift Supervision which show the impact of changing interest rates on net portfolio value. Net portfolio value is the difference between incoming and outgoing discounted cash flows from assets, liabilities, and off-balance sheet contracts.

Net Portfolio Value. Our interest rate sensitivity is monitored by management through the use of a model which internally generates estimates of the change in our net portfolio value (“NPV”) over a range of interest rate scenarios. NPV is the present value of expected cash flows from assets, liabilities, and off-balance sheet contracts. The NPV ratio, under any interest rate scenario, is defined as the NPV in that scenario divided by the market value of assets in the same scenario. The following table sets forth our NPV as of June 30, 2010:

Change in Interest Rates in Basis Points (Rate Shock)	Net Portfolio Value			NPV as % of Portfolio Value of Assets
	Amount	$ Change	% Change	NPV Ratio	Change
	(Dollars in thousands)
300	$32,049	$(363)	(1.00)%	15.43%	(8)%
200	32,668	256	1.00	15.66	15
100	32,284	372	1.00	15.68	18
Static	32,412	--	--	15.51	--
(50)	32,184	(288)	(1.00)	15.38	(13)
(100)	31,888	(524)	(2.00)	15.28	(22)

Qualitative Analysis. Our ability to maintain a positive “spread” between the interest earned on assets and the interest paid on deposits and borrowings is affected by changes in interest rates. Our fixed-rate loans generally are profitable if interest rates are stable or declining since these loans have yields that exceed our cost of funds. If interest rates increase, however, we would have to pay more on our deposits and new borrowings, if any, which would adversely affect our interest rate spread. In order to counter the potential effects of dramatic increases in market rates of interest, we have for the past several years frequently structured our mortgage loans to provide for balloon payments of the principal due after three or five years as well as pursued the origination of loans with shorter terms such as commercial business loans and land loans. In addition, commencing in 2010 we began originating for sale those single-family loans with terms of 15 years or greater. As a result, we are not as susceptible to rising interest rates as we would be if our interest-earning assets were primarily comprised of long-term fixed-rate mortgage loans. Interest rate floors limit our interest rate risk by limiting potential decreases in the interest yield on an adjustable-rate loan to a certain level. As a result, we receive a minimum yield even if rates decline farther and the interest rate on the particular loan would otherwise adjust to a lower amount. Conversely, interest rate ceilings limit the amount by which the yield on an adjustable-rate loan may increase to no more than six percentage points over the rate at the time of origination. Finally, we intend to continue to emphasize the origination on shorter term consumer loans and commercial business loans which generally have terms of five years or less and/or bear adjustable rates.

Liquidity and Capital Resources

We maintain levels of liquid assets deemed adequate by management. We adjust our liquidity levels to fund deposit outflows, repay our borrowings and to fund loan commitments. We also adjust liquidity as appropriate to meet asset and liability management objectives.

Our primary sources of funds are deposits, amortization and prepayment of loans and mortgage-backed securities, maturities of investment securities and other short-term investments, loan sales and earnings and funds provided from operations. While scheduled principal repayments on loans and mortgage-backed securities are a relatively predictable source of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. We set the interest rates on our deposits to maintain a desired level of total deposits. In addition, we invest excess funds in short-term interest-earning accounts and other assets, which provide liquidity to meet lending requirements. Our deposit accounts with the Federal Home Loan Bank of Dallas amounted to $271,000, $774,000 and $1.9 million at June 30, 2010 and December 31, 2009 and 2008, respectively.

A significant portion of our liquidity consists of securities classified as available-for-sale and cash and cash equivalents. Our primary sources of cash are net income, principal repayments on loans and mortgage-backed securities and increases in deposit accounts. If we require funds beyond our ability to generate them internally, we have borrowing agreements with the Federal Home Loan Bank of Dallas which provide an additional source of funds. At June 30, 2010, we did not have any advances from the Federal Home Loan Bank of Dallas and had $55.0 million in borrowing capacity.

At June 30, 2010, we had outstanding commitments to originate loans totaling $9.9 million. At June 30, 2010, certificates of deposit scheduled to mature in less than one year, totaled $67.1 million. Based on prior experience, management believes that a significant portion of such deposits will remain with us, although there can be no assurance that this will be the case. In addition, the cost of such deposits could be significantly higher upon renewal, in a rising interest rate environment. We intend to utilize our high levels of liquidity to fund our lending activities. If additional funds are required to fund lending activities, we intend to sell our securities classified as available-for-sale as needed.

MBL Bank is required to maintain regulatory capital sufficient to meet tangible, core and risk-based capital ratios of at least 1.5%, 3.0% and 8.0%, respectively. At June 30, 2010, MBL Bank exceeded each of its capital requirements with ratios of 10.94%, 10.94% and 20.06%, respectively, and was deemed “well-capitalized” for regulatory capital purposes.

Payments Due Under Contractual Obligations

The following tables summarize our contractual cash obligations, consisting of certificates of deposit, at June 30, 2010 and December 31, 2009.

	Total at June 30, 2010	Payments Due By Period
		To	1-3	4-5	After 5
		1 Year	Years	Years	Years
	(In thousands)
Certificates of deposit	$75,486	$67,123	$8,364	$--	$--
Total contractual obligations	$75,486	$67,123	$8,363	$--	$--

	Total at December 31, 2009	Payments Due By Period
		To 1 Year	1-3 Years	4-5 Years	After 5 Years
	(In thousands)
Certificates of deposit	$76,126	$68,927	$7,199	$--	$--
Total contractual obligations	$76,126	$68,927	$7,199	$--	$--

Off-Balance Sheet Arrangements

In the normal course of operations, we engage in a variety of financial transactions that, in accordance with accounting principles generally accepted in the United States of America, are not recorded in our financial statements. These transactions involve, to varying degrees, elements of credit, interest rate, and liquidity risk. Such transactions are used primarily to manage customers’ requests for funding and take the form of loan commitments, lines of credit and letters of credit.

The following tables summarize our outstanding commitments to originate loans and to advance additional amounts pursuant to outstanding letters of credit, lines of credit and undisbursed construction loans in process at June 30, 2010 and December 31, 2009.

	Total Amounts Committed at June 30, 2010
		Amount of Commitment Expiration - Per Period
		To 1 Year	1-3 Years	4-5 Years	After 5 Years
	(In thousands)
Letters of credit	$129	$129	$--	$--	$--
Unused lines of credit	4,088	4,088	--	--	--
Undisbursed portion of loans in process	1,645	1,645	--	--	--
Commitments to originate loans	4,075	4,075	--	--	--
Total commitments	$9,937	$9,937	$--	$--	$--

	Total Amounts Committed at December 31, 2009
		Amount of Commitment Expiration - Per Period
		To 1 Year	1-3 Years	4-5 Years	After 5 Years
	(In thousands)
Letters of credit	$257	$257	$--	$--	$--
Unused lines of credit	2,127	2,127	--	--	--
Undisbursed portion of loans in process	887	887	--	--	--
Commitments to originate loans	5,899	5,899	--	--	--
Total commitments	$9,170	$9,170	$--	$--	$--

Recent Accounting Pronouncements

The FASB has issued ASU 2010-06, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements. This ASU requires some new disclosures and clarifies some existing disclosure requirements about fair value measurement as set forth in Codification Subtopic 820-10. The FASB’s objective is to improve these disclosures and, thus, increase the transparency in financial reporting. Specifically, ASU 2010-06 amends Codification Subtopic 820-10 to now require: a reporting entity to disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers; and in the reconciliation for fair value measurements using significant unobservable inputs, a reporting entity should present separately information about purchases, sales, issuances, and settlements. In addition, ASU 2010-06 clarifies the requirements of the following existing disclosures: for purposes of reporting fair value measurement for each class of assets and liabilities, a reporting entity needs to use judgment in determining the appropriate classes of assets and liabilities; and a reporting entity should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements. ASU 2010-06 is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. Early adoption is permitted. Minden Bancorp is currently reviewing the effect this new pronouncement will have on its consolidated financial statements.

 In April 2010, the FASB issued ASU 2010-18, Receivables (Topic 310): Effect of a Loan Modification When the Loan Is Part of a Pool That Is Accounted for as a Single Asset, which codified the consensus reached in EITF Issue No. 09-I, “Effect of a Loan Modification When the Loan Is Part of a Pool That Is Accounted for as a Single Asset.” The amendments to the Codification provide that modifications of loans that are accounted for within a pool under Subtopic 310-30 do not result in the removal of those loans from the pool even if the modification of those loans would otherwise be considered a troubled debt restructuring. An entity will continue to be required to consider whether the pool of assets in which the loan is included is impaired if expected cash flows for the pool change. ASU 2010-18 does not affect the accounting for loans under the scope of Subtopic 310-30 that are not accounted for within pools. Loans accounted for individually under Subtopic 310-30 continue to be subject to the troubled debt restructuring accounting provisions within Subtopic 310-40. ASU 2010-18 is effective prospectively for modifications of loans accounted for within pools under Subtopic 310-30 occurring in the first interim or annual period ending on or after July 15, 2010. Early application is permitted. Upon initial adoption of ASU 2010-18, an entity may make a one-time election to terminate accounting for loans as a pool under Subtopic 310-30. This election may be applied on a pool-by-pool basis and does not preclude an entity from applying pool accounting to subsequent acquisitions of loans with credit deterioration. The implementation of this standard is not expected to have an impact on Minden Bancorp’s consolidated financial position or results of operations.

In July 2010, the FASB issued ASU 20100-20, Receivables (Topic 310): Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses, which will help investors assess the credit risk of a company’s receivables portfolio and the adequacy of its allowance for credit losses held against the portfolios by expanding credit risk disclosures. This ASU requires more information about the credit quality of financing receivables in the disclosures to financial statements, such as aging information and credit quality indicators. Both new and existing disclosures must be disaggregated by portfolio segment or class. The disaggregation of information is based on how a company develops its allowance for credit losses and how it manages its credit exposure. The amendments in this ASU apply to all public and nonpublic entities with financing receivables. Financing receivables include loans and trade accounts receivable. However, short-term trade accounts receivable, receivables measured at fair value or lower of cost or fair value, and debt securities are exempt from these disclosure amendments. Minden Bancorp is currently reviewing the effect this new pronouncement will have on its consolidated financial statements.

The effective date of ASU 2010-20 differs for public and nonpublic companies. For public companies, the amendments that require disclosures as of the end of a reporting period are effective for periods ending on or after December 15, 2010. The amendments that require disclosures about activity that occurs during a reporting period are effective for periods beginning on or after December 15, 2010. For nonpublic companies, the amendments are effective for annual reporting periods ending on or after December 15, 2011.

Impact of Inflation and Changing Prices

The consolidated financial statements and related financial data presented herein have been prepared in accordance with accounting principles generally accepted in the United States of America, which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in relative purchasing power over time due to inflation. Unlike most industrial companies, virtually all of our assets and liabilities are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution’s performance than does the effect of inflation.

BUSINESS

General

Minden Bancorp is a federally chartered savings and loan holding company which owns 100% of the capital stock of MBL Bank, which is a Louisiana-chartered community oriented building and loan association headquartered in Minden, Louisiana. In July 2002, MBL Bank completed a reorganization to a mid-tier holding company structure. In the 2002 reorganization and offering, Minden Bancorp sold 654,638 shares of common stock at a purchase price of $10.00 per share and issued 800,112 shares of common stock to Minden Mutual Holding Company. As of June 30, 2010, Minden Mutual Holding Company held 58.6% of Minden Bancorp’s issued and outstanding common stock. The only significant asset of Minden Bancorp is the capital stock of MBL Bank.

MBL Bank operates a total of two banking offices located in Webster Parish, in northwest Louisiana. Our primary business consists of attracting deposits from the general public and using those funds, to originate loans to our customers and invest in securities such as U.S. Government and agency securities, mortgage-backed securities and municipal obligations. At June 30, 2010, we had total assets of $199.6 million, total deposits of $175.1 million and stockholders’ equity of $23.3 million.

Historically, MBL Bank has been a traditional savings institution with an emphasis on originating longer term single-family residential first mortgage loans and, to a significantly lesser extent, consumer loans such as automobile and recreational vehicle loans. As part of implementing our business strategy, beginning in 2001 we started to diversify the loan products we offered and increased our efforts to originate higher yielding commercial real estate, commercial business and land loans. Our focus on land loans was to originate commercial purpose loans secured by income producing properties such as timber land or agricultural properties and not loans for the acquisition of raw land for development. In connection with the strategic determination to transform itself to a community bank, MBL Bank hired senior management with significant commercial lending experience in our market area. Commercial real estate and commercial business loans as well as land loans were deemed attractive due to their generally higher yields and shorter anticipated lives compared to single-family residential mortgage loans. As of June 30, 2010, commercial business and commercial real estate loans totaled $32.1 million or 25.0% of the total loan portfolio with land loans, most of which are secured by income producing properties, accounting for an additional $11.0 million or 8.6% of the total loan portfolio.

Minden Bancorp is subject to supervision and regulation by the Office of Thrift Supervision. MBL Bank is subject to regulation by the Louisiana Office of Financial Institutions, as its chartering authority, and by the Office of Thrift Supervision as well as by the Federal Deposit Insurance Corporation, which insures MBL Bank’s deposits up to applicable legal limits.

Minden Bancorp’s only business activities are to hold all of the outstanding common stock of MBL Bank. Minden Bancorp is authorized to pursue other business activities permitted by applicable laws and regulations for savings and loan holding companies, which may include the issuance of additional shares of common stock to raise capital or to support mergers or acquisitions and borrowing funds for reinvestment in MBL Bank.

Minden Bancorp does not own or lease any property, but instead uses the premises, equipment and furniture of MBL Bank. At the present time, Minden Bancorp employs only persons who are officers of MBL Bank to serve as officers of Minden Bancorp and may also use the support staff of MBL Bank from time to time. These persons are not separately compensated by Minden Bancorp.

Market Area and Competition

Minden Bancorp is headquartered in Minden, Louisiana and conducts its business through main office and an additional branch office both of which are located in Webster Parish, Louisiana. The primary market areas we serve are Webster Parish and the contiguous parishes of Claiborne and Bienville as well as the Shreveport-Bossier City-Minden Combined Statistical Area which consists of Webster, Caddo, DeSoto and Bossier Parishes. At June 30, 2010, the most recent date for which data is available, MBL Bank had a deposit market share of 26.1% for Webster Parish as a whole and 34.8% for Minden only, resulting in it having the second largest deposit market share in the parish and the largest deposit share in Minden. The economy in our primary market area is fairly diversified with healthcare, retail trade, manufacturing, construction and government constituting the primary basis of the economy. The largest employer in Webster Parish is the Webster Parish School Board.

The population of Webster Parish was estimated at 41,000 in 2010. The population growth rate for Webster Parish has decreased slightly since 1990. The population is projected to decline an additional 1.1% for the period of 2010 through 2015 as compared to an estimated growth rate of 3.7% and 3.9% for Louisiana and the United States. The median household income for Webster Parish at $31,000 in 2010 is below Louisiana and national averages and is projected to lag behind both Louisiana as a whole and the United States. In June 2010, the unemployment rate for Webster Parish was approximately 9.2% as compared to 8.3% for Louisiana and 9.5% for the United States.

We face strong competition, both in attracting deposits and making real estate and commercial loans. Our most direct competition for deposits has historically come from commercial banks, credit unions and other savings institutions located in our market area. This includes many large regional financial institutions which have greater financial and marketing resources available to them. In addition, we face significant competition for investors’ funds from short-term money market securities, mutual funds and other corporate and government securities. We do not rely upon any individual group or entity for a material portion of our deposits. Our ability to attract and retain core deposits depends on our ability to provide a competitive rate of return, liquidity, and service convenience comparable to those offered by competing investment opportunities. Management remains focused on attracting core deposits through our branch network, business development efforts and commercial business relationships.

Our competition for real estate loans comes principally from mortgage banking companies, commercial banks, other savings institutions and credit unions. We compete for loan originations primarily through the interest rates and loan fees we charge, and the efficiency and quality of services we provide borrowers. Factors which affect competition include general and local economic conditions, current interest rate levels and volatility in the mortgage markets. Competition may increase as a result of the continuing reduction of restrictions on the interstate operations of financial institutions.

Lending Activities

General. At June 30, 2010, Minden Bancorp’s total portfolio of loans receivable amounted to $128.3 million, or 64.3%, of the $199.6 million of total assets at such time. Minden Bancorp traditionally concentrated its lending activities on first mortgage loans secured by residential property. Such loans amounted to $55.5 million or 43.2% of the total loan portfolio at June 30, 2010. We do not originate and have not originated single-family residential loans that are considered “sub prime,” “Alt-A”, “no-doc” or “low doc” loans due to credit scores of borrowers being lower than specified thresholds or due to reduced loan document requirements. For the past several years, Minden Bancorp has emphasized the origination of commercial real estate and commercial business loans as well as land loans. Consistent with such approach, commercial real estate, commercial business and land loans amounted to $19.4 million or 15.1%, $12.7 million or 9.9% and $11.0 million or 8.6%, respectively, of the total loan portfolio at June 30, 2010. While Minden Bancorp intends to continue to originate single-family residential loans, it will continue its emphasis on commercial real estate, commercial business and land loans as part of its systematic and orderly transformation to a community bank. In addition, as part of its intent to be a full service community bank, it will continue to offer a variety of other loan products including construction and consumer loans.

The types of loans that we may originate are subject to federal and state laws and regulations. Interest rates charged on loans are affected principally by the demand for such loans and the supply of money available for lending purposes and the rates offered by our competitors. These factors are, in turn, affected by general and economic conditions, the monetary policy of the federal government, including the Federal Reserve Board, legislative and tax policies, and governmental budgetary matters.

We generally may not make loans to one borrower and related entities in an amount which exceeds 15% of its unimpaired capital and surplus, although loans in an amount equal to an additional 10% of unimpaired capital and surplus may be made to a borrower if the loans are fully secured by readily marketable securities. In addition, upon application the Office of Thrift Supervision permits a savings institution to lend up to an additional 15% of unimpaired capital and surplus to one borrower to develop domestic residential housing units. At June 30, 2010, our regulatory limit on loans-to-one borrower was approximately $3.5 million (and $5.8 million when fully secured by readily marketable securities) and at such date our five largest loans or groups of loans-to-one borrower, including related entities, aggregated $5.1 million, $4.1 million, $3.3 million, $2.4 million and $2.4 million. Each of our five largest loans or groups of loans was performing in accordance with its terms at June 30, 2010. The two largest loan relationships consisted of loans that were fully secured by deposits. The third largest relationship consisted of four loans totaling $3.3 million with approximately 23.0% of the aggregate principal balance secured by deposits and the remainder by equipment and guaranties. The fourth largest loan relationship consisted of five loans with an aggregate principal balance of $2.4 million with commercial real estate providing the substantial majority of the collateral for the loans. The fifth relationship, also aggregating $2.4 million, was secured in large part by income producing properties, crop assignments as well as residential properties and equipment.

Loan Portfolio Composition. The following table sets forth the composition of MBL Bank’s loan portfolio by type of loan at the dates indicated.

			December 31,
	June 30, 2010		2009		2008		2007		2006		2005
	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%
Real estate loans:	(Dollars in thousands)
One- to four-family residential(1)	$55,455	43.24%	$54,364	45.70%	$51,191	45.11%	$43,166	47.29%	$40,576	50.78%	$38,746	53.64%
Commercial real estate	19,356	15.09	17,946	15.09	15,493	13.65	9,347	10.24	9,594	12.01	9,776	13.54
Land	10,980	8.56	10,929	9.19	8,824	7.78	5,972	6.54	3,554	4.49	2,794	3.87
Construction	5,134	4.00	4,129	3.47	3,262	2.88	7,190	7.88	7,393	9.25	4,112	5.69
Total real estate loans	90,925	70.89	87,368	73.45	78,770	69.42	65,675	71.95	61,152	76.53	55,429	76.74
Consumer loans:
Consumer loans(2)	12,182	9.50	12,688	10.67	11,055	9.74	8,975	9.83	6,731	8.43	5,431	7.52
Loans secured by deposits	12,447	9.71	8,706	7.32	11,489	10.12	2,593	2.84	1,409	1.76	1,439	1.99
Commercial business	12,699	9.90	10,190	8.56	12,163	10.72	14,043	15.38	10,610	13.28	9,933	13.75
Total loans	128,253	100.00%	118,952	100.00%	113,478	100.00%	91,286	100.00%	79,902	100.00%	72,232	100.00%
Less:
Allowance for loan losses	1,005		1,001		1,000		936		901		837
Loans in process	1,645		887		1,164		1,379		4,038		1,278
Net loans	$125,602		$117,064		$111,313		$88,971		$74,963		$70,117

(1)
At no period end did MBL Bank have any loans held for sale. Includes a small amount of lines of credit for business purposes secured by residential properties. At June 30, 2010, such loans aggregated $3.6 million.

(2)
Consumer loans include automobile, boat, recreational vehicle, equipment and lease and loans. At June 30, 2010, the primary components were $7.8 million of automobile and recreational vehicle loans and $1.7 million of equipment loans.

Contractual Terms to Final Maturities. The following tables show the scheduled contractual maturities of our loans as of June 30, 2010 and December 31, 2009, before giving effect to the allowance for loan losses. Demand loans, loans having no stated schedule of repayments and no stated maturity, and overdrafts are reported as due in one year or less. The amounts shown below do not take into account loan prepayments.

	June 30, 2010
	One- to Four-Family Residential	Commercial Real Estate	Land	Construction(1)	Consumer	Consumer Loans Secured by Deposits	Commercial Business Loans	Total
	(In thousands)
Amounts due after June 30, 2010 in:
One year or less	$9,492	$9,004	$6,059	$4,994	$1,884	$11,848	$6,257	$49,538
After one year through two years	3,023	2,485	2,385	140	2,127	477	1,675	12,312
After two years through three years	4,737	2,856	1,037	--	3,273	83	1,559	13,545
After three years through five years	11,159	4,255	1,138	--	3,999	39	2,959	23,549
After five years through ten years	9,445	515	309	--	808	--	249	11,326
After ten years through 15 years	10,135	241	52	--	--	--	--	10,428

After 15 years	7,464	--	--	--	91	--	--	7,555
Total	$55,455	$19,356	$10,980	$5,134	$12,182	$12,447	$12,699	$128,253

(1) Does not include loans in process.

	At December 31, 2009

	One- to Four-Family Residential	Commercial Real Estate	Land	Construction(1)	Home Equity Lines of Credit	Consumer Non-Real Estate Loans	Commercial Business Loans	Total
	(In thousands)
Amounts due after December 31, 2009 in:
One year or less	$7,372	$3,813	$5,996	$4,129	$2,413	$8,519	$4,718	$36,960
After one year through two years	3,385	5,354	2,760	--	2,129	67	1,182	14,877
After two years through three years	3,869	2,270	733	--	2,953	77	1,258	11,160
After three years through five years	10,412	5,565	1,159	--	4,328	43	3,032	24,539
After five years through ten years	10,348	689	226	--	838	--	--	12,101
After ten years through 15 years	9,566	255	55	--	27	--	--	9,903
After 15 years	9,412	--	--	--	--	--	--	9,412
Total	$54,364	$17,946	$10,929	$4,129	$12,688	$8,706	$10,190	$118,952

(1) Does not include loans in process.

           Scheduled contractual amortization of loans does not reflect the expected term of the loan portfolio. The average life of loans is substantially less than their contractual terms because of prepayments and due-on-sale clauses, which gives Minden Bancorp the right to declare a conventional loan immediately due and payable in the event, among other things, that the borrower sells the real property subject to the mortgage and the loan is not repaid. The average life of mortgage loans tends to increase when current mortgage loan rates are higher than rates on existing mortgage loans and, conversely, decrease when rates on existing mortgage loans are lower than current mortgage loan rates (due to refinancings of adjustable-rate and fixed-rate loans at lower rates). Under the latter circumstance, the weighted average yield on the loan portfolio decreases as higher yielding loans are repaid or refinanced at lower rates.

The following tables show the dollar amount of our loans at June 30, 2010 and December 31, 2009, due after June 30, 2011 and December 31, 2010, respectively, as shown in the preceding tables, which have fixed interest rates or which have floating or adjustable interest rates.

	Fixed-Rate	Floating or Adjustable-Rate	Total at June 30, 2010
		(In thousands)
One- to four-family residential	$48,278	$7,177	$55,455
Commercial real estate	9,209	10,147	19,356
Land	3,419	7,561	10,980
Construction	2,733	2,401	5,134
Consumer	12,182	--	12,182
Consumer non-real estate	10,261	2,186	12,447
Commercial business	3,279	9,420	12,699
Total	$89,361	$38,892	$128,253

	Fixed-Rate	Floating or Adjustable-Rate	Total at December 31, 2009
		(In thousands)
One- to four-family residential	$46,781	$7,583	$54,364
Commercial real estate	9,678	8,268	17,946
Land	3,294	7,635	10,929
Construction	3,778	351	4,129
Consumer	12,570	118	12,688
Consumer non-real estate	6,347	2,359	8,706
Commercial business	4,537	5,653	10,190
Total	$86,985	$31,967	$118,952

Origination, Purchase and Sale of Loans. Our lending activities are subject to the written, non-discriminatory, underwriting standards and loan origination procedures established by the board of directors and management. Loan originations are obtained by a variety of sources, including referrals from real estate brokers, builders, existing customers, advertising, walk-in and referrals from existing customers. Written loan applications are taken by one of our loan officers. The loan officer also supervises the procurement of credit reports, appraisals and other documentation involved with a loan. As a matter of practice, we obtain independent outside appraisals on substantially all of our loans although we may prepare an in-house valuation depending on the characteristics of the loan and the profile of the borrower. Our loan approval process is intended to assess the borrower’s ability to repay the loan, the viability of the loan and the value of the property that will secure the loan.

Commencing in 2010, we have originated and sold substantially all of our longer term (15 years or longer) fixed-rate conforming mortgages to a correspondent bank. For the six months ended June 30, 2010, we originated and sold $2.6 million of one- to four-family residential loans. Loans are sold with servicing released and with limited recourse in the event that fraud in the sale exists. Such sales are affected in order to reduce proportion of the loan portfolio comprised of longer term fixed-rate residential mortgages so as to reduce our interest rate risk. We will continue to sell loans in the future to the extent we believe the interest rate environment is unfavorable and interest rate risk is unacceptable.

Although we have rarely purchased loans or loan participations in the past, we will continue to evaluate the opportunity to purchase loans or loan participations in the future. However, consistent with our past practice, we would expect such loans to be secured by property located in our market area.

The following table shows our total loans originated, purchased, sold and repaid during the periods indicated.

	Six Months Ended June 30,		Year Ended December 31,
	2010	2009	2009	2008
Loan originations:	(In thousands)
One- to four-family residential	$12,345	$11,313	$21,141	$24,193
Commercial real estate	6,280	3,732	10,399	10,959
Land	1,348	1,125	3,859	6,307
Construction	3,248	5,114	8,710	5,455
Consumer	11,169	8,533	13,115	31,624
Commercial business	7,650	9,559	14,427	17,194
Total loan originations	42,040	39,376	71,651	95,732
Loans purchased	--	--	--	--
Loans sold	2,604	--	--	--
Loan principal repayments	28,267	27,911	64,012	71,226
Total loans sold and principal repayments	30,871	27,911	61,012	71,226
Decrease due to other items, net(1)	(2,631)	(3,136)	(1,888)	(2,164)
Net increase in total loans	$8,538	$8,329	$5,751	$22,342

(1)	Other items consist of loans in process, deferred fees and the allowance for loan losses.

Although federal laws and regulations permit savings institutions to originate and purchase loans secured by real estate located throughout the United States, we concentrate our lending activity in our primary market area in Webster Parish, Louisiana and the surrounding area. Subject to our loans-to-one borrower limitation, we are permitted to invest without limitation in residential mortgage loans and up to 400% of our capital in loans secured by non-residential or commercial real estate. We also may invest in secured and unsecured consumer loans in an amount not exceeding 35% of total assets. This 35% limitation may be exceeded for certain types of consumer loans, such as home equity and property improvement loans secured by residential real property. In addition, we may invest up to 10% of our total assets in secured and unsecured loans for commercial, corporate, business or agricultural purposes. At June 30, 2010, we were within each of the above lending limits.

The board of directors has granted certain loan approval authority to individual officers and to an officer loan committee as well as to the loan committee of the board. Our two loan officers have individual loan authority to approve secured loans of any type in amounts up to $100,000 and $50,000, respectively, and unsecured up to $25,000 and $10,000, respectively. Our Senior Vice President in charge of lending has authority to approve secured and unsecured loans in amounts up to $200,000 and $50,000, respectively, while the President and Chief Executive Officer can individually approve secured and unsecured loans up to $500,000 and $250,000, respectively. The officers’ loan committee comprised of the President and Chief Executive Officer and the Senior Vice President in charge of lending can approve secured loans up to $1.0 million while the loan committee of the board can approve loans up to the regulatory limit. In some cases, depending on the size and complexity of the proposed extension of credit, loans may be presented to the full board for its review and approval.

Single-Family Residential Real Estate Loans. Historically we concentrated our lending activities on the origination of loans secured primarily by first mortgage liens on existing single-family residences and we intend to continue to originate permanent loans secured by first mortgage liens on single-family residential properties in the future. At June 30, 2010, $55.5 million or 43.2% of our total loan portfolio consisted of single-family residential real estate loans. At June 30, 2010, $48.3 million or 77.0% of our single-family residential real estate loans had fixed rates of interest. However, of such amount, $23.5 million were structured to provide for a balloon payment after three or five years at which time the principal balance outstanding was due and payable or had terms of 15 years or less at the date origination.

We have continued to originate a fixed-rate mortgage loans with terms up to 30 years. Beginning in 2010, the majority of our fixed-rate loans with terms of over 15 years are originated pursuant to a commitment to sell such loans to a correspondent mortgage banking institution. Fixed-rate loans with terms of 15 years or less are generally originated for portfolio. Our loans for portfolio are typically structured to provide for balloon payment with payments due at three or five years with a 15 to 30 year amortization schedule. We will also originate fixed-rate loans with terms of 15 years or less. At June 30, 2010, 42.3 % of our single-family loans were structured as balloon loans. We currently do not offer single-family residential loans with adjustable rates due to limited customer interest in such product in the current low interest environment.

We are permitted to lend up to 100% of the appraised value of the real property securing a residential loan; however, if the amount of a residential loan originated or refinanced exceeds 90% of the appraised value, we are required by federal regulations to obtain private mortgage insurance on the portion of the principal amount that exceeds 80% of the appraised value of the security property. Pursuant to underwriting guidelines adopted by our board of directors, we may lend up to an 80% loan-to-value ratio without private mortgage insurance unless it is determined that additional collateral in the form of private mortgage insurance or other acceptable collateral is needed. We may lend up to a 100% loan-to-value ratio on owner-occupied residential property as long as additional collateral in the form of private mortgage insurance is obtained. These loans are amortized on a monthly basis with principal interest due each month and generally include “due on sale” clauses.

We offer home equity loans. We do not require that we hold the first mortgage on the secured property; however, the balance on all mortgages on the secured property cannot exceed 80% of the value of the secured property. At June 30, 2010, home equity loans amounted to approximately $1.5 million and are included in single-family loans. We also have a small amount of revolving lines of credit secured by either first or second mortgages on residential properties. At June 30, 2010, such loans totaled approximately $3.6 million.

Commercial Real Estate Loans. We originate loans for the acquisition and refinancing of existing commercial real estate properties. At June 30, 2010, $19.4 million or 15.1% of the loan portfolio consisted of loans secured by existing commercial real estate properties. Our holdings of commercial real estate loans have increased steadily over the past five years. Such increase was due to our strategy to increase such lending due to the higher average yields and shorter terms to maturity provided by commercial real estate loans compared to single-family residential mortgage loans. We intend to continue to emphasize commercial real estate lending.

The majority of commercial real estate loans are primarily secured by owner-occupied small office buildings, small retail establishments, restaurants, hotels, churches and other facilities. These types of properties constitute the majority of our commercial real estate loan portfolio. The substantial majority of the commercial real estate loan portfolio at June 30, 2010 was secured by properties located in our primary market area. The five largest commercial real estate loan relationships or loan balances outstanding to one borrower at June 30, 2010 amounted to $2.1 million, $703,000, $545,000, $450,000 and $435,000, respectively, all of which were performing in accordance with their terms and were current at such date.

Commercial real estate mortgage loans are typically made with 15 to 20 years amortization schedules and balloon payment provisions ranging from three to five years. We will originate these loans either with fixed interest rates or with interest rates which adjust in accordance with a designated index, generally either the Wall Street Journal prime rate or the MBL Bank prime rate plus margin. Loan to value ratios on commercial real estate loans are typically limited to 80% of appraised value at the time the loan is granted. As part of the criteria for underwriting commercial real estate we generally impose a debt coverage ratio (the ratio of net cash from operations before payment of debt service to debt service) of not less than 1.2. It is also our general policy to obtain in substantially all cases corporate or personal guarantees, as applicable, on its commercial real estate loans from the principals of the borrower. The average individual loan balance of our commercial real estate loans was approximately $150,000 at June 30, 2010.

Commercial real estate lending entails significant additional risks as compared with single-family residential property lending. Such loans typically involve large loan balances to single borrowers or groups of related borrowers. The payment experience on such loans is typically dependent on the successful operation of the real estate project. The success of such projects is sensitive to changes in supply and demand conditions in the market for commercial real estate as well as economic conditions generally. At June 30, 2010, we had no non-performing commercial real estate loans.

Commercial Business Loans. We offer a full range of commercial loan products to small business customers in our primary marketing area. These loans generally have shorter terms and higher interest rates as compared to mortgage loans. Such loans amounted to $12.7 million or 9.9% of our total loan portfolio at June 30, 2010 and were primarily secured by inventories, accounts receivable and other business assets. If the loans are secured by deposits, they are classified as consumer loans. Our commercial business loans generally have terms of two years or less and bear adjustable rates tied to the Wall Street Journal or MBL Bank prime rate plus a margin. In addition, we generally require personal guarantees from the principals involved.

Although commercial business loans generally are considered to involve greater credit risk than other certain types of loans, management intends to continue to emphasize the origination commercial business loans to small and medium sized businesses located in MBL Bank’s primary market area. At June 30, 2010, we had no non-performing commercial business loans.

Land Loans. We also originate land loans which are secured primarily by income producing properties, such as land utilized for growing timber or agricultural properties. Such loans are often used to finance the day-to-day operations of agricultural production or timber operations and substantially lower risks are involved in these loans than the typical land loan which often consists of a loan to acquire land for development. Only a small percentage of the land loans are for acquisition of residential property and none for commercial properties. Our land loans typically are three-to-five year balloon loans with 10 year amortization schedules. At June 30, 2010, we had $11.0 million or 8.6% of the total loan portfolio invested in land loans with the average balance of individual land loans amounting to approximately $77,300 at such date.

Consumer Loans. We offer consumer loans, consisting primarily of loans secured by automobile loans, boat loans, recreation vehicle loans and equipment loans, in order to provide a full range of financial services to our customers and because such loans generally have shorter terms and higher interest rates than mortgage loans. In addition, a substantial portion of our consumer loans consist of loans secured by deposits. Consumer loans amounted to $24.6 million or 19.2% of the total loan portfolio at June 30, 2010.

Loans secured by deposit accounts amounted to $12.4 million or 9.7% of the total loan portfolio at June 30, 2010. Such loans primarily related to commercial business lines of credit in which the borrower has pledged deposit accounts at MBL Bank which fully secure the loans. Under the terms of the loans, any advance drawn on the line must be secured dollar for dollar by funds in a pledged account. At June 30, 2010, approximately $9.2 million of the loans secured by deposits related to commercial business lines of credit.

We also offer loans for automobiles, primarily used, boats and recreational vehicles, unsecured and other. Such loans typically have terms of no more than 54 months, bear fixed rates and a maximum loan-to-value ratio of 75%. At June 30, 2010, automobile, boat and recreational vehicle loans amounted to $7.2 million, or 5.6% of our total loan portfolio.

Consumer loans generally have shorter terms and higher interest rates than mortgage loans but generally involve more credit risk than mortgage loans because of the type and nature of the collateral and, in certain cases, the absence of collateral. In addition, consumer lending collections are dependent on the borrower’s continuing financial stability, and thus are more likely to be adversely effected by job loss, divorce, illness and personal bankruptcy. In most cases, any repossessed collateral for a defaulted consumer loan will not provide an adequate source of repayment of the outstanding loan balance because of improper repair and maintenance of the underlying collateral. The remaining deficiency often does not warrant further substantial collection efforts against the borrower. We believe that the generally higher yields earned on consumer loans compensate for the increased credit risk associated with such loans and that consumer loans are important to its efforts to provide a full range of services to its customers. At June 30, 2010, there were 15 non-performing consumer loans totaling $114,000.

Construction Loans. We also originate residential construction loans, and to a limited degree, land acquisition and development loans. Our construction lending activities generally are limited to our primary market area. At June 30, 2010, construction loans amounted to $5.1 million or 4.0% of the total loan portfolio. Of this amount, approximately $783,000 or 15.2% of the construction loans consisted of speculative construction loans.

Our residential construction loans are primarily made to individuals to finance the construction of residential dwellings or to local real estate builders and developers for the purpose of constructing pre-sold single-family homes. Upon successful application, credit review and analysis of personal and corporate financial statements, we will grant local builders loans allowing them to build generally one and occasionally two speculative homes or model homes. Generally, Minden Bancorp makes payments under the stage of completion method. Prior to making payment, Minden Bancorp inspects all construction sites and verifies that the work being submitted for payments has been performed.

Our construction loans generally have maturities of 6 to 9 months, with payments being made monthly on an interest-only basis. These interest payments are generally paid out of an interest reserve, which is established in connection with the origination of the loan. Generally, such loans adjust monthly based on the Wall Street Journal or MBL Bank prime rate plus a margin. Residential real estate construction loans are generally made with maximum loan to value ratios of 80% on an as completed basis. Our largest construction loan is a $1.8 million loan to construct a church. We have committed to extend the permanent financing upon completion of construction. At June 30, 2010, we had disbursed approximately $1.1 million of such loan and the loan is performing in accordance with its terms. At June 30, 2010, excluding such loan, the average individual construction loan balance was approximately $199,000.

Construction lending is generally considered to involve a higher level of risk as compared to single-family residential lending, due to the concentration of principal in a limited number of loans and borrowers and the effects of general economic conditions on developers and builders. Moreover, a construction loan can involve additional risks because of the inherent difficulty in estimating both a property’s value at completion of the project and the estimated cost (including interest) of the project. The nature of these loans is such that they are generally more difficult to evaluate and monitor. In addition, speculative construction loans to a builder are not pre-sold and thus pose a greater potential risk to Minden Bancorp than construction loans to individuals on their personal residences.

We have attempted to minimize the foregoing risks by, among other things, limiting most of our construction loans to loans for pre-sold residences and adopting underwriting guidelines which impose stringent loan-to-value, debt service and other requirements for loans which are believed to involve higher elements of credit risk, by generally limiting the geographic area in which we will do business and by working with builders with which we have established relationships. At June 30, 2010, we had no non-performing construction loans.

Loan Fee Income. In addition to interest earned on loans, we receive income from fees in connection with loan originations, loan modifications, late payments, prepayments and for miscellaneous services related to our loans. Income from these activities varies from period to period with the volume and type of loans made and competitive conditions. We charge loan origination fees. Loan origination and commitment fees and all incremental direct loan origination costs are deferred and recognized over the contractual remaining lives of the related loans on a level yield basis. Discounts and premiums on loans purchased are amortized in the same manner.

Asset Quality

Loans are placed on non-accrual status when, in the judgment of management, the probability of collection of interest is deemed to be insufficient to warrant further accrual. When a loan is placed on non-accrual status, previously accrued but unpaid interest is deducted from interest income. We do not accrue interest on real estate loans past due 90 days or more unless, in the opinion of management, the value of the property securing the loan exceeds the outstanding balance of the loan (principal, interest and escrows) and collection is probable.

Real estate acquired by Minden Bancorp as a result of foreclosure or by deed-in-lieu of foreclosure is classified as real estate until sold and is initially recorded at the lower of cost to acquire or fair value at the date of acquisition. After the date of acquisition, all costs incurred in maintaining the property are expensed and costs incurred for the improvement or development of such property are capitalized up to the extent of their fair value.

Under accounting principles generally accepted in the United States of America, we are required to account for certain loan modifications or restructurings as “troubled debt restructurings.” In general, the modification or restructuring of a debt constitutes a troubled debt restructuring if we, for economic or legal reasons related to the borrower’s financial difficulties, grant a concession to the borrower that we would not otherwise consider. Debt restructurings or loan modifications for a borrower do not necessarily always constitute troubled debt restructurings, however, and troubled debt restructurings do not necessarily result in non-accrual loans. At both June 30, 2010 and December 31, 2009, we had five loans classified as troubled debt restructurings which had an outstanding aggregate balance of approximately $166,000 and $176,000 at June 30, 2010 and December 31, 2009, respectively. Three of such loans were on non-accrual status at such dates. We did not have any troubled debt restructurings as of December 31, 2008. Management will continue to maintain the troubled debt restructurings that are on non-accrual in such status until the borrowers demonstrate the ability to pay in accordance with the restructured terms.

Delinquent Loans. The following table shows the delinquencies in our loan portfolio as of the dates indicated.

	June 30, 2010
	30-89 Days Overdue		90 or More Days Overdue
	Number of Loans	Principal Balance	Number of Loans	Principal Balance
	(Dollars in thousands)
One- to four-family residential	12	$768	5	$344
Commercial real estate and land	5	204	2	30
Construction	--	--	--	25
Second mortgages	--	--	1	--
Consumer non-real estate	67	480	15	69
Commercial business	2	11	--	--
Total delinquent loans	86	$1,463	23	$468
Delinquent loans to total net loans		1.16%		0.37%
Delinquent loans to total loans		1.14%		0.36%

	December 31, 2009				December 31, 2008
	30-89 Days Overdue		90 or More Days Overdue		30-89 Days Overdue		90 or More Days Overdue
	Number of Loans	Principal Balance	Number of Loans	Principal Balance	Number of Loans	Principal Balance	Number of Loans	Principal Balance
				(Dollars in thousands)
One- to four-family residential	36	$1,925	2	$619	33	$1,590	9	$383
Commercial real estate and land	1	7	1	7	3	36	--	--
Construction	--	--	--	--	--	--	--	--
Consumer non-real estate	28	283	9	81	62	329	10	96
Commercial business	3	91	1	--	3	41	--	--
Total delinquent loans	68	$2,306	12	$707	101	$1,996	19	$479
Delinquent loans to total net loans		1.97%		0.60%		1.79%		0.43%
Delinquent loans to total loans		1.94%		0.59%		1.76%		0.42%

Non-performing Assets. The following table shows the amounts of our non-performing assets, which include non-accruing loans, accruing loans delinquent 90 days or more as to principal or interest and real estate owned at the dates indicated.

	June 30,	December 31,
	2010	2009	2008	2007	2006	2005
Non-accruing loans:	(Dollars in thousands)
One- to four-family residential	$393	$581	$521	$188	$17	$22
Commercial real estate and land	4	--	--	99	--	--
Construction	--	--	--	--	--	--
Consumer	114	21	35	26	19	36
Commercial business loans	--	--	--	--	--	--
Total non-accruing loans	511	602	556	313	38	58
Accruing loans 90 days or more past due	121	222	240	925	244	175
Total non-performing loans(1)	632	824	796	1,238	282	233
Real estate owned	438	130	--	--	--	--
Total non-performing assets	$1,070	$954	$796	$1,238	$282	$233
Troubled debt restructured	65	67	--	--	--	11
Total non-performing assets and troubled debt restructured	$1,135	$1,021	$796	$1,238	$282	$244
Total non-performing loans as a percentage of loans, net	0.50%	0.70%	0.72%	1.39%	0.37%	0.33%
Total non-performing loans as a percentage of total assets	0.32%	0.39%	0.41%	.97%	0.25%	0.21%
Total non-performing assets as a percentage of total assets	0.54%	0.45%	0.41%	.97%	0.25%	0.21%
Total non-performing assets and troubled debt restructured as a percentage of total assets	0.57%	0.48%	0.41%	.97%	0.25%	0.22%

(1)
Includes at both December 31, 2009 and June 30, 2010 three troubled debt restructurings which were on non-accrual. Two of the loans are consumer loans secured by recreational vehicles or automobiles with an aggregate principal balance of approximately $13,400 at June 30, 2010. The third loan is a single-family residential mortgage loan with a principal balance of approximately $88,000 at June 30, 2010.

If the $511,000 of non-accrual loans at June 30, 2010 had been current in accordance with their terms during the six-month period ended June 30, 2010, the gross income on such loans for such period would have been approximately $23,000 for the six-month period ended June 30, 2010. If the $602,000 of non-accruing loans at December 31, 2009 had been current in accordance with their terms during 2009, the gross income on such loans would have been approximately $52,000 for 2009.

Non-performing assets, which consist of nonaccruing loans, accruing loans 90 days or more delinquent and real estate owned (which includes real estate acquired through, or in lieu of, foreclosure) increased to $1.1 million or 0.54% of total assets at June 30, 2010 from $954,000 or 0.39% of total assets at December 31, 2009. This increase was primarily the result of a $308,000 increase in real estate owned, all of which consists of single-family residential properties and all of which are located in our market area. Subsequent to June 30, 2010, we sold all but one of such properties, leaving only one real estate owned property with a value of approximately $100,000.

At June 30, 2010, we had $511,000 of non-accruing loans consisting of five single-family real estate loans aggregating $393,000 and 15 consumer loans totaling $114,000. Management continues to aggressively pursue the collection and resolution of all delinquent loans.

Classified Assets. Federal regulations require that each insured savings association classify its assets on a regular basis. In addition, in connection with examinations of insured institutions, federal examiners have authority to identify problem assets and, if appropriate, classify them. There are three regulatory classifications for problem assets: “substandard,” “doubtful” and “loss.” Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified loss is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. Another category designated “special mention” also must be established and maintained for assets which have a weakness but do not currently expose an insured institution to a sufficient degree of risk to warrant classification as substandard, doubtful or loss.

At June 30, 2010, we had $2.2 million of assets classified as substandard and no assets classified as doubtful or loss. At June 30, 2010 our assets classified as substandard included $733,000 of loans (essentially all our nonperforming and troubled debt restructurings) and $438,000 of real estate owned as well as a portion of our investment in a mutual fund, the value of which was deemed impaired in 2009. In addition, at June 30, 2010, we had $768,000 of loans designated special mention, which consisted primarily of $545,000 of commercial real estate mortgages and $110,000 of consumer loans. All of these loans are secured by property located in our primary market area.

Allowance for Loan Losses. The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Allowances are provided for specific loans when losses are probable and can be estimated. When this occurs, management considers the remaining principal balance, fair value and estimated net realizable value of the property collateralizing the loan. Current and future operating and/or sales conditions are also considered. These estimates are susceptible to changes that could result in material adjustments to results of operations. Recovery of the carrying value of such loans is dependent to a great extent on economic, operating and other conditions that may be beyond management’s control.

General loan loss valuations are established as an allowance for losses based on inherent probable risk of loss in the loan portfolio. In assessing risk, management considers historical experience, volume and composition of lending conducted, industry standards, status of nonperforming loans, delinquency levels, general economic conditions as they relate to the market area and other factors related to the collectibility of the loan portfolio.

Impaired loans are predominantly measured based on the fair value of the collateral. The provision for loan losses charged to expense is based upon past loan loss experience and an evaluation of probable losses and impairment existing in the current loan portfolio. A loan is considered to be impaired when, based upon current information and events, it is probable that we will be unable to collect all amounts due according to the original contractual terms of the loan. An insignificant delay or insignificant shortfall in amounts of payments does not necessarily result in the loan being identified as impaired. For this purpose, delays less than 90 days are considered to be insignificant. Large groups of smaller balance homogeneous loans, including residential real estate and consumer loans, are collectively evaluated for impairment, except for loans restructured under a troubled debt restructuring.

Although management uses the best information available to make determinations with respect to the provisions for loan losses, additional provisions for loan losses may be required to be established in the future should economic or other conditions change substantially. In addition, the Office of Thrift Supervision and the Louisiana Office of Financial Institutions, as an integral part of their examination process, periodically review MBL Bank’s allowance for loan losses. Such agencies may require MBL Bank to recognize additions to such allowance based on their judgments about information available to them at the time of their examination.

The following table shows changes in our allowance for loan losses during the periods presented.

	At or For the Six Months Ended June 30,		At or for the Year Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
			(Dollars in thousands)
Total loans outstanding at end of period	$128,253	$119,976	$118,952	$113,478	$91,286	$79,902	$72,232
Average loans outstanding	121,018	116,054	116,691	99,251	82,055	74,113	67,480
Allowance for loan losses, beginning of period	1,001	1,000	1,000	936	901	837	877
Provision for loan losses	60	30	60	210	77	95	--
Charge-offs:	--	--	--	--	--	--	--
One- to four-family residential	--	--	--	--	--	--	25
Commercial real estate	--	--	--	--	--	3	--
Land	--	--	--	--	--	--	--
Construction	--	--	--	--	--	--	--
Consumer non-real estate	71	23	64	164	46	31	20
Commercial business	--	--	--	--	--	--	--
Total charge-offs	71	23	64	164	46	34	45
Recoveries on loans previously charged off	15	14	5	18	4	3	5
Allowance for loan losses, end of period	$1,005	$1,021	$1,001	$1,000	$936	$901	$837
Allowance for loan losses as a percent of non-performing loans	159.02%	123.91%	121.48%	125.63%	75.60%	319.50%	359.23%
Ratio of net charge-offs during the period to average loans outstanding during the period	0.05%	0.01%	0.05%	0.15%	0.05%	0.04%	0.06%

The following table shows how our allowance for loan losses is allocated by type of loan at each of the dates indicated.

			December 31,
	June 30, 2010		2009		2008		2007		2006		2005
	Amount of Allowance	Loan Category as a % of Total Loans	Amount of Allowance	Loan Category as a % of Total Loans	Amount of Allowance	Loan Category as a % of Total Loans	Amount of Allowance	Loan Category as a % of Total Loans	Amount of Allowance	Loan Category as a % of Total Loans	Amount of Allowance	Loan Category as a % of Total Loans
					(Dollars in thousands)
One-to four-family residential	$200	43.24%	$246	45.70%	$176	45.11%	$162	47.29%	$140	50.78%	$224	53.64%
Commercial real estate and land	281	23.65	271	24.28	258	21.43	284	16.78	295	16.50	147	17.40
Construction	--	4.00	--	3.47	--	2.88	--	7.88	--	9.25	20	5.69
Consumer-other	318	9.50	316	10.67	340	9.74	209	9.83	207	8.43	120	7.52
Consumer-deposit	--	9.71	--	7.32	--	10.12	--	2.84	--	1.76	--	1.99
Commercial business	206	9.90	168	8.56	226	10.72	281	15.38	259	13.28	326	13.75
Total	$1,005	100.00%	$1,001	100.00%	$1,000	100.00%	$936	100.00%	$901	100.00%	$837	100.00%

Investment Activities

We have authority to invest in various types of securities, including mortgage-backed securities, U.S. Treasury obligations, securities of various federal agencies and of state and municipal governments, certificates of deposit at federally insured banks and savings institutions, and mutual funds. Our investment strategy is established by the board of directors.

The following table sets forth certain information relating to our investment securities portfolio and our investment in FHLB stock at the dates indicated.

			December 31,
	June 30, 2010		2009		2008		2007
	Amortized Cost	Market Value	Amortized Cost	Market Value	Amortized Cost	Market Value	Amortized Cost	Market Value
Securities available-for-sale:	(In thousands)
Mortgage-backed securities	$13,868	$14,159	$13,878	$14,067	$9,912	$9,784	$12,983	$12,948
U.S. Government and agency obligations	25,666	25,956	28,608	28,528	30,517	30,830	--	--
Municipal obligations	230	237	230	240	230	236	230	231
Equity securities	11	7	11	16	11	8	11	372
Mutual funds	7,283	7,393	7,779	7,779	10,851	8,029	10,589	10,319
Total securities available-for-sale	47,058	47,752	50,506	50,630	51,521	48,887	23,813	23,870
Securities held to maturity:
Certificates of deposit	--	--	--	--	--	--	600	600
Mortgage-backed securities	153	155	166	168	595	595	239	238
Total securities held to maturity	153	155	166	168	595	595	839	838
FHLB stock	239	239	238	238	238	238	358	358
Total investment and mortgage-backed securities and FHLB stock	$47,450	$48,146	$50,910	$51,036	$52,354	$49,720	$25,010	$25,066

The following tables set forth the amount of investment securities (at amortized cost) which mature during each of the periods indicated and the weighted average yields for each range of maturities at June 30, 2010 and December 31, 2009, respectively.

	Amounts at June 30, 2010, Which Mature In
	One Year or Less	After One to Five Years	After Five to 10 Years	Over 10 Years	Total
	(Dollars in thousands)
Available-for-sale:
Mortgage-backed securities	$--	$98	$1,972	$11,798	$13,868
U.S. Government and agency obligations	--	25,666	--	--	25,666
Municipal obligations	--	230	--	--	230
Total	--	25,994	1,972	11,798	39,764
Weighted average yield	--%	1.91%	2.71%	2.58%	2.15%
Held to maturity:
Mortgage-backed securities	$--	$24	$60	$69	$153
Total	--	24	60	69	153
Weighted average yield	%	4.14%	4.57%	3.14%	3.85%
Total investment securities:
Mortgage-backed securities	$--	$122	$2,032	$11,867	$14,021
U.S. Government and agency obligations	--	25,666	--	--	25,666
Municipal obligations	--	230	--	--	230
Total	$--	$26,018	$2,032	$11,867	$39,917
Weighted average yield	--%	1.92%	2.76%	2.54%	2.14%

	Amounts at December 31, 2009, Which Mature In
	One Year or Less	After One to Five Years	After Five to 10 Years	Over 10 Years	Total
	(Dollars in thousands)
Available-for-sale:
Mortgage-backed securities	$5,577	$26	$1,151	$7,124	$13,878
U.S. Government and agency obligations	--	28,608	--	--	28,608
Municipal obligations	--	230	--	--	230
Total	5,577	28,864	1,151	7,124	42,716
Weighted average yield	2.21%	1.84%	3.63%	3.12%	2.15%
Held to maturity:
Mortgage-backed securities	$--	$--	$62	$104	$166
Total	--	--	62	104	166
Weighted average yield	--%	--%	3.90%	4.30%	4.15%
Total investment securities:
Mortgage-backed securities	$5,577	$26	$1,213	$7,228	$14,044
U.S. Government and agency obligations	--	28,608	--	--	28,608
Municipal obligations	--	230	--	--	230
Total	$5,577	$28,864	$1,213	$7,228	$42,882
Weighted average yield	2.21%	1.84%	3.64%	3.14%	2.16%

Our investment securities include a $7.3 million (book value at June 30, 2010) investment in an adjustable-rate mortgage mutual fund (referred to as the ARM Fund). The fair value of the ARM Fund has traditionally correlated with the interest rate environment. At June 30, 2010, the unrealized gain on this investment was $110,000. During fiscal 2009, we evaluated our position in the ARM Fund to determine if the impairment was other than temporary. Based on our assessment of the underlying assets of the ARM Fund, as well our ability and intent to hold the investment until it recovers its value, we determined in the third quarter that the investment’s impairment was other than temporary resulting in an impairment charge against earnings of $2.8 million. Management will continue to monitor our investment portfolio to determine whether any investment securities which have unrealized losses should be considered other than temporarily impaired. As provided under the terms of the investment in the mutual fund, we are redeeming for cash $250,000 of our investment in this mutual fund each quarter, starting with the fourth quarter of 2009, and intend to continue to do so in the future. Through June 30, 2010, we had redeemed $750,000 of our investment.

Mortgage-backed securities represent a participation interest in a pool of one- to four-family or multi-family mortgages. The mortgage originators use intermediaries (generally U.S. Government agencies and government-sponsored enterprises) to pool and repackage the participation interests in the form of securities, with investors receiving the principal and interest payments on the mortgages. Such U.S. Government agencies and government-sponsored enterprises guarantee the payment of principal and interest to investors.

Mortgage-backed securities are typically issued with stated principal amounts, and the securities are backed by pools of mortgages that have loans with interest rates that are within a range and have varying maturities. The underlying pool of mortgages, i.e., fixed-rate or adjustable-rate, as well as prepayment risk, are passed on to the certificate holder. The life of a mortgage-backed pass-through security approximates the life of the underlying mortgages.

Our mortgage-backed securities consist of Ginnie Mae securities (“GNMA”), Freddie Mac securities (“FHLMC”) and Fannie Mae securities (“FNMA”). Ginnie Mae is a government agency within the Department of Housing and Urban Development which is intended to help finance government-assisted housing programs. Ginnie Mae securities are backed by loans insured by the Federal Housing Administration, or guaranteed by the Veterans Administration. The timely payment of principal and interest on Ginnie Mae securities is guaranteed by Ginnie Mae and backed by the full faith and credit of the U.S. Government. Freddie Mac is a private corporation chartered by the U.S. Government. Freddie Mac issues participation certificates backed principally by conventional mortgage loans. Freddie Mac guarantees the timely payment of interest and the ultimate return of principal on participation certificates. Fannie Mae is a private corporation chartered by the U.S. Congress with a mandate to establish a secondary market for mortgage loans. Fannie Mae guarantees the timely payment of principal and interest on Fannie Mae securities. Freddie Mac and Fannie Mae securities are not backed by the full faith and credit of the U.S. Government. In September 2008, the Federal Housing Finance Agency was appointed as conservator of Fannie Mae and Freddie Mac. The U.S. Department of the Treasury agreed to provide capital as needed to ensure that Fannie Mae and Freddie Mac continue to provide liquidity to the housing and mortgage markets.

Mortgage-backed securities generally yield less than the loans which underlie such securities because of their payment guarantees or credit enhancements which offer nominal credit risk. In addition, mortgage-backed securities are more liquid than individual mortgage loans and may be used to collateralize our borrowings or other obligations.

The following table sets forth the composition of our mortgage-backed securities at each of the dates indicated.

		December 31,
	June 30, 2010	2009	2008	2007
	(In thousands)
Fixed-rate:
Available-for-sale	$1,072	$40	$41	$66
Held to maturity	--	--	--	--
Total fixed-rate	1,072	40	41	66
Adjustable-rate:
Available-for-sale	12,796	13,838	9,871	12,917
Held to maturity	153	166	195	239
Total adjustable-rate	12,949	14,004	10,066	13,156
Total mortgage-backed securities	$14,021	$14,044	$10,107	$13,222

Mortgage-backed securities generally increase the quality of Minden Bancorp’s assets by virtue of the insurance or guarantees that back them, are more liquid than individual mortgage loans and may be used to collateralize borrowings or other obligations of Minden Bancorp. At June 30, 2010, approximately $26.5 million of our mortgage-backed and investment securities were pledged to secure various obligations of Minden Bancorp. See Note 2 to the consolidated financial statements contained elsewhere in this prospectus. Minden Bancorp does not knowingly invest in subprime mortgage-backed securities, and has not been materially impacted by the current subprime crisis as of June 30, 2010.

The actual maturity of a mortgage-backed security is typically less than its stated maturity due to prepayments of the underlying mortgages. Prepayments that are faster than anticipated may shorten the life of the security and increase or decrease its yield to maturity if the security was purchased at a discount or premium, respectively. The yield is based upon the interest income and the amortization of any premium or discount related to the mortgage-backed security. In accordance with accounting principles generally accepted in the United States of America, premiums and discounts are amortized over the estimated lives of the loans, which decrease and increase interest income, respectively. The prepayment assumptions used to determine the amortization period for premiums and discounts can significantly affect the yield of the mortgage-backed security, when premiums or discounts are involved, and these assumptions are reviewed periodically to reflect actual prepayments. Although prepayments of underlying mortgages depend on many factors, including the type of mortgages, the coupon rate, the age of mortgages, the geographical location of the underlying real estate collateralizing the mortgages and general levels of market interest rates, the difference between the interest rates on the underlying mortgages and the prevailing mortgage interest rates generally is the most significant determinant of the rate of prepayments. During periods of falling mortgage interest rates, if the coupon rate of the underlying mortgages exceeds the prevailing market interest rates offered for mortgage loans, refinancing generally increases and accelerates the prepayment of the underlying mortgages and the related security. Under such circumstances, Minden Bancorp may be subject to reinvestment risk because to the extent that the mortgage-backed securities amortize or prepay faster than anticipated, Minden Bancorp may not be able to reinvest the proceeds of such repayments and prepayments at a comparable rate. During periods of rising interest rates, prepayment of the underlying mortgages generally slow down when the coupon rate of such mortgages is less than the prevailing market rate. We may be subject to extension risk when this occurs.

Sources of Funds

General. Deposits are the primary source of Minden Bancorp’s funds for lending and other investment purposes. In addition to deposits, Minden Bancorp derives funds from loan principal repayments and prepayments and proceeds from sales of investment securities. Loan repayments are a relatively stable source of funds, while deposit inflows and outflows are significantly influenced by general interest rates and money market conditions. Borrowings may be used on a short-term basis to compensate for reductions in the availability of funds from other sources. They may also be used on a longer term basis for general business purposes.

Deposits. Our deposit products include a broad selection of deposit instruments, including NOW accounts, money market accounts, regular savings accounts and term certificate accounts. Deposit account terms vary, with the principal difference being the minimum balance required, the time periods the funds must remain on deposit and the interest rate.

We consider our primary market area to be Webster Parish, Louisiana. We attract deposit accounts by offering a wide variety of accounts, competitive interest rates, and convenient office locations and service hours. We utilize traditional marketing methods to attract new customers and savings deposits, including print media advertising and direct mailings. We do not advertise for deposits outside of our primary market area or utilize the services of deposit brokers, and management believes that an insignificant number of deposit accounts were held by non-residents of Louisiana at June 30, 2010.

We have been competitive in the types of accounts and in interest rates we have offered on our deposit products but do not necessarily seek to match the highest rates paid by competing institutions. Although market demand generally dictates which deposit maturities and rates will be accepted by the public, we intend to continue to promote longer term deposits to the extent possible and consistent with our asset and liability management goals. We have also emphasized the development of non-interest bearing accounts in connection with the expansion of our commercial banking relationships.

The following table shows the distribution of, and certain other information relating to, our deposits by type of deposit as of the dates indicated.

			December 31,
	June 30, 2010		2009		2008		2007
	Amount	% of Deposits	Amount	% of Deposits	Amount	% of Deposits	Amount	% of Deposits
	(Dollars in thousands)
Certificate accounts:
1.00% - 1.99%	$60,678	34.65%	$36,884	19.64%	$958	0.56%	$4	.01%
2.00% - 2.99%	12,648	7.22	34,291	18.26	15,788	9.21	--	--
3.00% - 3.99%	1,786	1.02	4,564	2.43	50,249	29.32	7,628	7.99
4.00% - 4.99%	370	.21	387	0.21	4,283	0.66	23,522	24.63
5.00% - 5.99%	--	--	--	--	1,124	2.50	31,256	32.73
Total certificate accounts	$75,482	43.10%	$76,126	40.54%	$72,402	42.25%	$62,410	65.36%

Transaction accounts:
Savings	13,200	7.54	12,304	6.55	11,016	6.43	10,321	10.81
Checking:
Interest-bearing	19,833	11.32	20,203	10.76	13,642	7.96	7,059	7.39
Non-interest-bearing	19,854	11.34	29,868	15.91	26,676	15.57	10,387	10.88
Money market	46,757	26.70	49,265	26.24	47,616	27.79	5,311	5.56
Total transaction accounts	99,644	56.90	111,640	59.46	98,950	57.75	33,078	34.64
Total deposits	$175,126	100.00%	$187,766	100.00%	$171,352	100.00%	$95,488	100.00%

The following table shows our deposit flows during the periods indicated.

	Six Months Ended June 30,		Year Ended December 31,
	2010	2009	2009	2008
	(In thousands)
Total deposits	$464,070	$385,806	$800,051	$862,091
Total withdrawals	477,707	400,186	786,339	789,777
Interest credited	997	1,483	2,702	3,550
Total increase (decreases) in deposits	$(12,640)	$(12,897)	$16,414	$75,864

The following tables show the maturities of our certificates of deposit of $100,000 or more at June 30, 2010 and December 31, 2009, respectively, by time remaining to maturity.

	At June 30, 2010
Quarter Ending:	Amount	Weighted Average Rate
	(Dollars in thousands)
September 30, 2010	$12,368	1.53%
December 31, 2010	10,001	1.81
March 31, 2011	3,184	1.98
June 30, 2011	4,973	1.81
After June 30, 2011	3,618	2.07
Total certificates of deposit with balances of $100,000 or more	$34,144	1.75%

	At December 31, 2009
Quarter Ending:	Amount	Weighted Average Rate
	(Dollars in thousands)
March 31, 2010	$7,669	1.64%
June 30, 2010	9,372	2.03
September 30, 2010	6,402	2.00
December 31, 2010	7,466	2.01
After December 31, 2010	3,019	2.48
Total certificates of deposit with balances of $100,000 or more	$33,928	1.97%

           The following table shows the average balance of each type of deposit and the average rate paid on each type of deposit for the periods indicated.

	Six Months Ended			Year Ended December 31,
	June 30, 2010			2009			2008			2007
	Average Balance	Interest Expense	Average Rate Paid	Average Balance	Interest Expense	Average Rate Paid	Average Balance	Interest Expense	Average Rate Paid	Average Balance	Interest Expense	Average Rate Paid
				(Dollars in thousands)
Savings accounts	$12,770	$12	0.09%	$12,125	$30	0.25%	$11,175	$52	0.47%	$10,510	$142	1.35%
Checking – interest bearing	20,360	26	0.13	16,608	59	0.36	9,198	51	0.55	5,342	83	1.55
Money market	46,814	183	0.39	47,280	493	1.04	30,585	403	1.31	3,137	67	2.14
Certificates of deposit	75,929	725	0.96	69,010	1,865	2.70	67,512	2,699	4.00	55,951	2,784	5.0
Total interest-bearing deposits	155,873	946	0.61	145,623	2,447	1.68	118,470	3,205	2.70	74,490	3,076	4.10
Non-interest -bearing deposits	24,038	--	--	21,007	--	--	18,300	--	--	10,819	--	--
Total deposits	$179,911	$946	0.53%	$166,630	$2,447	1.47%	$136,778	$3,205	2.34%	$85,309	$3,076	3.61%

The following tables present, by various interest rate categories and maturities, the amount of certificates of deposit, excluding time deposits in individual retirement accounts, at June 30, 2010 and December 31, 2009.

	Balance at June 30, 2010 Maturing in the 12 Months Ending June 30,
Certificates of Deposit	2011	2012	2013	Thereafter	Total
	(In thousands)
1.00% – 1.99%	$55,029	$5,645	$4	$--	$60,678
2.00% - 2.99%	10,062	2,252	334	--	12,648
3.00% - 3.99%	1,658	128	--	--	1,786
4.00% - 4.99%	374	--	--	--	374
5.00% - 5.99%	--	--	--	--	--
Total certificate accounts	$67,123	$8,025	$338	$--	$75,486

	Balance at December 31, 2009 Maturing in the 12 Months Ending December 31,
Certificates of Deposit	2010	2011	2012	Thereafter	Total
	(In thousands)
1.00% - 1.99%	$35,667	$1,217	$--	$--	$36,884
2.00% - 2.99%	29,109	4,901	281	--	34,291
3.00% - 3.99%	4,122	442	--	--	4,564
4.00% - 4.99%	29	358	--	--	387
5.00% - 5.99%	--	--	--	--	--
Total certificate accounts	$68,927	$6,918	$281	$--	$76,126

Borrowings. We may obtain advances from the Federal Home Loan Bank of Dallas upon the security of the common stock we own in that bank and certain of our loans, provided certain standards related to creditworthiness have been met. Such advances are made pursuant to several credit programs, each of which has its own interest rate and range of maturities. Such advances are generally available to meet seasonal and other withdrawals of deposit accounts and to permit increased lending. We have used advances only to a limited extent in recent periods and at June 30, 2010 and December 31, 2009 and 2008, we did not have any advances outstanding from the Federal Home Loan Bank of Dallas. While we will consider using advances, it is our intent generally to fund our operations with deposits. At June 30, 2010, we had $239,000 of Federal Home Loan Bank of Dallas stock. At such date, we were permitted to borrow up to an aggregate total of $55.0 million.

The following table shows certain information regarding our borrowings at or for the dates indicated:

	At or For the Six Months Ended June 30,		At or For the Year Ended December 31,
	2010	2009	2009	2008	2007
	(Dollars in thousands)
FHLB advances and other borrowings:
Average balance outstanding	$--	$18	$13	$2,813	$14,585
Maximum amount outstanding at any month-end during the period	--	--	--	12,000	20,800
Balance outstanding at end of period	--	--	--	--	9,425
Average interest rate during the period	--%	1.67%	--%	2.5%	5.03%
Weighted average interest rate at end of period	--%	--%	--%	--%	5.19%

Employees

We had 30 full-time employees and one part-time employee at June 30, 2010. None of these employees is represented by a collective bargaining agent, and we believe that we enjoy good relations with our personnel.

Subsidiaries

Presently, Minden Bancorp has one indirect subsidiary, Minden Service, Inc. Minden Service’s sole purpose is to own the excess real estate located on MBL Bank Drive in Minden, Louisiana with a carrying value of $175,000 at June 30, 2010. This property is adjacent to the MBL Bank’s headquarters office and is currently being marketed for sale.

Offices and Properties

           We currently conduct business from our main office (which is also a branch office) and one full-service banking office. The following table sets forth the net book value of the land, building and leasehold improvements and certain other information with respect to the our offices and other properties at June 30, 2010.

Description/Address	Leased/Owned	Net Book Value of Property	Amount of Deposits
	(In thousands)
Main Office(1):
100 MBL Bank Drive
Minden, Louisiana 71055	Owned	$3,138	$172,554

Branch Office:
415 Main Street
Minden, Louisiana 71055	Owned	1,689	2,572

Total		$4,827	$175,126

(1)	We have one piece of property adjacent to our main office which currently is for sale and had a carrying value of $175,000 at June 30, 2010.

Legal Proceedings

We are not presently involved in any legal proceedings of a material nature. From time to time, we are a party to legal proceedings incidental to our business to enforce our security interest in collateral pledged to secure loans made by us.

REGULATION

Set forth below is a brief description of certain laws relating to the regulation of Minden Bancorp, Minden Mutual Holding Company and MBL Bank. This description does not purport to be complete and is qualified in its entirety by reference to applicable laws and regulations.

General

MBL Bank, as a Louisiana-chartered building and loan association, is subject to regulation and oversight by both the Louisiana Office of Financial Institutions and the Office of Thrift Supervision extending to all aspects of its operations. MBL Bank also is subject to regulation and examination by the Federal Deposit Insurance Corporation, which insures our deposits to the maximum extent permitted by law, and requirements established by the Federal Reserve Board. Louisiana-chartered savings institutions are required to file periodic reports with the Louisiana Office of Financial Institutions and the Office of Thrift Supervision and are subject to periodic examinations by the Louisiana Office of Financial Institutions and the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. The investment and lending authority of savings institutions are prescribed by federal laws and regulations, and such institutions are prohibited from engaging in any activities not permitted by such laws and regulations. Such regulation and supervision primarily is intended for the protection of depositors and not for the purpose of protecting shareholders.

Federal law provides the federal banking regulators, including the Office of Thrift Supervision and Federal Deposit Insurance Corporation, with substantial enforcement powers. The Office of Thrift Supervision’s enforcement authority over all savings institutions and their holding companies includes, among other things, the ability to assess civil money penalties, to issue cease and desist or removal orders and to initiate injunctive actions. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with the Office of Thrift Supervision. Any change in such regulations, whether by the Federal Deposit Insurance Corporation, Office of Thrift Supervision or Congress, could have a material adverse impact on Minden Mutual Holding Company, Minden Bancorp and MBL Bank and our operations.

Under the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act, the powers of the Office of Thrift Supervision regarding MBL Bank, Minden Mutual Holding Company and Minden Bancorp will transfer to other federal financial institution regulatory agencies on July 21, 2011, unless extended up to an additional six months. See “ – Recently Enacted Regulatory Reform Legislation.” As of the transfer date, all of the regulatory functions related to MBL Bank that are currently under the jurisdiction of the Office of Thrift Supervision will transfer to the Federal Deposit Insurance Corporation. In addition, as of that same date, all of the regulatory functions related to Minden Bancorp and Minden Mutual Holding Company as savings and loan holding companies that are currently under the jurisdiction of the Office of Thrift Supervision, will transfer to the Federal Reserve Board.

Recently Enacted Regulatory Reform Legislation

On July 21, 2010, the President signed into law the Dodd-Frank Wall Street Reform and Consumer Protection Act. The act imposes new restrictions and an expanded framework of regulatory oversight for financial institutions, including depository institutions. In addition, the new law changes the jurisdictions of existing bank regulatory agencies and in particular transfers the regulation of federal savings associations from the Office of Thrift Supervision to the Office of the Comptroller of the Currency, effective one year from the effective date of the legislation, with a potential extension up to six months. Savings and loan holding companies will be regulated by the Federal Reserve Board. The new law also establishes an independent federal consumer protection bureau within the Federal Reserve. The following discussion summarizes significant aspects of the new law that may affect MBL Bank, Minden Mutual Holding Company and Minden Bancorp. Regulations implementing these changes have not been promulgated, so we cannot determine the full impact on our business and operations at this time.

The following aspects of the financial reform and consumer protection act are related to the operations of MBL Bank:

●
A new independent consumer financial protection bureau will be established within the Federal Reserve Board, empowered to exercise broad regulatory, supervisory and enforcement authority with respect to both new and existing consumer financial protection laws. Smaller state-chartered financial institutions, like MBL Bank, will be subject to the supervision and enforcement by the Federal Deposit Insurance Corporation rather than the Office of Thrift Supervision with respect to the federal consumer financial protection laws.

●	The current prohibition on payment of interest on demand deposits was repealed, effective July 21, 2011.

●	Deposit insurance is permanently increased to $250,000 and unlimited deposit insurance for non-interest-bearing transaction accounts extended through January 1, 2013.

●	Deposit insurance assessment base calculation will equal the depository institution’s total assets minus the sum of its average tangible equity during the assessment period.

●
The minimum reserve ratio of the Deposit Insurance Fund increased to 1.35 percent of estimated annual insured deposits or assessment base; however, the Federal Deposit Insurance Corporation is directed to “offset the effect” of the increased reserve ratio for insured depository institutions with total consolidated assets of less than $10 billion.

           The following aspects of the financial reform and consumer protection act are related to the operations of Minden Bancorp and Minden Mutual Holding Company:

●	Authority over savings and loan holding companies will transfer to the Federal Reserve Board.

●	Leverage capital requirements and risk based capital requirements applicable to depository institutions and bank holding companies will be extended to thrift holding companies.

●	Tier 1 capital treatment for “hybrid” capital items like trust preferred securities is eliminated subject to various grandfathering and transition rules.

●
The Federal Deposit Insurance Act was amended to direct federal regulators to require depository institution holding companies to serve as a source of strength for their depository institution subsidiaries.

●
The Securities and Exchange Commission is authorized to adopt rules requiring public companies to make their proxy materials available to shareholders for nomination of their own candidates for election to the board of directors.

●
Public companies will be required to provide their shareholders with a non-binding vote: (i) at least once every three years on the compensation paid to executive officers, and (ii) at least once every six years on whether they should have a “say on pay” vote every one, two or three years.

●
A separate, non-binding shareholder vote will be required regarding golden parachutes for named executive officers when a shareholder vote takes place on mergers, acquisitions, dispositions or other transactions that would trigger the parachute payments.

●
Securities exchanges will be required to prohibit brokers from using their own discretion to vote shares not beneficially owned by them for certain “significant” matters, which include votes on the election of directors, executive compensation matters, and any other matter determined to be significant.

●
Stock exchanges, which does not include the OTC Bulletin Board, will be prohibited from listing the securities of any issuer that does not have a policy providing for (i) disclosure of its policy on incentive compensation payable on the basis of financial information reportable under the securities laws, and (ii) the recovery from current or former executive officers, following an accounting restatement triggered by material noncompliance with securities law reporting requirements, of any incentive compensation paid erroneously during the three-year period preceding the date on which the restatement was required that exceeds the amount that would have been paid on the basis of the restated financial information.

●	Disclosure in annual proxy materials will be required concerning the relationship between the executive compensation paid and the financial performance of the issuer.

●
Item 402 of Regulation S-K promulgated by the Securities and Exchange Commission will be amended to require companies to disclose the ratio of the chief executive officer’s annual total compensation to the median annual total compensation of all other employees.

●	Smaller reporting companies are exempt from complying with the internal control auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act.

Regulation of Minden Bancorp, Inc. and Minden Mutual Holding Company

Upon completion of the conversion and offering, new Minden Bancorp, the proposed new holding company which is a Louisiana corporation, will be a registered savings and loan holding company within the meaning of Section 10 of the Home Owners’ Loan Act and will be subject to Office of Thrift Supervision examination and supervision as well as certain reporting requirements. The existing federally chartered holding company, which also is named Minden Bancorp, currently is a registered savings and loan holding company. In addition, because MBL Bank is a subsidiary of a savings and loan holding company, it is and will continue to be, subject to certain restrictions in dealing with new Minden Bancorp and with other affiliates of MBL Bank.

Holding Company Acquisitions. Minden Bancorp and Minden Mutual Holding Company are savings and loan holding companies under the Home Owners’ Loan Act, and are registered with the Office of Thrift Supervision. New Minden Bancorp will also be registered as a savings and loan holding company after the conversion and offering. Federal law generally prohibits a savings and loan holding company, without prior Office of Thrift Supervision approval, from acquiring the ownership or control of any other savings institution or savings and loan holding company, or all, or substantially all, of the assets or more than 5% of the voting shares of the savings institution or savings and loan holding company. These provisions also prohibit, among other things, any director or officer of a savings and loan holding company, or any individual who owns or controls more than 25% of the voting shares of such holding company, from acquiring control of any savings institution not a subsidiary of such savings and loan holding company, unless the acquisition is approved by the Office of Thrift Supervision.

The Office of Thrift Supervision may not approve any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, subject to two exceptions: (1) the approval of interstate supervisory acquisitions by savings and loan holding companies; and (2) the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisitions. The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

Restrictions Applicable to Minden Bancorp and Minden Mutual Holding Company. Because Minden Bancorp and Minden Mutual Holding Company operate under federal charters issued by the Office of Thrift Supervision under Section 10(o) of the Home Owners’ Loan Act, they are permitted to engage only in the following activities:

●	investing in the stock of a savings institution;

●
acquiring a mutual association through the merger of such association into a savings institution subsidiary of such holding company or an interim savings institution subsidiary of such holding company;

●	merging with or acquiring another holding company, one of whose subsidiaries is a savings institution;

●
investing in a corporation, the capital stock of which is available for purchase by a savings institution under federal law or under the law of any state where the subsidiary savings institution or association is located; and

●	the permissible activities described below for non-grandfathered savings and loan holding companies.

Generally, companies that become savings and loan holding companies following the May 4, 1999 grandfather date in the Gramm-Leach-Bliley Act of 1999 may engage only in the activities permitted for financial institution holding companies or for multiple savings and loan holding companies.

If a mutual holding company or a mutual holding company subsidiary holding company acquires, is acquired by, or merges with another holding company that engages in any impermissible activity or holds any impermissible investment, it has a period of two years to cease any non-conforming activities and divest any non-conforming investments. As of the date hereof, neither Minden Mutual Holding Company nor MBL Bank was engaged in any non-conforming activities and neither had any non-conforming investments.

All savings associations subsidiaries of savings and loan holding companies are required to meet a qualified thrift lender, or QTL, test to avoid certain restrictions on their operations. If the subsidiary savings institution fails to meet the QTL, as discussed below, then the savings and loan holding company must register with the Federal Reserve Board as a bank holding company, unless the savings institution requalifies as a QTL within one year thereafter.

Federal Securities Laws. Minden Bancorp initially registered its common stock with the Securities and Exchange Commission in connection with its offering in 2002 and was until 2007 subject to the proxy and tender offer rules, insider trading reporting requirements and restrictions, and certain other requirements under the Securities Exchange Act of 1934. However, in 2007, it deregistered as a reporting company. Pursuant to Office of Thrift Supervision regulations and our plan of conversion and reorganization, we have agreed to register new Minden Bancorp common stock for a minimum of three years following the conversion and offering. As a result, new Minden Bancorp will become subject to the proxy and tender offer rules, insider trading reporting requirements and restrictions, and certain other requirements under the Securities Exchange Act of 1934. We have filed a registration statement with the Securities and Exchange Commission under the Securities Act of 1933 for our common stock to be issued in the conversion and offering. If, in the future, our new common stock becomes listed on the Nasdaq Stock Market, our common stock will be deemed registered under Section 12(b) of the Securities and Exchange Act of 1934.

The Sarbanes-Oxley Act. As a public company, new Minden Bancorp will be subject to the Sarbanes-Oxley Act of 2002, which addresses, among other issues, corporate governance, auditing and accounting, executive compensation, and enhanced and timely disclosure of corporate information. As directed by the Sarbanes-Oxley Act, our principal executive officer and principal financial officer will be required to certify that our quarterly and annual reports do not contain any untrue statement of a material fact. The rules adopted by the Securities and Exchange Commission under the Sarbanes-Oxley Act have several requirements, including having these officers certify that: they are responsible for establishing, maintaining and regularly evaluating the effectiveness of our internal control over financial reporting; they have made certain disclosures to our auditors and the audit committee of the board of directors about our internal control over financial reporting; and they have included information in our quarterly and annual reports about their evaluation and whether there have been changes in our internal control over financial reporting or in other factors that could materially affect internal control over financial reporting.

Although new Minden Bancorp anticipates that it will incur additional expense in complying with the provisions of the Sarbanes-Oxley Act and the resulting regulations, management does not expect that such compliance will have a material impact on its results of operations or financial condition.

Regulation of MBL Bank

General. As the primary federal regulator of MBL Bank, the Office of Thrift Supervision has extensive authority over the operations of state-chartered savings institutions. As part of this authority, MBL Bank is required to file periodic reports with the Office of Thrift Supervision and is subject to periodic examinations by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation as the insurer of its deposits. The investment and lending authority of savings institutions are prescribed by federal laws and regulations, and such institutions are prohibited from engaging in any activities not permitted by such laws and regulations. MBL Bank, as a Louisiana-chartered building and loan association, is also subject to regulation by the Louisiana Office of Financial Institutions, including the requirement to file periodic reports therewith and being subject to examination thereby.

Insurance of Accounts. The deposits of MBL Bank are insured to the maximum extent permitted by the Deposit Insurance Fund and are backed by the full faith and credit of the U.S. Government. As insurer, the Federal Deposit Insurance Corporation is authorized to conduct examinations of, and to require reporting by, insured institutions. It also may prohibit any insured institution from engaging in any activity determined by regulation or order to pose a serious threat to the Federal Deposit Insurance Corporation. The Federal Deposit Insurance Corporation also has the authority to initiate enforcement actions against savings institutions, after giving the Office of Thrift Supervision an opportunity to take such action.

The recently enacted financial institution reform legislation permanently increased deposit insurance on most accounts to $250,000. In addition, pursuant to Section 13(c)(4)(G) of the Federal Deposit Insurance Act, the Federal Deposit Insurance Corporation has implemented two temporary programs to provide deposit insurance for the full amount of most non-interest-bearing transaction deposit accounts through the end of 2013 and to guarantee certain unsecured debt of financial institutions and their holding companies through December 2012. For non-interest-bearing transaction deposit accounts, including accounts swept from a noninterest bearing transaction account into a non-interest-bearing savings deposit account, a 10 basis point annual rate surcharge is applied to deposit amounts in excess of $250,000. Financial institutions could have opted out of either or both of these programs. MBL Bank did not opt out of the temporary liquidity guarantee program; however, we do not expect that the assessment surcharge will have a material impact on our results of operation.

The Federal Deposit Insurance Corporation’s risk-based premium system provides for quarterly assessments. Each insured institution is placed in one of four risk categories depending on supervisory and capital considerations. Within its risk category, an institution is assigned to an initial base assessment rate which is then adjusted to determine its final assessment rate based on its brokered deposits, secured liabilities and unsecured debt. Assessment rates range from seven to 77.5 basis points, with less risky institutions paying lower assessments.

In 2009, the Federal Deposit Insurance Corporation collected a five basis point special assessment on each insured depository institution’s assets minus its Tier 1 capital as of June 30, 2009. The amount of our special assessment, which was paid on September 30, 2009, was approximately $80,500.

In 2009, the Federal Deposit Insurance Corporation also required insured deposit institutions on December 30, 2009 to prepay 13 quarters of estimated insurance assessments. Our prepayment totaled $907,000. Unlike a special assessment, this prepayment did not immediately affect bank earnings. Banks will book the prepaid assessment as a non-earning asset and record the actual risk-based premium payments at the end of each quarter.

In addition, all institutions with deposits insured by the Federal Deposit Insurance Corporation are required to pay assessments to fund interest payments on bonds issued by the Financing Corporation, a mixed-ownership government corporation established to recapitalize the predecessor to the Deposit Insurance Fund. These assessments will continue until the Financing Corporation bonds mature in 2019.

The Federal Deposit Insurance Corporation may terminate the deposit insurance of any insured depository institution, including MBL Bank, if it determines after a hearing that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, order or any condition imposed by an agreement with the Federal Deposit Insurance Corporation. It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance, if the institution has no tangible capital. If insurance of accounts is terminated, the accounts at the institution at the time of the termination, less subsequent withdrawals, shall continue to be insured for a period of six months to two years, as determined by the Federal Deposit Insurance Corporation. Management is aware of no existing circumstances which would result in termination of MBL Bank’s deposit insurance.

Regulatory Capital Requirements. Federally insured savings institutions are required to maintain minimum levels of regulatory capital. Current Office of Thrift Supervision capital standards require savings institutions to satisfy a tangible capital requirement, a leverage capital requirement and a risk-based capital requirement. The tangible capital must equal at least 1.5% of adjusted total assets. Leverage capital, also known as “core” capital, must equal at least 3.0% of adjusted total assets for the most highly rated savings associations. An additional cushion of at least 100 basis points is required for all other savings associations, which effectively increases their minimum Tier 1 leverage ratio to 4.0% or more. Under the Office of Thrift Supervision’s regulation, the most highly-rated banks are those that the Office of Thrift Supervision determines are strong associations that are not anticipating or experiencing significant growth and have well-diversified risk, including no undue interest rate risk exposure, excellent asset quality, high liquidity and good earnings. Under the risk-based capital requested, “total” capital (a combination of core and “supplementary” capital) must equal at least 8.0% of “risk-weighted” assets. The Office of Thrift Supervision also is authorized to impose capital requirements in excess of these standards on individual institutions on a case-by-case basis.

Core capital generally consists of common stockholders’ equity (including retained earnings). Tangible capital generally equals core capital minus intangible assets, with only a limited exception for purchased mortgage servicing rights. MBL Bank had no intangible assets at June 30, 2010. Both core and tangible capital are further reduced by an amount equal to a savings institution’s debt and equity investments in subsidiaries engaged in activities not permissible to national banks (other than subsidiaries engaged in activities undertaken as agent for customers or in mortgage -banking activities and subsidiary depository institutions or their holding companies). MBL Bank’s regulatory capital is reduced for its investment in its subsidiary, Minden Service, Inc., which owns excess real estate. The amount of such reduction at June 30, 2010 was $256,000.

In determining compliance with the risk-based capital requirement, a savings institution is allowed to include both core capital and supplementary capital in its total capital, provided that the amount of supplementary capital included does not exceed the savings institution’s core capital. Supplementary capital generally consists of general allowances for loan losses up to a maximum of 1.25% of risk-weighted assets, together with certain other items. In determining the required amount of risk-based capital, total assets, including certain off-balance sheet items, are multiplied by a risk weight based on the risks inherent in the type of assets. The risk weights range from 0% for cash and securities issued by the U.S. Government or unconditionally backed by the full faith and credit of the U.S. Government to 100% for loans (other than qualifying residential loans weighted at 80%) and repossessed assets.

Savings institutions must value securities available for sale at amortized cost for regulatory capital purposes. This means that in computing regulatory capital, savings institutions should add back any unrealized losses and deduct any unrealized gains, net of income taxes, on debt securities reported as a separate component of GAAP capital.

At June 30, 2010, MBL Bank exceeded all of its regulatory capital requirements, with tangible, core and risk-based capital ratios of 10.94%, 10.94% and 20.06%, respectively.

Any savings institution that fails any of the capital requirements is subject to possible enforcement actions by the Office of Thrift Supervision or the Federal Deposit Insurance Corporation. Such actions could include a capital directive, a cease and desist order, civil money penalties, the establishment of restrictions on the institution’s operations, termination of federal deposit insurance and the appointment of a conservator or receiver. The Office of Thrift Supervision’s capital regulation provides that such actions, through enforcement proceedings or otherwise, could require one or more of a variety of corrective actions.

Prompt Corrective Action. The following table shows the amount of capital associated with the different capital categories set forth in the prompt corrective action regulations.

Capital Category	Total Risk-Based Capital	Tier 1 Risk-Based Capital	Tier 1 Leverage Capital
Well capitalized	10% or more	6% or more	5% or more
Adequately capitalized	8% or more	4% or more	4% or more
Undercapitalized	Less than 8%	Less than 4%	Less than 4%
Significantly undercapitalized	Less than 6%	Less than 3%	Less than 3%

In addition, an institution is “critically undercapitalized” if it has a ratio of tangible equity to total assets that is equal to or less than 2.0%. Under specified circumstances, a federal banking agency may reclassify a well capitalized institution as adequately capitalized and may require an adequately capitalized institution or an undercapitalized institution to comply with supervisory actions as if it were in the next lower category (except that the Federal Deposit Insurance Corporation may not reclassify a significantly undercapitalized institution as critically undercapitalized).

An institution generally must file a written capital restoration plan which meets specified requirements within 45 days of the date that the institution receives notice or is deemed to have notice that it is undercapitalized, significantly undercapitalized or critically undercapitalized. A federal banking agency must provide the institution with written notice of approval or disapproval within 60 days after receiving a capital restoration plan, subject to extensions by the agency. An institution which is required to submit a capital restoration plan must concurrently submit a performance guaranty by each company that controls the institution. In addition, undercapitalized institutions are subject to various regulatory restrictions, and the appropriate federal banking agency also may take any number of discretionary supervisory actions.

At June 30, 2010, MBL Bank was deemed a well capitalized institution for purposes of the above regulations and as such is not subject to the above mentioned restrictions.

The table below sets forth MBL Bank’s capital position relative to its regulatory capital requirements at June 30, 2010.

	Actual		Required for Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions		Excess Over Well- Capitalized Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
Tier 1 risk-based capital	$21,733	19.13%	$4,543	4.0%	$6,815	6.0%	$14,918	13.13%
Total risk-based capital	22,786	20.06	9,087	8.0	11,358	10.0	11,428	10.06
Tier 1 leverage capital	21,733	10.94	7,949	4.0	9,936	5.0	11,797	5.94
Tangible capital	21,733	10.94	2,981	1.5	N/A	N/A	N/A	N/A

Capital Distributions. Office of Thrift Supervision regulations govern capital distributions by savings institutions, which include cash dividends, stock repurchases and other transactions charged to the capital account of a savings institution to make capital distributions. A savings institution must file an application for Office of Thrift Supervision approval of the capital distribution if either (1) the total capital distributions for the applicable calendar year exceed the sum of the institution’s net income for that year to date plus the institution’s retained net income for the preceding two years, (2) the institution would not be at least adequately capitalized following the distribution, (3) the distribution would violate any applicable statute, regulation, agreement or Office of Thrift Supervision-imposed condition, or (4) the institution is not eligible for expedited treatment of its filings. If an application is not required to be filed, savings institutions which are a subsidiary of a savings and loan holding company (as well as certain other institutions) must still file a notice with the Office of Thrift Supervision at least 30 days before the board of directors declares a dividend or approves a capital distribution.

If an application is not required to be filed, savings institutions such as MBL Bank which are a subsidiary of a holding company (as well as certain other institutions) must still file a notice with the Office of Thrift Supervision at least 30 days before the board of directors declares a dividend or approves a capital distribution.

An institution that either before or after a proposed capital distribution fails to meet its then applicable minimum capital requirement or that has been notified that it needs more than normal supervision may not make any capital distributions without the prior written approval of the Office of Thrift Supervision. In addition, the Office of Thrift Supervision may prohibit a proposed capital distribution, which would otherwise be permitted by Office of Thrift Supervision regulations, if the Office of Thrift Supervision determines that such distribution would constitute an unsafe or unsound practice.

Qualified Thrift Lender Test. All savings institutions are required to meet a qualified thrift lender, or QTL, test to avoid certain restrictions on their operations. A savings institution can comply with the QTL test by either qualifying as a domestic building and loan association as defined in the Internal Revenue Code or meeting the Office of Thrift Supervision QTL test.

Currently, the Office of Thrift Supervision QTL test requires that 65% of an institution’s “portfolio assets” (as defined) consist of certain housing and consumer-related assets on a monthly average basis in nine out of every 12 months. To be a qualified thrift lender under the Internal Revenue Service test, the savings institution must meet a “business operations test” and a “60 percent assets test,” each defined in the Internal Revenue Code.

If the savings institution fails to maintain its QTL status, it is immediately prohibited from the following:

●	Making any new investments or engaging in any new activity not allowed for both a national bank and a savings association;

●	Establishing any new branch office unless allowable for a national bank; and

●	Paying dividends unless allowable for a national bank.

Any company that controls a savings institution that is not a qualified thrift lender must register as a bank holding company within one year of the savings institution’s failure to meet the QTL test. Three years from the date a savings association should have become or ceases to be a QTL, the institution must dispose of any investment or not engage in any activity unless the investment or activity is allowed for both a national bank and a savings association. Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, a savings institution not in compliance with the QTL test is also prohibited from paying dividends and is subject to an enforcement action for violation of the Home Owners’ Loan Act, as amended.

At June 30, 2010, MBL Bank believed it met the requirements of the QTL test.

Community Reinvestment Act. All federal savings associations have a responsibility under the Community Reinvestment Act and related regulations to help meet the credit needs of their communities, including low- and moderate-income neighborhoods. An institution’s failure to comply with the provisions of the Community Reinvestment Act could result in restrictions on its activities. MBL Bank received a “satisfactory” Community Reinvestment Act rating in its most recently completed examination.

Limitations on Transactions with Affiliates. Transactions between savings associations and any affiliate are governed by Sections 23A and 23B of the Federal Reserve Act as made applicable to savings associations by Section 11 of the Home Owners’ Loan Act. An affiliate of a savings association is any company or entity which controls, is controlled by or is under common control with the savings association. In a holding company context, the holding company of a savings association (such as Minden Bancorp) and any companies which are controlled by such holding company are affiliates of the savings association. Generally, Section 23A limits the extent to which the savings association or its subsidiaries may engage in “covered transactions” with any one affiliate to an amount equal to 10% of such association’s capital stock and surplus, and contain an aggregate limit on all such transactions with all affiliates to an amount equal to 20% of such capital stock and surplus. Section 23B applies to “covered transactions” as well as certain other transactions and requires that all transactions be on terms substantially the same, or at least as favorable, to the savings association as those provided to a non-affiliate. The term “covered transaction” includes the making of loans to, purchase of assets from and issuance of a guarantee to an affiliate and similar transactions. Section 23B transactions also include the provision of services and the sale of assets by a savings association to an affiliate. In addition to the restrictions imposed by Sections 23A and 23B, a savings association is prohibited from (i) making a loan or other extension of credit to an affiliate, except for any affiliate which engages only in certain activities which are permissible for bank holding companies, or (ii) purchasing or investing in any stocks, bonds, debentures, notes or similar obligations of any affiliate, except for affiliates which are subsidiaries of the savings association.

In addition, Sections 22(g) and (h) of the Federal Reserve Act as made applicable to savings associations by Section 11 of the Home Owners’ Loan Act place restrictions on loans to executive officers, directors and principal shareholders of the savings association and its affiliates. Under Section 22(h), loans to a director, an executive officer and to a greater than 10% shareholder of a savings association, and certain affiliated interests of either, may not exceed, together with all other outstanding loans to such person and affiliated interests, the savings association’s loans to one borrower limit (generally equal to 15% of the association’s unimpaired capital and surplus). Section 22(h) also requires that loans to directors, executive officers and principal shareholders be made on terms substantially the same as offered in comparable transactions to other persons unless the loans are made pursuant to a benefit or compensation program that (i) is widely available to employees of the association and (ii) does not give preference to any director, executive officer or principal shareholder, or certain affiliated interests of either, over other employees of the savings association. Section 22(h) also requires prior board approval for certain loans. In addition, the aggregate amount of extensions of credit by a savings association to all insiders cannot exceed the association’s unimpaired capital and surplus. Furthermore, Section 22(g) places additional restrictions on loans to executive officers. MBL Bank currently is subject to Section 22(g) and (h) of the Federal Reserve Act and at June 30, 2010, was in compliance with the above restrictions.

Anti-Money Laundering. All financial institutions, including savings associations, are subject to federal laws that are designed to prevent the use of the U.S. financial system to fund terrorist activities. Financial institutions operating in the United States must develop anti-money laundering compliance programs, due diligence policies and controls to ensure the detection and reporting of money laundering. Such compliance programs are intended to supplement compliance requirements, also applicable to financial institutions, under the Bank Secrecy Act and the Office of Foreign Assets Control Regulations. MBL Bank has established policies and procedures to ensure compliance with these provisions.

Federal Home Loan Bank System. MBL Bank is a member of the Federal Home Loan Bank of Dallas, which is one of 12 regional Federal Home Loan Banks that administers the home financing credit function primarily for its members. Each Federal Home Loan Bank serves as a reserve or central bank for its members within its assigned region. The Federal Home Loan Bank of Dallas is funded primarily from proceeds derived from the sale of consolidated obligations of the Federal Home Loan Bank System. It makes loans to members (i.e., advances) in accordance with policies and procedures established by the board of directors of the Federal Home Loan Bank. At June 30, 2010, MBL Bank did not have any Federal Home Loan Bank advances and had $55.0 million available on its credit line with the Federal Home Loan Bank.

As a member, MBL Bank is required to purchase and maintain stock in the Federal Home Loan Bank of Dallas in an amount in accordance with the Federal Home Loan Bank’s capital plan and sufficient to ensure that the Federal Home Loan Bank remains in compliance with its minimum capital requirements. At June 30, 2010, MBL Bank had $239,000 in Federal Home Loan Bank stock, which was in compliance with this requirement.

The Federal Home Loan Banks are required to provide funds for the resolution of troubled savings institutions and to contribute to affordable housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. These contributions have adversely affected the level of Federal Home Loan Bank dividends paid in the past and could do so in the future. These contributions also could have an adverse effect on the value of Federal Home Loan Bank stock in the future.

Federal Reserve System. The Federal Reserve Board requires all depository institutions to maintain reserves against their transaction accounts (primarily NOW and Super NOW checking accounts) and non-personal time deposits. Because required reserves must be maintained in the form of vault cash or a noninterest-bearing account at a Federal Reserve Bank, the effect of this reserve requirement is to reduce an institution’s earning assets. At June 30, 2010, MBL Bank had met its reserve requirement.

Louisiana Regulation. As a Louisiana-chartered building and loan association, MBL Bank also is subject to regulation and supervision by the Louisiana Office of Financial Institutions. MBL Bank is required to file periodic reports with and is subject to periodic examinations at least once every four years by the Louisiana Office of Financial Institutions. In addition, MBL Bank is required by Louisiana law and regulations to comply with certain reserve and capital requirements. At June 30, 2010, MBL Bank was in compliance with all applicable reserve and capital requirements.

Louisiana law and regulations also restrict the lending and investment authority of Louisiana chartered savings institutions. Such laws and regulations restrict the amount a Louisiana-chartered building and loan association can lend to any one borrower to an amount which, in the aggregate, does not exceed the lesser of (i) 10% of the association’s savings deposits or (ii) the sum of the association’s paid-in capital, surplus, allowance for losses, and undivided profits. Federal regulations, however, impose more restrictive limitations on loans to one borrower. See “Business - Lending Activities.” Notwithstanding the foregoing, Louisiana and federal law permits any such association to lend to any one borrower an aggregate amount of at least $500,000.

In addition, Louisiana law restricts the ability of Louisiana-chartered building and loan associations to invest in, among other things, (i) commercial real estate loans (including commercial construction real estate loans) up to 40% of total assets; (ii) real estate investments for other than the association’s offices up to 10% of total assets; (iii) consumer loans, commercial paper and corporate debt securities up to 30% of total assets; (iv) commercial, corporate, business or agricultural loans up to 10% of total assets; (v) tangible movable property, or leases thereon, up to 10% of total assets; and (v) capital stock, obligations and other securities of service organizations up to 10% of total assets. Louisiana law also sets forth maximum loan-to-value ratios with respect to various types of loans. Applicable federal regulations impose more restrictive limitations in certain instances. See “Business - Lending Activities.”

The investment authority of Louisiana-chartered building and loan associations is broader in many respects than that of federally chartered savings associations. However, state-chartered savings associations, such as MBL Bank, are generally prohibited from acquiring or retaining any equity investment, other than certain investments in service corporations, of a type or in an amount that is not permitted for a federally chartered savings association. This prohibition applies to equity investments in real estate (except those held through a service corporation or subsidiary of MBL Bank), investments in equity securities and any other investment or transaction that is in substance an equity investment, even if the transaction is nominally a loan or other permissible transaction. At June 30, 2010, MBL Bank was in compliance with such provisions.

Furthermore, state-chartered savings associations may not engage as principal in any activity not permitted for federal associations unless the Federal Deposit Insurance Corporation has determined that such activity would pose no significant risk to the affected deposit insurance fund and the association is in compliance with the fully phased-in capital standards prescribed under federal regulations. When certain activities are permissible for a federal association, the state association may engage in the activity in a higher amount if the Federal Deposit Insurance Corporation has not determined that such activity would pose a significant risk of loss to the affected deposit insurance fund and the association meets the fully phased-in capital requirements. This increased investment authority does not apply to investments in nonresidential real estate loans. At June 30, 2010, MBL Bank had no investments which were affected by the foregoing limitations.

Under Louisiana law, a Louisiana-chartered building and loan association may establish or maintain a branch office anywhere in Louisiana with prior regulatory approval. In addition, an out-of-state building and loan association or holding company may acquire a Louisiana-chartered building and loan association or holding company if the Louisiana Office of Financial Institutions determines that the laws of such other state permit a Louisiana-chartered building and loan association or holding company to acquire a building and loan association or holding company in such other state. Any such acquisition would require the out-of-state entity to apply to the Louisiana Office of Financial Institutions

TAXATION

Federal Taxation

General. Minden Bancorp, Minden Mutual Holding Company and MBL Bank are subject to federal income taxation in the same general manner as other corporations with some exceptions listed below. The following discussion of federal, state and local income taxation is only intended to summarize certain pertinent income tax matters and is not a comprehensive description of the applicable tax rules. Minden Bancorp’s tax returns have not been audited during the past five years.

Method of Accounting. For federal income tax purposes, Minden Bancorp reports income and expenses on the accrual method of accounting and uses a December 31 tax year for filing its federal income tax return.

Bad Debt Reserves. The Small Business Job Protection Act of 1996 eliminated the use of the reserve method of accounting for bad debt reserves by savings associations, effective for taxable years beginning after 1995. Prior to that time, MBL Bank was permitted to establish a reserve for bad debts and to make additions to the reserve. These additions could, within specified formula limits, be deducted in arriving at taxable income. As a result of the Small Business Job Protection Act of 1996, savings associations must use the experience method in computing their bad debt deduction beginning with their 1996 federal tax return. In addition, federal legislation required the recapture over a six year period of the excess of tax bad debt reserves at December 31, 1995 over those established as of December 31, 1987.

Taxable Distributions and Recapture. Prior to the Small Business Job Protection Act of 1996, bad debt reserves created prior to January 1, 1988 were subject to recapture into taxable income if MBL Bank failed to meet certain thrift asset and definitional tests. New federal legislation eliminated these savings association related recapture rules. However, under current law, pre-1988 reserves remain subject to recapture should MBL Bank make certain non-dividend distributions or cease to maintain a building and loan association charter.

At June 30, 2010, the total federal pre-1988 reserve was approximately $1.5 million. The reserve reflects the cumulative effects of federal tax deductions by MBL Bank for which no federal income tax provisions have been made.

Alternative Minimum Tax. The Internal Revenue Code imposes an alternative minimum tax at a rate of 20% on a base of regular taxable income plus certain tax preferences. The alternative minimum tax is payable to the extent such alternative minimum tax income is in excess of the regular income tax. Net operating losses, of which MBL Bank has none, can offset no more than 90% of alternative minimum taxable income. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. Minden Bancorp has not been subject to the alternative minimum tax or any such amounts available as credits for carryover.

Net Operating Loss Carryovers. Net operating losses incurred in taxable years beginning before August 6, 1997 may be carried back to the three preceding taxable years and forward to the succeeding 15 taxable years. For net operating losses in years beginning after August 5, 1997, other than 2001 and 2002, such net operating losses can be carried back to the two preceding taxable years and forward to the succeeding 20 taxable years. Net operating losses arising in 2001 or 2002 may be carried back five years and may be carried forward 20 years. Special rules enacted in 2009 permit certain electing mall business taxpayers to carryback a 2008 net operating loss for a period of three, four or five years to offset taxable income in those preceding taxable years. At June 30, 2010, Minden Bancorp had no net operating loss carryforwards respectively, for federal income tax purposes.

Corporate Dividends-Received Deduction. Minden Bancorp may exclude from its income 100% of dividends received from MBL Bank as a member of the same affiliated group of corporations. The corporate dividends received deduction is 80% in the case of dividends received from corporations which a corporate recipient owns less than 80%, but at least 20% of the distribution corporation. Corporations which own less than 20% of the stock of a corporation distributing a dividend may deduct only 70% of dividends received.

State and Local Taxation

Minden Bancorp is subject to the Louisiana Corporation Income Tax based on our Louisiana taxable income. The Corporation Income Tax applies at graduated rates from 4% upon the first $25,000 of Louisiana taxable income to 8% on all Louisiana taxable income in excess of $200,000. For these purposes, “Louisiana taxable income” means net income which is earned by us within or derived from sources within the State of Louisiana, after adjustments permitted under Louisiana law, including a federal income tax deduction. It also excludes dividends received from MBL Bank. In addition, MBL Bank is subject to the Louisiana Shares Tax which is imposed on the assessed value of a company’s stock. The formula for deriving the assessed value is to calculate 15% of the sum of:

(a)	20% of our capitalized earnings, plus

(b)	80% of our taxable stockholders’ equity, minus

(c)	50% of our real and personal property assessment.

Various items may also be subtracted in calculating a company’s capitalized earnings.

MANAGEMENT

Management of Minden Bancorp and MBL Bank

Board of Directors. The board of directors of new Minden Bancorp will be divided into three classes, each of which will contain approximately one-third of the board. The directors will be elected by our shareholders for staggered three-year terms, or until their successors are elected and qualified. One class of directors, consisting of Messrs. Evans, Jones and Woodard, will have a term of office expiring at the first annual meeting of shareholders after the conversion and offering, a second class, consisting of Messrs. Collins, Lott and Wise will have a term of office expiring at the second annual meeting of shareholders and a third class, consisting of Messrs. Adams, Byrd and Harper, will have a term of office expiring at the third annual meeting of shareholders.

The following table sets forth certain information regarding the persons who serve as new Minden Bancorp’s directors, all of whom currently serve as directors of Minden Bancorp, Minden Mutual Holding Company and MBL Bank. No director of new Minden Bancorp is related to any other director or executive officer, other than A. Loye Jones who is the uncle of Michael W. Wise. Ages are reflected as of June 30, 2010.

Name	Age	Principal Occupation During the Past Five Years/Public Directorships	Year Term Expires	Director Since(1)

Russell A. Adams	85	Director and Secretary of the board of directors. Retired. Previously, served as managing officer of MBL Bank, Minden, Louisiana, from 1960 to 1987. Mr. Adams brings to the board perspective and experience gained as a director for fifty years and managing officer of MBL Bank for more than 25 years.	2013	1960

Jack E. Byrd, Jr.	63
Director. President and CEO of Minden Bancorp since January 2008; previously Senior Financial Advisor of Minden Bancorp and MBL Bank since April 2, 2007; previously President, Regions Bank of North Louisiana, from 1999 to March 2007; previously President of Minden Bank & Trust Company from 1989 until its merger with Regions Bank in 1999.

As President and Chief Executive Officer, Mr. Byrd brings to the board knowledge of Minden Bancorp’s operations, as well as perspective on its strengths, challenges and opportunities. He also brings more than 30 years of involvement in community banking in Webster Parish.
			2013	2007

John P. Collins	62	Director. Owner and President of A.J. Price, Inc., an auto parts store, Minden, Louisiana, since 1970 and owner and President of A.J. Price Tire, LLC, Benton, Louisiana, since 2005. Mr. Collins brings to the board entrepreneurial and business management experience from successfully managing a business for 40 years. Mr. Collins also lives and works in Minden.	2012	2000

(Footnote on page 96)

Name	Age	Principal Occupation During the Past Five Years/Public Directorships	Year Term Expires	Director Since(1)

A. David Evans	69	Chairman of the Board. President and Chief Executive Officer of MBL Bank from July 1989 to January 2008 and of Minden Bancorp from July 2002 to January 2008. Mr. Evans brings to the board knowledge of Minden Bancorp’s operations through his service as President and Chief Executive Officer of Minden Bancorp for six years and of MBL Bank for 19 years. He also brings extensive knowledge of and familiarity with the market area in which we operate.	2011	1989

Michael S. Harper	59	Director. President and owner of Harper Motors, Inc., Minden, Louisiana from 1996 to present; President and owner of Julian Foy Motors, Inc., Many, Louisiana since 2003. Mr. Harper brings to the board his entrepreneurial and business management experience from successfully operating two automobile dealerships in Webster and Sabine Parishes as well as his in-depth knowledge of the communities that we serve.	2013	2004

A. Loye Jones	78	Director. Owner and pharmacist of Loye’s Pharmacy, Inc., Minden, Louisiana, since 1963; owner of JHELO, Inc. Properties. Mr. Jones brings extensive entrepreneurial experience and business management experience from his successful operation of a pharmacy for more than 40 years as well as his deep knowledge and understanding of the communities that we serve.	2011	1981

F. Dare Lott, Jr.	60	Director. Veterinarian and owner of the Minden Animal Clinic, Minden, Louisiana, since 1974; President of Plantation Farm, Minden, Louisiana, since 2009; owner and President of PetCare Animal Hospital, Haughton, Louisiana since 2006; President of I-2O Equine Associates, Minden, Louisiana, since 2002. Mr. Lott brings to the board his entrepreneurial and business management experience from successfully managing a number of businesses including operating a successful veterinary practice for more than 35 years. He also has extensive knowledge of Minden and the surrounding communities.	2012	1981
(footnote on following page)

Michael W. Wise	51	Director. Certified Public Accountant with Jamieson Wise and Martin, Minden, Louisiana, since 1980. Mr. Wise brings to the board extensive financial experience as well as experience in public accounting resulting from his operation of an accounting firm for 30 years.	2012	2000

Name	Age	Principal Occupation During the Past Five Years/Public Directorships	Year Term Expires	Director Since(1)

R.E. Woodard, III	57	Director. Certified financial planner for Lincoln Financial Group, an insurance and investment management company headquartered in Philadelphia, Pennsylvania, since 1975. Mr. Woodard brings to the board his extensive knowledge of the insurance industry as well as his knowledge of the local business community.	2011	2000

(1)	Includes a service as a director of MBL Bank.

Director Compensation. Directors of new Minden Bancorp who also serve as directors of MBL Bank initially will not be compensated by new Minden Bancorp but will be compensated by MBL Bank for such service. It is not anticipated that separate compensation will be paid to new Minden Bancorp’s directors who also serve as directors of MBL Bank until such time as such persons devote significant time to the separate management of new Minden Bancorp’s affairs, which is not expected to occur unless we become actively engaged in additional businesses other than holding the stock of MBL Bank. We may determine that such compensation is appropriate in the future. The primary elements of MBL Bank’s director compensation program consist of equity compensation and cash compensation.

During fiscal 2009, members of MBL Bank’s board of directors received $1,200 per regular board meeting held. Board fees are subject to periodic adjustment by the board of directors. For fiscal 2010, the members of MBL Bank’s board of directors are continuing to receive $1,200 per board meeting. Each director also receives a retainer which is paid each January for services provided in the prior fiscal year. For services performed during fiscal 2009, each director received an annual retainer of $8,000. Directors receive no additional compensation for service on committees. The members of the board may also receive bonuses in December of each year.

The table below summarizes the total compensation paid to our non-employee directors for the fiscal year ended December 31, 2009.

Name	Fees Earned or Paid in Cash	All Other Compensation	Total
Russell A. Adams	$24,900	$--	$24,900
John P. Collins	23,700	--	23,700
Michel S. Harper	23,700	--	23,700
A. Loye Jones	23,700	--	23,700
F. Dare Lott, Jr.	23,700	--	23,700
Michael W. Wise	23,700	--	23,700
R.E. Woodard, III	23,700	--	23,700

Director Independence. Although members of Minden Bancorp’s board of directors are not subject to the independence standards set forth in the Nasdaq listing standards, the board has determined that a majority of its members (Messrs. Adams, Collins, Harper, Jones, Lott, Wise and Woodard) would be independent under such standards.

Membership on Certain Board Committees.

Minden Bancorp is not currently subject to the listing requirements of the Nasdaq Stock Market and has not established a standing Nominating Committee. The board of directors currently approves nominations to the board pursuant to our federal charter. In connection with the conversion, it is expected that a Nominating Committee will be created.

The board of directors of Minden Bancorp has established an Audit Committee, a Strategic Planning Committee and a Human Resource Committee.

Audit Committee. The Audit Committee consists of Messrs. Lott, Byrd, Evans, Wise and Woodard. Dr. Lott serves as Chairman of the Committee. The Audit Committee reviews audit reports prepared by our independent registered public accounting firm, recommends appointment of outside auditors and reviews internal audits.

Minden Bancorp has determined that Mr. Wise meets the requirements adopted by the SEC for qualification as the Audit Committee’s financial expert. An audit committee financial expert is defined as a person who has the following attributes: (i) an understanding of accounting principles generally accepted in the United States of America and financial statements; (ii) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and allowances; (iii) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity or accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the registrant’s financial statements, or experience actively supervising one or more persons engaged in such activities; (iv) an understanding of internal controls and procedures for financial reporting; and (v) an understanding of audit committee functions. The members of Minden Bancorp’s Audit Committee are not subject to the “independence” requirement set forth in the Nasdaq listing standards. The Audit Committee met five times in 2009.

Strategic Planning Committee. The Strategic Planning Committee meets to discuss long-range planning considerations. The Strategic Planning Committee, which currently consists of Messrs. Evans (Chairman), Lott, Woodard, and Byrd, met once during 2009.

Human Resource Committee. The Human Resource Committee meets on a periodic basis to review senior executive compensation including salaries, bonuses, perquisites, and deferred/retirement compensation. In addition, the Compensation Committee assists the board of directors in carrying out its responsibilities with respect to overseeing the compensation policies and practices of Minden Bancorp. The Human Resource Committee currently consists of Messrs. Lott (Chairman), Jones, Woodard, Evans and Byrd. The Human Resource Committee did not meet in 2009. The Human Resource Committee of MBL Bank has essentially same responsibilities and is composed of the same individuals. The Human Resource Committee of the Bank met one time in 2009.

Executive Officers Who Are Not Directors. The following individuals currently serve as executive officers of Minden Bancorp and will serve in the same or substantially similar positions with new Minden Bancorp following the conversion and offering. Age is reflected as of June 30, 2010.

Name	Age	Principal Occupation During the Past Five Years
Becky T. Harrell	58	Chief Financial Officer and Treasurer of MBL Bank since July 2002. Treasurer of Minden Bancorp since 2002.
Michael P. Burton	50
Senior Vice President and Senior Loan Officer as well as Secretary of Minden Bancorp since July 2002. Senior Loan Officer of MBL Bank from April 2001 to June 2002 and Senior Vice President and Senior Loan Officer since July 2002.

In accordance with new Minden Bancorp’s bylaws, our executive officers will be elected annually and hold office until their respective successors have been elected and qualified or until death, resignation or removal by the board of directors.

Membership on Certain Board Committees after the Conversion and Offering

Following completion of the conversion and offering, we expect the board of directors of new Minden Bancorp to establish an Audit Committee, Compensation Committee and Nominating Committee. We expect that all of the members of these committees will be independent directors as defined in the listing standards of the Nasdaq Stock Market as if they were applicable. Such committees will operate in accordance with written charters which we expect to have available on our website. Mr. Wise will meet the qualifications established for an audit committee financial expert in the regulations of the Securities and Exchange Commission. The following table sets forth the proposed membership of such committees.

Directors	Audit	Compensation	Nominating
Michael S. Harper			X
A. Loye Jones		X
F. Dare Lott, Jr.	X	X	X
Michael W. Wise	X
R.E. Woodard, III	X	X	X

Board Leadership Structure and the Board’s Role in Risk Oversight

Mr. Byrd serves as the President and Chief Executive Officer of the existing Minden Bancorp. Our board is led by a Chairman who is elected from time to time. Mr. Evans currently serves as Chairman of the Board. The board of directors of new Minden Bancorp has determined that the appointment of our President and Chief Executive Officer as the Chairman of the board of new Minden Bancorp will promote a unity of vision for new Minden Bancorp as its continues to implement its strategic goals, including completing its transformation to a community bank. In addition, the President and Chief Executive Officer is the director most familiar with our business and operations and is best situated to lead discussions on important matters affecting the business of new Minden Bancorp. By combining the President and Chief Executive Officer and Chairman positions, the board believes there is a firm link between management and the board which promotes the development and implementation of our corporate strategy and goals. The board is aware of the potential conflicts that may arise when an insider chairs the board, but believes these will be limited by existing safeguards which include the fact that as a financial institution holding company, the operations of new Minden Bancorp will be highly regulated.

Board’s Role in Risk Oversight

Risk is inherent with every business, particularly financial institutions. We face a number of risks, including credit risk, interest rate risk, liquidity risk, operational risk, strategic risk and reputational risk. Management is responsible for the day-to-day management of the risks Minden Bancorp faces, while the board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the board of directors ensures that the risk management processes designed and implemented by management are adequate and functioning as designed.

Summary Compensation Table

The following table sets forth a summary of certain information concerning the compensation paid by MBL Bank for services rendered in all capacities during the fiscal year ended December 31, 2009 to the principal executive officer and other executive officers whose total compensation exceeded $100,000 during fiscal 2009. Minden Bancorp, the holding company of MBL Bank, does pay separate cash compensation to its executive officers.

Name and Principal Position	Fiscal Year	Salary	Bonus	Stock Awards(1)	Option Awards(1)	All Other Compensation(2)	Total
Jack E. Byrd, Jr. President and Chief Executive Officer	2009	$150,000	$25,099	$59,664	$53,269	$52,176	$340,207
A. David Evans Chairman of the Board	2009	140,000	35,000	--	--	90,509	265,509
Michael P. Burton Senior Vice President and Senior Loan Officer	2009	110,977	21,500	--	--	27,691	160,168
(Footnotes on following page)

(1)
Reflects the grant date value in accordance with FASB ASC Topic 718 for awards of restricted stock and stock options that were granted during the fiscal year. The valuation of the restricted stock awards is based on a grant date fair value of $11.00. The assumptions used in valuing the stock option awards are set forth in Note 16 to the Consolidated Financial Statements included this prospectus. Mr. Byrd was granted in January 2009 (i) an option covering 11,974 shares and (ii) restricted stock awards covering 5,424 shares. The awards vest pro rata over five years beginning in January 2011.

(2)
Includes contributions by MBL Bank of $9,606, $10,500 and $7,855 to the accounts of Messrs. Byrd, Evans and Burton, respectively, under the MBL Bank 401(k) Plan during fiscal 2009. Also includes the fair market value ($14.40) on December 31, 2009, the date shares of Minden Bancorp common stock were deemed allocated, multiplied by the 679, 902 and 662 shares allocated to the employee stock ownership plan accounts of Messrs. Byrd, Evans and Burton, respectively, during fiscal 2009. Also includes $43,306 and $5,298 accrued for the benefit of Messrs. Evans and Burton, respectively, pursuant to supplemental executive retirement agreements. Includes $23,700 in directors’ fees paid to each of Messrs. Byrd and Evans during fiscal 2009. In addition, includes dividends paid on restricted stock awards in fiscal 2009 to Mr. Byrd and the expense of providing company-owned automobiles for Messrs. Byrd and Burton.

Outstanding Equity Awards at Fiscal Year-End

Minden Bancorp granted awards of restricted stock and stock options during fiscal 2009 to Mr. Byrd as described above. The table below sets forth outstanding equity awards at our fiscal year-end, December 31, 2009, to Messrs. Byrd, Evans and Burton and Ms. Harrell.

					Stock Awards
	Option Awards				Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(2)
	Number of Securities Underlying Unexercised Options		Option Exercise Price	Option Expiration Date
Name	Exercisable	Unexercisable
Jack E. Byrd, Jr.	561	2,244	$20.850	4/8/2018	6,322	(1)	$91,039
	--	11,974	11.000	1/13/2019	--		--
A. David Evans	16,250	--	15.375	5/15/2013	--		--
Michael P. Burton	8,000	--	15.375	5/15/2013	--		--

(1)	Includes a grant of restricted stock in the amount of 5,424 shares which vests at the rate of 20% per year commencing on January 13, 2010.
(2)	Calculating by multiplying the closing price of our common stock on December 31, 2009, which has $14.40 by the number of shares of common stock underlying Mr. Byrd’s stock awards.

Option Exercises and Stock Vested

The following table provides information concerning the vesting of stock awards for the one named executive officer who had stock awards vest during 2009, on an aggregate basis. No named executive exercised any stock options during 2009.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Received on Vesting
Jack E. Byrd, Jr.	224	$3,416

Employment Agreement

MBL Bank has entered into an employment agreement with Mr. Byrd dated January 1, 2009. The employment agreement is designed to comply with Section 409A of the Internal Revenue Code. MBL Bank has agreed to employ Mr. Byrd for a term of three years in his current positions of President and Chief Executive Officer. The agreement with Mr. Byrd is at his current salary level, subject to periodic adjustment in the discretion of the board. The employment agreement will be reviewed annually by the board of directors of MBL Bank. The term of Mr. Byrd’s employment agreement shall be extended annually for a successive additional one-year period unless either party elects, not less than 60 days prior to the anniversary date, not to extend the employment term.

The employment agreement is terminable with or without cause by MBL Bank. Mr. Byrd has no right to compensation or other benefits pursuant to the employment agreement for any period after voluntary termination or termination by MBL Bank for cause or Mr. Byrd’s death. The agreement provides for certain benefits in the event of Mr. Byrd’s disability or retirement. In the event that (1) the employment agreement is terminated by MBL Bank other than for cause, disability, retirement or death or (2) Mr. Byrd terminates his employment because MBL Bank takes certain adverse actions with respect to his employment prior to a change in control, then Mr. Byrd will be entitled to a cash severance payment. The amount of such cash severance will be equal to two times his annual compensation (as defined in the agreement), plus the continuation of certain miscellaneous fringe benefits. Mr. Byrd will also receive a lump sum cash payment equal to the projected cost to MBL Bank of providing benefits to Mr. Byrd under certain benefit plans of MBL Bank until the expiration of the remaining term of his employment agreement, without giving effect to the notice of termination of employment. If, following a change in control, as defined below, Mr. Byrd’s employment is terminated as a result of certain adverse actions taken with respect to his employment, or by MBL Bank other than for cause, disability, retirement or Mr. Byrd’s death, then he will be entitled to a cash severance payment equal to three times his annual compensation, plus the continuation of certain miscellaneous fringe benefits and payment of the lump sum cash payment under certain plans of MBL Bank until the expiration of the remaining term of his employment agreement as described above. In the event of a change in control, the cash severance payment to Mr. Byrd is subject to reduction pursuant to Section 280G of the Internal Revenue Code of 1986, as amended, as discussed below.

The employment agreement contains a non-compete provision that restricts Mr. Byrd’s employment and business activities if his employment with MBL Bank is terminated. The non-compete provision, however, is not applicable if his employment is terminated for cause or following a change in control of Minden Bancorp. Under the non-compete provision, Mr. Byrd may not become an officer, employee, consultant, director or trustee of another bank, or its affiliate, in Webster Parish or the surrounding parishes. The non-compete provision of each employment agreement has a term of two years from the date of the executive officer’s termination of employment with MBL Bank.

A change in control is generally defined in the employment agreement to include any change in ownership of MBL Bank or Minden Bancorp, any change in the effective control of MBL Bank or Minden Bancorp, or a change in the ownership of a substantial portion of the assets of MBL Bank or Minden Bancorp, in each case as provided under Section 409A of the Internal Revenue Code.

The employment agreement provides that if any of the payments to be made under the employment agreement or otherwise upon termination of the executive officer’s employment are deemed to constitute “parachute payments” within the meaning of Section 280G of the Code, then such payments and benefits will be reduced by the minimum amount necessary to result in the payments not exceeding three times the recipient’s average annual compensation which was includable in the recipient’s gross income during the most recent five taxable years. As a result, none of the severance payments will be subject to a 20% excise tax, and MBL Bank will be able to deduct such payments as compensation expense for federal income tax purposes.

Although the above-described employment agreement could increase the cost of any acquisition of control, we do not believe its term would have a significant anti-takeover effect.

Benefit Plans

Supplemental Executive Retirement Agreement. MBL Bank entered into supplemental executive retirement agreements with Messrs. Evans and Burton and Ms. Harrell which were amended and restated in 2008 in order to comply with Section 409A of the Internal Revenue Code. Under the agreements with Mr. Evans, in consideration for remaining in the employ of MBL Bank until attaining age 70, Mr. Evans will receive a supplemental annual benefit of $36,000 for a period of 10 years. If Mr. Evans dies after he retires but before the supplemental benefits are paid for 10 years, the remaining supplemental benefits will be paid to his beneficiary or estate over the remaining period. In the event he dies before retirement, his supplemental benefits will be paid to his beneficiary or estate over the ten-year period commencing in the month next following his death. In the event of Mr. Evans’ disability, MBL Bank will pay the annual supplemental benefit for ten years commencing in the month next following the determination of his disability. The unfunded plan represents only a promise on the part to pay the benefits thereunder and is subject to the claims of its creditors.

The agreements with Ms. Harrell and Mr. Burton are substantially similar to the agreement with Mr. Evans except that the service requirement is until age 65 rather than to age 70 and the annual supplemental benefit for each officer is $12,000 rather than $36,000, in each case to be paid for a period of 15 years rather than 10 years.

During 2009, MBL Bank accrued approximately $58,000 in the aggregate with respect to its obligations under the agreements.

Related Party Transactions

           MBL Bank offers extensions of credit to its directors, officers and employees as well as members of their immediate families for the financing of their primary residences and other proposes. These loans are made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to MBL Bank and none of such loans involve more than the normal risk of collectability or present other unfavorable features.

           Section 22(h) of the Federal Reserve Act generally provides that any credit extended by a savings institution, such as MBL Bank, to its executive officers, directors and, to the extent otherwise permitted, principal shareholder(s), or any related interest of the foregoing, must be on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions by the savings institution with non-affiliated parties; unless the loans are made pursuant to a benefit or compensation program that (i) is widely available to employees of the institution and (ii) does not give preference to any director, executive officer or principal shareholder, or certain affiliated interests of either, over other employees of the savings institution, and must not involve more than the normal risk of repayment or present other unfavorable features.

Subject to the foregoing and except as otherwise permitted by applicable federal law and regulation, as a general matter, MBL Bank and new Minden Bancorp will not engage in material transactions with or make loans to their affiliates on terms that are less favorable to MBL Bank or new Minden Bancorp than the terms that could be obtained from an unaffiliated third party. Furthermore, any material transactions with or loans to affiliates, including any forgiveness of debt thereof, will be approved by a majority of the independent members of the board of directors of new Minden Bancorp or MBL Bank, as applicable, who will have access to counsel, should they desire legal advice, at new Minden Bancorp’s or MBL Bank’s expense.

Stock Benefit Plans

Employee Stock Ownership Plan. Minden Bancorp established an employee stock ownership plan for its employees in 2002 in connection with its mutual holding company formation, and previously acquired 52,371 shares of Minden Bancorp’s common stock on behalf of participants. Employees who have been credited with at least 1,000 hours of service during a 12-month period and who have attained age 21 are eligible to participate in the Minden Bancorp employee stock ownership plan.

As part of the conversion and offering, the employee stock ownership plan intends to purchase a number of shares of new Minden Bancorp’s common stock equal to 4.0% of the shares sold in the offering, or 44,200 shares and 59,800 shares based on the midpoint and maximum of the offering range, respectively. We anticipate that the employee stock ownership plan will borrow funds from new Minden Bancorp, and that such loan will equal 100% of the aggregate purchase price of the common stock acquired by the employee stock ownership plan and have a term of 20 years. New Minden Bancorp has agreed to loan the employee stock ownership plan the funds necessary to purchase shares. The loan to the employee stock ownership plan will be repaid principally from MBL Bank’s contributions to the employee stock ownership plan and the collateral for the loan will be the common stock purchased by the employee stock ownership plan. The interest rate for the employee stock ownership plan loan will be fixed and is currently expected to be at the Wall Street Journal prime rate at the date the employee stock ownership plan enters into the loan. New Minden Bancorp may, in any plan year, make additional discretionary contributions for the benefit of plan participants in either cash or shares of common stock, which may be acquired through the purchase of outstanding shares in the market or from individual shareholders, upon the original issuance of additional shares by new Minden Bancorp or upon the sale of treasury shares by new Minden Bancorp. Such purchases, if made, would be funded through additional borrowings by the employee stock ownership plan or additional contributions from new Minden Bancorp or from MBL Bank. The timing, amount and manner of future contributions to the employee stock ownership plan will be affected by various factors, including prevailing regulatory policies, the requirements of applicable laws and regulations and market conditions.

Shares purchased by the employee stock ownership plan with the loan proceeds will be held in a suspense account and released for allocation to participants on a pro rata basis as debt service payments are made. Shares released from the employee stock ownership plan will be allocated to each eligible participant’s plan account based on the ratio of each such participant’s compensation to the total compensation of all eligible employee stock ownership plan participants. Forfeitures may be used for several purposes such as the payment of expenses or be reallocated among remaining participating employees. The account balances of participants within the employee stock ownership plan vest over a six year period with 20% of the shares vesting after 2 years of service and another 20% vesting each year thereafter until a participant is fully vested upon completion of six years of service. In the case of a “change in control,” as defined in the plan, however, participants will become immediately fully vested in their account balances. Participants also become fully vested in their account balances upon death, disability or retirement. Benefits may be payable upon retirement or separation from service.

Generally accepted accounting principles require that any third party borrowing by new Minden Bancorp be reflected as a liability on its statement of financial condition. Since the employee stock ownership plan is borrowing from new Minden Bancorp, the loan will not be treated as a liability but instead will be excluded from stockholders’ equity. If the employee stock ownership plan purchases newly issued shares from new Minden Bancorp, total stockholders’ equity would neither increase nor decrease, but per share stockholders’ equity and per share net earnings would decrease as the newly issued shares are allocated to the employee stock ownership plan participants.

Minden Bancorp’s employee stock ownership plan is subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended, and the applicable regulations of the Internal Revenue Service and the Department of Labor.

Stock Option Plan. Following consummation of the conversion and offering, we intend to adopt a new stock option plan, which will be designed to attract and retain qualified personnel in key positions, provide directors, officers and key employees with a proprietary interest in new Minden Bancorp as an incentive to contribute to its success and reward key employees for outstanding performance. The new stock option plan will provide for the grant of incentive stock options, intended to comply with the requirements of Section 422 of the Internal Revenue Code, and non-incentive or compensatory stock options. Options may be granted to our directors and key employees. The new stock option plan will be administered and interpreted by a committee of the board of directors. Unless sooner terminated, the new stock option plan shall continue in effect for a period of 10 years from the date the stock option plan is adopted by the board of directors.

Under the new stock option plan, the committee will determine which directors, officers and key employees will be granted options, whether options will be incentive or compensatory options, the number of shares subject to each option, the exercise price of each option, whether options may be exercised by delivering other shares of common stock and when such options become exercisable. The per share exercise price of an incentive stock option must at least equal the fair market value of a share of common stock on the date the option is granted (110% of fair market value in the case of incentive stock options granted to employees who are 5% shareholders).

At a meeting of new Minden Bancorp’s shareholders after the conversion and offering, which under applicable Office of Thrift Supervision policies may be held no earlier than six months after the completion of the conversion and offering, we intend to present the stock option plan to shareholders for approval and to reserve an amount equal to 8.88% of the shares of new Minden Bancorp common stock sold in the offering, which is 98,149 shares or 132,790 shares based on the minimum and maximum of the offering range, respectively, for issuance under the new stock option plan. Office of Thrift Supervision regulations provide that, in the event such plan is implemented within one year after the conversion and offering, no individual officer or employee of new Minden Bancorp may receive more than 25% of the options granted under the new stock option plan and non-employee directors may not receive more than 5% individually, or 30% in the aggregate of the options granted under the new stock option plan. Office of Thrift Supervision regulations also provide that the exercise price of any options granted under any such plan must be at least equal to the fair market value of the common stock as of the date of grant. Further, options under such plan generally are required to vest over a five year period at 20% per year. Each stock option or portion thereof will be exercisable at any time on or after it vests and will be exercisable until 10 years after its date of grant or for a period of up to one year following the death of the optionee or up to three years following the disability or retirement of the optionee. However, failure to exercise incentive stock options within three months after the date on which the optionee’s employment terminates may result in the loss of incentive stock option treatment. We currently anticipate that the new stock option plan will be submitted to shareholders of new Minden Bancorp within one year, but not earlier than six months from, the date of completion of the conversion and offering. Accordingly, we expect that the above described limitations imposed by regulations of the Office of Thrift Supervision would be applicable. However, we reserve the right to submit the new stock option plan to shareholders more than one year from the date of the conversion and offering, in which event the above-described Office of Thrift Supervision regulations may not be fully applicable. The Office of Thrift Supervision requires that stock option plans implemented by institutions within one year of a conversion and offering must be approved by a majority of the outstanding shares of voting stock. Stock option plans implemented more than one year after a conversion and offering could be approved by the affirmative vote of the shares present and voting at the meeting of shareholders called to consider such plans.

At the time an option is granted pursuant to the new stock option plan, the recipient will not be required to make any payment in consideration for such grant. With respect to incentive or compensatory stock options, the optionee will be required to pay the applicable exercise price at the time of exercise in order to receive the underlying shares of common stock. The shares reserved for issuance under the new stock option plan may be authorized but previously unissued shares, treasury shares, or shares purchased by new Minden Bancorp on the open market or from private sources. In the event of a stock split, reverse stock split or stock dividend, the number of shares of common stock under the new stock option plan, the number of shares to which any option relates and the exercise price per share under any option shall be adjusted to reflect such increase or decrease in the total number of shares of common stock outstanding.

Under current provisions of the Internal Revenue Code, the federal income tax treatment of incentive stock options and compensatory stock options is different. A holder of incentive stock options who meets certain holding period requirements will not recognize income at the time the option is granted or at the time the option is exercised, and a federal income tax deduction generally will not be available to new Minden Bancorp at any time as a result of such grant or exercise. With respect to compensatory stock options, the difference between the fair market value on the date of exercise and the option exercise price generally will be treated as compensation income upon exercise, and new Minden Bancorp will be entitled to a deduction in the amount of income so recognized by the optionee.

The following table presents the total value of all stock options expected to be made available for grant under the new stock option plan, based on a range of market prices from $8.00 per share to $14.00 per share. For purposes of this table, the value of the stock options was determined using the Black-Scholes option-pricing formula. See “Pro Forma Data.” Ultimately, financial gains can be realized on a stock option only if the market price of the common stock increases above the price at which the option is granted.

		Value of
Per Share Exercise Price	Per Share Option Value	98,149 Options Granted at Minimum of Offering Range	115,469 Options Granted at Midpoint of Offering Range	132,790 Options Granted at Maximum of Offering Range	152,708 Options Granted at 15% Above Maximum of Offering Range
		(Dollars in thousands, except per share amounts)
$8.00	$1.36	$133	$157	$181	$208
10.00	1.70	167	196	226	260
12.00	2.04	200	236	271	312
14.00	2.38	234	275	316	363

Recognition and Retention Plan. After the conversion and offering, new Minden Bancorp intends to adopt a new stock recognition and retention plan for its directors, officers and employees. The objective of the stock recognition and retention plan will be to enable us to provide directors, officers and employees with a proprietary interest in new Minden Bancorp as an incentive to contribute to its success. We intend to present the stock recognition and retention plan to new Minden Bancorp’s shareholders for their approval at a meeting of shareholders which, pursuant to applicable Office of Thrift Supervision regulations, may be held no earlier than six months after the conversion and offering.

The recognition and retention plan will be administered by a committee of new Minden Bancorp’s board of directors, which will have the responsibility to invest all funds contributed to the trust created for the stock recognition and retention plan. New Minden Bancorp will contribute sufficient funds to the trust so that it can purchase, following the receipt of shareholder approval, a number of shares equal to 3.55% of the shares of new Minden Bancorp common stock sold in the offering, which is 39,259 shares or 53,115 shares based on the minimum and maximum of the offering range, respectively. Shares of common stock granted pursuant to the recognition and retention plan generally will be in the form of restricted stock vesting at a rate to be determined by new Minden Bancorp’s board of directors or a board committee. Currently, we expect that shares granted under the recognition and retention plan will vest over a five-year period at a rate no faster than 20% per year. For accounting purposes, compensation expense in the amount of the fair market value of the common stock at the date of the grant to the recipient will be recognized pro rata over the period during which the shares vest. A recipient will be entitled to all voting and other shareholder rights, except that the shares, while restricted, may not be sold, pledged or otherwise disposed of and are required to be held in the trust. Under the terms of the recognition and retention plan, recipients of awards will be entitled to instruct the trustees of the recognition and retention plan as to how the underlying shares should be voted, and the trustees will be entitled to vote all unallocated shares in their discretion. If a recipient’s employment is terminated as a result of death or disability, all restrictions will expire and all allocated shares will become unrestricted. We will be able to terminate the recognition and retention plan at any time, and if we do so, any shares not allocated will revert to new Minden Bancorp. Recipients of grants under the recognition and retention plan will not be required to make any payment at the time of grant or when the underlying shares of common stock become vested, other than payment of withholding taxes.

We currently anticipate that the stock recognition and retention plan will be submitted to shareholders of new Minden Bancorp within one year, but not earlier than six months from, the date of completion of the conversion and offering. Accordingly, we expect that the above described limitations imposed by regulations of the Office of Thrift Supervision would be applicable. However, we reserve the right to submit the stock recognition and retention plan to shareholders more than one year from the date of the conversion and offering, in which event the above-described Office of Thrift Supervision regulations may not be fully applicable.

The following table presents the total value of all shares expected to be available for restricted stock awards under the new stock recognition and retention plan, based on a range of market prices from $8.00 per share to $14.00 per share. Ultimately, the value of the grants will depend on the actual trading price of our common stock, which depends on numerous factors.

	Value of
Share Price	39,259 Shares Awarded at Minimum of Offering Range	46,187 Shares Awarded at Midpoint of Offering Range	53,115 Shares Awarded at Maximum of Offering Range	61,082 Shares Awarded at 15% Above Maximum of Offering Range
	(Dollars in thousands)
$8.00	$314	$369	$425	$489
10.00	393	462	531	609
12.00	471	554	637	733
14.00	550	647	744	855

BENEFICIAL OWNERSHIP OF MINDEN BANCORP COMMON STOCK

The following table sets forth, as of November 5, 2010, certain information as to the common stock of Minden Bancorp beneficially owned by (i) each person or entity, including any “group” as that term is used in Section 13(d)(3) of the Exchange Act, who or which was known to Minden Bancorp to be the beneficial owner of more than 5% of the issued and outstanding common stock; (ii) the Minden Bancorp, Inc. Employee Stock Ownership Plan; (iii) the directors of Minden Bancorp; (iv) certain executive officers of Minden Bancorp; and (v) all directors and executive officers of Minden Bancorp as a group.

Name of Beneficial Owner or Number of Persons in Group	Amount and Nature of Beneficial Ownership as of November 5, 2010(1)		Percent of Common Stock
Minden Mutual Holding Company 100 MBL Bank Drive Minden, Louisiana 71055	800,112		58.6%

Minden Bancorp, Inc. Employee Stock Ownership Plan 100 MBL Bank Drive Minden, Louisiana 71055	39,791		2.9

Directors:
Russell A. Adams(2)	13,927		*
Jack E. Byrd, Jr.(2)(3)	21,369		1.6
John P. Collins(2)(4)	28,927		2.1
A. David Evans(2)(5)	47,926		3.5
Michael S. Harper	7,882		*
A. Loye Jones(2)	9,927		*
F. Dare Lott, Jr.(2)	8,927		*
Michael W. Wise(2)	8,927		*
R. E. Woodard, III(2)(6)	35,047		2.6

Other Executive Officers:
Michael P. Burton(2)(7)	26,504		1.9
Becky T. Harrell(2)(8)	16,154		1.2

All Directors and Executive Officers of Minden Bancorp as a group (11 persons)	225,517	(10)	15.9

*	Represents less than 1% of the outstanding stock.

(1)
Based upon information furnished by the respective individuals. Under regulations promulgated pursuant to the Exchange Act, shares of common stock are deemed to be beneficially owned by a person if he or she directly or indirectly has or shares (a) voting power, which includes the power to vote or to direct the voting of the shares, or (b) investment power, which includes the power to dispose or to direct the disposition of the shares. Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares. None of the shares reflected as being beneficially owned by executive officers and directors are pledged as security.

(footnotes continued on next page)

(2)	(a)	Includes options to acquire shares of Minden Bancorp common stock that are exercisable within 60 days of November 5, 2010, under our 2003 Stock Option Plan as follows:

Name	Number of Shares

Russell A. Adams	2,805

Jack E. Byrd, Jr.	3,516

John P. Collins	2,805

A. David Evans	16,250

A. Loye Jones	1,683

F. Dare Lott, Jr.	2,805

Michael W. Wise	2,805

R.E. Woodard, III	2,805

Michael P. Burton	8,000

Becky T. Harrell	6,000

(b)
Includes shares over which the directors or officers have voting power but which have not vested which have been granted pursuant to our 2003 Recognition and Retention Plan and Trust Agreement and are held in the associated trust, as follows:

Name	Number of Shares

Jack E. Byrd, Jr.	5,013

(3)	Includes 1,452 shares allocated to Mr. Byrd pursuant to the ESOP.

(4)	Includes 12,500 shares held by Mr. Collin’s spouse.

(5)	Includes 400 shares held by Mr. Evans’s spouse and 10,000 shares held by a private family foundation for which Mr. Evans serves as secretary/treasurer.

(6)	Includes 28,810 shares held by a company in which Mr. Woodard owns a 13.5% interest.

(7)	Includes 4,500 shares held jointly with his father, 225 shares held by Mr. Burton’s spouse, 1,502 shares held jointly with his spouse and 6,777 shares allocated to Mr. Burton pursuant to the ESOP.

(8)	Includes 25 shares held by Ms. Harrell’s daughter and 4,629 shares allocated to Ms. Harrell pursuant to the ESOP.

(9)	Includes options covering 49,474 shares which are exercisable within 60 days of November 5, 2010 and 12,858 shares allocated to executive officers pursuant to the ESOP.

PROPOSED MANAGEMENT PURCHASES

The following table sets forth, for each of our directors and for all of our directors and executive officers as a group, (1) the number of exchange shares to be held upon consummation of the conversion and offering, based upon their beneficial ownership of shares of common stock of Minden Bancorp as of the date of this prospectus, (2) the proposed purchases of subscription shares, assuming sufficient shares are available to satisfy their subscriptions, and (3) the total amount of Minden Bancorp common stock to be held upon consummation of the conversion and offering, in each case assuming that 1,300,000 shares of our stock are sold, which is the midpoint of the offering range. The shares being acquired by these directors and executive officers are being acquired for investment and not for re-sale. At the midpoint of the offering range after completion of the conversion and offering, current directors and executive officers as a group will hold 18.6% of the common stock outstanding.

	Number of New Shares to	Proposed Purchases		Total Shares of New Minden Bancorp Common
	be Received in Exchange	of Common Stock		Stock to be Held
Name	For Existing Shares of Minden Bancorp(1) (2)	Dollar Amount	Number of Shares	Dollar Amount	Number of Shares
Directors:

Russell A. Adams	18,071	$50,000	5,000	$230,707	23,071
Jack E. Byrd, Jr.	29,007	300,000	30,000	590,071	59,007
John P. Collins	42,442	100,000	10,000	524,423	52,442
A. David Evans	51,466	25,000	2,500	539,663	53,966
Michael S. Harper	12,806	100,000	10,000	228,065	22,806
A. Loye Jones	13,395	30,000	3,000	163,946	16,395
F. Dare Lott, Jr.	9,947	400,000	40,000	499,469	49,947
Michael W. Wise	9,947	50,000	5,000	149,469	14,947
R.E. Woodard, III	52,386	150,000	15,000	673,859	67,366

Named Executive Officers :

Michael P. Burton	30,065	35,000	3,500	335,648	33,565
Becky T. Harrell	16,498	25,000	2,500	189,979	18,998

All Directors and Executive Officers as a Group (11 persons)	286,030	$1,265,000	126,500	$4,125,298	412,530

(1)
Excludes shares which may be received upon the exercise of outstanding and exercisable stock options. Based upon the exchange ratio of 1.6248 shares of new Minden Bancorp common stock for each share of Minden Bancorp common stock at the midpoint of the estimated valuation range, the persons named in the table would have options to purchase our common stock as follows: 4,557 shares for each of Messrs. Adams, Collins, Lott, Wise and Woodard, 24,013 shares for Mr. Byrd, 26,403 shares for Mr. Evans, 2,734 shares for Mr. Jones, 12,998 shares for Mr. Burton and 9,749 shares for Ms. Harrell, and for all directors and executive officers as a group, 60,737 shares.

(2)
Excludes stock options and awards that may be granted under the proposed new stock option plan and recognition and retention plan if such plans are approved by shareholders at an annual or special meeting of shareholders at least six months following the conversion and offering. See “Management –Stock Benefit Plans.”

THE CONVERSION AND OFFERING

The boards of directors of Minden Bancorp, Minden Mutual Holding Company and MBL Bank all have approved the plan of conversion and reorganization. The plan of conversion and reorganization also has been conditionally approved by the Office of Thrift Supervision, subject to approval by the members of Minden Mutual Holding Company and the shareholders of Minden Bancorp. The Louisiana Office of Financial Institutions has issued its non-objection to the plan of conversion and reorganization. Neither the approval of the Office of Thrift Supervision nor the non-objection of the Louisiana Office of Financial Institutions, however, constitutes a recommendation or endorsement of non-objection of the plan of conversion and reorganization by such agency.

General

The boards of directors of Minden Mutual Holding Company, Minden Bancorp and MBL Bank unanimously adopted the plan of conversion and reorganization effective September 14, 2010. The plan of conversion and reorganization has been approved by the Office of Thrift Supervision, subject to, among other things, approval of the plan of conversion and reorganization by the members of Minden Mutual Holding Company and the shareholders of Minden Bancorp. Special meetings of members and of shareholders have been called for this purpose on December 23, 2010. The Louisiana Office of Financial Institutions has issued its non-objection to the plan of conversion and reorganization and the transactions contemplated thereby.

The second-step conversion that we are now undertaking involves a series of transactions by which we will convert our organization from the partially public mutual holding company form to the fully public stock holding company structure. Under the plan of conversion, MBL Bank will convert from the mutual holding company form of organization to the stock holding company form of organization and become a wholly owned subsidiary of new Minden Bancorp, a newly formed Louisiana corporation. Current shareholders of Minden Bancorp, other than Minden Mutual Holding Company, will receive shares of common stock of new Minden Bancorp, also using the corporate title “Minden Bancorp, Inc.,” in exchange for their shares of Minden Bancorp common stock. Following the conversion and offering, Minden Bancorp and Minden Mutual Holding Company will no longer exist.

The following is a brief summary of the conversion and offering and is qualified in its entirety by reference to the provisions of the plan of conversion and reorganization. A copy of the plan of conversion and reorganization is available for inspection at each branch office of MBL Bank and at the Western Regional (in Dallas, Texas) and Washington D.C. offices of the Office of Thrift Supervision. The plan of conversion and reorganization also is filed as an exhibit to the registration statement of which this document is a part, copies of which may be obtained from the Securities and Exchange Commission. See “Where You Can Find Additional Information.”

Purposes of the Conversion and Offering

Minden Mutual Holding Company, as a mutual holding company, does not have shareholders and has no authority to issue capital stock. As a result of the conversion and offering, Minden Bancorp will be structured in the form used by holding companies of commercial banks, most business entities and most stock savings institutions. The conversion and offering will also be important to our future growth and performance by providing a larger capital base to support our operations and by enhancing our future access to capital markets, ability to continue to grow our asset base, through additional new branches, further acquisitions or otherwise, and to diversify into other financial services related activities and to provide additional services to the public. Although Minden Bancorp currently has the ability to raise additional capital through the sale of additional shares of Minden Bancorp common stock, that ability is limited by the mutual holding company structure which, among other things, requires that Minden Mutual Holding Company always hold a majority of the outstanding shares of Minden Bancorp common stock. In addition, effecting the conversion now will also eliminate some of the uncertainties associated with the mutual holding company structure created by the recently enacted financial reform legislation as well as better position us to meet any future regulatory requirements, including regulatory capital requirements.

The conversion and offering also will result in an increase in the number of shares of common stock held by public shareholders, as compared to the current number of outstanding shares of Minden Bancorp common stock, which we expect will facilitate development of a more active and liquid trading market for our common stock. See “Market for Our Common Stock.”

MBL Bank remains committed to controlled growth and diversification. The additional funds received in the conversion and reorganization will facilitate MBL Bank’s ability to continue to grow in accordance with its business plan, through both internal growth and possible acquisitions of other institutions or through the expansion of its branch office network. We believe that the conversion and reorganization will enhance MBL Bank’s ability to continue its growth through possible acquisitions and will support its ability to more fully serve the borrowing and other financial needs of the communities it serves.

In light of the foregoing, the boards of directors of Minden Mutual Holding Company, Minden Bancorp and MBL Bank believe that it is in the best interests of such companies and their respective members and shareholders to continue to implement our strategic business plan and that the most feasible way to do so is through the conversion and reorganization.

Description of the Conversion and Offering

The conversion and offering will result in the elimination of the mutual holding company, the creation of a new stock form holding company, new Minden Bancorp, which will own all of the outstanding shares of MBL Bank, the exchange of shares of common stock of Minden Bancorp by public shareholders for shares of the new stock form holding company, the issuance and sale of additional shares to depositors of MBL Bank and others in the offering. The conversion and offering will be accomplished through a series of substantially simultaneous and interdependent transactions as follows:

●
Minden Mutual Holding Company will convert from mutual to stock form and simultaneously merge with and into Minden Bancorp, pursuant to which the mutual holding company will cease to exist and the shares of Minden Bancorp common stock held by the mutual holding company will be canceled; and

●	Minden Bancorp then will merge with and into new Minden Bancorp with new Minden Bancorp being the survivor of the merger.

As a result of the above transactions, MBL Bank will become a wholly owned subsidiary of new Minden Bancorp, and the outstanding shares of Minden Bancorp common stock will be converted into the shares of the Minden Bancorp common stock pursuant to the exchange ratio, which will result in the holders of such shares owning in the aggregate approximately the same percentage of new Minden Bancorp common stock to be outstanding upon the completion of the conversion and offering as the percentage of Minden Bancorp common stock owned by them in the aggregate immediately prior to consummation of the conversion and offering before giving effect to (a) the payment of cash in lieu of issuing fractional exchange shares, and (b) any shares of common stock purchased by public shareholders in the offering.

Consummation of the conversion and offering is conditioned upon the approval of the plan of conversion and reorganization by (1) the Office of Thrift Supervision, (2) at least a majority of the total number of votes eligible to be cast by members of Minden Mutual Holding Company at the special meeting of members and (3) holders of at least two-thirds of the shares of the outstanding Minden Bancorp common stock at the special meeting of shareholders. In addition, the consummation of the conversion and offering is conditioned on the approval of the plan of conversion and reorganization by at least a majority of the outstanding shares of Minden Bancorp common stock excluding shares owned by Minden Mutual Holding Company at the special meeting of shareholders. It is also conditioned on the non-objection of the Louisiana Office of Financial Institutions to the plan of conversion and reorganization and the transactions contemplated thereby.

Effect of the Conversion and Offering on Public Shareholders

Federal regulations provide that in a conversion of a mutual holding company to stock form, the public shareholders of Minden Bancorp will be entitled to exchange their shares of common stock for common stock of the converted holding company, provided that MBL and Minden Mutual Holding Company demonstrate to the satisfaction of the Office of Thrift Supervision and Louisiana Office of Financial Institutions that the basis for the exchange is fair and reasonable. Each publicly held share of Minden Bancorp common stock will, on the date of completion of the conversion and offering, be automatically converted into and become the right to receive a number of shares of common stock of new Minden Bancorp determined pursuant to the exchange ratio which we refer to as the “exchange shares.” The public shareholders of Minden Bancorp common stock will own the same percentage of common stock in new Minden Bancorp after the conversion and offering as they hold in Minden Bancorp, subject to additional purchases in the offering or the receipt of cash in lieu of fractional shares. The total number of exchange shares held by the former public shareholders of Minden Bancorp common stock after the conversion and offering will also be affected by any purchases by these persons in the offering.

Based on the independent valuation, the 58.6% of the outstanding shares of Minden Bancorp common stock held by Minden Mutual Holding Company as of the date of the independent valuation and the 41.4% public ownership interest of Minden Bancorp, the following table sets forth, at the minimum, midpoint, maximum, and adjusted maximum of the offering range:

●	the total number of shares of common stock to be issued in the conversion and offering;

●	the total shares of common stock outstanding after the conversion and offering;

●	the exchange ratio; and

the number of shares an owner of 100 shares of Minden Bancorp common stock will receive in the exchange, adjusted for the number of shares sold in the offering.

	Shares to be Sold in the Offering		Shares of Minden Bancorp Common Stock to be Exchanged for New Minden Bancorp Common Stock		Total Shares of New Minden Bancorp Common Stock to be Issued in the Conversion and Offering	Exchange Ratio	Equivalent Pro Forma Book Value per Exchanged Share	100 Shares of Minden Bancorp Common Stock Would be Exchanged for the Following Number of Shares of New Minden Bancorp(1)
	Amount	Percent	Amount	Percent
Minimum	1,105,000	58.6%	780,579	41.4%	1,885,579	1.3811	$23.82	138
Midpoint	1,300,000	58.6	918,328	41.4	2,218,328	1.6248	25.15	162
Maximum	1,495,000	58.6	1,056,077	41.4	2,551,077	1.8685	26.46	186
15% above the maximum	1,719,250	58.6	1,214,489	41.4	2,933,379	2.1488	27.98	214

(1)          Cash will be paid instead of issuing any fractional shares.

As indicated in the table above, the exchange ratio ranges from a minimum of 1.3811 to a maximum of 1.8685 shares of new Minden Bancorp common stock for each share of Minden Bancorp common stock. Under certain circumstances, the pro forma market value may be adjusted upward to reflect changes in market conditions, and, at the adjusted maximum, the exchange ratio would be 2.1488 shares of new Minden Bancorp common stock for each share of Minden Bancorp common stock. Shares of new Minden Bancorp common stock issued in the share exchange will have an initial value of $10.00 per share. Depending on the exchange ratio and the market value of Minden Bancorp common stock at the time of the exchange, the initial market value of new Minden Bancorp common stock that existing Minden Bancorp shareholders receive in the share exchange could be less than the market value of the Minden Bancorp common stock that such persons currently own. If the conversion and offering is completed at the minimum of the offering range, each share of Minden Bancorp would be converted into 1.3811 shares of new Minden Bancorp common stock with an initial value of $13.81 based on the $10.00 offering price in the conversion. This compares to the closing price of $15.95 per share price for Minden Bancorp common stock on November 9, 2010, as reported on the OTC Bulletin Board. In addition, as discussed in “-Effect on Stockholders’ Equity per Share of the Shares Exchanged” below, pro forma stockholders’ equity following the conversion and offering will range between $17.25 and $14.16 at the minimum and the maximum of the offering range, respectively. As a result of the exchange ratio, the estimated pro forma stockholders’ equity per share with respect to existing Minden Bancorp shareholders would range from $23.82 to $26.46 at the minimum and the maximum, respectively, of the offering range since the exchange ratio is more than one for one.

Ownership of Minden Bancorp After the Conversion and Offering

The following table shows information regarding the shares of common stock that Minden Bancorp will issue in the conversion and offering. The table also shows the number of shares that will be owned by Minden Bancorp’s public shareholders at the completion of the conversion and offering who will receive new Minden Bancorp’s common stock in exchange for their existing shares of Minden Bancorp common stock. The number of shares of common stock to be issued is based, in part, on our independent appraisal.

	1,105,000 Shares Issued at Minimum of Offering Range		1,300,000 Shares Issued at Midpoint of Offering Range		1,495,000 Shares Issued at Maximum of Offering Range		1,719,250 Shares Issued at Adjusted Maximum of Offering Range(1)
	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total
Purchasers in the stock offering	1,105,000	58.6%	1,300,000	58.6%	1,495,000	58.6%	1,719,250	58.6%

Minden Bancorp public shareholders in the exchange	780,579	41.4	918,328	41.4	1,056,077	41.4	1,214,489	41.4

Total shares outstanding after the conversion and offering	1,885,579	100.0%	2,218,328	100.0%	2,551,077	100.0%	2,933,789	100.0%

(1)
As adjusted to give effect to an increase in the number of shares that could occur due to an increase in the offering range up to approximately 15% to reflect changes in market and financial conditions before the conversion and offering is completed.

Effect on Stockholders’ Equity per Share of the Shares Exchanged. As adjusted for the exchange ratio, the conversion and offering will increase the stockholders’ equity per share of the current shareholders of Minden Bancorp common stock. At June 30, 2010, the stockholders’ equity per share of Minden Bancorp common stock including shares held by Minden Mutual Holding Company was $17.07. Based on the pro forma information set forth for June 30, 2010, in “Pro Forma Data,” pro forma stockholders’ equity per share following the conversion and offering will be $17.25, $15.48, $14.16, and $13.02 at the minimum, midpoint, maximum and adjusted maximum, respectively, of the offering range. As adjusted at that date for the exchange ratio, the effective stockholders’ equity per share for current shareholders would be $23.82, $25.15, $26.46 and $27.98 at the minimum, midpoint, maximum and adjusted maximum, respectively, of the offering range.

Effect on Earnings per Share of the Shares Exchanged. As adjusted for exchange ratio, the conversion and offering will also increase the pro forma earnings per share. For the six months ended June 30, 2010, basic earnings per share of Minden Bancorp common stock was $0.83, including shares held by Minden Mutual Holding Company. Based on the pro forma information set forth for the six months ended June 30, 2010, in “Pro Forma Data,” annualized earnings per share of common stock following the conversion and offering will range from $1.20 to $0.76, respectively, for the minimum to the adjusted maximum of the offering range. As adjusted at that date for the exchange ratio, the effective annualized earnings per share for current shareholders would range from $1.66 to $1.63, respectively, for the minimum to the adjusted maximum of the offering range.

Effect on the Market and Appraised Value of the Shares Exchanged. The aggregate subscription price of the shares of common stock received in exchange for the publicly held shares of Minden Bancorp common stock is $7.8 million, $9.2 million, $10.6 million and $12.1 million, respectively, of the offering range. The last trade of Minden Bancorp common stock on August 2, 2010, the last trading day on which a trade occurred immediately preceding the announcement of the conversion and offering, was $15.10 per share, and the price at which Minden Bancorp common stock last traded on November 8, 2010 was $15.95 per share. The equivalent price per share for each share of Minden Bancorp exchanged by existing Minden Bancorp shareholders will be $13.80, $16.20, $18.70 and $21.50 at the minimum, midpoint, maximum and adjusted maximum, respectively, of the offering range.

Effects of the Conversion and Offering on Depositors, Borrowers and Members

General. Prior to the conversion and offering, each member of Minden Mutual Holding Company has both a deposit account in the institution and a pro rata ownership interest in the net worth of MBL Bank based upon the balance in his account, which interest may only be realized in the event of a liquidation of MBL Bank. However, this ownership interest is tied to the depositor’s account and has no tangible market value separate from such deposit account. A depositor who reduces or closes his account receives a portion or all of the balance in the account but nothing for his ownership interest in the net worth of MBL Bank, which is lost to the extent that the balance in the account is reduced or closed.

Consequently, the depositors in a stock subsidiary of a mutual holding company normally have no way to realize the value of their ownership interest, which has realizable value only in the unlikely event that MBL Bank is liquidated. In such event, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of MBL Bank after other claims are paid.

Continuity. While the conversion and offering are being accomplished, the normal business of MBL Bank of accepting deposits and making loans will continue without interruption. MBL Bank will continue to be subject to regulation by the Office of Thrift Supervision and the Louisiana Office of Financial Institutions. After the conversion and offering, MBL Bank will continue to provide services for depositors and borrowers under current policies by its present management and staff.

The current board of directors of Minden Bancorp is composed of the same individuals who serve on the boards of directors of Minden Mutual Holding Company and MBL Bank. The directors of new Minden Bancorp after the conversion and offering will be the current directors of Minden Bancorp. The senior management of new Minden Bancorp after the conversion and offering will consist of the current members of Minden Bancorp’s senior management.

Effect on Deposit Accounts. Under the plan of conversion and reorganization, each depositor in MBL Bank at the time of the conversion and offering will automatically continue as a depositor after the conversion and offering, and each of the deposit accounts will remain the same with respect to deposit balance, interest rate and other terms, except to the extent that funds in the accounts are withdrawn to purchase common stock to be issued in the offering. Each account will be insured by the Federal Deposit Insurance Corporation to the same extent as before the conversion and offering. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

Effect on Loans. No loan outstanding from MBL Bank will be affected by the conversion and offering, and the amount, interest rate, maturity and security for each loan will remain as they were contractually fixed prior to the conversion and offering.

Effect on Voting Rights of Members. Voting rights in Minden Mutual Holding Company, as a mutual holding company, belong to its depositor and borrower members. After the conversion and offering, depositors will no longer be members and will no longer have voting rights in Minden Mutual Holding Company, which will cease to exist. The holders of the common stock of new Minden Bancorp will possess all voting rights in new Minden Bancorp, and former depositor members of Minden Mutual Holding Company will not have any voting rights after the conversion and offering except to the extent that they become shareholders of new Minden Bancorp by purchasing common stock.

Tax Effects. We have received an opinion of counsel or tax advisor with regard to federal and state income taxation which indicates that the adoption and implementation of the plan of conversion and reorganization described herein will not be taxable for federal or state income tax purposes to Minden Bancorp, Minden Mutual Holding Company, the public shareholders, or the eligible account holders, supplemental eligible account holders or other members, except as discussed below. See “– Tax Aspects” below and “Risk Factors” beginning on page 17.

Effect on Liquidation Rights. If Minden Mutual Holding Company was to liquidate, all claims of Minden Mutual Holding Company’s creditors would be paid first. Thereafter, if there were any assets remaining, depositors of MBL Bank would receive such remaining assets, pro rata, based upon the deposit balances in their deposit accounts at MBL Bank immediately prior to liquidation. In the unlikely event that MBL Bank was to liquidate after the conversion and offering, all claims of creditors (including those of depositors, to the extent of their deposit balances) also would be paid first, followed by distribution of the “liquidation account” to certain depositors (see “– Liquidation Rights” below), with any assets remaining thereafter distributed to new Minden Bancorp as the holder of MBL Bank’s capital stock. Pursuant to the rules and regulations of the Office of Thrift Supervision, a merger, consolidation, sale of bulk assets or similar combination or transaction with another insured institution would not be considered a liquidation for this purpose and, in such a transaction, the liquidation account would be required to be assumed by the surviving institution.

Effect on Existing Stock Benefit Plans

Under the plan of conversion and reorganization, the existing 2003 Stock Option Plan and 2003 Recognition and Retention Plan of Minden Bancorp will become stock benefit plans of new Minden Bancorp and shares of new Minden Bancorp’s common stock will be issued (or reserved for issuance) pursuant to such benefit plans and not shares of the current Minden Bancorp common stock. Upon consummation of the conversion and offering, the common stock currently reserved for or held by these benefit plans will be converted into options or to purchase new Minden Bancorp common stock based upon the exchange ratio. Upon completion of the conversion and offering, (i) all rights to purchase, sell or receive Minden Bancorp common stock currently under any agreement between Minden Bancorp and MBL Bank and any director, officer or employee of MBL Bank or under any plan or program of Minden Bancorp or MBL Bank (including, without limitation, the 2003 Recognition and Retention Plan), shall automatically, by operation of law, be converted into and shall become an identical right to purchase, sell or receive shares of new Minden Bancorp’s common stock and an identical right to make payment in common stock under any such agreement between Minden Bancorp or MBL Bank and any director, officer or employee or under such plan or program of Minden Bancorp or MBL Bank, and (ii) rights outstanding under the 2003 Stock Option Plan shall be assumed by new Minden Bancorp and thereafter shall be rights only for shares of new Minden Bancorp’s common stock, with each such right being for a number of shares of new Minden Bancorp’s common stock based upon the exchange ratio and the number of shares of Minden Bancorp that were available thereunder immediately prior to consummation of the conversion and offering, with the price adjusted to reflect the exchange ratio but with no change in any other term or condition of such right.

The Offering

Subscription Offering. In accordance with the plan of conversion and reorganization, rights to subscribe for the purchase of common stock in the subscription offering have been granted under the plan of conversion and reorganization to the following persons in the following order of descending priority:

●	eligible account holders,

●	Minden Bancorp’s employee stock ownership plan,

●	supplemental eligible account holders, and

●	other members who are depositors of MBL Bank as of the close of business on November 5, 2010.

All subscriptions received will be subject to the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and to the maximum and minimum purchase limitations set forth in the plan of conversion and reorganization and as described below under “– Limitations on Common Stock Purchases.” We sometimes refer to the shares of new Minden Bancorp common stock sold in this offering at the $10.00 per share purchase price as the “subscription shares.”

Priority 1: Eligible Account Holders. Each MBL Bank depositor with an account balance of at least $50 at the close of business on June 30, 2009 will receive, without payment therefor, first priority, nontransferable subscription rights to subscribe for in the subscription offering up to the greater of:

●	$400,000 (40,000 shares) of common stock; or

●
15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock offered in the subscription offering by a fraction, of which the numerator is the amount of the eligible account holder’s qualifying deposits and the denominator of which is the total amount of qualifying deposits of all eligible account holders, in each case as of the close of business on the eligibility record date, June 30, 2009, subject to the overall purchase limitations. See “– Limitations on Common Stock Purchases.”

If there are not sufficient shares available to satisfy all subscriptions, shares first will be allocated so as to permit each subscribing eligible account holder to purchase a number of shares sufficient to make his total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Thereafter, unallocated shares will be allocated to subscribing eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective eligible deposits bear to the total amount of eligible deposits of all subscribing eligible account holders whose subscriptions remain unfilled, provided that no fractional shares shall be issued. The subscription rights of eligible account holders who are also directors or officers of Minden Mutual Holding Company, Minden Bancorp or MBL Bank and their associates will be subordinated to the subscription rights of other eligible account holders to the extent attributable to increased deposits in the year preceding June 30, 2009.

To ensure proper allocations of stock, each eligible account holder must list on his stock order form all accounts in which he has an ownership interest. Failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.

Priority 2: Employee Stock Ownership Plan. The employee stock ownership plan will receive, without payment therefor, second priority, nontransferable subscription rights to purchase, in the aggregate, up to 8.0% of the common stock sold in the conversion and offering, including any increase in the number of shares of common stock after the date hereof as a result of an increase of up to 15% in the maximum of the estimated valuation range. The employee stock ownership plan intends to purchase 4.0% of the shares of common stock sold in this offering, or 52,000 shares based on the midpoint of the offering range. Subscriptions by the employee stock ownership plan will not be aggregated with shares of common stock purchased directly by or which are otherwise attributable to any other participants in the subscription and community offering, including subscriptions of any of MBL Bank’s directors, officers, employees or associates. See “Management – New Stock Benefit Plans – Employee Stock Ownership Plan.” In the event that the total number of shares of common stock sold in the offering is increased to an amount greater than the number of shares representing the maximum of the offering range, the employee stock ownership plan will have a priority right to purchase any such shares exceeding the maximum of the offering range up to an aggregate of 8.0% of new Minden Bancorp common stock sold in the offering. However, we intend to purchase 4.0% of the shares of common stock sold in the offering. See “– Limitations on Common Stock Purchases” and “Risk Factors – Our New Stock Benefit Plans Will Be Dilutive.” Our employee stock ownership plan may purchase some or all of the shares of new Minden Bancorp common stock that it intends to purchase in the open market after the offering is completed, subject to approval of the Office of Thrift Supervision.

Priority 3: Supplemental Eligible Account Holders. Each MBL Bank depositor with an account balance of at least $50 at the close of business on September 30, 2010 will receive, without payment therefor, third priority, nontransferable subscription rights to subscribe for in the subscription offering up to the greater of:

●	$400,000 (40,000 shares) of common stock; or

●
15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock offered in the subscription offering by a fraction, of which the numerator is the amount of the supplemental eligible account holder’s qualifying deposit and the denominator of which is the total amount of qualifying deposits of all supplemental eligible account holders, in each case as of the close of business on the supplemental eligibility record date, September 30, 2010, subject to the overall purchase limitations. See “– Limitations on Common Stock Purchases.”

If there are not sufficient shares available to satisfy all subscriptions of supplemental eligible account holders, shares first will be allocated so as to permit each subscribing supplemental eligible account holder to purchase a number of shares sufficient to make his total allocation equal to the lesser of the number of shares subscribed for or 100 shares, including the number of shares if any, allocated to him in the first category. Thereafter, unallocated shares will be allocated to subscribing supplemental eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective eligible deposits bear to the total amount of eligible deposits of all such subscribing supplemental eligible account holders whose subscriptions remain unfilled, provided that no fractional shares shall be issued.

To ensure proper allocation of stock, each supplemental eligible account holder must list on his subscription order form all accounts in which he has an ownership interest. Failure to list an account could result in few shares being allocated than if all accounts had been disclosed.

Priority 4: Other Members. To the extent that there are shares remaining after satisfaction of subscriptions by eligible account holders, the employee stock ownership plan and supplemental eligible account holders, each depositor of MBL Bank as of the close of business on November 5, 2010 will receive, without payment therefor, fourth priority, nontransferable subscription rights to subscribe for common stock in the subscription offering up to $400,000 (40,000 shares) of common stock. See “– Limitations on Common Stock Purchases.”

In the event the other members subscribe for a number of shares which, when added to the shares subscribed for by eligible account holders, the employee stock ownership plan and supplemental eligible account holders, is in excess of the total number of shares of common stock offered in the subscription offering, shares first will be allocated so as to permit each subscribing other members to purchase a number of shares sufficient to make his total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Thereafter, any remaining shares will be allocated among subscribing other members on a pro rata basis in the same proportion as each other member’s subscription bears to the total subscriptions of all subscribing other members, provided that no fractional shares shall be issued.

To ensure proper allocation of stock, each other member must list on his subscription order form all accounts in which he has an ownership interest. Failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.

Expiration date for the Subscription Offering. The subscription offering will expire at 4:00 p.m., Central time, on December 13, 2010, unless we extend the offering up to 45 days or such additional periods with the approval of the Office of Thrift Supervision. We may extend the subscription offering for up to 45 days, or until January 27, 2011, without additional notice to you. We will be required to notify you of any extensions beyond January 27, 2011 and of any rights subscribers have to modify or rescind their subscriptions. Subscription rights which have not been exercised prior to the expiration date will become void. No single extension may exceed 90 days and the offering must be completed by December 23, 2012.

We will not execute orders until at least the minimum number of shares of common stock (1,105,000 shares) have been subscribed for or otherwise sold. If all shares have not been subscribed for or sold within 45 days after the expiration date or January 27, 2011, unless such period is extended with the consent of the Office of Thrift Supervision, all funds received pursuant to the subscription offering will be returned promptly to the subscribers with interest and all withdrawal authorizations will be canceled. If an extension beyond January 27, 2011 is granted, we will notify subscribers of the extension of time and subscribers will have the right to modify or rescind their subscriptions. If we do not receive an affirmative response from a subscriber to any resolicitation, the subscriber’s order will be rescinded and all funds received will be returned promptly with interest, or withdrawal authorizations will be canceled.

Community Offering and Syndicated Community Offering. To the extent that shares remain available for purchase after satisfaction of all subscriptions of eligible account holders, the employee stock ownership plan, supplemental eligible account holders and other members, we may elect to offer shares pursuant to the plan of conversion and reorganization to certain members of the general public, with preference given to natural persons, including trusts of natural persons, who are preferred subscribers residing in Webster Parish, then to shareholders of Minden Bancorp as of November 5, 2010 and finally to members of the general public. If we conduct a community offering, and it is expected that we will do so, such persons may purchase up to $400,000 (40,000 shares) of common stock. See “– Limitations on Common Stock Purchases.” This amount may be increased at our sole discretion. The opportunity to subscribe for shares of common stock in the community offering will be subject to our right in our sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date.

If there are not sufficient shares available to fill the orders of preferred subscribers in the community offering after completion of the subscription offering, such stock will be allocated first to each preferred subscriber whose order is accepted by us, in an amount equal to the lesser of 100 shares or the number of shares subscribed for by each such preferred subscriber, if possible. Thereafter, unallocated shares will be allocated among the preferred subscribers whose orders remain unsatisfied on an equal number of shares per order basis until all available shares have been allocated. If there are any shares remaining, shares will be allocated to other members of the general public who subscribe in the community offering applying the same allocation described above for preferred subscribers.

The community offering, if any, may commence simultaneously with, during or subsequent to the completion of the subscription offering. The community offering must be completed within 45 days after the completion of the subscription offering unless otherwise extended by the Office of Thrift Supervision.

We, in our absolute discretion, reserve the right to reject any of all orders in whole or in part which are received in the community offering, at the time of receipt or as soon as practicable following the completion of the community offering. Furthermore, in determining whether a person is a resident of a particular parish and thus is eligible for priority treatment, we will consider whether he or she occupies a dwelling in the county, has the intent to remain for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence together with an indication that such presence is something other than merely transitory in nature. We may utilize deposit or loan records or other evidence provided to us to make a determination as to a person’s resident status. In all cases, the determination of residence status will be made by us in our sole discretion.

The plan of conversion and reorganization provides that, if feasible, all shares of common stock not purchased in the subscription and community offering may be offered for sale to the general public in a syndicated community offering through a syndicate of registered broker-dealers to be formed. We do not currently anticipate conducting a syndicated community offering or underwritten public offering.

If we are unable to find purchasers from the general public to reach the minimum of the offering range, we may make other purchase arrangements, if feasible. Other purchase arrangements must be approved by the Office of Thrift Supervision and may provide for purchases for investment purposes by directors, officers, their associates and other persons in excess of the limitations provided in the plan of conversion and in excess of the proposed director and executive officer purchases discussed in this prospectus, although no such purchases are currently intended. If other purchase arrangements cannot be made, we may either: terminate the offering and promptly return all funds; promptly return all funds, set a new offering range and give all subscribers the opportunity to place a new order for shares of new Minden Bancorp common stock; or take such other actions as may be permitted by the Office of Thrift Supervision and the Securities and Exchange Commission. If such other arrangements are approved by the Office of Thrift Supervision, we will be required to submit a post-effective amendment with the Securities and Exchange Commission must review and approve such other arrangements.

How We Determined The Price Per Share, The Offering Range and The Exchange Ratio

The plan of conversion and reorganization requires that the purchase price of our common stock must be based on the appraised pro forma market value of the common stock, as determined on the basis of an independent valuation. We have retained RP Financial, LC. to make such valuation. For its services in making such appraisal and any expenses incurred in connection therewith, RP Financial will receive a fee of $30,000 (plus an additional $5,000 for each appraisal update), plus out-of-pocket expenses which are not expected to exceed $7,500. We have agreed to indemnify RP Financial and its employees and affiliates against certain losses, including any losses in connection with claims under the federal securities laws, arising out of its services as appraiser, except where RP Financial’s liability results from its negligence or bad faith.

Consistent with Office of Thrift Supervision appraisal guidelines, the independent appraisal applied three primary methodologies to estimate the pro forma market value of our common stock: the pro forma price-to-book value approach applied to both reported book value and tangible book value; the pro forma price-to-earnings approach applied to reported and estimated core earnings; and the pro forma price-to-assets approach. The market value ratios applied in the three methodologies were based upon the current market valuations of a peer group of companies considered by RP Financial to be comparable to us, subject to valuation adjustments applied by RP Financial to account for differences between Minden Bancorp and the peer group. The peer group is comprised of publicly-traded thrifts all selected based on asset size, market area and operating strategy. The peer group analysis conducted by RP Financial included a total of 10 publicly-traded financial institutions with assets averaging $374.0 million and average market capitalizations of $29.4 million as of August 26, 2010. The appraisal peer group consisted of the following companies. Except as noted, total assets are as of June 30, 2010.

Company Name and Ticker Symbol	Exchange	Headquarters	Total Assets (in millions)

FFD Financial Corp. (FFDF)	NASDAQ	Dover, OH	$199	(1)
First Advantage Bancorp (FABK)	NASDAQ	Clarksville, TN	345
First Capital, Inc. (FCAP)	NASDAQ	Corydon, IN	458
First Savings Financial Group, Inc. (FSFG)	NASDAQ	Clarksville, IN	501
GS Financial Corp. (GSLA)	NASDAQ	Metairie, LA	274
LSB Financial Corp. (LSBI)	NASDAQ	Lafayette, IN	379
Louisiana Bancorp, Inc. (LABC)	NASDAQ	Metairie, LA	328
North Central Bancshares, Inc. (FFFD)	NASDAQ	Fort Dodge, IA	452
River Valley Bancorp (RIVR)	NASDAQ	Madison, OH	394
Wayne Savings Bancshares, Inc. (WAYN)	NASDAQ	Wooster, OH	407

(1)      As of March 31, 2010.

In preparing its appraisal, RP Financial placed the greatest emphasis on the price-to-earnings and the price-to-book approach and placed a lesser emphasis on the price-to-assets approaches in estimating pro forma market value. RP Financial’s appraisal report, as amended, is filed as an exhibit to the registration statement that we have filed with the Securities and Exchange Commission. See “Where You Can Find Additional Information.”

The appraisal has been prepared by RP Financial in reliance upon the information contained in this prospectus, including the financial statements. RP Financial also considered the following factors, among others:

●	Minden Bancorp’s present and projected operating results and financial condition and the economic and demographic conditions in MBL Bank’s existing market area;

●	certain historical, financial and other information relating to Minden Bancorp;

●
a comparative evaluation of the operating and financial statistics of Minden Bancorp with those of other similarly situated publicly-traded companies located in Louisiana and other regions of the United States;

●	the aggregate size of the offering of new Minden Bancorp common stock;

●	the impact of the conversion on MBL Bank’s net worth and earnings potential;

●	new Minden Bancorp’s proposed dividend policy; and

●	the trading market for Minden Bancorp common stock and securities of comparable companies and general conditions in the market for such securities.

In determining the amount of the appraisal, RP Financial reviewed Minden Bancorp’s price/earnings, price/book and price/assets ratios on a pro forma basis giving effect to the net conversion proceeds to the comparable ratios for a peer group consisting of 10 thrift holding companies. The peer group included companies with:

●	assets averaging $374.0 million;

●	non-performing assets averaging 2.04% of total assets;

●	equity equal to 11.8% of assets;

●	price earnings ratios equal to an average of 15.50x and ranging from 8.29x to 25.43x; and

●	positive earnings for the most recent 12 months.

RP Financial’s independent valuation also utilized certain assumptions as to the pro forma earnings of new Minden Bancorp after the conversion and offering. These assumptions included estimated expenses, an assumed after-tax rate of return on the net offering proceeds, and expenses related to the stock-based benefit plans of new Minden Bancorp, including the employee stock ownership plan, the recognition and retention plan and the stock option plan. The employee stock ownership plan and recognition and retention plan are assumed to purchase 4.0% and 3.55%, respectively, of the shares of new Minden Bancorp common stock sold in the offering. The stock option plan is assumed to grant options to purchase the equivalent of 8.88% of the shares of new Minden Bancorp common stock sold in the offering. See “Pro Forma Data” for additional information concerning these assumptions. The use of different assumptions may yield different results.

RP Financial prepared a valuation, as amended, dated August 26, 2010. Under regulations of the Office of Thrift Supervision, the valuation range is established which ranges from 15% below to 15% above the pro forma market value. RP Financial has advised us that, as of August 26, 2010, the estimated pro forma market value, or valuation range, of our common stock, including subscription shares and exchange shares issued to current shareholders of Minden Bancorp, ranged from a minimum of $18.9 million to a maximum of $25.5 million, with a midpoint of $22.2 million. The boards of directors of Minden Mutual Holding Company, Minden Bancorp and MBL Bank have decided to offer the shares for a price of $10.00 per share. RP Financial has advised us that, as of August 27, 2010, the exchange ratio ranged from a minimum of 1.3811 shares to a maximum of 1.8685 shares, with a midpoint of 1.6248 shares, of new Minden Bancorp’s common stock per share of currently issued Minden Bancorp common stock. The number of shares offered will be equal to the aggregate offering price divided by the price per share. Based on the valuation range, the percentage of Minden Bancorp common stock owned by Minden Mutual Holding Company and the $10.00 price per share, the minimum of the offering range is 1,050,000 shares, the midpoint of the offering range is 1,300,000 shares, the maximum of the offering range is 1,495,000 shares and 15% above the maximum of the offering range is 1,719,250 shares. RP Financial’s independent valuation will be updated before we complete our conversion and offering.

The following table presents a summary of selected pricing ratios for Minden Bancorp, for the peer group and for all fully converted publicly traded savings banks and savings associations. The figures for Minden Bancorp are from RP Financial’s appraisal report, as amended, and they thus do not correspond exactly to the ratios presented in the “Pro Forma Data” section of this prospectus. Compared to the average pricing ratios of the peer group, Minden Bancorp’s pro forma pricing ratios at the maximum of the offering range indicate a premium of 531.8% on a price-to-earnings basis, a premium of 1.1% on a price-to-book basis and a discount of 9.0% on a price-to-tangible book basis.

	Price to Earnings Multiple(1)		Price to Book Value Ratio(2)	Price to Tangible Book Value Ratio(2)
Minden Bancorp (pro forma):
Minimum	72.69	x	57.97%	57.97%
Midpoint	85.17		64.60	64.60
Maximum	97.93		70.62	70.62
Maximum, as adjusted	112.45		76.80	76.80

Peer group companies as of August 26, 2010:
Average	15.50	x	68.94%	71.62%
Median	15.18		64.63	69.60

All publicly-traded savings banks:
Average	18.32	x	69.82%	77.62%
Median	15.19	x	67.16%	73.61%

(1)       Ratios are based on earnings for the twelve months ended June 30, 2010, and share prices as of August 26, 2010.
(2)       Ratios are based on book value as of June 30, 2010 and share prices as of August 26, 2010.

At the midpoint of the appraisal, Minden Bancorp’s pro forma price to earnings and price to book ratios as of or for the trailing year ended June 30, 2010 were 85.17x and 64.60%, respectively, compared to average ratios for the peer group of 15.50x and 68.94%, respectively.

The boards of directors of Minden Bancorp, Minden Mutual Holding Company and MBL Bank reviewed RP Financial’s appraisal report, including the methodology and the assumptions used by RP Financial, and determined that the offering range was reasonable and adequate. Our boards of directors also established the formula for determining the exchange ratio. Based upon such formula and the offering range, the exchange ratio ranged from a minimum of 1.3811 to a maximum of 1.8685 exchange shares for each current share of Minden Bancorp common stock, with a midpoint of 1.6248. Based upon this exchange ratio, we expect to issue between 780,579 and 1,056,077 exchange shares to the current holders of Minden Bancorp common stock outstanding immediately prior to the completion of the conversion and offering. The estimated offering range and the exchange ratio may be amended with the approval of the Office of Thrift Supervision, if required, or if necessitated by subsequent developments in our financial condition or market conditions generally. In the event the appraisal is updated so that our common stock is below $11.1 million or above $17.2 million, the maximum of the offering range, as adjusted by 15%, such appraisal will be filed with the Securities and Exchange Commission by post-effective amendment.

In the event we receive orders for common stock in excess of $15.0 million, the maximum of the valuation, and up to $17.2 million, the maximum of the estimated valuation, as adjusted by 15%, we may be required by the Office of Thrift Supervision to accept all such orders. No assurances, however, can be made that we will receive orders for common stock in excess of the maximum of the offering range or that, if such orders are received, that all such orders will be accepted because the final valuation and number of shares to be issued are subject to the receipt of an updated appraisal from RP Financial which reflects such an increase in the valuation and the approval of such increase by the Office of Thrift Supervision. There is no obligation or understanding on the part of management to take and/or pay for any shares of common stock in order to complete the offering.

Options to purchase Minden Bancorp common stock will be converted into and become options to purchase common stock of new Minden Bancorp. As of the date of this prospectus there were outstanding options to purchase 61,859 shares of Minden Bancorp common stock. The number of shares of new Minden Bancorp’s common stock to be received upon exercise of such options will be determined pursuant to the exchange ratio. The aggregate exercise price, duration, and vesting schedule of such options will not be affected. If such options are exercised prior to the consummation of the conversion and offering there will be an increase in the number of exchange shares issued to current shareholders and a decrease in the exchange ratio.

RP Financial’s valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing our common stock. RP Financial did not independently verify the financial statements and other information provided by MBL Bank, Minden Bancorp and Minden Mutual Holding Company, nor did RP Financial value independently the assets or liabilities of MBL Bank or Minden Bancorp. The valuation considers MBL Bank, Minden Bancorp and Minden Mutual Holding Company as going concerns and should not be considered as an indication of the liquidation value of MBL Bank, Minden Bancorp and Minden Mutual Holding Company. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing new Minden Bancorp common stock or receiving exchange shares will thereafter be able to sell such shares at prices at or above the purchase price of $10.00 per share or in the range of the foregoing valuation of the pro forma market value thereof.

We will not make any sale of shares of new Minden Bancorp common stock or issue any exchange shares unless prior to such sale or exchange, RP Financial confirms that nothing of a material nature has occurred which, taking into account all relevant factors, would cause it to conclude that the purchase price of $10.00 per share is materially incompatible with the estimate of the pro forma market value of a share of new Minden Bancorp common stock upon completion of the conversion and offering. If such is not the case, a new offering range may be set, a new exchange ratio may be determined based upon the new offering range, a new subscription and community offering and/or syndicated community offering may be held or such other action may be taken as we determine and the Office of Thrift Supervision may permit or require. In the event a new offering range is established and a new exchange ratio is determined, we will not be required, and do not intend, to seek any additional approval from either the public shareholders of Minden Bancorp or members of Minden Mutual Holding Company.

Depending upon market or financial conditions, the total number of shares of common stock to be issued may be increased or decreased without a resolicitation of subscribers, provided that the product of the total number of shares times the purchase price of $10.00 per share is not below the minimum or more than 15% above the maximum of the offering range. In the event market or financial conditions change so as to cause the aggregate purchase price of the shares to be below the minimum of the offering range or more than 15% above the maximum of such range, purchasers will be resolicited. In such instance, we will notify subscribers and return the amount they have submitted with their subscription orders, with interest at our passbook rate of interest, or cancel their withdrawal authorization and we will resolicit orders from subscribers. Any change in the offering range must be approved by the Office of Thrift Supervision. Any change in the number of shares of common stock will result in a corresponding change in the number of exchange shares, so that upon completion of the conversion and offering the exchange shares will represent approximately 41.4% of our total outstanding shares of common stock, exclusive of the effects of the exercise of outstanding stock options.

An increase in the number of shares of common stock as a result of an increase in the offering range would decrease both a subscriber’s ownership interest and our pro forma net earnings and stockholders’ equity on a per share basis while increasing pro forma net earnings and stockholders’ equity on an aggregate basis. A decrease in the number of shares of common stock would increase both a subscriber’s ownership interest and our pro forma net earnings and stockholders’ equity on a per share basis while decreasing pro forma net earnings and stockholders’ equity on an aggregate basis. See “Pro Forma Data.”

After-Market Performance of Second-Step Conversion Offerings

The following table presents for all second-step conversions that began trading from January 1, 2009 to August 26, 2010, the percentage change in the trading price from the initial offering price to the dates shown in the table. The table also presents the average and median trading prices and percentage change in trading prices for the same dates. This information relates to stock performance experienced by other companies that may have no similarities to us with regard to market capitalization, offering size, earnings quality and growth potential, among other factors.

As part of its appraisal of our pro forma market value, RP Financial considered the after-market performance of these second-step conversion offerings. None of these companies were included in the peer group of nine publicly traded companies utilized by RP Financial in performing its valuation analysis. Because the market for stocks of financial institutions was very volatile over the past two years, a relatively small number of second-step conversion offerings were completed during this period as compared to prior periods. As of August 26, 2010, of the nine second-step conversions that closed between January 1, 2009 and August 26, 2010, the shares issued in six of those transactions were trading below their initial offering price.

		Price Performance from Initial Offering Price
Issuer (Market/Symbol)	Closing Date	1 Day	1 Week	1 Month	Through August 26, 2010

Jacksonville Bancorp, Inc. (Nasdaq/JXSB)	7/15/10	6.5%	5.8%	1.3%	4.3%
Colonial Fin. Services, Inc. (Nasdaq/COBK)	7/13/10	0.5%	-3.5%	-2.0%	-4.0%
Viewpoint Fin. Group (Nasdaq/VPFG)	7/7/10	-5.0%	-4.5%	-3.0%	-9.1%
Oneida Financial Corp. (Nasdaq/ONFC)	7/7/10	-6.3%	-6.3%	-1.3%	-3.8%
Fox Chase Bancorp, Inc. (Nasdaq/FXCB)	6/29/10	-4.1%	-4.0%	-3.2%	-4.7%
Oritani Financial Corp. (Nasdaq/ORIT)	6/24/10	3.1%	-1.4%	-0.9%	-5.8%
Eagle Bancorp Montana, Inc. (Nasdaq/EBMT)	4/5/10	5.5%	6.5%	4.1%	-7.4%
Ocean Shore Holding Co. (Nasdaq/OSHC)	12/21/09	7.5%	12.3%	13.1%	6.4%
Northwest Bancshares, Inc. (Nasdaq/NWBI)	12/18/09	13.5%	13.0%	14.0%	8.1%

Average	NA	2.4%	2.0%	2.5%	-1.8%
Median	NA	3.1%	-1.4%	-0.9%	-4.0%

There can be no assurance that our stock price will trade similarly to these companies. There can also be no assurance that our stock price will not trade below $10.00 per share, particularly as the proceeds raised as a percentage or pro forma stockholders’ equity may have a negative effect on our stock price performance.

The table is not intended to indicate how our common stock may perform. Data represented in the table reflects a small number of transactions and is not necessarily indicative of general stock market performance trends or of price performance trends of companies that undergo “second-step” conversions. Furthermore, this table presents only short-term price performance and may not be indicative of the longer term stock price performance of these companies. There can be no assurance that our stock price will appreciate or that our stock price will not trade below $10.00 per share. The movement of any particular company’s stock price is subject to various factors, including, but not limited to, the amount of proceeds a company raises, the company’s historical and anticipated operating results, the nature and quality of the company’s assets, the company’s market area and the quality of management and management’s ability to deploy proceeds, such as through loans and investments, the acquisition of other financial institutions or other businesses, the payment of dividends and common stock repurchases. In addition, stock prices may be affected by general market and economic conditions, the interest rate environment, the market for financial institutions and merger or takeover transactions and the presence of professional and other investors who purchase stock on speculation, as well as other unforeseeable events not in the control of management.

Limitations on Common Stock Purchases

The plan of conversion and reorganization includes the following limitations on the number of shares of common stock which may be purchased:

(1)	No less than 25 shares of common stock may be purchased, to the extent such shares are available;

(2)
Each eligible account holder may subscribe for and purchase in the subscription offering up to the greater of (a) $400,000 (40,000 shares) of common stock or (b) 15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock to be issued by a fraction, of which the numerator is the amount of the qualifying deposits of the eligible account holder and the denominator is the total amount of qualifying deposits of all eligible account holders, in each case as of the close of business on the eligibility record date, June 30, 2009, provided, however, that this amount may be increased up to 5.0% of the subscription shares sold, which would be 55,250 shares at the minimum of the offering range, subject to the overall limitations in clauses 7 and 8 below;

(3)
The employee stock ownership plan may purchase in the aggregate up to 8.0% of the shares of common stock to be sold in the offering, including any additional shares issued in the event of an increase in the offering range;

(4)
Each supplemental eligible account holder may subscribe for and purchase in the subscription offering up to the greater of (a) $400,000 (40,000 shares) of common stock or (b) 15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock to be issued by a fraction, of which the numerator is the amount of the qualifying deposits of the supplemental eligible account holder and the denominator is the total amount of qualifying deposits of all supplemental eligible account holders, in each case as of the close of business on the supplemental eligibility record date, September 30, 2010, provided, however, that this amount may be increased up to 5.0% of the subscription shares sold, which would be 55,250 shares at the minimum of the offering range, subject to the overall limitations in clauses 7 and 8 below;

(5)
Each other member, who is a depositor of MBL Bank as of the close of business on November 5, 2010, may subscribe for and purchase in the subscription offering up to $400,000 (40,000 shares) of common stock, provided, however, that this amount may be increased up to 5.0% of the subscription shares sold, which would be 55,250 shares at the minimum of the offering range, subject to the overall limitations in clauses 7 and 8 below;

(6)
Each person purchasing shares in the community offering may subscribe for and purchase up to $400,000 (40,000 shares) of common stock, provided, however that this amount may be increased up to 5.0% of the subscription shares sold, which would be 55,250 shares at the minimum of the offering range, subject to the overall limitations in clauses 7 and 8 below;

(7)
Except for the employee stock ownership plan and certain eligible account holders and supplemental eligible account holders whose subscription rights are based upon the amount of their deposits, the maximum number of shares of common stock subscribed for or purchased in all categories by any person, together with associates of and groups of persons acting in concert with such persons, shall not exceed $550,000 (55,000 shares);

(8)
In addition, the maximum number of shares of common stock that may be subscribed for or purchased in all categories by any person, together with associates of and groups of persons acting in concert, when combined with any exchange shares to be received by existing shareholders may not exceed 5.0% of the total shares of common stock outstanding upon completion of the conversion and offering. However, existing shareholders will not be required to sell any shares of Minden Bancorp common stock or be limited from receiving any exchange shares or have to divest themselves of any exchange shares or shares as a result of this limitation.

(9)
No more than 32% of the total number of shares sold in the offering may be purchased by directors and officers of MBL Bank and their associates in the aggregate, excluding purchases by the employee stock ownership plan.

We may, in our sole discretion, increase the individual or aggregate purchase limitation to up to 5.0% of the shares of common stock sold in the offering. We do not intend to increase the maximum purchase limitation unless market conditions warrant. If we decide to increase the purchase limitations, persons who subscribed for the maximum number of shares of common stock will be given the opportunity to increase their subscriptions accordingly, subject to the rights and preferences of any person who has priority subscription rights. We, in our discretion, also may give other large subscribers the right to increase their subscriptions.

  In the event that we increase the maximum purchase limitation to 5.0% of the shares of common stock sold in the offering, we may further increase the maximum purchase limitation to 9.99%, provided that orders for common stock exceeding 5.0% of the shares of common stock sold in the offering may not exceed in the aggregate 10.0% of the total shares of common stock sold in the offering.

  In the event of an increase in the total number of shares of new Minden Bancorp common stock due to an increase in the offering range of up to 15%, the additional shares will be allocated in the following order of priority in accordance with the plan of conversion and reorganization:

●	to fill the employee stock ownership plan’s subscription of 4.0% of the adjusted maximum number of shares;

●	in the event that there is an oversubscription by eligible account holders, to fill unfulfilled subscriptions of eligible account holders;

●	in the event that there is an oversubscription by supplemental eligible account holders, to fill unfulfilled subscriptions of supplemental eligible account holders;

●	in the event that there is an oversubscription by other members, to fill unfulfilled subscriptions of other members; and

●	to fill unfulfilled subscriptions in the community offering.

  No person, together with associates of, and those acting in concert with, such person, may purchase more than the overall maximum purchase limit of $550,000 of the subscription shares to be sold in the offering, which equals 55,000 shares at the midpoint of the offering range. The term “acting in concert” is defined in the plan of conversion to mean (1) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement, or (2) a combination or pooling of voting or other interest in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. In general, a person who acts in concert with that other party will be deemed to be acting in concert with any person who is also acting in concert with that other party. We may presume that certain persons are acting in concert based upon, among other things, joint account relationships, the fact that persons reside at the same address or that such persons have filed joint Schedules 13D or 13G with the Securities and Exchange Commission with respect to other companies. For purposes of the plan of conversion, our directors are not deemed to be acting in concert solely by reason of their board membership.

  The term “associate” of a person is defined to mean (a) any corporation or other organization, other than Minden Mutual Holding Company, Minden Bancorp or MBL Bank or a majority-owned subsidiary of MBL Bank or Minden Bancorp, of which such person is a director, officer or partner or is directly or indirectly the beneficial owner of 10% or more of any class of equity securities; (b) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, provided, however, that such term shall not include any of our tax-qualified employee stock benefit plans in which such person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such person, or any relative of such spouse, who either has the same home as such person or who is a director or officer of us or any of our subsidiaries. In addition, joint account relationships and common addresses will be taken into account in applying the maximum purchase limitations. Persons having the same address or exercising subscription rights through qualifying deposit accounts registered to the same address will be assumed to be associates of, and acting in concert with, each other. We have the right to determine, in our sole discretion, whether purchasers are associates or acting in concert. Furthermore, we have the right, in our sole discretion, to reject any order submitted by a person whose representations we believe to be false or who we believe, either alone or acting in concert with others, is violating or circumventing, or intends to violate or circumvent the terms and conditions of the plan of conversion and reorganization.

Marketing Arrangements

  We have engaged Sandler O’Neill & Partners, L.P., a broker-dealer registered with the Financial Industry Regulatory Authority, as a financial and marketing advisor in connection with the offering of our common stock. In its role as financial and marketing advisor, Sandler O’Neill & Partners, L.P. will assist us in the offering as follows:

●	consulting as to the securities marketing implications of any aspect of the plan of conversion;
●	reviewing with our board of directors the financial impact of the offering on us based upon the independent appraiser’s appraisal of the common stock;
●	reviewing all offering documents, including the prospectus, stock order forms and related offering materials (we are responsible for the preparation and filing of such documents);
●	assisting in the design and implementation of a marketing strategy for the offering;
●	as necessary, assisting us in scheduling and preparing for meetings with potential investors and broker-dealers; and
●	providing such other general advice and assistance we may request to promote the successful completion of the offering.

For these services, Sandler O’Neill & Partners, L.P. will receive a fee of 1.0% of shares sold in the subscription and community offering. No fees will be paid to Sandler O’Neill & Partners, L.P. with respect to shares purchased by officers, directors and employees, members of their immediate family, their personal trusts and business entities controlled by them and shares purchased by our tax-qualified or non-tax qualified employee benefit plans; provided, however, that the minimum fee to be received shall be $160,000. In recognition of the long lead times involved in the offering process, we have made an advance payment of $50,000 to Sandler O’Neill & Partners, L.P., which shall be credited against this fee. Regardless of whether the offering is consummated, or if Sandler O’Neill & Partners, L.P.’s engagement is terminated for certain specified reasons, Sandler O’Neill & Partners, L.P. is entitled to be reimbursed for its reasonable out of pocket expenses, including attorney’s fees, up to a maximum of $75,000. In the event that a resolicitation of subscribers is required in connection with the offering, this expense cap shall be increased to $100,000. If the plan of conversion is terminated or if Sandler O’Neill & Partners, L.P. terminates its agreement with us in accordance with the provisions of the agreement, Sandler O’Neill & Partners, L.P. will only receive reimbursement of its reasonable out-of-pocket expenses. We will indemnify Sandler O’Neill & Partners, L.P. against liabilities and expenses (including legal fees) incurred in connection with certain claims or liabilities arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act of 1933.

We have also engaged Sandler O’Neill & Partners, L.P. to act as records management agent in connection with the offering. In its role as records management agent, Sandler O’Neill & Partners, L.P. will assist us in the offering as follows: (i) consolidation of accounts and vote calculation; (ii) preparation of order forms; (iii) organization and supervision of the conversion center; (iv) proxy solicitation and special meeting services; and (v) subscription services. For these services, Sandler O’Neill & Partners, L.P. will receive a fee of $15,000 and reimbursement for its reasonable out−of−pocket expenses, up to a maximum of $30,000. However, the $30,000 expense cap may be increased to $50,000 in the event of a material delay, resolicitation or similar event that requires Sandler O’Neill & Partners, L.P. to perform additional records management services. We have made an advance payment of $5,000 to Sandler O’Neill & Partners, L.P. for its role as records management agent.

Sandler O’Neill & Partners, L.P. has not prepared any report or opinion constituting a recommendation or advice to us or to persons who subscribe for common stock, nor has it prepared an opinion as to the fairness to us of the purchase price or the terms of the common stock to be sold. Sandler O’Neill & Partners, L.P. expresses no opinion as to the prices at which common stock to be issued may trade.

Some of our directors and executive officers may participate in the solicitation of offers to purchase common stock. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other regular employees of MBL Bank may assist in the offering, but only in ministerial capacities, and may provide clerical work in effecting a sales transaction. No offers or sales may be made by tellers or at the teller counters. No sales activity will be conducted in a MBL Bank banking office. Investment-related questions of prospective purchasers will be directed to executive officers or registered representatives of Sandler O’Neill & Partners, L.P. Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the offering.

Lock-up Agreements

We, and each of our directors and executive officers have agreed, subject to certain exceptions, that during the period beginning on the date of this prospectus and ending 90 days after the closing of the offering, without the prior written consent of Sandler O’Neill & Partners, L.P., which consent will not be unreasonably withheld, directly or indirectly, we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of Minden Bancorp or new Minden Bancorp stock or any securities convertible into or exchangeable or exercisable for Minden Bancorp or new Minden Bancorp stock, whether owned on the date of this prospectus or acquired after the date of this prospectus or with respect to which we or any of our directors or executive officers has or after the date of this prospectus acquires the power of disposition, or file any registration statement under the Securities Act of 1933, as amended, with respect to any of the foregoing, or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of Minden Bancorp or new Minden Bancorp stock, whether any such swap or transaction is to be settled by delivery of stock or other securities, in cash or otherwise. In the event that either (1) during the period that begins on the date that is 15 calendar days plus three business days before the last day of the restricted period and ends on the last day of the restricted period, we issue an earnings release or material news or a material event relating to us occurs, or (2) prior to the expiration of the restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the restricted period, the restrictions set forth above will continue to apply until the expiration of the date that is 15 calendar days plus three business days after the date on which the earnings release is issued or the material news or event related to us occurs.

Prospectus Delivery

To ensure that each purchaser in the subscription and community offerings receives a prospectus at least 48 hours before the expiration date of the offering in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, we may not mail a prospectus any later than five days prior to the expiration date or hand deliver a prospectus any later than two days prior to that date. We are not obligated to deliver a prospectus or order form by means other than U.S. Mail. Execution of an order form will confirm receipt of delivery of a prospectus in accordance with Rule 15c2-8. Stock order forms will be distributed only if preceded or accompanied by a prospectus.

Procedure for Purchasing Shares in the Offering

Use of Order Forms. In order to purchase shares of common stock in the subscription offering and community offering, you must submit a properly completed original stock order form and remit full payment. Incomplete stock order forms or stock order forms that are not signed are not required to be accepted. We are not required to accept stock orders submitted on photocopied or facsimiled stock order forms. All stock order forms must be received (not postmarked) prior to 4:00 p.m. Central time, on December 13, 2010. We are not required to accept stock order forms that are not received by that time, are executed defectively or are received without submitting full payment or without appropriate deposit account withdrawal instructions. We are not required to notify purchasers of incomplete or improperly executed stock order forms. We have the right to waive or permit the correction of incomplete or improperly executed stock order forms, but we do not represent that we will do so.

You may submit your stock order form and payment by mail using the stock order reply envelope provided; by overnight delivery to our Stock Information Center at the indicated address on the order form; or by hand-delivering your stock order form to MBL Bank’s main office, located at 100 MBL Bank Drive, Minden, Louisiana. Please do not deliver stock order forms to our other offices or mail your stock order form to MBL Bank. Once tendered, a stock order form cannot be modified or revoked without our consent. We reserve the absolute right, in our sole discretion, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time prior to completion of the offering.

If you are ordering shares in the subscription offering, by signing the stock order form you are representing that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares.

By signing the stock order form, you will be acknowledging that the common stock is not a deposit or savings account and is not federally insured or otherwise guaranteed by MBL Bank or any federal or state government, and that you received a copy of this prospectus. However, signing the stock order form will not cause you to waive your rights under the Securities Act of 1933 or the Securities Exchange Act of 1934. We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of conversion. Our interpretation of the terms and conditions of the plan of conversion and of the acceptability of stock order forms will be final.

Payment for Shares. Payment for all shares of common stock will be required to accompany all completed order forms for the purchase to be valid. Payment for shares may be made only by:

●	Cash, if delivered in person to MBL Bank’s main office;
●	Personal check, bank check or money order made payable directly to “Minden Bancorp, Inc.,” or
●	Authorization of withdrawal from the types of MBL Bank deposit accounts provided for on the stock order form.

Appropriate means for designating withdrawals from deposit accounts at MBL Bank are provided on the order forms. The funds designated must be available in the account(s) at the time the stock order form is received. A hold will be placed on these funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the applicable contract rate until the offering is completed, at which time the designated withdrawal will be made. Interest penalties for early withdrawal applicable to certificate of deposit accounts will not apply to withdrawals authorized for the purchase of shares of common stock during the offering; however, if a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate of deposit will be canceled at the time of withdrawal without penalty and the remaining balance will earn interest calculated at the current statement savings rate subsequent to the withdrawal.

If payment is made by cash, personal check, funds must be available in the account. Payments made by check or money order will be immediately cashed and placed in a segregated account at MBL Bank and will earn interest calculated at MBL Bank’s passbook rate from the date payment is received until the offering is completed, at which time a subscriber will be issued a check for interest earned.

You may not remit MBL Bank line of credit checks, and we will not accept wire transfers or third-party checks, including those payable to you and endorsed over to Minden Bancorp. You may not designate on your stock order form a direct withdrawal from a MBL Bank retirement account. See “-Using Retirement Account Funds to Purchase Shares” for information on using such funds. Additionally, you may not designate on your stock order form a direct withdrawal from MBL Bank deposit accounts with check-writing privileges. Please provide a check instead. If you request direct withdrawal, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account(s).

Once we receive your executed stock order form, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by January 27, 2011, in which event purchasers may be given the opportunity to increase, decrease or rescind their orders for a specified period of time.

Regulations prohibit MBL Bank from lending funds or extending credit to any persons to purchase shares of common stock in the offering.

Using Retirement Account Funds To Purchase Shares. A depositor interested in using funds in his or her individual retirement account(s) (IRAs) or any other retirement account at MBL Bank to purchase common stock must do so through a self-directed retirement account. Since we do not offer those accounts, before placing a stock order, a depositor must make a transfer of funds from MBL Bank to a trustee (or custodian) offering a self-directed retirement account program (such as a brokerage firm). There will be no early withdrawal or Internal Revenue Service interest penalties for such transfers. The new trustee would hold the common stock in a self-directed account in the same manner as we now hold the depositor’s IRA funds. An annual administrative fee may be payable to the new trustee. Subscribers interested in using funds in a retirement account held at MBL Bank or elsewhere to purchase common stock should contact the Stock Information Center for assistance at least two weeks before the December 13, 2010 offering expiration date, because processing such transactions takes additional time. Whether or not you may use retirement funds for the purchase of shares in the offering depends on timing constraints and, possibly, limitations imposed by the institution where the funds are held.

Termination of Offering. We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel any deposit account withdrawal authorizations and promptly return all funds submitted, with interest calculated at MBL Bank’s passbook rate from the date of receipt.

Persons in Non-qualified States or Foreign Countries

We will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock pursuant to the plan of conversion and reorganization reside. However, we are not required to offer stock in the subscription offering to any person who resides in a foreign country or resides in a state of the United States with respect to which:

●	the number of persons otherwise eligible to subscribe for shares under the plan of conversion and reorganization who reside in such jurisdiction is small;

●
the granting of subscription rights or the offer or sale of shares of common stock to such persons would require any of us or our officers, directors or employees, under the laws of such jurisdiction, to register as a broker, dealer, salesman or selling agent or to register or otherwise qualify our securities for sale in such jurisdiction or to qualify a foreign corporation or file a consent to service of process in such jurisdiction; or

●	such registration, qualification or filing in our judgment would be impracticable or unduly burdensome for reasons of costs or otherwise.

Where the number of persons eligible to subscribe for shares in one state is small, we will base our decision as to whether or not to offer our common stock in such state on a number of factors, including but not limited to the size of accounts held by account holders in the state, the cost of registering or qualifying the shares or the need to register us or our officers, directors or employees as brokers, dealers or salesmen.

Restrictions on Transfer of Subscription Rights and Shares

You may not transfer or enter into any agreement or understanding to transfer the legal or beneficial ownership of your subscription rights issued under the plan of conversion and reorganization or the shares of common stock to be issued upon their exercise. Such rights may be exercised only by you and only your account. If you exercise your such subscription rights, you will be required to certify that you are purchasing shares solely for your own account and that you have no agreement or understanding regarding the sale or transfer of such shares. Federal regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase such subscription rights or shares of common stock prior to the completion of the conversion and offering.

We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights and will not honor orders known by us to involve the transfer of such rights.

Liquidation Rights

Liquidation Prior to the Conversion. In the unlikely event of a complete liquidation of Minden Mutual Holding Company or Minden Bancorp prior to the conversion, all claims of creditors of Minden Bancorp, including those of depositors of MBL Bank (to the extent of their deposit balances), would be paid first. Thereafter, if there were any assets of Minden Bancorp remaining, these assets would be distributed to shareholders, including Minden Mutual Holding Company. Then, if there were any assets of Minden Mutual Holding Company remaining, members of Minden Mutual Holding Company would receive those remaining assets, pro rata, based upon the deposit balances in their deposit account in MBL Bank immediately prior to liquidation.

Liquidation Following the Conversion. In the unlikely event that new Minden Bancorp and MBL Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution of the “liquidation account” maintained by new Minden Bancorp pursuant to the plan of conversion to certain depositors, with any assets remaining thereafter distributed to new Minden Bancorp as the holder of MBL Bank capital stock.

The plan of conversion provides for the establishment, upon the completion of the conversion, of a liquidation account by new Minden Bancorp for the benefit of eligible account holders and supplemental eligible account holders in an amount equal to Minden Mutual Holding Company’s ownership interest in the stockholders’ equity of Minden Bancorp as of the date of its latest balance sheet contained in this prospectus. The plan of conversion and reorganization also provides that new Minden Bancorp shall cause the establishment of a bank liquidation account.

The liquidation account established by new Minden Bancorp is designed to provide payments to depositors of their liquidation interests in the event of a liquidation of new Minden Bancorp and MBL Bank or of MBL Bank. Specifically, in the unlikely event that new Minden Bancorp and MBL Bank were to completely liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution to depositors as of June 30, 2009 and September 30, 2010 of the liquidation account maintained by new Minden Bancorp. In a liquidation of both entities, or of MBL Bank, when new Minden Bancorp has insufficient assets to fund the distribution due to eligible account holders and MBL Bank has positive net worth, MBL Bank will pay amounts necessary to fund new Minden Bancorp’s remaining obligations under the liquidation account. The plan of conversion and reorganization also provides that if new Minden Bancorp is sold or liquidated apart from a sale or liquidation of MBL Bank, then the rights of eligible account holders in the liquidation account maintained by new Minden Bancorp will be surrendered and treated as a liquidation account in MBL Bank. Depositors will have an equivalent interest in the bank liquidation account and the bank liquidation account will have the same rights and terms as the liquidation account.

Pursuant to the plan of conversion, after two years from the date of conversion and upon the written request of the Office of Thrift Supervision, new Minden Bancorp will eliminate or transfer the liquidation account and the interests in such account to MBL Bank and the liquidation account shall thereupon become the liquidation account of MBL Bank and not be subject in any manner or amount to new Minden Bancorp’s creditors.

Also, under the rules and regulations of the Office of Thrift Supervision, no post-conversion merger, consolidation, or similar combination or transaction with another depository institution in which new Minden Bancorp or MBL Bank is not the surviving institution would be considered a liquidation and, in such a transaction, the liquidation account would be assumed by the surviving institution.

Each eligible account holder and supplemental eligible account holder would have an initial interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50.00 or more held in MBL Bank on June 30, 2009 or September 30, 2010, as applicable. Each eligible account holder and supplemental eligible account holder would have a pro rata interest in the total liquidation account for each such deposit account, based on the proportion that the balance of each such deposit account on June 30, 2009 or September 30, 2010 bears to the balance of all deposit accounts in MBL Bank on such date.

If, however, on any December 31 annual closing date commencing after the effective date of the conversion, the amount in any such deposit account is less than the amount in the deposit account on June 30, 2009 or September 30, 2010 or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Payment pursuant to liquidation rights of eligible account holders and supplemental eligible account holders would be separate and apart from the payment of any insured deposit accounts to such depositor. Any assets remaining after the above liquidation rights of eligible account holders and supplemental eligible account holders are satisfied would be distributed to new Minden Bancorp as the sole shareholder of MBL Bank.

Tax Aspects

We believe that the summary of the tax opinions presented below addresses all material federal income tax consequences that are generally applicable to us and the persons receiving subscription rights. One of the conditions to the completion of the conversion and offering is the receipt of either a ruling or an opinion of counsel with respect to federal tax laws, and either a ruling or an opinion with respect to Louisiana tax laws, to the effect that the conversion and offering will not result in a taxable reorganization under the provisions of the applicable codes or otherwise result in any adverse tax consequences to Minden Mutual Holding Company, Minden Bancorp, new Minden Bancorp, MBL Bank, or to account holders receiving subscription rights, except to the extent, if any, that subscription rights are deemed to have fair market value on the date such rights are issued. This condition may not be waived by us.

Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C., has issued an opinion to Minden Mutual Holding Company, Minden Bancorp, new Minden Bancorp and MBL Bank to the effect that, for federal income tax purposes:

1.
The merger of Minden Mutual Holding Company with and into Minden Bancorp with Minden Bancorp being the surviving institution (the mutual holding company merger), will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code. (Section 368(a)(1)(A) of the Internal Revenue Code)

2.
The constructive exchange of the eligible account holders’ and supplemental eligible account holders’ voting and liquidation rights in Minden Mutual Holding Company for liquidation interests in Minden Bancorp in the mutual holding company merger will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Income Tax Regulations. (cf. Rev. Rul. 69-3, 1969-1 C.B. 103, and Rev. Rul. 69-646, 1969-2 C.B. 54)

3.
Minden Mutual Holding Company will not recognize any gain or loss on the transfer of its assets to Minden Bancorp and Minden Bancorp’s assumption of its liabilities, if any, in constructive exchange for a liquidation interest in Minden Bancorp or on the constructive distribution of such liquidation interest to Minden Mutual Holding Company’s members who remain depositors of MBL Bank. (Sections 361(a), 361(c), and 357(a) of the Internal Revenue Code)

4.
No gain or loss will be recognized by Minden Bancorp upon the receipt of the assets of Minden Mutual Holding Company in the mutual holding company merger in exchange for the constructive transfer to the members of Minden Mutual Holding Company of a liquidation interest in Minden Bancorp. (Section 1032(a) of the Internal Revenue Code)

5.
Persons who have an interest in Minden Mutual Holding Company will recognize no gain or loss upon the constructive receipt of a liquidation interest in Minden Bancorp in exchange for their voting and liquidation rights in Minden Mutual Holding Company. (Section 354(a) of the Internal Revenue Code)

6.
The basis of the assets of Minden Mutual Holding Company (other than stock in Minden Bancorp) to be received by Minden Bancorp will be the same as the basis of such assets in the hands of Minden Mutual Holding Company immediately prior to the transfer. (Section 362(b) of the Internal Revenue Code)

7.
The holding period of the assets of Minden Mutual Holding Company in the hands of Minden Bancorp will include the holding period of those assets in the hands of Minden Mutual Holding Company. (Section 1223(2) of the Internal Revenue Code)

8.
The merger of Minden Bancorp with and into new Minden Bancorp (the mid-tier holding company merger) will constitute a mere change in identity, form or place of organization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code and therefore will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code. (Section 368(a)(1)(F) of the Internal Revenue Code)

9.
Minden Bancorp will not recognize any gain or loss on the transfer of its assets to new Minden Bancorp and new Minden Bancorp’s assumption of its liabilities in exchange for shares of common stock in new Minden Bancorp or on the constructive distribution of such stock to shareholders of Minden Bancorp other than Minden Mutual Holding Company and the liquidation accounts to the eligible account holders and supplemental eligible account holders. (Sections 361(a), 361(c) and 357(a) of the Internal Revenue Code)

10.	No gain or loss will be recognized by new Minden Bancorp upon the receipt of the assets of Minden Bancorp in the mid-tier holding company merger. (Section 1032(a) of the Internal Revenue Code)

11.
The basis of the assets of Minden Bancorp (other than stock in MBL Bank) to be received by new Minden Bancorp will be the same as the basis of such assets in the hands of Minden Bancorp immediately prior to the transfer. (Section 362(b) of the Internal Revenue Code)

12.
The holding period of the assets of Minden Bancorp in the hands of new Minden Bancorp will include the holding period of those assets in the hands of Minden Bancorp. (Section 1223(2) of the Internal Revenue Code)

13.	Minden Bancorp shareholders will not recognize any gain or loss upon their exchange of Minden Bancorp common stock for new Minden Bancorp common stock. (Section 354 of the Internal Revenue Code)

14.
Eligible account holders and supplemental eligible account holders will not recognize any gain or loss upon their constructive exchange of their liquidation interests in Minden Bancorp for the liquidation accounts in new Minden Bancorp. (Section 354 of the Internal Revenue Code)

15.
The payment of cash to shareholders of Minden Bancorp in lieu of fractional shares of new Minden Bancorp common stock will be treated as though the fractional shares were distributed as part of the mid-tier holding company merger and then redeemed by new Minden Bancorp. The cash payments will be treated as distributions in full payment for the fractional shares deemed redeemed under Section 302(a) of the Internal Revenue Code, with the result that such shareholders will have short-term or long-term capital gain or loss to the extent that the cash they receive differs from the basis allocable to such fractional shares. (Rev. Rul. 66-365, 1966-2 C.B. 116 and Rev. Proc. 77-41, 1977-2 C.B. 574)

16.
It is more likely than not that the fair market value of the nontransferable subscription rights to purchase new Minden Bancorp common stock is zero. Accordingly, it is more likely than not that no gain or loss will be recognized by eligible account holders, supplemental eligible account holders and other voting members upon distribution to them of nontransferable subscription rights to purchase shares of new Minden Bancorp common stock. (Section 356(a) of the Internal Revenue Code.) Eligible account holders, supplemental eligible account holders and other voting members will not realize any taxable income as the result of the exercise by them of the nontransferable subscriptions rights. (Rev. Rul. 56-572, 1956-2 C.B. 182)

17.
It is more likely than not that the fair market value of the benefit provided by the bank liquidation account supporting the payment of the liquidation account in the event new Minden Bancorp lacks sufficient net assets is zero. Accordingly, it is more likely than not that no gain or loss will be recognized by eligible account holders and supplemental eligible account holders upon the constructive distribution to them of such rights in the bank liquidation account as of the effective date of the holding company merger. (Section 356(a) of the Internal Revenue Code)

18.
It is more likely than not that the basis of common stock purchased in the offering by the exercise of the nontransferable subscription rights will be the purchase price thereof. (Section 1012 of the Internal Revenue Code)

19.
Each shareholder’s holding period in his or her new Minden Bancorp common stock received in the exchange will include the period during which the common stock surrendered was held, provided that the common stock surrendered is a capital asset in the hands of the shareholder on the date of the exchange. (Section 1223(1) of the Internal Revenue Code)

20.
The holding period of the common stock purchased pursuant to the exercise of subscriptions rights shall commence on the date on which the right to acquire such stock was exercised. (Section 1223(5) of the Internal Revenue Code.)

21.	No gain or loss will be recognized by new Minden Bancorp on the receipt of money in exchange for common stock sold in the offering. (Section 1032 of the Internal Revenue Code)

In reaching their conclusions under item 16 above, Elias, Matz, Tiernan & Herrick L.L.P. has noted that the subscription rights will be granted at no cost to the recipients, will be legally nontransferable and of short duration, and will provide the recipients with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering.

Heard, McElroy & Vestal LLP has issued an opinion to Minden Mutual Holding Company, Minden Bancorp and MBL Bank to the effect that, more likely than not, the income tax consequences under Louisiana law of the conversion and offering are not materially different than for federal tax purposes.

We received a letter from RP Financial dated September 17, 2010, which letter is not binding on the Internal Revenue Service, stating their belief that the subscription rights do not have any value, based on the fact that such rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase our common stock at a price equal to its estimated fair market value, which will be the same price as the purchase price for the unsubscribed shares of common stock. In addition, no cash or property will be given to recipients of the subscription rights in lieu of such rights or to those recipients who fail to exercise such rights. Furthermore, the Internal Revenue Service was requested in 1993 in a private letter ruling to address the federal tax treatment of the receipt and exercise of nontransferable subscription rights in a standard conversion but declined to express any opinion. Elias, Matz, Tiernan & Herrick L.L.P. believes, due to the factors discussed in this paragraph, that it is more likely than not that the subscription rights have no value. If the nontransferable subscription rights to purchase common stock are subsequently found to have an ascertainable market value greater than zero, income may be recognized by various recipients of the nontransferable subscription rights (in certain cases, whether or not the rights are exercised) and Minden Bancorp may be taxed on the distribution of the nontransferable subscription rights under Section 311 of the Internal Revenue Code. In this event, the nontransferable subscription rights may be taxed partially or entirely at ordinary income tax rates.

Unlike private rulings, an opinion is not binding on the Internal Revenue Service and the Internal Revenue Service could disagree with the conclusions reached therein. In the event of such disagreement, there can be no assurance that the Internal Revenue Service would not prevail in a judicial or administrative proceeding. If the Internal Revenue Service determines that the tax effects of the transactions contemplated by the plan of conversion and reorganization are to be treated differently from those presented in the opinion, Minden Bancorp may be subject to adverse tax consequences as a result of the conversion and offering. Eligible subscribers are encouraged to consult with their own tax advisor as to the tax consequences in the event that such subscription rights are deemed to have an ascertainable value.

Delivery and Exchange of Stock Certificates

Subscription Shares. Certificates representing subscription shares issued in connection with the offering will be mailed by our transfer agent for the common stock to the persons entitled thereto at the addresses of such persons appearing on the stock order form for common stock as soon as practicable following completion of the conversion and offering. Any certificates returned as undeliverable will be held by us until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for subscription shares are available and delivered to subscribers, subscribers may not be able to sell such shares, even though trading of the common stock of new Minden Bancorp may have commenced.

Exchange Shares. After completion of the conversion and reorganization, each holder of a certificate or certificates theretofore evidencing issued and outstanding shares of Minden Bancorp common stock, other than Minden Mutual Holding Company, upon surrender of the same to the exchange agent, which is anticipated to be the transfer agent for our common stock, will receive a certificate or certificates representing the number of full shares of new Minden Bancorp common stock for which the shares of the Minden Bancorp common stock theretofore represented by the certificate or certificates so surrendered shall have been converted based on the exchange ratio. The exchange agent will promptly mail to each such holder of record of an outstanding certificate which immediately prior to the consummation of the conversion and offering evidenced shares of Minden Bancorp and which is to be exchanged for Minden Bancorp common stock based on the exchange ratio as provided in the plan of conversion and reorganization, a form of letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to such certificate shall pass, only upon delivery of such certificate to the exchange agent, advising such holder of the terms of the exchange and of the procedure for surrendering to the exchange agent such certificate in exchange for a certificate or certificates evidencing Minden Bancorp common stock. Minden Bancorp’s shareholders should not forward Minden Bancorp common stock certificates to MBL Bank or the exchange agent until they have received the transmittal letter.

No holder of a certificate theretofore representing shares of Minden Bancorp common stock will be entitled to receive any dividends in respect of the common stock into which such shares shall have been converted until the certificate representing such shares of Minden Bancorp common stock is surrendered in exchange for certificates representing shares of new Minden Bancorp common stock. In the event that we declare dividends after the conversion and offering but prior to surrender of certificates representing shares of Minden Bancorp common stock, dividends payable in respect of shares of new Minden Bancorp common stock not then issued shall accrue, without interest. Any such dividends shall be paid, without interest, upon surrender of the certificates representing such shares of Minden Bancorp common stock. We will be entitled, after the completion of the conversion and offering, to treat certificates representing shares of Minden Bancorp common stock as evidencing ownership of the number of full shares of new Minden Bancorp common stock into which the shares of Minden Bancorp common stock represented by such certificates shall have been converted, notwithstanding the failure on the part of the holder thereof to surrender such certificates.

We will not be obligated to deliver a certificate or certificates representing shares of new Minden Bancorp’s common stock to which a holder of Minden Bancorp common stock would otherwise be entitled as a result of the conversion and offering until such holder surrenders the certificate or certificates representing the shares of Minden Bancorp common stock for exchange as provided above, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond as may be required in each case by Minden Bancorp. If any certificate evidencing shares of common stock is to be issued in a name other than that in which the certificate evidencing Minden Bancorp common stock surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange pay to the exchange agent any transfer or other tax required by reason of the issuance of a certificate for shares of common stock in any name other than that of the registered holder of the certificate surrendered or otherwise establish to the satisfaction of the exchange agent that such tax has been paid or is not payable.

Required Approvals

Pursuant to Office of Thrift Supervision regulations, the plan of conversion and reorganization must be approved by (1) at least a majority of the total number of votes eligible to be cast by members of Minden Mutual Holding Company at the special meeting of members, and (2) holders of at least two-thirds of the outstanding shares of Minden Bancorp common stock at the special meeting of shareholders. In addition, the consummation of the conversion and offering is conditioned on the approval of the plan of conversion and reorganization by at least a majority of the outstanding shares of Minden Bancorp common stock, excluding the shares of Minden Bancorp held by Minden Mutual Holding Company, at the special meeting of shareholders. The consummation of the conversion and offering is also conditioned on the receipt of the non-objection of the Louisiana Office of Financial Institutions. In addition, we must receive the final approval of the Office of Thrift Supervision to complete the conversion and offering.

Certain Restrictions on Purchase or Transfer of Shares After the Conversion and Offering

All shares of common stock purchased in connection with the conversion and offering by our directors or executive officers will be subject to a restriction that the shares not be sold for a period of one year following the conversion and offering, except in the event of the death of such director or executive officer or pursuant to a merger or similar transaction approved by the Office of Thrift Supervision. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and appropriate stop-transfer instructions will be issued to our transfer agent. Any shares of common stock issued within this one-year period as a stock dividend, stock split or otherwise with respect to such restricted stock will be subject to the same restrictions. Our directors and executive officers will also be subject to the insider trading rules promulgated pursuant to the Securities Exchange Act of 1934, as amended.

Purchases of our common stock by our directors, executive officers and their associates during the three-year period following completion of the conversion and offering may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Office of Thrift Supervision. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock or to the purchase of stock pursuant to any tax-qualified employee stock benefit plan, such as the employee stock ownership plan, or by any non-tax-qualified employee stock benefit plan, such as the 2003 Recognition and Retention Plan.

RESTRICTIONS ON ACQUISITIONS OF NEW MINDEN BANCORP AND MBL BANK AND RELATED
ANTI-TAKEOVER PROVISIONS

Restrictions in Our Articles of Incorporation and Bylaws and Louisiana Law

Certain provisions of our articles of incorporation and bylaws and Louisiana law which deal with matters of corporate governance and rights of shareholders might be deemed to have a potential anti-takeover effect. Provisions in our articles of incorporation and bylaws provide, among other things,

●	that our board of directors is divided into classes with only one-third of our directors standing for reelection each year;

●
that no person shall directly or indirectly acquire or offer to acquire beneficial ownership of more than 10% of the issued and outstanding shares of any class of voting securities of new Minden Bancorp;

●	that special meetings of shareholders may be called by shareholders who beneficially own at least 50% of the outstanding voting shares of new Minden Bancorp;

●	that shareholders generally must provide us advance notice of shareholder proposals and director nominations and provide certain specified related information; and

●
the authority to issue shares of authorized but unissued common stock and preferred stock and to establish the terms of any one or more series of preferred stock, including voting rights, without additional shareholder approval.

Provisions of the Louisiana Business Corporation Law applicable to us as well as our articles of incorporation contain certain provisions which may be deemed to have an anti-takeover effect, including:

●	rights of shareholders to receive the fair value for their shares following a control transaction from a controlling person or group; and

●
a supermajority voting requirement for a business combination with an “interested shareholder” (defined generally as the beneficial owner of 10% or more of the corporation’s outstanding shares) unless certain minimum price and procedural safeguards are satisfied.

The provisions noted above as well as others discussed below may have the effect of discouraging a future takeover attempt which is not approved by our board of directors but which individual shareholders may consider to be in their best interests or in which shareholders may receive a substantial premium for their shares over the then current market price. As a result, shareholders who might wish to participate in such a transaction may not have an opportunity to do so. The provisions may also render the removal of our board of directors or management more difficult. Furthermore, such provisions could render us being deemed less attractive to a potential acquiror and/or could result in our shareholders receiving a lesser amount of consideration for their shares of our common stock than otherwise could have been available either in the market generally and/or in a takeover.

A more detailed discussion of these and other provisions of our articles of incorporation and bylaws and the Louisiana Business Corporation Law is set forth below.

Board of Directors. Our articles of incorporation and bylaws provide that our board of directors be divided into three classes of directors each and that the members of each class be elected for a term of three years and until their successors are elected and qualified, with one class being elected annually. Holders of our common stock will not have cumulative voting in the election of directors.

Under our articles of incorporation, subject to the rights of the holders of any class or series of stock having preference over our common stock, any vacancy occurring in our board of directors, including any vacancy created by reason of an increase in the number of directors, may be filled by a majority vote of the remaining directors, whether or not a quorum is present. Any director so chosen to fill a vacancy will hold office for the remainder of the term to which the director has been elected and until his or her successor is elected and qualified.

Our articles of incorporation also provide that, subject to the rights of the holder of any class or series of stock having preference over our common stock, any director may be removed by shareholders without cause by the affirmative vote of at least 75% of all outstanding shares entitled to vote in the election of directors, and may be removed with cause only upon the vote of at least a majority of the total votes eligible to be cast by shareholders. Cause for removal will be deemed to exist only if the director in question was:

●	convicted of a felony or an offense punishable by imprisonment for a term of more than one year by a court of competent jurisdiction; or

●	deemed liable by a court of competent jurisdiction for gross negligence or misconduct in the performance of duties to new Minden Bancorp.

Limitation on Voting Rights. Article 9.A of our articles of incorporation provides that no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of (i) more than 10% of the issued and outstanding shares of any class of an equity security of new Minden Bancorp, or (ii) any securities convertible into, or exercisable for, any equity securities of new Minden Bancorp if, assuming conversion or exercise by such person of all securities of which such person is the beneficial owner which are convertible into, or exercisable for, such equity securities (but of no securities convertible into, or exercisable for, such equity securities of which such person is not the beneficial owner), such person would be the beneficial owner of more than 10% of any class of an equity security of new Minden Bancorp. The term “person” is broadly defined to prevent circumvention of this restriction.

The foregoing restrictions do not apply to (i) any offer with a view toward public resale made exclusively to new Minden Bancorp by underwriters or a selling group acting on its behalf, (ii) any tax-qualified employee benefit plan or arrangement established by us and any trustee of such a plan or arrangement, and (iii) any other offer or acquisition approved in advance by the affirmative vote of two-thirds of our entire board of directors. In the event that shares are acquired in violation of Article 9.A, all shares beneficially owned by any person in excess of 10% shall be considered “Excess Shares” and shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matters submitted to shareholders for a vote, and the board of directors may cause such Excess Shares to be transferred to an independent trustee for sale on the open market or otherwise, with the expenses of such trustee to be paid out of the proceeds of sale.

Indemnification and Limitation of Liability. Article 7.A of our articles of incorporation provides that a director or officer of new Minden Bancorp will not be personally liable for monetary damages for any action taken, or any failure to take any action, as a director or officer except to the extent that by law a director’s or officer’s liability for monetary damages may not be limited. This provision does not eliminate or limit the liability of our directors and officers for (a) any breach of the director’s or officer’s duty of loyalty to new Minden Bancorp or our shareholders, (b) any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) any unlawful dividend, stock repurchase or other distribution, payment or return of assets to shareholders, or (d) any transaction from which the director or officer derived an improper personal benefit. This provision may preclude shareholder derivative actions and may be construed to preclude other third-party claims against the directors and officers.

Our articles of incorporation also provide that new Minden Bancorp shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, including actions by or in the right of new Minden Bancorp, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was our director, officer, employee or agent, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Such indemnification is furnished to the full extent provided by law against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding. The indemnification provisions also permit us to pay reasonable expenses in advance of the final disposition of any action, suit or proceeding as authorized by our board of directors, provided that the indemnified person undertakes to repay us if it is ultimately determined that such person was not entitled to indemnification.

The rights of indemnification provided in our articles of incorporation are not exclusive of any other rights which may be available under our bylaws, any insurance or other agreement, by vote of shareholders or directors, regardless of whether directors authorizing such indemnification are beneficiaries thereof, or otherwise. In addition, the articles of incorporation authorize us to maintain insurance on behalf of any person who is or was our director, officer, employee or agent, whether or not we would have the power to provide indemnification to such person. By action of the board of directors, we may create and fund a trust fund or other fund or form of self-insurance arrangement of any nature, and may enter into agreements with our officers, directors, employees and agents for the purpose of securing or insuring in any manner its obligation to indemnify or advance expenses provided for in the provisions in the articles of incorporation and bylaws regarding indemnification. These provisions are designed to reduce, in appropriate cases, the risks incident to serving as a director, officer, employee or agent and to enable us to attract and retain the best personnel available.

Authorized Shares. Article 4 of our articles of incorporation authorizes the issuance of 50,000,000 shares of stock, of which 10,000,000 shares shall be shares of serial preferred stock, and 40,000,000 shall be common stock. The shares of common stock and preferred stock were authorized in an amount greater than that to be issued in the conversion and reorganization to provide our board of directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and employee stock options. However, these additional authorized shares may also be used by the board of directors consistent with its fiduciary duty to deter future attempts to gain control of new Minden Bancorp. The board of directors also has sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, the board has the power, to the extent consistent with its fiduciary duty, to issue a series of preferred stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position. We currently have no plans for the issuance of additional shares, other than the issuance of additional shares pursuant to stock benefit plans.

Special Meetings of Shareholders and Shareholder Nominations and Proposals. Article 8.B of the articles of incorporation provides that special meetings of shareholders may only be called by (i) the President, (ii) a majority of the board of directors, and (iii) by persons who beneficially own an aggregate of at least 50% of the outstanding voting shares, except as may otherwise be provided by law. The articles of incorporation also provide that any action permitted to be taken at a meeting of shareholders may be taken without a meeting if a consent in writing, setting forth the action so taken, is given by the holders of all outstanding shares entitled to vote and filed with the secretary of new Minden Bancorp.

Article 8.D of our articles of incorporation provides that only such business as shall have been properly brought before an annual meeting of shareholders shall be conducted at the annual meeting.

To be properly brought before an annual meeting, business must be specified in the notice of the meeting, or any supplement thereto, given by or at the direction of the board of directors, or otherwise properly brought before the meeting by a shareholder. For business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to new Minden Bancorp’s secretary. To be timely, a shareholder’s notice must be delivered to or mailed and received at new Minden Bancorp’s principal executive offices not later than 120 days prior to the anniversary date of the mailing of proxy materials by new Minden Bancorp in connection with the immediately preceding annual meeting of shareholders, or, in the case of the first annual meeting of shareholders following the conversion and reorganization, by January 31, 2011. New Minden Bancorp’s articles of incorporation also require that the notice must contain certain information in order to be considered. The board of directors may reject any shareholder proposal not made in accordance with the articles of incorporation. The presiding officer of an annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with our articles of incorporation, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

Article 5.F. of our articles of incorporation provide that, subject to the rights of the holders of any class or series of stock having a preference over the common stock as to dividends or upon liquidation, all nominations for election to the board of directors, other than those made by the board or a committee thereof, shall be made by a shareholder who has complied with the notice provisions in such Article 5.F. Written notice of a shareholder nomination must include certain specified information and must be communicated to the attention of the secretary and either delivered to, or mailed and received at, new Minden Bancorp’s principal executive offices not later than (a) with respect to an annual meeting of shareholders, 120 days prior to the anniversary date of the mailing of proxy materials by new Minden Bancorp in connection with the immediately preceding annual meeting of shareholders, or in the case of the first annual meeting following the conversion and reorganization by January 31, 2011.

The procedures regarding shareholder proposals and nominations are intended to provide new Minden Bancorp’s board of directors with the information deemed necessary to evaluate a shareholder proposal or nomination and other relevant information, such as existing shareholder support, as well as the time necessary to consider and evaluate such information in advance of the applicable meeting. The proposed procedures, however, will give incumbent directors advance notice of a business proposal or nomination. This may make it easier for the incumbent directors to defeat a shareholder proposal or nomination, even when certain shareholders view such proposal or nomination as in the best interests of new Minden Bancorp or its shareholders.

Amendment of Articles of Incorporation and Bylaws. Article 10 of our articles of incorporation generally provides that any amendment of the articles of incorporation must be first approved by a majority of the board of directors and then by the holders of a majority of the shares of new Minden Bancorp entitled to vote in an election of directors, except that the approval of 75% of the shares entitled to vote in an election of directors is required for any amendment to Articles 5 (directors), 6 (preemptive rights), 7 (indemnification), 8 (meetings of shareholders and shareholder proposals), 9 (restrictions on acquisitions) and 10 (amendments).

Our bylaws may be amended by a majority of the board of directors or by the affirmative vote of a majority of the total shares entitled to vote in an election of directors, except that the affirmative vote of at least 75% of the total shares entitled to vote in an election of directors shall be required to amend, adopt, alter, change or repeal any provision inconsistent with certain specified provisions of the bylaws.

Louisiana Corporate Law

In addition to the provisions contained in our articles of incorporation, the Louisiana Business Corporation Law includes certain provisions applicable to Louisiana corporations, such as new Minden Bancorp, which may be deemed to have an anti-takeover effect. Such provisions include (i) rights of shareholders to receive the fair value of their shares of stock following a control transaction from a controlling person or group and (ii) requirements relating to certain business combinations.

The Louisiana Business Corporation Law provides that any person who acquires “control shares” will be able to vote such shares only if the right to vote is approved by the affirmative vote of at least a majority of both (1) all the votes entitled to be cast by shareholders and (2) all the votes entitled to be cast by shareholders excluding “interested shares”. “Control shares” is defined to include shares that would entitle the holder thereof, assuming the shares had full voting rights, to exercise voting power within any of the following ranges (a) 20% or more but less than one-third of all voting power; (b) one-third or more but less than a majority of all voting powers; or (c) a majority or more of all voting power. Any acquisition that would result in the ownership of control shares in a higher range would require an additional vote of shareholders. “Interested Shares” includes control shares and any shares held by an officer or employee director of the corporation. If the control shares are provided full voting rights, all shareholders have dissenters’ rights entitling them to receive the “fair cash value” of their shares, which shall not be less than the highest price paid per share to acquire the control shares.

The Louisiana Business Corporation Law defines a “Business Combination” generally to include (a) any merger, consolidation or share exchange of the corporation with an “Interested Shareholder” or affiliate thereof, (b) any sale, lease, transfer or other disposition, other than in the ordinary course of business, of assets equal to 10% or more of the market value of the corporation’s outstanding stock or of the corporation’s net worth to any Interested Shareholder or affiliate thereof in any 12-month period, (c) the issuance or transfer by the corporation of equity securities of the corporation with an aggregate market value of 5% or more of the total market value of the corporation’s outstanding stock to any Interested Shareholder or affiliate thereof, except in certain circumstances, (d) the adoption of any plan or proposal for the liquidation or dissolution of the corporation in which anything other than cash will be received by an Interested Shareholder or affiliate thereof, or (e) any reclassification of the corporation’s stock or merger which increases by 5% or more the ownership interest of the Interested Shareholder or any affiliate thereof. “Interested Shareholder” includes any person who beneficially owns, directly or indirectly, 10% or more of the corporation’s outstanding voting stock, or any affiliate thereof who had such beneficial ownership during the preceding two years, excluding in each case the corporation, its subsidiaries and their benefit plans.

Under the Louisiana Business Corporation Law, a business combination must be approved by any vote otherwise required by law or the articles of incorporation, and by the affirmative vote of at least each of the following: (1) 80% of the total outstanding voting stock of the corporation; and (2) two-thirds of the outstanding voting stock held by persons other than the Interested Shareholder. However, the supermajority vote requirement shall not be applicable if the Business Combination meets certain minimum price requirements and other procedural safeguards, or if the transaction is approved by the board of directors prior to the time that the Interested Shareholder first became an Interested Shareholder.

The Louisiana Business Corporation Law authorizes the board of directors of Louisiana business corporations to create and issue (whether or not in connection with the issuance of any of its shares or other securities) rights and options granting to the holders thereof (1) the right to convert shares or obligations into shares of any class, or (2) the right or option to purchase shares of any class, in each case upon such terms and conditions as new Minden Bancorp may deem expedient.

Anti-Takeover Effects of the Articles of Incorporation and Bylaws and the Louisiana Business Corporation Law

The foregoing provisions of the articles of incorporation and bylaws of new Minden Bancorp and Louisiana law could have the effect of discouraging an acquisition of new Minden Bancorp or stock purchases in furtherance of an acquisition, and could accordingly, under certain circumstances, discourage transactions which might otherwise have a favorable effect on the price of our common stock.

The board of directors believes that the provisions described above are prudent and will reduce vulnerability to takeover attempts and certain other transactions that are not negotiated with and approved by our board of directors. The board of directors believes that these provisions are in our best interests and the best interest of our shareholders. In the board of director’s judgment, the board of directors is in the best position to determine our true value and to negotiate more effectively for what may be in the best interests of shareholders. Accordingly, the board of directors believes that it is in our best interests and the best interest of our shareholders to encourage potential acquirors to negotiate directly with the board of directors and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the board of directors’ view that these provisions should not discourage persons from proposing a merger or other transaction at prices reflective of the true value of our stock and where the transaction is in the best interests of all shareholders.

Despite the board of directors’ belief as to the benefits to our shareholders of the foregoing provisions, these provisions also may have the effect of discouraging a future takeover attempt in which shareholders might receive a substantial premium for their shares over then current market prices and may tend to perpetuate existing management. As a result, shareholders who might desire to participate in such a transaction may not have an opportunity to do so. The board of directors, however, has concluded that the potential benefits of these provisions outweigh their possible disadvantages.

Regulatory Restrictions

The Change in Bank Control Act provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a savings institution unless the Office of Thrift Supervision has been given 60 days’ prior written notice. The Home Owners’ Loan Act provides that no company may acquire “control” of a savings institution without the prior approval of the Office of Thrift Supervision. Any company that acquires such control becomes a thrift holding company subject to registration, examination and regulation by the Office of Thrift Supervision. Pursuant to federal regulations, control of a savings institution is conclusively deemed to have been acquired by, among other things, the acquisition of more than 25% of any class of voting stock of the institution or the ability to control the election of a majority of the directors of an institution. Moreover, control is presumed to have been acquired, subject to rebuttal, upon the acquisition of more than 10% of any class of voting stock, or of more than 25% of any class of stock, of a savings institution where certain enumerated “control factors” are also present in the acquisition. The Office of Thrift Supervision may prohibit an acquisition if (a) it would result in a monopoly or substantially lessen competition, (b) the financial condition of the acquiring person might jeopardize the financial stability of the institution, or (c) the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or of the public to permit the acquisition of control by such person. The foregoing restrictions do not apply to the acquisition of a savings institution’s capital stock by one or more tax-qualified employee stock benefit plans, provided that the plan or plans do not have beneficial ownership in the aggregate of more than 25% of any class of equity security of the savings institution.

During the conversion and offering and for three years following the conversion and offering, Office of Thrift Supervision regulations prohibit any person from acquiring, either directly or indirectly, or making an offer to acquire more than 10% of the stock of any converted savings institution, such as MBL Bank, without the prior written approval of the Office of Thrift Supervision, except for:

●	any offer with a view toward public resale made exclusively to the institution or to underwriters or a selling group acting on its behalf;

●	offers that if consummated would not result in the acquisition by such person during the preceding 12-month period of more than 1% of such stock;

●	offers in the aggregate for up to 24.9% by the employee stock ownership plan or other tax-qualified plans of new Minden Bancorp or MBL Bank; and

●
an offer to acquire or acquisition of beneficial ownership of more than 10% of the common stock of the savings institution by a corporation whose ownership is or will be substantially the same as the ownership of the savings institution, provided that the offer or acquisition is made more than one year following the date of completion of the conversion and reorganization.

Such prohibition also is applicable to the acquisition of new Minden Bancorp’s common stock. In the event that any person, directly or indirectly, violates this regulation, the securities beneficially owned by such person in excess of 10% shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matters submitted to a vote of shareholders. The definition of beneficial ownership for this regulation extends to persons holding revocable or irrevocable proxies for an institution’s stock under circumstances that give rise to a conclusive or rebuttable determination of control under Office of Thrift Supervision regulations.

In addition to the foregoing, the plan of conversion and reorganization prohibits any person, prior to the completion of the conversion and offering, from offering, or making an announcement of an intent to make an offer, to purchase subscription rights or common stock.

DESCRIPTION OF NEW MINDEN BANCORP CAPITAL STOCK

General

We are authorized to issue 50,000,000 shares of capital stock, of which 40,000,000 are shares of common stock, par value $.01 per share and 10,000,000 are shares of preferred stock, par value $.01 per share. We currently expect to issue in connection with the conversion and offering up to a maximum of 2,551,077 shares of common stock, including exchange shares issued to current shareholders of Minden Bancorp and no shares of preferred stock. Each share of our common stock issued in the conversion and offering will have the same relative rights as, and will be identical in all respects with, each other share of common stock issued in the conversion and offering. Upon payment of the purchase price of $10.00 per share for the common stock in accordance with the plan of conversion and reorganization, all such stock will be duly authorized, fully paid and nonassessable based on the laws and regulations in effect as of the date of consummation of the conversion and offering.

Our common stock will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC.

Common Stock

Dividends. We can pay dividends if, as and when declared by our board of directors, subject to compliance with limitations which are imposed by law. See “We Intend to Continue to Pay Quarterly Cash Dividends.” The holders of our common stock will be entitled to receive and share equally in such dividends as may be declared by our board of directors out of funds legally available therefor. If we issue preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. Upon completion of the conversion and offering, the holders of our common stock will possess exclusive voting rights in new Minden Bancorp. They will elect our board of directors and act on such other matters as are required to be presented to them under Louisiana law or our articles of incorporation or as are otherwise presented to them by the board of directors. Except as discussed in “Restrictions on Acquisitions of New Minden Bancorp and MBL Bank and Related Anti-Takeover Provisions,” each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If we issue preferred stock, holders of the preferred stock may also possess voting rights.

Liquidation. In the event of any liquidation, dissolution or winding up of MBL Bank, new Minden Bancorp, as the sole holder of the bank’s capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of MBL Bank, including all deposit accounts and accrued interest thereon, and after distribution of the balance in the special liquidation account to eligible account holders and supplemental eligible account holders (see “The Conversion and Offering – Liquidation Rights”), all assets of MBL Bank available for distribution. In the event of any liquidation, dissolution or winding up of new Minden Bancorp, the holders of our common stock would be entitled to receive, after payment or provision for payment of all our debts and liabilities, all of the assets of the company available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of our common stock in the event of liquidation or dissolution.

Preemptive Rights. Holders of our common stock will not be entitled to preemptive rights with respect to any shares which may be issued in the future. Our common stock is not subject to any required redemption.

Preferred Stock

None of the shares of our authorized preferred stock will be issued in the conversion and offering. Such stock may be issued with such preferences and designations as the board of directors may from time to time determine. Our board of directors can, without shareholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control. Notwithstanding the foregoing, new Minden Bancorp will not offer shares of preferred stock to directors and officers or five percent (5%) or greater shareholders of new Minden Bancorp except on terms that are the same as offered to existing shareholders or to prospective investors.

Transfer Agent and Registrar and Exchange Agent

The transfer agent and registrar and exchange agent for the common stock of new Minden Bancorp is Registrar and Transfer Company.

EXPERTS

The consolidated financial statements of Minden Bancorp, Inc. as of and for the years ended December 31, 2009 and 2008 have been audited by Heard, McElroy & Vestal, LLP, an independent registered public accounting firm, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

RP Financial has consented to the publication in this document of the summary of its report to Minden Bancorp, Minden Mutual Holding Company and MBL Bank setting forth its opinion as to the estimated pro forma market value of the common stock to be outstanding upon completion of the conversion and offering and its opinion with respect to subscription rights.

LEGAL AND TAX OPINIONS

The legality of the common stock and the federal income tax consequences of the conversion and offering has been passed upon for new Minden Bancorp, Minden Bancorp, Minden Mutual Holding Company and MBL Bank by Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C., special counsel to Minden Bancorp, Minden Mutual Holding Company and MBL Bank. Heard, McElroy & Vestal, LLP has provided an opinion to us regarding the Louisiana income tax consequences of the conversion and offering to new Minden Bancorp, Minden Bancorp, Minden Mutual Holding Company and MBL Bank. Certain legal matters will be passed upon for Sandler O’Neill & Partners, L.P. by Kilpatrick Stockton LLP, Washington, D.C.

REGISTRATION REQUIREMENTS

In connection with the conversion and offering, Minden Bancorp will register its common stock with the Securities and Exchange Commission under Section 12(b) of the Securities Exchange Act of 1934, and, upon such registration, new Minden Bancorp and the holders of its stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% shareholders, the annual and periodic reporting requirements and certain other requirements of the Securities Exchange Act of 1934. New Minden Bancorp has undertaken that it will not terminate such registration for a period of at least three years following the conversion and offering.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

New Minden Bancorp has filed with the Securities and Exchange Commission a Registration Statement on Form S-1 under the Securities Act of 1933 with respect to the shares of its common stock offered in this document. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the Registration Statement. Such information can be examined without charge at the public reference facilities of the Securities and Exchange Commission located at 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the Securities and Exchange Commission at prescribed rates. The public may obtain more information on the operations of the public reference room by calling 1-800-SEC-0330. The registration statement also is available through the Securities and Exchange Commission’s world wide web site on the Internet at http://www.sec.gov.

Minden Mutual Holding Company has filed an application with respect to the conversion and offering with the Office of Thrift Supervision. This prospectus omits certain information contained in that application. The application may be examined at the principal office of the Office of Thrift Supervision, 1700 G Street, N.W., Washington, D.C. 20552, and at the Western Regional Office of the Office of Thrift Supervision located at 225 East John Carpenter Freeway, Suite 500, Irving, Texas 75062.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Financial Statements of Minden Bancorp and Subsidiaries	Page No.
Report of Heard, McElroy & Vestal, LLP	F-2
Consolidated Financial Statements:
Consolidated Balance Sheets as of June 30, 2010 (unaudited) and December 31, 2009 and 2008	F- 3
Consolidated Statements of Income for the six months ended June 30, 2010 and 2009 (unaudited) and for the years ended December 31, 2009 and 2008	F- 5
Consolidated Statements of Changes in Stockholders’ Equity for the six months ended June 30, 2010 and 2009 (unaudited) and for the years ended December 31, 2009 and 2008	F- 6
Consolidated Statements of Cash Flows for the six months ended June 30, 2010 and 2009 (unaudited) and for the years ended December 31, 2009 and 2008	F- 7
Notes to Consolidated Financial Statements	F- 9

All financial statement schedules are omitted because the required information either is not applicable or is shown in the financial statements or in the notes thereto.

The registrant, Minden Bancorp, Inc., a Louisiana corporation, is in organization and has not yet commenced operations to date; accordingly, the financial statements of the registrant have been omitted because of their immateriality.

Certified Public Accountants

333 Texas Street, Suite 1525
Shreveport, Louisiana 71101
318-429-1525 Phone ● 318-429-2070 Fax

The Board of Directors
Minden Bancorp, Inc. and Subsidiaries
Minden, Louisiana

Report of Independent Registered Public Accounting Report

We have audited the accompanying consolidated balance sheets of Minden Bancorp, Inc. and Subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of income, equity, and cash flows for the years then ended.  These consolidated financial statements are the responsibility of the Bank’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Minden Bancorp, Inc. and Subsidiaries as of December 31, 2009 and 2008, and the consolidated results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

February 20, 2010
Shreveport, Louisiana

MINDEN BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(in thousands, except shares and per share)

	June 30, 2010	December 31,
		2009	2008
	(Unaudited)
ASSETS

Cash and noninterest-bearing deposits	$2,540	$3,190	$3,806
Interest-bearing demand deposits	271	774	1,922
Federal funds sold	13,900	29,550	16,875
Total cash and cash equivalents	16,711	33,514	22,603

Investment securities:
Securities held-to-maturity (fair value of $155-2010, $168-2009 and $0-2008)	153	166	595
Securities available-for-sale, at fair value	47,752	50,630	48,887
First National Banker’s Bank stock, at cost	210	210	210
Federal Home Loan Bank stock, at cost	239	238	238
Loans, net of allowance for loan losses of $1,005- 2010, $1,001-2009 and $1,000-2008	125,603	117,064	111,313
Accrued interest receivable	769	739	893
Premises and equipment, net	5,689	5,820	6,203
Other real estate owned	438	130	–
Prepaid and other assets	2,029	2,347	1,956
Total assets	$199,593	$210,858	$192,898

The accompanying notes are an integral part of the financial statements.

MINDEN BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (CONTINUED)
(in thousands, except shares and per share)

	June 30, 2010	December 31,
		2009	2008
	(Unaudited)
LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES:
Deposits:
Noninterest-bearing	$19,850	$30,830	$26,672
Interest-bearing	155,276	156,936	144,681
Total deposits	175,126	187,766	171,353
Accrued interest payable	315	364	599
Other liabilities	841	826	843
Total liabilities	176,282	188,956	172,795
COMMITMENTS AND CONTINGENT LIABILITIES

STOCKHOLDERS’ EQUITY:
Preferred stock-$.01 par value; authorized 1,000,000 shares; none issued-no rights/preferences set by board	–	–	–
Common stock-$.01 par value; authorized 4,000,000 shares; 1,454,750 shares issued and 1,365,316 shares-2010, 1,365,316 shares-2009 and 1,364,991 shares-2008 outstanding	15	15	15
Additional paid-in capital	16,567	16,572	16,497
Retained earnings	8,307	7,314	7,420
Accumulated other comprehensive income	457	82	(1,739)
	25,346	23,983	22,193
Unearned common stock held by Management Recognition and Retention Plan (MRRP) (6,100 shares-2010, 7,408 shares-2009 and 7,632 shares-2008)	(62)	(78)	(23)
Unallocated common stock held by ESOP (10,474-2010, 13,092 shares-2009 and 18,329 shares-2008 unreleased)	(125)	(155)	(212)
Treasury stock-at cost (89,434 shares-2010 and 2009 and 89,759-2008)	(1,848)	(1,848)	(1,855)
Total stockholders’ equity	23,311	21,902	20,103
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$199,593	$210,858	$192,898

The accompanying notes are an integral part of the financial statements.

MINDEN BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share)

	Six Months Ended		Years Ended
	June 30, 2010	June 30, 2009	December 31, 2009	December 31, 2008
	(Unaudited)	(Unaudited)
INTEREST AND DIVIDEND INCOME:
Loans, including fees	$3,775	$3,758	$7,565	$7,301
Investments-taxable:
Securities	379	436	765	697
Mortgage-backed securities	185	277	497	601
Other	25	10	37	190
Total interest income	4,364	4,481	8,864	8,789
INTEREST EXPENSE:
Interest-bearing demand deposits and savings	220	307	582	506
Certificate of deposits	726	990	1,865	2,699
Interest on borrowed funds	–	–	–	90
Total interest expense	946	1,297	2,447	3,295
Net interest income	3,418	3,184	6,417	5,494
Provision for loan losses	60	30	60	210
Net interest income after provision for loan losses	3,358	3,154	6,357	5,284
NONINTEREST INCOME:
Customer service fees	333	296	616	584
Gain (loss) on sale of assets	–	70	73	(13)
Impairment charge on investment security	–	–	(2,822)	–
Insurance commission income (insurance agency)	–	–	–	315
Other operating income	34	102	76	146
Total noninterest income	367	468	(2,057)	1,032
NONINTEREST EXPENSE:
Salaries and benefits	1,133	1,158	2,356	2,424
Occupancy expense	371	405	732	852
Expense of foreclosed real estate	6	–	–	–
FDIC deposit insurance	151	190	317	93
Computer department expenses	74	67	144	145
Professional and supervisory fees	80	93	180	190
Other operating expense	217	268	461	592
Total noninterest expense	2,032	2,181	4,190	4,296
Income before income taxes (benefit)	1,693	1,441	110	2,020
Income tax expense (benefit)	576	451	(27)	695
Net income	$1,117	$990	$137	$1,325

Earnings per share (EPS)-basic	$0.83	$0.74	$0.10	$0.99
Diluted EPS	$0.79	$0.70	$0.10	$0.93

The accompanying notes are an integral part of the financial statements.

MINDEN BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY
(in thousands, except per share)

	Common	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income	Unearned MRRP	Unearned ESOP	Treasury Stock	Total
Balance December 31, 2007	$15	$16,423	$6,322	$38	$–	$(266)	$(1,731)	$20,801
Net Income	–	–	1,325	–	–	–	–	1,325
Change in net unrealized gain on securities available for sale, net of taxes and reclassification adjustment ($915)	–	–	–	(1,776)				(1,776)
Total Comprehensive income								(451)

MRRP shares awarded	–	23	–	–	–	–	–	23
Dividends (.39 per share)-	–	–	(227)	–	–	–	–	(227)
Amortization of awards under MRRP-net of release of MRRP/ESOP	–	51	–	–	–	–		51
Unearned MRRP/ESOP	–	–	–	–	(23)	54		31
Treasury stock purchased	–	–	–	–	–	–	(124)	(124)
Balance December 31, 2008	15	16,497	7,420	(1,738)	(23)	(212)	(1,855)	20,104
Net Income	–	–	137	–	–	–	–	137
Change in net unrealized gain on securities available for sale, net of taxes and reclassification adjustment ($938)	–	–	–	1,820				1,820
Total Comprehensive income								1,957
MRRP shares awarded	–	59	–	–	–	–	–	59
Dividends (.43 per share)	–	–	(243)	–	–	–	–	(243)
Amortization of awards under	–
MRRP–net of release of MRRP/ESOP	–	16	–	–	–	–		16
Unearned MRRP/ESOP	–	–	–	–	(55)	57		2
Treasury stock sold	–	–	–	–	–	–	7	7
Balance December 31, 2009	15	16,572	7,314	82	(78)	(155)	(1,848)	21,902
Net Income	–	–	1,117	–	–	–	–	1,117
Change in net unrealized gain on securities available for sale, net of taxes and reclassification adjustment ($193)	–	–	–	375				375
Total Comprehensive income								1,492

MRRP shares awarded	–	–	–	–	–	–	–	–
Dividends (.11 per share)	–	–	(124)	–	–	–	–	(124)
Amortization of awards under	–
MRRP–net of release of
MRRP/ESOP	–	(5)	–	–	–	–		(5)
Unearned MRRP/ESOP	–	–	–	–	16	30		46
Treasury stock purchased	–	–	–	–	–	–	–	–
Balance June 30, 2010	$15	$16,567	$8,307	$457	$(62)	$(125)	$(1,848)	$23,311

The accompanying notes are an integral part of the financial statements.

MINDEN BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Six Months Ended		Years Ended
	June 30, 2010	June 30, 2009	December 31, 2009	December 31, 2008
	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,117	$990	$137	$1,325
Adjustments to reconcile net income to net
cash provided by operating activities:
Provision for loan losses	60	30	60	210
Depreciation and amortization	154	170	341	399
Impairment charge on investment security	–	–	2,822	–
Deferred income taxes	1	106	(953)	6
MRRP and other expenses	40	39	79	91
Stock dividends	(1)	–	–	(12)
Net amortization (accretion) of securities	49	225	(578)	(433)
(Gain) loss on sale of assets	1	–	(72)	13
Loans held for sale–originated	(2,604)	–	–	–
Loans held for sale–sold	2,604	–	–	–
(Increase) decrease in prepaid expenses and accrued income	74	484	(709)	(274)
Increase (decrease) in interest payable and other liabilities	(62)	(173)	(202)	33
Total adjustments	316	881	788	33
Net cash provided by operating activities	1,433	1,871	925	1,358

CASH FLOWS FROM INVESTING ACTIVITIES:
Maturities and paydowns of securities available for sale	6,561	16,336	33,925	14,185
Purchase of securities available for sale	(3,145)	(6,850)	(35,278)	(41,462)
Maturities and paydowns of securities held to maturity	14	415	430	245
Net (increase) decrease in loans	(8,908)	(8,395)	(5,821)	(22,616)
Purchase of premises and equipment, net	(24)	48	(12)	(72)
Proceeds from sale of FHLB stock and other	30	–	361	120
Proceeds from sale of land	–	–	211	324
Net cash provided (used) by investing activities	(5,472)	1,554	(6,184)	(49,276)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in deposits	(12,640)	(12,897)	16,413	75,864
Net increase (decrease) in advances from FHLB	–		–	(6,600)
Treasury stock decrease	–	7	–	(124)
Dividends paid	(124)	(119)	(243)	(227)
(Decrease) in federal funds purchased	–		–	(2,825)
Net cash provided (used) by financing activities	(12,764)	(13,009)	16,170	66,088

The accompanying notes are an integral part of the financial statements.

MINDEN BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
(in thousands)

	Six Months Ended		Years Ended
	June 30, 2010	June 30, 2009	December 31, 2009	December 31, 2008
	(Unaudited)	(Unaudited)
Net increase (decrease) in cash and cash equivalents	(16,803)	(9,584)	10,911	18,170
Cash and cash equivalents at beginning of period	33,514	22,603	22,603	4,433
Cash and cash equivalents at end of period	$16,711	$13,019	$33,514	$22,603

Supplemental disclosures:
Interest paid on deposits and borrowed funds	$994	$1,477	$2,682	$3,597
Income taxes paid	$568	$417	$1,079	$654

Noncash investing and financing activities:
Transfer of loans to real estate owned	$309	$36	$130	$–
Increase (decrease) in unrealized gain (loss) on securities available for sale	$569	$362	$2,758	$(2,577)

The accompanying notes are an integral part of the financial statements.

MINDEN BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2010 (UNAUDITED) AND DECEMBER 31, 2009 AND 2008

1.	Summary of Significant Accounting Policies

          Minden Bancorp, Inc. is a savings and loan holding company (the “Company”) established in 2001. MBL Bank (the “Bank”) is the wholly-owned subsidiary of the Company. In 2006, the Company purchased Woodard Walker Insurance “WWI” Agency and sold WWI in 2009. The Company’s significant assets and business activity are its investments in the Bank and WWI. All intercompany transactions have been eliminated in consolidation of Minden Bancorp, Inc., MBL Bank, Minden Service, Inc. and WWI. The Bank moved to its new main location at 100 MBL Bank Drive off Homer Road on March 19, 2007. The Bank accepts customer demand, savings, and time deposits and provides residential mortgages, commercial mortgages, consumer and business loans to customers. The Bank is subject to the regulations of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities. The Bank formed Minden Service, Inc. “MSI” as a wholly-owned subsidiary. MSI’s sole purpose is to hold real estate for the Bank to use for further expansion.

          On December 11, 2001, the Board of Directors of Minden Building and Loan Association, a Louisiana chartered building and loan association, which changed its name to MBL Bank in 2007, adopted a plan of reorganization pursuant to which the Association converted to stock form and became the wholly-owned subsidiary of the Company. In connection with the reorganization, the Company became a majority owned (55%) subsidiary of Minden Mutual Holding Company. The conversion to stock form has a remaining step to convert to 100% stock form. (See Note 21).

          Inclusion of Unaudited Information. The financial information included herein as of June 30, 2010 and for the interim periods ended June 30, 2010 and 2009 is unaudited. However, in management’s opinion, the information reflects all normal, recurring adjustments that are necessary for a fair presentation. The results shown for the six months ended June 30, 2010 and 2009 are not necessarily indicative of the results to be obtained for a full year.

          Use of Estimates. In preparing financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP), management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, and the valuation of foreclosed real estate, deferred tax assets and trading activities.

          Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for credit losses on loans, fair value of financial instruments, and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for losses on credits and foreclosed real estate, management obtains independent appraisals for significant properties. While management uses available information to recognize losses on credits, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowances for losses on credits and foreclosed real estate. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowances for credit losses on loans may change materially in the future.

          Significant Group Concentrations of Credit Risk. Most of the Bank’s activities are with customers located within Webster Parish, Louisiana. Note 2 to the financial statements summarizes the types of investment securities in which the Bank makes investments, and Note 3 summarizes the types of loans included in the Bank’s loan portfolio. The Bank does not have any significant concentrations to any one industry or customer.

MINDEN BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2010 (UNAUDITED) AND DECEMBER 31, 2009 AND 2008

1.	Summary of Significant Accounting Policies (Continued)

          Cash and Cash Equivalents. For purposes of the statements of cash flows, cash and cash equivalents include cash and balances due from banks, federal funds sold and interest-bearing deposits at other banks, all of which mature within ninety days.

          Interest-Bearing Deposits in Banks. Interest-bearing deposits in banks mature within one year and are carried at cost.

          Investment Securities. Management determines the appropriate classification of securities at the time of purchase. If management has the positive intent and ability to hold investments in bonds, notes, and debentures until maturity, they are classified as held to maturity and carried at cost, adjusted for amortization of premiums and accretion of discounts which are recognized in interest income using the effective interest method over the period to maturity. Securities to be held for indefinite periods of time yet not intended to be held to maturity or on a long-term basis are classified as securities available for sale and carried at fair value. Unrealized gains and losses on securities available for sale which have been reported as direct increases or decreases in stockholders’ equity, net of related deferred tax effects, are accounted for as other comprehensive income. The cumulative changes in unrealized gains and losses on such securities are accounted for in accumulated other comprehensive income as part of stockholders’ equity. Gains and losses on the sale of securities available for sale are determined using the specific-identification method. Other-than-temporary impairments of debt securities is based upon the guidance as follows (a) if a company does not have the intent to sell a debt security prior to recovery and (b) it is more likely than not that it will not have to sell the debt security prior to recovery, the security would not be considered other-than-temporarily impaired unless there is a credit loss. When an entity does not intend to sell the security, and it is more likely than not, the entity will not have to sell the security before recovery of its cost basis, it will recognize the credit component of an other-than-temporary impairment of a debt security in earnings and the remaining portion in other comprehensive income. For held-to-maturity debt securities, the amount of an other-than-temporary impairment recorded in other comprehensive income for the noncredit portion of a previous other-than-temporary impairment should be amortized prospectively over the remaining life of the security on the basis of the timing of future estimated cash flows of the security.

          Mortgage-Backed Securities. Mortgage-backed securities represent participating interests in pools of long-term first mortgage loans originated and serviced by issuers of the securities. Mortgage-backed securities are carried at unpaid principal balances, adjusted for unamortized premiums and unearned discounts. Premiums and discounts are amortized using the interest method over the remaining period to contractual maturity. Management intends and has the ability to hold such securities to maturity that are classified held to maturity. The cost of securities called is determined using the specific identification method.

          Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

          Loans. The Bank grants mortgage, business and consumer loans to customers. A substantial portion of the loan portfolio is represented by mortgage loans secured by properties throughout Webster Parish, Louisiana and the surrounding parishes. The ability of the Bank’s debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area.

MINDEN BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2010 (UNAUDITED) AND DECEMBER 31, 2009 AND 2008

1.	Summary of Significant Accounting Policies (Continued)

          Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff generally are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees for costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method over the contractual life of the loan.

          The accrual of interest on mortgage, commercial real estate and commercial business, and consumer loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. Past due status is based upon contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

          All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured or, when the loan becomes well secured and in the process of collection.

          Allowance for Loan Losses. The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses not associated with a related valuation reserve are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information become available.

          A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for business and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

          Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures.

          Credit Related Financial Instruments. In the ordinary course of business, the Bank has entered into commitments to extend credit, including commitments under commercial letters of credit and standby letters of credit. Such financial instruments are recorded when they are funded.

MINDEN BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2010 (UNAUDITED) AND DECEMBER 31, 2009 AND 2008

1.	Summary of Significant Accounting Policies (Continued)

          Other Real Estate Owned. Other real estate owned represents properties acquired through foreclosure or acceptance of a deed in lieu of foreclosure on loans on which the borrowers have defaulted as to payment of principal and interest. These properties are carried at the lower of cost of acquisition or the asset’s fair value, less estimated selling costs. Reductions in the balance at the date of acquisition are charged to the allowance for loan losses. Any subsequent write-downs to reflect current fair value are charged to noninterest expense. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets.

          Premises and Equipment. Premises and equipment are stated at cost less accumulated depreciation. The Bank records depreciation on property and equipment using accelerated and straight-line methods with lives ranging from 5 to 15 years on furniture, fixtures and equipment and to 40 years on the building.

          Income Taxes. The company files a consolidated federal income tax return with its subsidiaries. Income taxes and benefits are generally allocated based on each subsidiary’s contribution to the total federal tax liability. Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and give current recognition to changes in tax rates and laws.

          Advertising Costs. Advertising costs are expensed as incurred. Such costs (in thousands) amounted to approximately $20 and $13 for the six months ended June 30, 2010 and 2009 (unaudited), and $29 and $46 for the years ended December 31, 2009 and 2008, respectively, and are included in other operating expense.

          Stock Compensation. The cost of employee services received in exchange for stock options and stock grants (RRP) is measured using the fair value of the award on the grant date and is recognized over the service period, which is usually the vesting period.

          Treasury Stock. Common stock shares repurchased are recorded as treasury stock at cost. Shares of treasury stock are not deemed outstanding for earnings per share calculations.The repurchases of shares of common stock were undertaken primarily in order to enhance shareholder value. All shares of treasury stock will be cancelled in connection with the consummation of the conversion.

          Earnings per share. Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional potential common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company related solely to outstanding stock options and are determined using the treasury stock method.

          Reclassifications. Certain accounts in the prior year financial statements have been reclassified for comparative purposes to conform to the presentation in the current year financial statements.

          Comprehensive Income (Loss). Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

MINDEN BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2010 (UNAUDITED) AND DECEMBER 31, 2009 AND 2008

1.	Summary of Significant Accounting Policies (Continued)

          Recent Accounting Pronouncements. In June 2009, the FASB issued Accounting Standards Update (“ASU”) No. 2009-01, Topic 105 – Generally Accepted Accounting Principles amendments based on Statement of Financial Accounting Standards No. 168 – The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles. ASU 2009-01 amends the ASC for the issuance of FASB Statement (“SFAS”) No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles. ASU 2009-1 includes SFAS 168 in its entirety, including the accounting standards update instructions contained in Appendix B of the Statement. The ASC became the source of authoritative U.S. generally accepted accounting principles (“GAAP”) recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the Securities and Exchange Commission (“SEC”) under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. As of the effective date of this Statement, September 15, 2009, the ASC supersedes all then-existing non-SEC accounting and reporting standards. All other non-grandfathered non-SEC accounting literature not included in the ASC is no longer authoritative. This Statement became effective for the Company’s financial statements beginning in the interim period ended September 30, 2009.

          In April 2009, the FASB issued guidance under ASC Topic 825. The guidance requires disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. This guidance was adopted for interim reporting periods ending after June 15, 2009.

          The FASB will no longer issue new standards in the form of Statements, FASB Staff Positions, or Emerging Issues Task Force (“EITF”) Abstracts. Instead, it now issues Accounting Standards Updates. The FASB does not consider Accounting Standards Updates as authoritative in their own right. Accounting Standards Updates serve only to update the ASC, provide background information about the guidance, and provide the bases for conclusions on the change (s) in the ASC. FASB Statement No. 162, The Hierarchy of Generally Accepted Accounting Principles, which became effective on November 13, 2008, identified the sources of accounting principles and the framework for selecting the principles used in preparing the financial statements of nongovernmental entities that are presented in conformity with GAAP. SFAS 162 arranged these sources of GAAP in a hierarchy for users to apply accordingly. Upon becoming effective, all of the content of the ASC carries the same level of authority, effectively superseding SFAS 162. In other words, the GAAP hierarchy has been modified to include only two levels of GAAP: authoritative and non-authoritative. As a result, this Statement replaces SFAS 162 to indicate this change to the GAAP hierarchy. The adoption of the ASC and ASU 2009-01 did not have any effect on the Bank’s results of operations or financial position. All references to accounting literature included in the notes to the financial statements have been changed to reference the appropriate sections of the ASC.

          In January 2010, the FASB issued Accounting Standards Update No. 2010-06, Fair Value Measurements and Disclosures (Topic 820) – Improving Disclosures about Fair Value Measurements. ASU 2010-06 amends Subtopic 820-10 with new disclosure requirements and clarification of existing disclosure requirements. New disclosures required include the amount of significant transfers in and out of levels 1 and 2 fair value measurements and the reasons for the transfers. In addition, the reconciliation for level 3 activity will be required on a gross rather than net basis. The ASU provides additional guidance related to the level of disaggregation in determining classes of assets and liabilities and disclosures about inputs and valuation techniques. The amendments are effective for annual or interim reporting periods beginning after December 15, 2009, except for the requirement to provide the reconciliation for level 3 activity on a gross basis which will be effective for fiscal years beginning after December 15, 2010.

MINDEN BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2010 (UNAUDITED) AND DECEMBER 31, 2009 AND 2008

2.	Investment Securities

         Securities held-to-maturity (in thousands) consist of the following at June 30, 2010 and December 31, 2009 and 2008:

	June 30, 2010 (unaudited)
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Market Value
GNMA	$8	$–	$–	$8
FNMA	119	2	–	121
FHLMC	26	–	–	26
	$153	$2	$–	$155

	December 31, 2009
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Market Value
GNMA	$27	$–	$–	$27
FNMA	130	2	–	132
FHLMC	9	–	–	9
	$166	$2	$–	$168

	December 31, 2008
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Market Value
GNMA	$32	$–	$1	$31
FNMA	153	2	1	154
FHLMC	10	–	–	10
Certificates of deposit	400	–	–	400
	$595	$2	$2	$595

          Securities available-for-sale (in thousands) consist of the following:

	June 30, 2010 (unaudited)
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Asset Management Funds (AMF)	$7,283	$110	$–	$7,393
FHLMC Voting Common Stock	11	–	4	7
Municipals	230	7	–	237
Agency Bonds (FNMA/FHLB)	25,666	290	–	25,956
FNMA ARM pools	5,094	93	4	5,183
FHLMC ARM pools	1,984	54	–	2,038
GNMA ARM pools	6,790	148	–	6,938
	$47,058	$702	$8	$47,752

MINDEN BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2010 (UNAUDITED) AND DECEMBER 31, 2009 AND 2008

2.	Investment Securities (Continued)

	December 31, 2009
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Asset Management Funds	$7,780	$–	$–	$7,780
FHLMC Voting Common Stock	11	5	–	16
Municipals	230	10	–	240
Agency Bonds (FNMA/ FHLB)	28,608	6	86	28,528
FNMA ARM pools	4,360	39	10	4,389
FHLMC ARM pools	2,218	26	3	2,241
GNMA ARM pools	7,299	137	–	7,436
	$50,506	$223	$99	$50,630

	December 31, 2008
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Asset Management Funds	$10,851	$–	$2,822	$8,029
FHLMC Voting Common Stock	11	–	3	8
Municipals	230	6	–	236
U.S. Treasury bills and notes	30,517	312	–	30,829
FNMA ARM pools	5,121	18	81	5,058
FHLMC ARM pools	2,790	17	35	2,772
GNMA ARM pools	2,001	–	46	1,955
	$51,521	$353	$2,987	$48,887

          The amortized cost and fair value (in thousands) of investment securities at June 30, 2010 (unaudited), by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
One year or less	$7,293	$7,400	$–	$–
After 1 year thru 5 years	26,031	26,328	24	24
After 5 years thru 10 years	2,075	2,104	60	60
After 10 years	11,659	11,920	69	69
	$47,058	$47,752	$153	$153

          At June 30, 2010 (unaudited), investment securities with a financial statement carrying amount (in thousands) of $26,525 were pledged to secure public and private deposits. No gain or loss was recognized on investments in for the six months ended June 30, 2010, in the years ended December 31, 2009 or 2008. Maturities and calls are detailed on the statement of cash flows.

MINDEN BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2010 (UNAUDITED) AND DECEMBER 31, 2009 AND 2008

2.	Investment Securities (Continued)

          Information pertaining to securities with gross unrealized losses (in thousands) at June 30, 2010, December 31, 2009 and 2008, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

	Less than 12 Months		12 Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
June 30, 2010 (unaudited):
Federal agencies	$7	$4	$–	$–	$7	$4
Mortgage backed securities	–	–	331	4	331	4
	$7	$4	$331	$4	$338	$8

December 31, 2009:
Federal agencies	$12,963	$86	$–	$–	$12,963	$86
Mortgage backed securities	140	–	1,469	13	1,608	13
	$13,103	$86	$1,469	$13	$14,571	$99

December 31, 2008:
Federal agencies	$2,293	$49	$5,694	$117	$7,987	$165
AMF	–	–	8,029	2,822	8,029	2,822
	$2,293	$49	$13,723	$2,939	$16,016	$2,987

          Management evaluates securities for other-than-temporary impairment on a monthly basis. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

          The majority of these securities are guaranteed directly by the U.S. Government or other U.S. government agencies. These unrealized losses relate principally to current interest rates for similar types of securities. In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and the results of reviews of the issuer’s financial condition. As management has the ability to hold debt securities until maturity, or for the foreseeable future if classified as available-for-sale, no declines are deemed to be other-than-temporary. The Company also has a significant investment in a mutual fund, the Shay Asset Fund (“the Fund”) that invests in short-term adjustable-rate mortgage-backed securities. Management believed in 2008 that the estimated fair value of the mutual fund is also primarily dependent upon the movement in market interest rates. Although the investment in the mutual fund is classified as available for sale, the Company has the intent and ability to hold the Fund until the fair value increases and does not intend to sell it at a loss. Based on the above, management as of December 2008 believed that the unrealized losses were temporary. The determination of whether a decline in market value is temporary is necessarily a matter of subjective judgment. The timing and amount of any realized losses reported in the Company’s financial statements could vary if conclusions other than those made by management were to determine whether an other-than-temporary impairment exists.

MINDEN BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2010 (UNAUDITED) AND DECEMBER 31, 2009 AND 2008

2.	Investment Securities (Continued)

          During the third quarter of 2009, management determined that the Fund’s decline in market value was other-than-temporary impairment (OTTI) and recorded a write down of $2,822. Due to the credit loss existing in the Fund and based upon the Fund not gaining significant market increases over the past year to year and a half and various other factors the credit was determined to be OTTI. The account cost balance (in thousands) of $10,851 was written down to $8,029 in 2009 and that value became the new cost value of the Fund. The Fund has restricted cash withdrawals (in thousands) to $250 per quarter. The Bank withdrew (in thousands) $250 in 2009 and $500 in 2010. Regulatory agencies were advised of the impairment. Management will continue to evaluate this investment.

3.	Loans and Allowance for Loan Losses

 The composition of the Company’s loan portfolio (in thousands) at June 30, 2010 (unaudited) and December 31, 2009 and 2008, consisted of the following:
	2010	2009	2008
First mortgage conventional loans:
Secured by one-to-four-family residences	$55,455	$54,363	$51,192
Commercial real estate	19,356	17,946	15,493
Commercial, other than real estate	12,699	10,190	12,163
Land	10,980	10,929	8,824
Consumer loans (including overdrafts of $77, $33 and $32)	12,182	12,688	11,055
Loans secured by deposits	12,447	8,706	11,489
Construction loans	5,134	4,129	3,262
Total	128,253	118,952	113,478
Less: Allowance for loan losses	(1,005)	(1,001)	(1,000)
Unfunded construction loan commitments	(1,645)	(887)	(1,165)
Loans, net	$125,603	$117,064	$111,313

 Changes in the allowance for loan losses (in thousands) for the six months ended June 30, 2010 and 2009 (unaudited) and the years ended December 31, 2009 and 2008 are summarized as follows:
	June 30,		December 31,
	2010	2009	2009	2008
Balance, beginning of period	$1,001	$1,000	$1,000	$936
Provision for loan losses	60	30	60	210
Recoveries	15	14	5	18
Loans charged off	(71)	(23)	(64)	(164)

Balance, end of period	$1,005	$1,021	$1,001	$1,000

          The Company charges a flat rate for the origination or assumption of a loan. These fees are designed to offset direct loan origination costs and the net amount, if material, is deferred and amortized, as required by accounting standards.

MINDEN BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2010 (UNAUDITED) AND DECEMBER 31, 2009 AND 2008

3.	Loans and Allowance for Loan Losses (Continued)

          Impaired loans are considered immaterial at June 30, 2010 and December 31, 2009 and 2008 and no valuation allowance has been incurred on those loans. Total non-accrual loans (in thousands) at June 30, 2010 (unaudited) and December 31, 2009 were $733 and $925, respectively. Interest income (in thousands) of approximately $26 and $55 would have been recognized for the period ended June 30, 2010 (unaudited) and December 31, 2009, respectively, had the loans not been on non-accrual.

          The Company’s lending activity is concentrated within Webster Parish, Louisiana. The majority of loans extended in this lending area are for one-to-four-family dwelling units; however, the Company is expanding its lending activities to commercial real estate, commercial business and consumer loans. See above for detail. The Company requires collateral sufficient in value to cover the principal amount of the loan. Such collateral is evidenced by mortgages on property held and readily accessible to the Bank.

4.	Accrued Interest Receivable

          Accrued interest receivable (in thousands) at June 30, 2010 (unaudited) and December 31, 2009 and 2008, consists of the following:

	2010	2009	2008
Loans	$603	$560	$548
Mortgage-backed securities	38	47	55
Investment securities and other	128	132	290
Total accrued interest receivable	$769	$739	$893

5.	Premises and Equipment

          Premises and equipment (in thousands) at June 30, 2010 (unaudited) and December 31, 2009 and 2008 are summarized as follows:

	2010	2009	2008
Land and buildings	$5,684	$5,664	$5,709
Furniture, fixtures and equipment	1,552	1,552	1,674
Total	7,236	7,216	7,383
Less-accumulated depreciation	(1,547)	(1,396)	(1,180)
Net premises and equipment	$5,689	$5,820	$6,203

MINDEN BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2010 (UNAUDITED) AND DECEMBER 31, 2009 AND 2008

6.	Other Assets

          Other assets (in thousands) at June 30, 2010 (unaudited) and December 31, 2009 and 2008 consisted of the following:

	2010	2009	2008
Cash value of life insurance	$553	$540	$495
Prepaid expenses	879	996	199
Deferred income taxes	422	616	622
Insurance agency expiration list, less amortization of $0-2009 and $66-2008	–	–	278
Other real estate-MSI	175	195	362
	$2,029	$2,347	$1,956

          The deferred tax asset noted above is primarily related to the timing difference in the impairment charge incurred on investments in 2009 and in 2008 is totally related to the deferred income taxes on the market valuation loss related to available for sale securities. (Refer to Note 8 for further details.)

7.	Deposits

          Deposits (in thousands) as of June 30, 2010 (unaudited) and December 31, 2009 and 2008 are summarized as follows:

	2010	2009	2008
Demand deposit accounts (including official checks of $1,447 in 2009 and $974 in 2008)	$86,440	$99,335	$87,930
Passbook savings	13,200	12,305	11,021
Certificates of deposit:
1.00% – 1.99%	60,678	36,884	958
2.00% – 2.99%	12,648	34,291	15,787
3.00% – 3.99%	1,786	4,564	50,249
4.00% – 4.99%	374	387	4,283
5.00% – 5.99%	–	–	1,124
Total certificates of deposit	75,486	76,126	72,401
Total deposits	$175,126	$187,766	$171,352

          Scheduled maturities of certificates of deposit (in thousands) at June 30, 2010 (unaudited) are as follows:

	2011	2012	2013	Total
1.00% – 1.99%	$55,029	$5,645	$4	$60,678
2.00% – 2.99%	10,062	2,252	334	12,648
3.00% – 3.99%	1,658	128	–	1,786
4.00% – 4.99%	374	–	–	374
	$67,123	$8,025	$338	$75,486

          Included in deposits (in thousands) at June 30, 2010 (unaudited) and December 31, 2009 and 2008 are $34,144, $33,928 and $32,023, respectively, are certificates of deposit (CD) in denominations of $100,000 or more. Deposit insurance coverage has been increased by regulation to cover deposits up to $250,000.

MINDEN BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2010 (UNAUDITED) AND DECEMBER 31, 2009 AND 2008

8.	Federal Income Taxes

          Federal income tax expense (in thousands, except %) applicable to net income for the periods ended June 30, 2010 and 2009 (unaudited) and December 31, 2009 and 2008 was as follows:

	June 30,		December 31,
	2010	2009	2009	2008
	(in thousands)
Federal income taxes:
Current	$576	$490	$926	$689
Deferred	–	(39)	(953)	6
Income tax expense	$576	$451	$(27)	$695

          The reconciliation of the effective income tax rate to the federal statutory rate is as follows for the six months ended June 30, 2010 and 2009 (unaudited) and the years ended December 31, 2009 and 2008:

	June 30,		December 31,
	2010	2009	2009	2008
Statutory federal income tax rate	34%	34%	34%	34%
Impairment charge	–	–	(58.5%)	–
Tax credits	(.5%)	(.4%)	(5%)	(.3%)
Various other items	.5%	(2.3%)	5%	.7%
Effective income tax rate	34.0%	31.3%	(24.5%)	34.4%

          Deferred tax assets and liabilities reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. Significant components of our deferred tax liability are as follows at June 30, 2010 (unaudited) and December 31, 2009 and 2008:

	2010	2009	2008
	(in thousands)
Deferred tax assets (liabilities):
Allowance for loan losses and credit losses	$15	$13	$13
Impairment charge	959	959	–
Deferred compensation/stock options/incentive plans	108	98	79
Basis difference in premises and equipment	(425)	(412)	(366)
Basis difference on investments	(235)	(42)	896
Net deferred tax liability	$422	$616	$622

          In computing federal taxes on income under provisions of the Internal Revenue Code in years past, earnings appropriated by savings associations to general reserves were deductible in arriving at taxable income if certain conditions were met. Retained earnings appropriated to federal insurance reserve at June 30, 2010 and December 31, 2009 and 2008, includes appropriations of net income (in thousands) of prior years of $1,296, for which no provision for federal income taxes has been made. If this portion of the reserve is used for any purpose other than to absorb losses, a tax liability will be imposed upon the Company at the then current federal income tax rate.

MINDEN BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2010 (UNAUDITED) AND DECEMBER 31, 2009 AND 2008

8.	Federal Income Taxes (Continued)

          The Company, as required under GAAP, reviewed its various tax positions taken or expected to be taken in its tax return and has determined it does not have unrecognized tax benefits. The Company does not expect that position to change significantly over the next twelve months. The Company will recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. As of June 30, 2010, the Company has not accrued interest or penalties related to uncertain tax positions.

          The Company files a U.S. federal income tax return. The Company’s federal income tax returns for the tax years 2007 and beyond remain subject to examination by the IRS. No significant state income taxes are applicable to the Company.

9.	Federal Home Loan Bank Advances

          Federal Home Loan Bank (FHLB) advances represent short-term, fixed-rate borrowings from the Federal Home Loan Bank of Dallas. The Bank has borrowed advances for periods from overnight to four and one-half months. Interest rates paid on the advances vary by term and are set by the Federal Home Loan Bank. There were no advances outstanding at June 30, 2010 and December 31, 2009 and 2008.

          The Bank has an available line of credit (in thousands) with the FHLB of $55,012 at December 31, 2009 with $55,012 available for use.

10.	Pension/ESOP Plan

          In 2001, the Bank adopted a 401(k) retirement plan and discontinued its “SEP” plan, covering all employees based upon a year of service. The Bank contributes up to a 6% match of the employees contribution based upon Board approval. Plan contributions (in thousands) for June 30, 2010 and 2009 (unaudited) and December 31, 2009 and 2008 were $31, $25, $68 and $40, respectively.

          The Company established an ESOP and loaned the ESOP $524 in July 2002 to purchase 52,371 shares of common stock, which amounted to 3.8% of the outstanding shares. The remaining balance (in thousands) due of $125 is payable (in thousands) over two and a half years at $66 per year including interest. The quarterly payments (in thousands) are $17 and annually aggregate $66. The Bank made contributions to ESOP to enable it to make the note payment (in thousands) of $33 during each of the six months ended June 30, 2010 and 2009 (unaudited) and $66 during each December 31 period, which is included in salaries and benefits on the income statement. As the note is paid, the shares will be released and allocated to the participants of the ESOP. As of June 30, 2010, 41,897 of those shares had been released. The market value of the unreleased ESOP shares (10,474) at June 30, 2010 was approximately $149,255.

11.	Retained Earnings and Regulatory Capital

          The Bank is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

MINDEN BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2010 (UNAUDITED) AND DECEMBER 31, 2009 AND 2008

11.	Retained Earnings and Regulatory Capital (Continued)

          Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below, in thousands) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of June 30, 2010, that the Bank met all capital adequacy requirements to which it is subject.

          As of June 30, 2010, the most recent notification from the Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table (amounts in thousands). The Bank’s actual capital amounts (in thousands) and ratios are also presented in the table. There are no conditions or events since that notification that management believes have changed the institution’s category.

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes:		Action Provisions:
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of June 30, 2010 (unaudited)
Total capital (to Risk Weighted Assets)	$22,786	20.06%	≥$9,087	≥8.0%	≥$11,358	≥10.0%
Core (Tier I) Capital (to Risk Weighted Assets)	$21,733	19.13%	N/A	N/A	≥$6,815	≥6.0%
Core (Tier I) Capital (to Total Assets)	$21,733	10.94%	≥$4,543	≥4.0%	≥$9,936	≥5.0%
Tangible Capital (to Total Assets)	$21,733	10.94%	≥$2,981	≥1.5%	N/A	N/A

As of December 31, 2009
Total capital (to Risk Weighted Assets)	$21,598	19.04%	≥$9,075	≥8.0%	≥$11,343	≥10.0%
Core (Tier I) Capital (to Risk Weighted Assets)	$20,595	18.16%	≥$4,538	≥4.0%	≥$6,806	≥6.0%
Core (Tier I) Capital (to Total Assets)	$20,595	9.78%	≥$3,404	≥3.0%	≥$5,672	≥5.0%
Tangible Capital (to Total Assets)	$20,595	9.78%	≥$1,702	≥1.5%	N/A	N/A

As of December 31, 2008
Total capital (to Risk Weighted Assets)	$19,344	19.50%	≥$7,935	≥8.0%	≥$9,919	≥10.0%
Core (Tier I) Capital (to Risk Weighted Assets)	$18,344	18.49%	≥$3,968	≥4.0%	≥$5,951	≥6.0%
Core (Tier I) Capital (to Total Assets)	$18,344	9.56%	≥$5,759	≥3.0%	≥$9,598	≥5.0%
Tangible Capital (to Total Assets)	$18,344	9.56%	≥$2,879	≥1.5%	N/A	N/A

MINDEN BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2010 (UNAUDITED) AND DECEMBER 31, 2009 AND 2008

11.	Retained Earnings and Regulatory Capital (Continued)

          At June 30, 2010 (unaudited), approximately (in thousands) $9,589 of the Bank’s retained earnings are available for dividend declaration without reducing the Bank’s regulatory, well capitalized capital below the above limits.

          The following is a reconciliation of the Bank’s equity under GAAP to regulatory capital at the dates indicated (dollars in thousands):

	June 30,	December 31,
	2010	2009	2008
	(unaudited)
GAAP equity	$22,447	$20,933	$18,984
Investment in noncludable subsidiary	(256)	(256)	(514)
Accumulated other comprehensive unrealized gains	(458)	(82)	(126)
Tier I capital	$21,733	$20,595	$18,344
Unrealized gains on available-for-sale securities	48	2	–
Allowance for loan losses	1,005	1,001	1,000
Total capital	$22,786	$21,598	$19,344

12.	Related Party Transactions

          In the ordinary course of business, MBL Bank makes loans to directors, executive officers, principal shareholders, and other entities in which these individuals have 10% or more beneficial ownership. Activity for the six months ended June 30, 2010 (unaudited) and years ended December 31, 2009 and 2008 consisted of the following:

	2010	2009	2008
	(in thousands)
Balance-beginning of period	$2,054	$2,149	$2,347
New loans	305	1,195	592
Principal repayments	(810)	(1,290)	(790)
Balance-end of period	$1,549	$2,054	$2,149

          Deposits (in thousands) from related parties held by MBL Bank at June 30, 2010 (unaudited) and December 31, 2009 and 2008 amounted to $4,335, $4,057 and $3,696, respectively.

13.	Commitments and Contingencies

          In the ordinary course of business, the Bank has outstanding commitments on which management does not anticipate losses. They include, among other things, commitments to extend credit and letters of credit undertaken in the normal course of business. As of June 30, 2010 and December 31, 2009 and 2008, the Bank had (in thousands) $9,937, $9,170 and $12,094, respectively of loan commitments and lines and letters of credit outstanding, including loans in process.

MINDEN BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2010 (UNAUDITED) AND DECEMBER 31, 2009 AND 2008

13.	Commitments and Contingencies (Continued)

          Fixed-rate loan commitments (in thousands) included above amounted to $837 at a weighted average interest rate of 6.81% at June 30, 2010 (unaudited), $706 at a weighted average interest rate of 6.38% at December 31, 2009 and $565 at a weighted average interest rate of 6.60% at December 31, 2008.

          When entered into, these commitments represent off-balance sheet risk to the Bank, with the contractual notional amount representing the Bank’s exposure to credit loss in the event of nonperformance by the other party to the instruments. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. They generally have fixed expiration dates and require payment of a fee. Since many commitments are expected to expire without being drawn upon, the total commitments do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis, and obtains an amount of collateral it deems sufficient.

14.	Fair Value of Financial Instruments

          The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. FASB ASC #825 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

          The following methods and assumptions were used by the Bank in estimating fair value disclosures for financial instruments:

          Cash and cash equivalents: The carrying amounts of cash and short-term instruments approximate fair values.

          Interest-bearing deposits in banks: The carrying amounts of interest-bearing deposits approximate their fair values.

          Securities: Fair values for securities, excluding Federal Home Loan Bank stock and First National Bankers Bank (“FNBB”) stock, are based on quoted market prices. The carrying value of Federal Home Loan Bank stock approximates fair value based on the redemption provisions of the Federal Home Loan Bank.

          Loans receivable: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. Fair values for certain mortgage loans (e.g., one-to-four family residential), and other consumer loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. Fair values for other loans (e.g., commercial real estate and investment property mortgage loans, commercial and industrial loans) are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for nonperforming loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

MINDEN BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2010 (UNAUDITED) AND DECEMBER 31, 2009 AND 2008

14.	Fair Value of Financial Instruments (Continued)

          Deposit liabilities: The fair values disclosed for demand deposits (e.g., interest and noninterest checking, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts of variable-rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

          Short-term borrowings: The carrying amounts of Federal Home Loan Bank advances maturing within ninety days approximate their fair values.

          Accrued interest: The carrying amounts of accrued interest approximate fair value.

          Off-balance-sheet instruments: Fair values for off-balance-sheet, credit-related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing. Fair values for off-balance sheet commitments to extend credit approximate their carrying value.

          The estimated fair values (in thousands), and related carrying or notional amounts, of the Company’s financial instruments at June 30, 2010 (unaudited) and December 31, 2009 and 2008 are as follows:

			December 31,
	June 30, 2010		2009		2008
	Carrying	Fair	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value	Amount	Value
Financial assets:
Cash and cash equivalents	$16,711	$16,711	$33,514	$33,514	$22,603	$22,603
Securities available for sale	47,752	47,752	50,630	50,630	48,887	48,887
Securities held to maturity	153	155	166	168	595	595
FNBB & FHLB stock	449	449	448	448	448	448
Loans, net	125,603	131,078	117,064	118,656	111,313	112,427
Accrued interest receivable	769	769	739	739	893	893

Financial liabilities:
Deposits	175,126	175,915	187,766	187,766	171,353	171,353
Accrued interest payable	315	315	364	364	599	599

Off-balance sheet credit related to financial instruments:
Commitments to extend credit	9,937	9,937	9,170	9,170	12,095	12,095

           Off-balance sheet derivative financial instruments: None

          The Company adopted FASB Accounting Standards Topic 820, “Fair Value Measurements” (Topic 820), as of January 1, 2008. Topic 820 requires disclosures that stratify balance sheet amounts measured at fair value based on the inputs used to derive fair value measurements. These strata included:

●
Level 1 valuations, where the valuation is based on quoted market prices for identical assets or liabilities traded in active markets (which include exchanges and over-the-counter markets with sufficient volume),

●
Level 2 valuations, where the valuation is based on quoted market prices for similar instruments traded in active markets, quoted prices for identical or similar instruments in markets that are not active and model-based valuation techniques for which all significant assumptions are observable in the market, and

MINDEN BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2010 (UNAUDITED) AND DECEMBER 31, 2009 AND 2008

14.	Fair Value of Financial Instruments (Continued)

●
Level 3 valuations, where the valuation is generated from model-based techniques that use significant assumptions not observable in the market, but observable based on the Company’s-specific data. These unobservable assumptions reflect the Company’s own estimates for assumptions that market participants would use in pricing the asset or liability. Valuation techniques typically include option pricing models, discounted cash flow models and similar techniques, but may also include the use of market prices of assets or liabilities that are not directly comparable to the subject asset or liability.

          Fair values of assets and liabilities (in thousands) measured on a recurring basis at June 30, 2010 (unaudited), December 31, 2009 and 2008 are as follows:

				Fair
	Level 1	Level 2	Level 3	Value
June 30, 2010:
Securities available for sale	$–	$47,752	$–	$47,752

December 31, 2009:
Securities available for sale	–	50,630	–	50,630

December 31, 2008:
Securities available for sale	–	48,887	–	48,887

15.	Segment Reporting

          The Company, due to its size (both assets and employees), has only one reportable segment. The Company reports its lending activities (mortgages, consumer and commercial) as one segment. It does not operate as multiple segments nor does it manage or report as other than one segment.

          The Company does not have a single external customer from which it derives 10% or more of its revenue. Refer to Note 3 for the one geographical area it operates in.

16.	Stock Based Benefit Plans

          The Company established the 2003 Recognition and Retention Plan and Trust Agreement (“RRP”), which is a stock-based incentive plan. The RRP was approved by the shareholders at the Company’s annual meeting held May 15, 2003.

          The Company authorized 26,186 shares of the Company’s common stock to be awarded under the RRP. The Company had purchased 26,186 shares in the open market to fund the RRP as of December 31, 2004. Shares subject to awards under the RRP shares vest at 20% per year under the plan. As of December 31, 2009 and 2008, awards covering 25,100 and 18,854 shares, respectively, had been made. The Company issued awards in 2009 for 5,424 shares and in 2008 for 1,122 shares. During 2010, 2009 and 2008, 1,308 shares, 224 shares and 3,668 shares, respectively, vested and were issued. As a result, expense for this plan is being amortized over a 60-month period and is based upon the market value of the Company’s stock as of the grant date of the awards which was $15.375 with respect to the outstanding awards through 2007. The price for the 2008 awards was $20.85 and the 2009 awards were $11.00. Compensation (in thousands) under the RRP for the periods ended June 30, 2010 and 2009 (unaudited) and December 31, 2009 and 2008 was $10, $10, $21 and $49, respectively, and is included in salaries and benefits.

MINDEN BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2010 (UNAUDITED) AND DECEMBER 31, 2009 AND 2008

16.	Stock Based Benefit Plans (Continued)

          The Company established the 2003 Stock Option Plan (the “Option Plan”) under which 65,464 shares of Company stock are reserved for the grant of stock options to directors, officers and employees. The Option Plan provides for vesting to participants at 20% per year. The options expire in ten years. The exercise price of the options is equal to the fair market value of the common stock on the grant date which was $15.375 with respect to the options prior to 2007; the price for the 2008 options was $20.85 and the 2009 option price was $11.00. The Company issued 11,974 options in 2009 and 2,805 options in 2008 that vest over a five year period. As of June 30, 2010, options covering 63,059 shares were outstanding. Options totaling 51,797 shares were exercisable as of June 30, 2010.

          The Company’s Compensation Committee of the Board of Directors oversees the RRP and the Option Plan.

          The fair value of each outstanding option is estimated on the date of the grant using the Black-Scholes option-pricing with the following weighted average assumptions; 1% dividend yield, 10 years expected life, 30.07% expected volatility and 3.53% risk free interest rate. The majority of the options (49,885 shares) were granted in March 2004 and have fully vested. The value of the 2008 option (2,805 shares) was considered immaterial and the 2009 option covering 11,974 shares had an approximate value of $50,000 under the Black-Scholes formula.

          The expected volatility is based on historical volatility. The risk-free interest rates for periods within the contractual life of the awards are based on the U.S. Treasury yield curve in effect at the time of the grant. The expected life is based on historical exercise experience. The dividend yield assumption is based upon the Company’s history and expectation of dividend payouts.

          A summary of the status of the Company’s stock options is presented below:

	Total Options
	Number	Average	Average
	of	Exercise	Intrinsic
	Shares	Price	Value
Outstanding-December 31, 2007	48,280	$15.375
Granted	2,805	$20.85
Outstanding-December 31, 2008	51,085	$15.68
Granted	11,974	$11.00
Outstanding-June 30, 2010 (unaudited) and December 31, 2009	63,059	$14.79	$220,707
Options exercisable at period end	51,797		$181,290

          Information pertaining to options outstanding at June 30, 2010 is as follows:

	Options Outstanding
		Weighted
		Average	Weighted
		Remaining	Average
Range of	Number	Contractual	Exercise
Exercise Prices	Outstanding	Life	Price
$15.375	48,280	3 years	$15.375
$10.01 - $15.00	11,974	8 years	$11.00
$20.01 and above	2,805	7 years	$20.85
Outstanding at end of period	63,059	4.2 years	$14.79

MINDEN BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2010 (UNAUDITED) AND DECEMBER 31, 2009 AND 2008

16.	Stock Based Benefit Plans (Continued)

          As of June 30, 2010 (unaudited), there were 51,797 shares exercisable at a weighted average price of $14.79. The exercise prices of those options were between $11.00 and $20.85.

		Weighted Average
	Number of	Grant Date Fair
	Shares	Value
Nonvested options, December 31, 2009	14,218	$12.87
Vested	(2,956)	$12.87
Nonvested options, June 30, 2010	11,262	$12.87

17.	Supplemental Retirement Benefit Agreement

          The Bank has entered into supplemental retirement benefit agreements with three key executives. The Agreements provide for monthly aggregate retirement benefits in the amount of $5,000 per month for ten to fifteen years from the date they retire for the executive group as a whole. As of June 30, 2010 (unaudited) and December 31, 2009 and 2008, a liability (in thousands) of $318, $289 and $231, respectively, was accrued for the Agreements.

18.	Earnings Per Share (EPS)

          EPS is calculated based on average weighted common shares outstanding less ESOP shares not released and less treasury stock. The number of shares used in the EPS computation at June 30, 2010 and 2009 (unaudited) was 1,340,715 and 1,337,295 and at December 31, 2009 and 2008 was 1,344,199 and 1,341,188, respectively. The difference with the total shares issued is due to treasury stock and recognition plan shares.

19.	Insurance Agency

          The Company sold the stock of WWI Agency in July 2009 and the insurance agency expiration list in July 2009. The Company received (in thousands) $452 for the corporate stock of WWI and the insurance agency expiration list. The Company recorded a gain (in thousands) of $70 on the sale.

20.	Subsequent Events

          In accordance with FASB Accounting Standards Codification Topic 740, Subsequent Events, we evaluated events and transactions that occurred after the 2009 balance sheet date but before the financial statements were made available for potential recognition or disclosure in the financial statements. We evaluated such events through February 20, 2010 and noted no subsequent events. See Note 21 for events that occured after the audit opinion date for the December 31, 2009 and 2008 financial statements.

MINDEN BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2010 (UNAUDITED) AND DECEMBER 31, 2009 AND 2008

21.	Plan of Conversion (unaudited)

          On September 14, 2010, the Company announced that the Company, the Bank and Minden Mutual Holding Company had adopted a Plan of Conversion and Reorganization (the “Plan of Conversion”), which will result in the Company’s and the Bank’s reorganization from the two-tier mutual holding company structure to the stock holding company structure. Pursuant to the Plan of Conversion, (i) Minden Mutual Holding Company will convert to stock form and then merge with and into the Company, with the Company being the surviving entity, (ii) the Company will merge with and into a newly formed Louisiana corporation, Minden Bancorp, Inc. (the “New Holding Company”) with the New Holding Company being the survivor thereof, (iii) the shares of common stock of the Company held by persons other than Minden Mutual Holding Company will be converted into shares of common stock of the New Holding Company pursuant to an exchange ratio designed to preserve the percentage ownership interests of such persons, (iv) shares of common stock of the Company held by Minden Mutual Holding Company will be canceled, (v) shares of the common stock of the Bank held by the Company shall be owned by the New Holding Company with the result that the Bank shall become the wholly owned subsidiary of the New Holding Company, and (vi) the New Holding Company will offer and sell shares of its common stock to depositors of the Bank and others in the manner and subject to the priorities set forth in the Plan of Conversion.

          In connection with the conversion, shares of the Company’s common stock currently owned by Minden Mutual Holding Company will be canceled and new shares of common stock, representing the approximate 58.6% ownership interest of Minden Mutual Holding Company, will be offered for sale by the New Holding Company. Concurrent with the completion of the offering, the Company’s existing public stockholders will receive a specified number of shares of the New Holding Company’s common stock for each share of the Company’s common stock they own at the date, based on an exchange ratio to ensure that they will own approximately the same percentage of the New Holding Company’s common stock as they owned of the Company’s common stock immediately prior to the conversion. All shares of treasury stock will be cancelled in connection with the consummation of the conversion.

          At the time of the conversion, liquidation accounts will be established for the benefit of certain depositors of the Bank by the New Holding Company and the Bank in an amount equal to the percentage ownership in the Company owned by Minden Mutual Holding Company multiplied by the Company’s stockholders’ equity as reflected in the latest statement of financial condition used in the final offering prospectus for the conversion plus the value of the net assets of Minden Mutual Holding Company as reflected in the latest statement of financial condition of Minden Mutual Holding Company prior to the effective date of the conversion. Neither the New Holding Company nor the Bank may declare or pay a cash dividend if the effect thereof would cause its equity to be reduced below either the amount required for the liquidation account or the regulatory capital requirements imposed by the Office of Thrift Supervision.

          The transactions contemplated by the Plan of Conversion are subject to approval by the Company’s stockholders, depositors of the Bank, the Office of Thrift Supervision and the Louisiana Office of Financial Institutions. If the conversion is completed, conversion costs will be netted against the offering proceeds. If the conversion is terminated, such costs will be expensed. As of August 31, 2010, the Company had incurred approximately $43,550 of conversion costs.

MINDEN BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2010 (UNAUDITED) AND DECEMBER 31, 2009 AND 2008

22.	Condensed Financial Statements of Parent Company (unaudited)

          Financial information pertaining to Minden Bancorp, Inc. is as follows (in thousands, except shares).

	June 30	December 31
BALANCE SHEETS	2010	2009	2008
ASSETS
Cash	$864	$963	$768
Investment in subsidiaries	22,447	20,933	19,100
Other assets	–	6	278
Total assets	$23,311	$21,902	$20,146

LIABILITIES AND STOCKHOLDERS’ EQUITY
Other liabilities	–	–	43
Stockholders’ equity-net	23,311	21,902	20,103
Total liabilities and stockholders’ equity	$23,311	$21,902	$20,146

	Six Months Ended		Year Ended
	June 30,		December 31,
	2010	2009	2009	2008
INCOME STATEMENTS
Income	$4	$75	$79	$12
Expenses	20	18	42	30
	(16)	57	37	(18)
Equity in earnings of subsidiary	1,128	952	107	1,329
Income before income taxes	1,122	1,009	144	1,311
Income tax expense (benefit)	(5)	19	7	(14)
Net income	$1,117	$990	$137	$1,325

	Six Months Ended		Year Ended
	June 30,		December 31,
CASH FLOW STATEMENT	2010	2009	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,117	$990	$137	$1,325
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in (income) of subsidiaries	(1,128)	(952)	(107)	(1,329)
Gain on sale of WWI	–	(70)	(70)	–
Other	6	(9)	(38)	(10)
Net cash provided (used) by operating activities	(5)	(41)	(78)	(14)
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of WWI	–	452	452	–
CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(124)	(122)	(243)	(227)
(Purchase) sale of treasury stock	–	7	7	(124)
Other	30	–	57	54
Net cash provided (used) by financing activities	(94)	(115)	(179)	(297)
Net increase (decrease) in cash and cash equivalents	(99)	296	195	(311)
Cash and cash equivalents at beginning of period	963	768	768	1,079
Cash and cash equivalents at end of period	$864	$1,064	$963	$768

You should rely only on the information contained in this prospectus or that to which we have referred you. We have not authorized anyone to provide you with information that is different. This document does not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation would be unlawful. Neither delivery of this prospectus nor any sale hereunder shall imply that there has been no change in our affairs since any of the date as of which information is furnished herewith since the date hereof.

MINDEN BANCORP, INC.

(Proposed Holding Company for MBL Bank)

Up to 1,495,000 Shares of Common Stock
(Anticipated Maximum, Subject to Increase)

COMMON STOCK

PROSPECTUS

SANDLER O’NEILL + PARTNERS, L.P.

November 9, 2010

Until February 17, 2011, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.